As filed with the U.S. Securities and Exchange Commission on July 24, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID SOUTH TRANSCO LLC

(Exact name of registrant as specified in its charter)

Delaware	4911	46-2739674
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Theodore H. Bunting, Jr.

President

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marcus V. Brown, Esq. Senior Vice President and General Counsel Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113 (504) 576-4000	Pankaj K. Sinha, Esq. Michael P. Rogan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC 20005 (202) 371-7000	Daniel J. Oginsky, Esq. Senior Vice President and General Counsel ITC Holdings Corp. 27175 Energy Way Novi, Michigan 48377 (248) 946-3000	Andrew Smith, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as possible following the effective date of the registration statement and satisfaction or waiver of all other conditions to the consummation of the Exchange Offer.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Limited liability company membership common units	55,000,000	N/A	$5,196,675,000	$708,827

(1)	Represents the maximum number of limited liability company membership common units of Mid South TransCo LLC estimated to be issuable upon completion of the transactions contemplated by the Merger Agreement among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), dated as of December 4, 2011, as amended (the “merger agreement”), as described in this registration statement.
(2)	Calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of common stock of ITC Holdings Corp., into which the limited liability company membership common units of Mid South TransCo LLC will be converted, as reported on the New York Stock Exchange on July 19, 2013. The filing fee applicable to the offering of limited liability company membership common units of Mid South TransCo LLC in the transactions contemplated by the merger agreement was paid in connection with ITC Holding Corp.’s registration statement on Form S-4, which was filed on September 25, 2012 (Registration No. 333-184073). Because the limited liability company membership common units of Mid South TransCo LLC that will be exchanged with or distributed to eligible shareholders of Entergy Corporation in an exchange offer and subsequent spin-off distribution immediately will be converted into shares of common stock of ITC Holdings Corp. pursuant to the merger agreement, Mid South TransCo LLC has only remitted a separate filing fee of $240,955 (the difference between the amount of the filing fee above and the filing fee paid by ITC Holdings Corp. in connection with ITC Holding Corp.’s registration statement on Form S-4 pursuant to Rule 457(b)).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Mid South TransCo LLC (“TransCo”), which is a subsidiary of Entergy Corporation (“Entergy”), is filing this registration statement on Form S-4 and Form S-1 to register its limited liability company membership common units (“TransCo common units”) which will be distributed to Entergy shareholders pursuant to a combination of a split-off and spin-off in connection with the merger of ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (“Merger Sub”), which is a wholly-owned subsidiary of ITC Holdings Corp. (“ITC”), with and into TransCo, whereby the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving company and a wholly-owned subsidiary of ITC. Prior to the merger, Entergy will transfer specified assets and liabilities related to Entergy’s Transmission Business (as defined below) to TransCo or one of its subsidiaries. In exchange therefor, Entergy will receive the number of TransCo common units determined pursuant to the merger agreement and the TransCo debt securities (as described below under “The Financings”). TransCo is a newly formed, direct wholly-owned subsidiary of Entergy that was organized specifically for the purpose of effecting the separation (as defined below). TransCo has engaged in no business activities to date, and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the transactions described in this registration statement. The TransCo common units will be immediately converted into shares of ITC common stock in the merger. ITC has filed a registration statement on Form S-4 (Registration No. 333-184073) to register the shares of its common stock, without par value, which will be issued in the merger.

In the split-off, Entergy will offer its shareholders the option to exchange their shares of Entergy common stock for up to [—] TransCo common units in an exchange offer, which TransCo common units will immediately be converted into shares of ITC common stock in the merger, resulting in a reduction in Entergy’s outstanding shares of common stock. In the spin-off, immediately following the consummation of the exchange offer, the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as described below under “The Transactions—Exchange Trust”) will be distributed on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer, which TransCo common units will also be converted into shares of ITC common stock in the merger. Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are accepted in the exchange offer will waive his or her rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed to Entergy shareholders in the spin-off.

The information in this document may change. The exchange offer and issuance of securities being registered pursuant to the registration statement of which this document forms a part may not be completed until the registration statement is effective. This document is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2013

PRELIMINARY PROSPECTUS—OFFER TO EXCHANGE

ENTERGY CORPORATION

Offer to Exchange [—] Common Units of

MID SOUTH TRANSCO LLC

which are owned by Entergy Corporation

and will be converted into Shares of Common Stock of

ITC HOLDINGS CORP.

for

Shares of Common Stock of Entergy Corporation

Entergy Corporation (“Entergy”) is offering to exchange [—] limited liability company membership common units (“TransCo common units”) of Mid South TransCo LLC (“TransCo”) which are owned by Entergy for shares of common stock of Entergy (“Entergy common stock”) that are validly tendered and not properly withdrawn. The number of shares of Entergy common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of TransCo common units offered and the number of shares of Entergy common stock tendered. The terms and conditions of this exchange offer are described in this document, which you should read carefully. None of Entergy, TransCo, any of their respective directors or officers or any of their respective representatives makes any recommendation as to whether you should participate in this exchange offer. You must make your own decision after reading this document and consulting with your advisors.

Immediately following consummation of this exchange offer, which is expected to occur no later than four trading days after the expiration date of this exchange offer, the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as described below under “The Transactions—Exchange Trust”) will be distributed in the spin-off on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. If all of the [—] TransCo common units are exchanged in the exchange offer and [—] TransCo common units are contributed to the exchange trust, Entergy expects to distribute approximately [—] TransCo common units in the spin-off.

Immediately following consummation of the exchange offer and the spin-off, a wholly-owned subsidiary of ITC Holdings Corp. (“ITC”) named ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), a Delaware limited liability company (“Merger Sub”), will be merged with and into TransCo, whereby the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving company and a wholly-owned subsidiary of ITC (the “merger”). In the merger, each TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of common stock of ITC (“ITC common stock”). Pursuant to the merger agreement, the aggregate number of shares of ITC common stock to be issued in the merger by ITC will result in Entergy shareholders (and, if applicable, the exchange trust) collectively owning approximately 50.1% of ITC common stock on a “fully diluted basis,” and ITC shareholders collectively owning approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The number of shares to be issued to Entergy shareholders is based on the exchange ratio set forth in the merger agreement multiplied by the number of shares of ITC common stock on a “fully-diluted basis.” In addition, ITC will issue approximately $740 million of debt in support of the recapitalization it is expected to undertake prior to the merger and as a result of the transactions, ITC will own TransCo, which will have incurred approximately $1.775 billion of debt in connection with the transactions. TransCo common units will not be transferred to participants in this exchange offer; such participants will instead receive shares of ITC common stock in the merger. No trading market currently exists or will ever exist for TransCo common units. You will not be able to trade the TransCo common units before they are converted to shares of ITC common stock in the merger. In addition, there can be no assurance that shares of ITC common stock, when issued in the merger, will trade at the same prices as shares of ITC common stock are traded prior to the merger.

The value of Entergy common stock and TransCo common units will be determined by Entergy by reference to the simple arithmetic average of the daily volume–weighted average prices (“VWAP”) on each of the valuation dates (as defined below), of Entergy common stock and ITC common stock on the New York Stock Exchange (“NYSE”) on the three consecutive trading days ending on and including the third trading day preceding the expiration date of the exchange offer period (not including the expiration date), as it may be voluntarily extended (“valuation dates”). Based on an expiration date of [—], 2013, the valuation dates are expected to be [—], 2013, [—], 2013, and [—], 2013. See “This Exchange Offer—Terms of this Exchange Offer.”

This exchange offer is designed to permit you to exchange your shares of Entergy common stock for TransCo common units at a [—]% discount to the per-share value of ITC common stock, calculated as set forth in this document. For each $1.00 of Entergy common stock accepted in this exchange offer, you will receive approximately $[—] of TransCo common units, subject to an upper limit of [—] TransCo common units per share of Entergy common stock. This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” IF THE UPPER LIMIT IS IN EFFECT, AND UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU MAY RECEIVE LESS THAN $[—] OF TRANSCO COMMON UNITS FOR EACH $1.00 OF ENTERGY COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [—], 2013 (the last trading day before the date of this document), based on the daily VWAPs of Entergy common stock and ITC common stock on [—], 2013, [—], 2013, and [—], 2013, would have provided for [—] TransCo common units to be exchanged for every share of Entergy common stock accepted. The value of TransCo common units received and, following the merger, the value of ITC common stock received may not remain above the value of Entergy common stock tendered following the expiration of this exchange offer.

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON [—], 2013, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES OF ENTERGY COMMON STOCK TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

In reviewing this document, you should carefully consider the risk factors beginning on page 71 of this document.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus—Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus—Offer to Exchange is [—], 2013.

The final exchange ratio used to determine the number of TransCo common units that you will receive for each share of Entergy common stock conditionally accepted in this exchange offer subject to the satisfaction of the merger condition (as described herein) will be announced by press release no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date. At such time, the final exchange ratio will be available at http://[—] and from the information agent at the toll—free number provided on the back cover of this document. Entergy will announce whether the upper limit on the number of shares that can be received for each share of Entergy common stock tendered will be in effect at the expiration of the exchange offer period, through http://[—] and by press release, no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date. Throughout this exchange offer, indicative exchange ratios (calculated in the manner described in this document) will also be available on that website and from the information agent at the toll—free number provided on the back cover of this document.

This document provides information regarding Entergy, TransCo, ITC, the exchange offer and the merger in which shares of Entergy common stock may be exchanged for TransCo common units which will then be converted into shares of ITC common stock and distributed to participating Entergy shareholders as described herein. Entergy stock is listed on the NYSE and the CHX under the symbol “ETR.” ITC common stock is listed on the NYSE under the symbol “ITC.” On [—], 2013, the last reported sale price of Entergy common stock on the NYSE was $[—], and the last reported sale price of ITC common stock on the NYSE was $[—]. The market prices of Entergy common stock and of ITC common stock will fluctuate prior to the completion of this exchange offer and thereafter and may be higher or lower at the expiration date than the prices set forth above. No trading market currently exists for TransCo common units, and no such market will exist in the future. TransCo has not applied for listing of TransCo common units on any exchange.

This document also provides information regarding the spin-off, in which all of the remaining TransCo common units owned by Entergy (including any TransCo common units that are not exchanged in this exchange offer, but excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as described below under “The Transactions—Exchange Trust”) will be distributed to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after the consummation of the exchange offer pursuant to a pro rata distribution (a “spin-off”) that would also be consummated on the closing date of the merger. Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in the exchange offer subject to the satisfaction of the merger condition will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed to Entergy shareholders in the spin-off. In the event that any shares of Entergy common stock are not tendered and accepted by Entergy in the exchange offer for any reason, including in the event that the exchange offer is oversubscribed and is subject to proration, any such shares of Entergy common stock (other than shares of Entergy restricted common stock) will be entitled to receive the distribution of TransCo common units in the spin-off. This document covers all TransCo common units offered by Entergy in this exchange offer and all TransCo common units that will be distributed by Entergy in the spin-off to holders of Entergy common stock (other than Entergy restricted common stock). If this exchange offer is terminated by Entergy on or prior to the expiration date (as may be voluntarily extended) of this exchange offer without the exchange of shares (but the conditions for consummation of the transactions have otherwise been satisfied), all TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) will be distributed in the spin-off to holders of Entergy common stock (other than Entergy restricted common stock). See “This Exchange Offer—Distribution of TransCo Common Units Remaining After This Exchange Offer.”

Immediately following the consummation of the exchange offer and the spin-off, in the merger, Merger Sub will be merged with and into TransCo, whereby the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving company and a wholly-owned subsidiary of ITC. Each TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of ITC common stock. Immediately after the merger, at least 50.1% of the shares of ITC common stock will be held by pre-merger holders of TransCo common units and no more than 49.9% of the shares of ITC common stock will be held by pre-merger ITC shareholders.

Entergy’s obligation to exchange TransCo common units for ITC common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the “minimum amount condition” and the satisfaction of conditions to the merger. These conditions to the merger are referred to in this prospectus as the merger condition. The merger condition will survive past the expiration of this exchange offer and any acceptance of your shares of Entergy common stock in this exchange offer and, accordingly, the actual consummation of this exchange offer will remain conditioned upon the merger condition. Subject to the satisfaction or waiver of the merger condition, the spin-off and merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer.

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ii

This document incorporates by reference important business and financial information about Entergy and ITC from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.” You also may ask any questions about this exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus, without charge, upon written or oral request to Entergy’s information agent, Morrow & Co., LLC, located at 470 West Avenue, Stamford, Connecticut 06902, or at telephone number 1-800-662-5200 (for banks and brokers) and 1-800-607-0088 (for all other callers). In order to receive timely delivery of the documents, you must make your requests no later than five business days before the expiration of the exchange offer.

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HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description

APSC	Arkansas Public Service Commission

CHX	The Chicago Stock Exchange

City Council	City Council for the City of New Orleans

Code	The Internal Revenue Code of 1986, as amended

The debt exchange	The planned exchange by Entergy of the TransCo debt securities previously issued to Entergy in full or partial satisfaction of the Entergy exchangeable debt. In the debt exchange (should the debt exchange occur), the unrelated creditor or creditors that hold the Entergy exchangeable debt will receive the TransCo debt securities and Entergy will receive the Entergy exchangeable debt.

DGCL	General Corporation Law of the State of Delaware

The distribution	The distribution by Entergy, pursuant to the merger agreement, of 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders in a combination of an exchange offer followed by a spin-off.

E-RSC	Entergy Regional State Committee

Entergy	Entergy Corporation

Entergy Arkansas	Entergy Arkansas, Inc.

Entergy common stock	The common stock, par value $0.01 per share, of Entergy

The Entergy exchangeable debt	New debt issued by Entergy to one or more unrelated creditors or existing Entergy debt held by one or more unrelated creditors that is expected to be tendered in the debt exchange.

Entergy Gulf States Louisiana	Entergy Gulf States Louisiana, L.L.C.

Entergy Louisiana	Entergy Louisiana, LLC

Entergy Mississippi	Entergy Mississippi, Inc.

Entergy New Orleans	Entergy New Orleans, Inc.

Entergy Texas	Entergy Texas, Inc.

Entergy’s Transmission Business (or Transmission Business of Entergy Corporation and Subsidiaries)	The transmission business currently held indirectly by Entergy. Entergy’s Transmission Business consists of the Entergy transmission system, which is comprised of approximately 15,400 circuit miles of transmission lines operated at 69kV to 500kV and approximately 1,400 substations, as well as the employees and assets used to plan, operate and maintain that system. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas covering 114,000 square miles. Under the terms of the separation agreement, specified assets and liabilities used in Entergy’s transmission business as described in this prospectus would transfer to ITC in connection with the separation, distribution and merger.

Abbreviation/Term	Description

ESI	Entergy Services, Inc., which is a service company that provides services to the Utility Operating Companies and which also owns certain assets related to the operation of Entergy’s Transmission Business

Exchange Act	The Securities Exchange Act of 1934, as amended

The exchange offer	An exchange offer whereby Entergy is offering to its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units, which TransCo common units will be immediately exchanged for ITC common stock in the merger.

The exchange trust	An irrevocable trust to be formed in the event that Entergy makes the exchange trust election under Delaware law into which Entergy will transfer the retained TransCo common units

The exchange trust election	Entergy’s exercisable right to, at least thirty (30) business days prior to the closing of the merger, retain up to the number of TransCo common units that would convert in the merger into up to 4.9999% of the total number of shares of ITC common stock outstanding on a fully diluted basis immediately following the consummation of the merger that otherwise would have been distributed in the distribution.

FERC	Federal Energy Regulatory Commission

FPA	Federal Power Act, as amended

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

ICT	Independent coordinator of transmission

IRS	Internal Revenue Service

IRS rulings	Private letter rulings from the IRS with respect to the anticipated non-taxable nature of the transactions

ITC	ITC Holdings Corp.

ITC common stock	The common stock, without par value, of ITC

ISO	Independent system operator that coordinates, controls and monitors the operation of large parts of the transmission system, usually within a single state, but sometimes across multiple states

kV or Kilovolt(s)	A common measure of electric potential, which equals one thousand volts

LPSC	Louisiana Public Service Commission

MBCA	The Business Corporation Act of the State of Michigan

The merger	The merger of Merger Sub with and into TransCo, with TransCo surviving the merger as a wholly owned subsidiary of ITC, as contemplated by the merger agreement

The merger agreement	The Merger Agreement, dated as of December 4, 2011, as amended by Amendment No. 1, dated September 21, 2012, and by Amendment No. 2, dated January 28, 2013, among Entergy, TransCo, ITC and Merger Sub (as the same may be amended from time to time)

Abbreviation/Term	Description

The merger condition	The conditions precedent to the consummation of the transactions (other than the exchange offer) pursuant to the merger agreement (except for those conditions precedent that will be fulfilled at the time of the consummation of the transactions)

Merger Sub	ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC), which is a wholly owned subsidiary of ITC

MISO	Midcontinent Independent System Operator, Inc. (formerly known as Midwest Independent Transmission System Operator, Inc.), a regional transmission organization

MPSC	Mississippi Public Service Commission

MoPSC	Missouri Public Service Commission

MW or Megawatt(s)	A common measure of electric power, which equals one thousand kilowatts

NYSE	The New York Stock Exchange

OATT	Open Access Transmission Tariff, which is a pricing schedule required by FERC to prevent undue discrimination or preference in the transmission of electricity in interstate commerce

PUCT	Public Utility Commission of Texas

RTOs	Regional transmission organizations that administer the transmission grid on a regional basis throughout North America

Securities Act	The Securities Act of 1933, as amended

The separation	The internal restructuring to separate and consolidate specified assets and liabilities used in Entergy’s Transmission Business under TransCo pursuant to the separation agreement

The separation agreement	The Separation Agreement, dated as of December 4, 2011, as amended by Amendment No. 1, dated September 24, 2012, by and among Entergy, ITC, TransCo, each of the Utility Operating Companies and ESI (as the same may be amended from time to time)

The spin-off	The distribution of the remaining TransCo common units owned by Entergy on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. The spin-off will occur immediately following the consummation of the exchange offer.

SPP	Southwest Power Pool

The transactions	The separation, the distribution, the merger, and related transactions

TransCo	Mid South TransCo LLC, which is currently a wholly-owned subsidiary of Entergy Corporation

TransCo common units	Limited liability company membership interests in TransCo

TransCo debt securities	Senior securities of TransCo issued to Entergy in partial consideration for the contribution of equity interests of the TransCo Subs to TransCo

Abbreviation/Term	Description

TransCo Subs	The following newly formed subsidiaries of Entergy’s Utility Operating Companies, the equity interests of which are to be transferred to TransCo pursuant to the separation: Transmission Company Arkansas, LLC; Transmission Company Louisiana I, LLC; Transmission Company Louisiana II, LLC; Transmission Company Mississippi, LLC; Transmission Company New Orleans, LLC and Transmission Company Texas, LLC.

TransCo Subs Financing	Bridge facility of the TransCo Subs, the proceeds of which will be distributed to Utility Operating Companies in connection with the contribution of each Utility Operating Company’s transmission business to its respective TransCo Sub

U.S. GAAP	United States generally accepted accounting principles

Utility Operating Company (or Utility Operating Companies)	The following six companies that, prior to consummation of the transactions described in this prospectus, own the Entergy transmission system assets that are located in their respective service areas: Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc.

valuation dates	The three consecutive trading days ending on and including the third trading day preceding the expiration date of the exchange offer period (not including the expiration date), as it may be voluntarily extended

VWAP	Volume-weighted average price

QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER AND THE TRANSACTIONS

Questions and Answers About This Exchange Offer

Q:    Who may participate in this Exchange Offer?

A:    Any U.S. holders of Entergy common stock (other than Entergy restricted common stock, as more fully described below) during the exchange offer period may participate in this exchange offer. Although Entergy has mailed this prospectus to its shareholders to the extent required by U.S. law, including shareholders located outside the United States, this prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Entergy common stock, shares of ITC common stock or TransCo common units in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Entergy, ITC or TransCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Entergy common stock, shares of ITC common stock or TransCo common units outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Entergy common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Entergy, ITC or TransCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Entergy common stock, TransCo common units or shares of ITC common stock that may apply in their home countries. None of Entergy, ITC or TransCo can provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

The terms of Entergy’s equity incentive plans generally prohibit the transfer of Entergy restricted common stock before the applicable forfeiture restrictions lapse. Therefore, as a practical matter, holders of Entergy restricted common stock are precluded from participating in the exchange offer with respect to his or her restricted common stock. See “The Transactions—Effects of the Distribution and the Merger on Entergy Equity Awards/Plans—Treatment of Entergy Restricted Common Stock.”

Q:    How many TransCo common units will I receive for each share of Entergy common stock that I tender?

A:    This exchange offer is designed to permit you to exchange your shares of Entergy common stock for TransCo common units at a [—]% discount to the per-share value of ITC common stock, calculated as set forth in this document. Stated another way, for each $1.00 of your Entergy common stock accepted in this exchange offer, you will receive approximately $[—] of TransCo common units. The value of the Entergy common stock will be based on the calculated per-share value for the Entergy common stock on the NYSE and the value of the TransCo common units will be based on the calculated per-share value for ITC common stock on the NYSE, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the valuation dates. Please note, however, that:

•

The number of shares you can receive is subject to an upper limit of an aggregate of [—] TransCo common units for each share of Entergy common stock accepted in this exchange offer. The next question and answer below describes how this limit may impact the value you receive.

•	This exchange offer does not provide for a minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.”

•	Because this exchange offer is subject to proration, Entergy may accept for exchange only a portion of the Entergy common stock tendered by you.

Q:    Is there a limit on the number of TransCo common units I can receive for each share of Entergy common stock that I tender?

A:    The number of units you can receive is subject to an upper limit of [—] TransCo common units for each share of Entergy common stock accepted in this exchange offer. If the upper limit is in effect, you may receive less than $[—] of TransCo common units for each $1.00 of Entergy common stock that you tender, and you could receive much less. For example, if the calculated per-share value of Entergy common stock was $[—] (the highest closing price for Entergy common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-unit value of TransCo common units was $[—] (the lowest closing price for ITC common stock on the NYSE during that three-month period), the value of TransCo common units, based on the ITC common stock price, received for shares of Entergy common stock accepted for exchange would be approximately $[—] for each $1.00 of Entergy common stock accepted for exchange.

The upper limit represents a [—]% discount for TransCo common units based on the average of the daily VWAPs of Entergy common stock and ITC common stock on the NYSE on [—], 2013, [—], 2013 and [—], 2013 (the last three trading days before the commencement of this exchange offer). Entergy set this upper limit to ensure that an unusual or unexpected drop in the trading price of ITC common stock, relative to the trading price of Entergy common stock, would not result in an unduly high number of TransCo common units being exchanged for each share of Entergy common stock accepted in this exchange offer.

Q:    How and when will I know if the upper limit is in effect?

A:    Entergy will announce whether the upper limit on the number of shares that can be received for each share of Entergy common stock tendered will be in effect at the expiration of the exchange offer period, through http://[—] and by press release, no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date.

Q:    How are the calculated per-share values of Entergy common stock and ITC common stock determined for purposes of calculating the number of TransCo common units to be received in this exchange offer?

A:    The calculated per-share value of Entergy common stock and ITC common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Entergy common stock and ITC common stock, as the case may be, on the NYSE on each of the valuation dates. Entergy will determine such calculations of the per-share values of Entergy common stock and ITC common stock and such determination will be final.

Q:    What is the “daily volume—weighted average price” or “daily VWAP?”

A:    The “daily volume—weighted average price” for Entergy common stock and ITC common stock will be the volume-weighted average price of Entergy common stock and ITC common stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE and in no event later than 4:10 p.m., New York City time), as reported to Entergy by Bloomberg L.P. for the equity ticker pages ETR, in the case of Entergy common stock, and ITC, in the case of ITC common stock. The daily VWAPs provided by Bloomberg L.P. may be different from other sources of volume—weighted average prices or investors’ or security holders’ own calculations of volume—weighted average prices.

Q:    Where can I find the daily VWAP of Entergy common stock and ITC common stock during the exchange offer period?

A:    Entergy will maintain a website at http://[—] that provides the daily VWAP of both Entergy common stock and ITC common stock, together with indicative exchange ratios, for each day during this exchange offer. During the period of the valuation dates, when the values of Entergy common stock and ITC common stock are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by Entergy, which will equal (i) on the first valuation date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and (iii) on the third valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and with the actual daily VWAP on the second valuation date. During this period, the indicative exchange ratios and calculated per-share values will be updated at 10:30 a.m., 1:30 p.m. and no later than 4:30 p.m., New York City time.

Q:    Why is the calculated per-share value for TransCo common units based on the trading prices for ITC common stock?

A:    There is currently no trading market for TransCo common units and no such trading market will be established in the future. Entergy believes, however, that the trading prices for ITC common stock are an appropriate proxy for the trading prices of TransCo common units because (i) in the merger each TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of ITC common stock and (ii) at the valuation dates, it is expected that all the major conditions to the consummation of the merger will have been satisfied and the merger will be expected to be consummated shortly, such that investors should be expected to be valuing ITC common stock based on the expected value of such ITC common stock after the merger. There can be no assurance, however, that ITC common stock after the merger will trade on the same basis as ITC common stock trades prior to the merger. See “Risk Factors—Risks Related to the Exchange Offer—The trading prices of ITC common stock may not be an appropriate proxy for the prices of TransCo common units.”

Q:    How and when will I know the final exchange ratio?

A:    The final exchange ratio showing the number of TransCo common units that you will receive for each share of Entergy common stock accepted in this exchange offer will be available at http://[—] no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date and separately announced by press release. In addition, as described below, you may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll–free number provided on the back cover of this document. Entergy will announce whether the upper limit on the number of shares that can be received for each share of Entergy common stock tendered is in effect at http://[—] and separately by press release, no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date.

Q:    Will indicative exchange ratios be provided during the exchange offer period?

A:    Yes. Indicative exchange ratios will be available by contacting the information agent at the toll-free number provided on the back cover of this prospectus and at http://[—] by 4:30 p.m., New York City time, on each trading day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect. During the period of the valuation dates, when the per-share values of Entergy common stock and per-unit values of TransCo common units are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share and per-unit values which will equal (i) on the first valuation date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and (iii) on the third valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and with the actual daily VWAP on the second valuation date.

In addition, for purposes of illustration, a table that indicates the number of TransCo common units that you would receive per share of Entergy common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of Entergy common stock and ITC common stock on the valuation dates, is provided under “This Exchange Offer—Terms of this Exchange Offer.”

Q:    What if Entergy common stock or ITC common stock does not trade on any of the valuation dates?

A:    If a market disruption event occurs with respect to Entergy common stock or ITC common stock on any of the valuation dates, the calculated per-share value of Entergy common stock and per-unit value of TransCo common units will be determined using the daily VWAP of shares of Entergy common stock and shares of ITC common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both Entergy common stock and ITC common stock. If, however, a market disruption event occurs as specified above, Entergy may terminate or extend this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer. For specific information as to what would constitute a market disruption event, see “This Exchange Offer—Conditions for Consummation of this Exchange Offer.”

Q:    Are there circumstances under which I would receive fewer TransCo common units than I would have received if the exchange ratio were determined using the closing prices of Entergy common stock and ITC common stock on the last trading day prior to the expiration date of this exchange offer?

A:    Yes. For example, if the trading price of Entergy common stock were to increase during the period of the valuation dates or after the date the exchange ratio is set, the calculated per-share value of Entergy common stock would likely be lower than the closing price of Entergy common stock on the expiration date of this exchange offer. As a result, you may receive fewer TransCo common units for each $1.00 of Entergy common stock than you would have if that per-share value were calculated on the basis of the closing price of Entergy common stock on the expiration date. Similarly, if the trading price of ITC common stock were to decrease during the period of the valuation dates or after the date the exchange ratio is set, the calculated per-unit value of TransCo common units would likely be higher than the closing price of ITC common stock on the expiration date. This could also result in you receiving fewer TransCo common units for each $1.00 of Entergy common stock than you would otherwise receive if that per-unit value were calculated on the basis of the closing price of ITC common stock on the expiration date of this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer.”

Q:    Will fractional shares of ITC common stock be distributed?

A:    Upon consummation of this exchange offer, the exchange offer agent will hold the TransCo common units in trust for the holders of Entergy common stock who validly tendered their shares and for the holders of record of Entergy common stock for the pro rata spin-off distribution. Immediately following the consummation of this exchange offer and the spin-off distribution (which is expected to occur no later than four trading days after the expiration date of this exchange offer) and by means of the merger, each TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of ITC common stock. In the merger, no fractional shares of ITC common stock will be delivered to holders of TransCo common units. Instead, [—] (the “merger exchange agent”) will aggregate all fractional shares of ITC common stock and sell them on behalf of those holders of TransCo common units who otherwise would be entitled to receive a fractional share of ITC common stock. Those holders of TransCo common units will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. The distribution of fractional share proceeds may take longer than the distribution of ITC common stock to holders of TransCo common units. As a result, such holders may not receive fractional share proceeds at the same time they will receive shares of ITC common stock.

Q:    What is the aggregate number of TransCo common units being offered in this exchange offer?

A:    In this exchange offer, Entergy is offering to exchange up to [—] TransCo common units, subject to adjustment under certain circumstances. See “This Exchange Offer—Terms of this Exchange Offer.”

Q:    What happens if not enough shares of Entergy common stock are tendered to allow Entergy to exchange all of the TransCo common units it intends to offer?

A:    If this exchange offer is consummated but less than all of the offered TransCo common units are exchanged because this exchange offer is not fully subscribed, the TransCo common units offered but not exchanged in this exchange offer together with the additional TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) will be distributed in the spin-off on a pro rata basis to the holders of shares of Entergy common stock (other than Entergy restricted common stock) as of the distribution record date. The record date for the spin-off will be formally announced by press release by Entergy but is expected to be the close of business on the third trading day following the expiration date of this exchange offer. Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in the exchange offer subject to the satisfaction of the merger condition will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed on a pro rata basis to Entergy shareholders (other than holders of Entergy restricted common stock) in the spin-off.

Upon the consummation of this exchange offer and the spin-off prior to the effective time of the merger, Entergy will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units, pending the consummation of the merger. The exchange offer agent will calculate the exact number of TransCo common units not conditionally accepted at the expiration of this exchange offer and to be distributed on a pro rata basis on the date of the spin-off, and that number of TransCo common units will be held in trust for the holders of shares of Entergy common stock remaining after the consummation of the exchange offer. See “This Exchange Offer—Distribution of TransCo Common Units Remaining After This Exchange Offer.”

Q:    Will all shares of Entergy common stock that I tender be accepted in this exchange offer?

A:    Not necessarily. Depending on the number of shares of Entergy common stock validly tendered in this exchange offer and not properly withdrawn, the calculated per-share value of Entergy common stock and the per-unit value of TransCo common units determined as described above, Entergy may have to limit the number of shares of Entergy common stock that it conditionally accepts in this exchange offer subject to the satisfaction of the merger condition through a proration process. Any proration of the number of shares conditionally accepted in this exchange offer will be determined on the basis of the proration mechanics described under “Summary—Terms of this Exchange Offer—Proration; Odd-Lots.”

An exception to proration can apply to shareholders (other than plan participants in the Savings Plan of Entergy Corporation and Subsidiaries) who beneficially own “odd–lots,” that is, fewer than 100 shares of Entergy common stock. Such beneficial holders of Entergy common stock who validly tender all of their shares will not be subject to proration.

In all other cases, proration for each tendering shareholder will be based on (i) the proportion that the total number of shares of Entergy common stock to be accepted bears to the total number of shares of Entergy common stock validly tendered and not properly withdrawn and (ii) the number of shares of Entergy common stock validly tendered and not properly withdrawn by that shareholder (and not on that shareholder’s aggregate ownership of shares of Entergy common stock). Any shares of Entergy common stock not conditionally accepted for exchange as a result of proration will be returned to tendering shareholders promptly after the final proration factor is determined.

Q:    Will I be able to sell my TransCo common units after this exchange offer is completed?

A:    No. There currently is no trading market for TransCo common units and no such trading market will be established in the future.

Q:    How many shares of Entergy common stock will Entergy accept if this exchange offer is completed?

A:    The number of shares of Entergy common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of TransCo common units offered and the number of shares of Entergy common stock tendered. Assuming this exchange offer is fully subscribed, the largest possible number of shares of Entergy common stock that will be accepted would equal [—] (the number of TransCo common units being offered in this exchange offer) divided by the final exchange ratio. For example, assuming that the final exchange ratio is [—] (the current indicative exchange ratio based on the daily VWAPs of Entergy common stock and ITC common stock on [—], 2013, [—], 2013 and [—], 2013), then Entergy would accept up to a total of approximately [—] shares of Entergy common stock.

Q:    Are there any conditions to Entergy’s obligation to complete this exchange offer?

A:    Yes. This exchange offer is subject to various conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of this exchange offer, Entergy will not be required to accept shares for exchange and may extend or terminate this exchange offer.

For example, Entergy is not required to complete this exchange offer unless at least [—]% of the outstanding TransCo common units would be distributed in exchange for shares of Entergy common stock validly tendered in this exchange offer and not withdrawn. This condition is referred to in this prospectus as the minimum amount condition. In addition, Entergy’s obligation to complete and consummate this exchange offer is subject to the condition that all of the conditions to the transactions (other than this exchange offer), including the spin-off, pursuant to the merger agreement have been fulfilled or waived (except for those conditions that will be fulfilled at the time of the consummation of the transactions). This condition is referred to in this prospectus as the merger condition. The merger condition will survive past the expiration of this exchange offer and any acceptance of your shares of Entergy common stock in this exchange offer and, accordingly, the actual consummation of this exchange offer will remain conditioned upon the merger condition. Subject to the satisfaction or waiver of the merger condition, the spin-off and merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer. Upon the satisfaction of such condition on the date of, and immediately prior to, the spin-off and the merger, Entergy will consummate this exchange offer.

Entergy may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. For a description of the material conditions precedent to this exchange offer, including satisfaction or waiver of the conditions to the transactions and other conditions, see “This Exchange Offer—Conditions for Consummation of this Exchange Offer.” TransCo has no right to waive any of the conditions to this exchange offer. ITC has no right to waive any of the conditions to this exchange offer (other than certain conditions relating to the other transactions).

Q:    When does this exchange offer expire?

A:    The period during which you are permitted to tender your shares of Entergy common stock in this exchange offer will expire at 8:00 a.m., New York City time, on [—], 2013, unless Entergy extends this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment.”

Q:    When is the consummation of this exchange offer expected to occur?

A:    Subject to the terms and conditions of this exchange offer, the consummation of this exchange offer, the spin-off and the merger are expected to occur no later than the fourth trading day after the expiration of this exchange offer.

Q:    Can this exchange offer be extended and under what circumstances?

A:    Yes. Subject to its compliance with the merger agreement, Entergy can extend this exchange offer, in its sole discretion, at any time and from time to time. For instance, this exchange offer may be extended if any of the conditions for consummation of this exchange offer listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer. In case of an extension of this exchange offer, Entergy will publicly announce the extension by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Q:    How do I participate in this exchange offer?

A:    The procedures you must follow to participate in this exchange offer will depend on whether you hold your shares of Entergy common stock in certificated form, through a bank or trust company or broker, as a participant in the Savings Plan of Entergy Corporation and Subsidiaries, or if your Entergy common shares are held in book-entry via the Direct Registration System (“DRS”). For specific instructions about how to participate, see “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering.”

Q:    What if I participate in the Savings Plan of Entergy Corporation and Subsidiaries?

A:    If shares of Entergy common stock are held in your account under the Savings Plan of Entergy Corporation and Subsidiaries, you can elect to either keep your shares of Entergy common stock or exchange some or all of your shares of Entergy common stock for shares of ITC common stock. The deadline for making this election is four business days prior to the last day of the exchange offer period. You will receive instructions from the plan record keeper via letter or email informing you how to make an election. If you do not make an active election at least four business days prior to the last day of the exchange offer period, none of the shares of Entergy common stock in your account will be converted to shares of ITC common stock and your holdings of shares of Entergy common stock in your Savings Plan of Entergy Corporation and Subsidiaries will remain unchanged. If you elect to exchange some or all of your shares of Entergy common stock for shares of ITC common stock, you will be required to liquidate the shares of ITC common stock that you received in your plan account no later than the 180th day after the closing of the merger and reallocate the sale proceeds to one or more of the other investment options within the plan. If you do not elect to exchange your Entergy common shares, you will be required to liquidate the ITC common stock you received in exchange for the TransCo common units received in the pro rata distribution that would be held in the savings plan no later than the 180th day after the closing of the merger and reallocate the sale proceeds to one or more of the other investment options within the plan. If you do not liquidate your shares of ITC common stock prior to the liquidation deadline, your shares of ITC common stock will be liquidated by the plan record keeper on the liquidation deadline date with the proceeds invested as set forth in the instructions from the plan record keeper. For specific instructions about how to tender your shares of Entergy common stock if you participate in the Savings Plan of Entergy Corporation and Subsidiaries, see “This Exchange Offer—Terms of This Exchange Offer—Procedures for Tendering.”

Q:    How do I tender my shares of Entergy common stock after the close of business on the last trading day prior to the expiration date?

A:    If you wish to tender your shares after 5:00 p.m., New York City time, on the last trading day prior to the expiration of this exchange offer, then you will have to deliver in person or by special courier an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange offer agent prior to the expiration of the exchange offer at 8:00 a.m., New York City time, on the expiration date of the exchange offer.

Q:    Can I tender only a portion of my shares of Entergy common stock in this exchange offer?

A:    Yes. You may tender all, some or none of your shares of Entergy common stock (other than Entergy restricted common stock, as more fully described in “The Transactions—Effects of the Distribution and Merger on Entergy Equity Awards/Plans—Treatment of Entergy Restricted Common Stock”).

Q:    What do I do if I want to retain all of my shares of Entergy common stock?

A:    If you want to retain all of your shares of Entergy common stock, you do not need to take any action.

Q:    Can I change my mind after I tender my shares of Entergy common stock?

A:    Yes. You may withdraw your tendered shares at any time before this exchange offer expires. See “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights.” Given that the final exchange ratio used to determine the number of TransCo common units that you will receive for each share of Entergy common stock accepted for exchange in the exchange offer will be announced by 9:00 a.m., New York City time, on the second to last trading day immediately preceding the expiration date, you will be able to withdraw shares of Entergy common stock tendered for two trading days after the final exchange ratio has been established. If you change your mind again, you can re-tender your shares of Entergy common stock by following the tender procedures again prior to the expiration of this exchange offer. After the expiration of this exchange offer, shares conditionally accepted subject to the satisfaction of the merger condition by Entergy may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer if the exchange offer has not then been consummated.

Q:    Will I be able to withdraw the shares of Entergy common stock I tender after the close of business on the last trading day prior to the expiration date?

A:    Yes. You have the right to withdraw shares of Entergy common stock you have tendered at any time before 8:00 a.m., New York City time, on the expiration date, which is [—]. See “This Exchange Offer—Terms of this Exchange Offer.”

Q:    How do I withdraw my tendered Entergy common stock after the close of business on the last trading day prior to the expiration date?

A:    If you are a registered shareholder of Entergy common stock (which includes persons holding certificated shares and book-entry shares held through DRS) and you wish to withdraw your shares after 5:00 p.m., New York City time, on the last trading day prior to the expiration of this exchange offer, then you must deliver a written notice of withdrawal or a facsimile transmission notice of withdrawal to the exchange offer agent prior to 8:00 a.m., New York City time, on the expiration date. The information that must be included in that notice is specified under “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange offer agent on your behalf before 8:00 a.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange offer agent.

If your shares of Entergy common stock are held through an institution and you wish to withdraw shares of Entergy common stock after The Depository Trust Company has closed, the institution must deliver a written notice of withdrawal to the exchange offer agent prior to 8:00 a.m., New York City time, on the expiration date, in the form of The Depository Trust Company’s notice of withdrawal and you must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. See “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights—Withdrawing Your Shares After the Close of Business on the Last Trading Day Prior to the Expiration Date.”

Q:    Are there any material differences between the rights of holders of Entergy common stock and ITC common stock?

A:    Yes. Entergy is a Delaware corporation and ITC is a Michigan corporation, and each is subject to different organizational documents. Holders of Entergy common stock, whose rights are currently governed by Entergy’s organizational documents and Delaware law, will, with respect to the shares validly tendered and exchanged immediately following this exchange offer and the shares distributed to Entergy shareholders in the spin-off, become shareholders of ITC and their rights will be governed by ITC’s organizational documents and Michigan law. The material differences between the rights associated with Entergy common stock and ITC common stock that may affect Entergy shareholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of ITC common stock in the spin-off and merger, relate to, among other things, election of the board of directors, advance notice procedures for shareholder proposals or director nominations, approval of certain business combinations and appraisal rights. For a further discussion of the material differences between the rights of holders of Entergy common stock and ITC common stock, see the section entitled “Comparison of Rights of Shareholders Before and After the Merger” beginning on page 238. For a more complete description of the combined company’s business, see “Information on ITC—ITC’s Business After the Transactions” beginning on page 106.

Following the consummation of the exchange offer, spin-off and merger, Entergy shareholders will continue to own all of their shares of Entergy common stock that are not validly tendered and exchanged following this exchange offer. Their rights as Entergy shareholders will not change, except that their shares of Entergy common stock will represent an interest in Entergy that no longer indirectly owns or operates Entergy’s Transmission Business. Entergy shareholders will also separately own stock of ITC as owner and operator of the former transmission business of Entergy and the currently owned transmission business of ITC (referred to in this prospectus as the combined company). For a more complete description of the characteristics of the combined company’s business, see “Information on ITC—ITC’s Business After the Transactions” beginning on page 106.

Q:    Are there any appraisal rights for holders of shares of Entergy common stock?

A:    There are no appraisal rights available to holders of shares of Entergy common stock in connection with this exchange offer.

Q:    What will Entergy do with the shares of Entergy common stock that are tendered, and what is the impact of the exchange offer on Entergy’s share count?

A:    The shares of Entergy common stock that are tendered in the exchange offer will be held as treasury stock by Entergy. Any shares of Entergy common stock acquired by Entergy in the exchange offer will reduce the total number of shares of Entergy common stock outstanding, although Entergy’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

Q:    What will happen to the remaining TransCo common units owned by Entergy in the spin-off following the consummation of this exchange offer?

A:    Immediately following the consummation of this exchange offer, all of the remaining TransCo common units owned by Entergy (including any TransCo common units that are not exchanged in this exchange offer, but excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) will be distributed on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding following the consummation of this exchange offer. Upon the consummation of this exchange offer and the spin-off prior to the effective time of the merger, Entergy will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units, pending the consummation of the merger. Prior to or at the effective time of the merger, ITC will deposit with the merger exchange agent evidence in book-entry form representing the shares of ITC common stock issuable in the merger. Such shares of ITC common stock will be delivered promptly following the consummation of this exchange offer, and the effectiveness of the merger, pursuant to the procedures determined by the exchange offer agent and the merger exchange agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Entergy Common Stock.” If this exchange offer is terminated by Entergy on or prior to the expiration date of this exchange offer without the exchange of shares, but the conditions for consummation of the transactions have otherwise been satisfied, Entergy intends to distribute all TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to holders of Entergy common stock (other than Entergy restricted common stock), with a record date to be announced by Entergy. If all of the [—] TransCo common units in the exchange offer are exchanged and [—] TransCo common units are contributed to the exchange trust, Entergy expects to distribute approximately [—] TransCo common units in the spin-off. Such distributed TransCo common units will convert to ITC common stock in the merger.

Q:    If I tender some or all of my shares of Entergy common stock in this exchange offer, will I receive any TransCo common units in the spin-off?

A:    Entergy shareholders who validly tender (and do not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in this exchange offer subject to the satisfaction of the merger condition will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed on a pro rata basis to Entergy shareholders (other than holders of Entergy restricted common stock) in the spin-off. However, in the event any tendered shares are not accepted in this exchange offer for any reason, including in the event of proration if the exchange offer is over subscribed, or you do not tender all of your shares of Entergy common stock, such shares will be entitled to receive TransCo common units in the spin-off.

Questions and Answers About the Transactions

Q:    What are the transactions described in this prospectus?

A:    The transactions are designed to effect the transfer of Entergy’s Transmission Business to ITC. References to the transactions are to the separation, distribution, merger and related transactions to be entered into by Entergy, ITC, Merger Sub and TransCo, including their respective affiliates, as described under “The Transactions” and elsewhere in this prospectus.

Q:    What will happen in the separation?

A:    Prior to the merger, certain subsidiaries of Entergy will undergo an internal restructuring to separate and consolidate Entergy’s Transmission Business under TransCo pursuant to the separation agreement by and among Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and Entergy Services, Inc. (“ESI”), a service company that provides services to the Utility Operating Companies. Entergy’s transmission assets and liabilities are currently owned by Entergy’s Utility Operating Companies and ESI. In the separation, each Utility Operating Company will transfer its respective specified transmission assets and liabilities to a newly formed subsidiary of such Utility Operating Company (such newly formed subsidiaries are referred to as the TransCo Subs) and ESI will transfer its specified transmission assets to TransCo or one or more TransCo Subs. Immediately thereafter, the Utility Operating Companies and certain other intermediate holding companies of Entergy will distribute the equity interests of the TransCo Subs so that Entergy will be the direct holder of the equity interests of each TransCo Sub. Entergy will then contribute the equity interests in each TransCo Sub to TransCo in exchange for TransCo common units and TransCo debt securities. See “The Transactions—Overview” beginning on page 143 and “The Transactions—The Separation and Distribution” beginning on page 148.

Q:    What will happen in the distribution that occurs prior to the merger?

A:    After the Utility Operating Companies and ESI transfer their respective specified assets and liabilities related to Entergy’s Transmission Business to TransCo and its subsidiaries, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described below and in “The Transactions—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. The exchange offer agent will hold, for the account of the relevant Entergy shareholders (including those who validly tendered their shares in the exchange offer and for the holders of record of Entergy common stock for the pro rata spin-off distribution), the global certificate representing all of the TransCo common units, pending the merger. In accordance with the terms of the merger agreement, the TransCo common units delivered to the exchange offer agent will be converted into ITC common stock at the effective time of the merger. Accordingly, in lieu of delivering TransCo common units to Entergy shareholders that are entitled to the TransCo common units in the distribution, the exchange offer agent will distribute to Entergy shareholders shares of ITC common stock into which the TransCo common units will have converted at the time of the merger and cash in lieu of fractional shares (if any). See “The Transactions—Overview” beginning on page 143 and “The Transactions—The Separation and Distribution” beginning on page 148.

Q:    What are the “exchange trust” and the “exchange trust election” as referenced in the preceding question?

A:    Pursuant to the terms of the merger agreement, Entergy may elect, at least thirty (30) business days prior to the closing of the merger, to retain up to the number of TransCo common units that would convert in the merger into up to 4.9999% of the total number of shares of ITC common stock outstanding on a fully diluted basis immediately following the consummation of the merger that otherwise would have been distributed in the distribution. Such election is referred to as the exchange trust election. If Entergy makes the exchange trust election, Entergy will transfer the retained TransCo common units to an irrevocable trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to the exchange offer agent on behalf of Entergy shareholders in the distribution. At the closing of the merger, the TransCo common units transferred to the trust will convert to ITC common stock. The trustee of the exchange trust will own and hold legal title to the TransCo common units or ITC common stock for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred to Entergy. Upon delivery of notice by Entergy, the trustee of the exchange trust will conduct an exchange offer (referred to as the exchange trust exchange offer) pursuant to which Entergy shareholders may exchange Entergy common stock for the ITC common stock held by the exchange trust pursuant to irrevocable terms contained in the trust agreement at the time it is entered into. Any ITC common stock remaining in the exchange trust after six months following the completion of the merger will be distributed to Entergy shareholders pro rata (this distribution is referred to as a mandatory exchange trust distribution). The purpose of the exchange trust is to permit an exchange offer with Entergy shareholders to occur during a period after the closing, when the trading market for the combined company’s common stock has settled following the merger. This delayed exchange offer, if elected by Entergy, is an option to help Entergy efficiently manage its post-transaction capital structure and improve cash flow and credit metrics. Upon the consummation of a successful exchange offer by the exchange trust, there would be fewer outstanding shares of Entergy common stock, as those shares would have been exchanged for the shares of ITC common stock held by the trust. Consequently, a successful delayed exchange offer would permit Entergy to reduce its common shares outstanding and aggregate cash dividends paid and as a result could improve Entergy’s available cash flow and credit metrics. See “The

Transactions—Exchange Trust” beginning on page 152 and “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement” beginning on page 223.

Q:    What will happen in the merger?

A:    In accordance with the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of ITC, will be merged with and into TransCo with TransCo surviving the merger as a wholly owned subsidiary of ITC. Pursuant to the merger, the TransCo common units held by the exchange offer agent (and, if applicable, the exchange trust) will be converted into the number of shares of ITC common stock such that immediately after the merger Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. See “The Transactions—The Merger” beginning on page 149 and “The Transactions—Calculation of the Merger Consideration” beginning on page 149.

Q:    Why will the post-merger ownership of ITC between Entergy shareholders and pre-merger ITC shareholders be approximately 50.1% and 49.9%, respectively?

A:    Immediately after the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The post-merger ownership of ITC was the result of a negotiated value exchange between Entergy and ITC, which was based upon each party’s independent valuations of pre-merger ITC and Entergy’s Transmission Business, the size of the ITC recapitalization in connection with the proposed transaction and tax requirements for a Reverse Morris Trust transaction structure. The proposed transaction is a Reverse Morris Trust acquisition structure, which allows a parent company (here, Entergy) to distribute a subsidiary or a business (here, TransCo and Entergy’s Transmission Business) in a tax-efficient manner. The first step of such a transaction is the tax-free distribution through a dividend (a “spin-off”), exchange (a “split-off”) or a combination of a spin-off and split-off of the subsidiary stock to or with the parent company shareholders under Sections 355 and 368 of the Code. The distributed subsidiary then merges with the acquiring third party (here, Merger Sub, a wholly owned subsidiary of ITC) in a tax-free reorganization under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the parent company, its shareholders and the acquiring third party’s shareholders if the transaction structure meets all applicable requirements, including that the parent company shareholders own more than 50% of the stock of the combined entity immediately after the merger. Therefore, in order to meet all applicable requirements of the Code, Entergy shareholders must own more than 50% of the ITC common stock outstanding immediately following the merger.

Q:    What will be the indebtedness of ITC and the former transmission business of Entergy, referred to as the combined company, following completion of the transactions?

A:    By virtue of the transactions, TransCo is expected to incur a maximum of $1.775 billion of indebtedness, as may be adjusted pursuant to the merger agreement and the separation agreement. This indebtedness is expected to consist of $575 million of senior debt securities of TransCo (i.e., the TransCo debt securities) and $1.2 billion in the form of a 366-day bridge facility (i.e., the TransCo Subs Financing). It is expected that after the merger the TransCo Subs will issue first mortgage bonds to replace the bridge facility. The senior debt securities will be issued by TransCo to Entergy in partial consideration for the equity interests of the TransCo Subs contributed by

Entergy to TransCo. Neither TransCo nor any of the TransCo Subs will retain any net proceeds from the TransCo debt securities or the TransCo Subs Financing. Entergy will use the net proceeds from the financings, plus approximately $100 million from general corporate sources, to redeem approximately $300 million of the Utility Operating Companies’ outstanding preferred equity interests and to repay approximately $1.577 billion of historic debt of Entergy or of the Utility Operating Companies. At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy, which TransCo will not draw upon without the consent of ITC. Furthermore, ITC expects to issue approximately $740 million of new indebtedness to fund the $700 million one-time special dividend and/or share repurchase it will complete in connection with the merger, with the remaining approximately $40 million to be used for general corporate purposes and payment of transaction-related costs. The combined company will also retain the obligation of ITC’s indebtedness existing prior to the merger. After giving effect to the merger and the incurrence of debt related thereto, ITC would have had total outstanding consolidated debt on its balance sheet of approximately $5.9 billion as of March 31, 2013. See “The Financings” beginning on page 184.

Q:    Why has Entergy decided to separate its Transmission Business?

A:    Entergy’s board of directors believes that the transactions will accomplish a number of important business objectives and benefits. Certain of these objectives and benefits as they relate to TransCo include enhancing transparency to customers from independent planning and operation of the transmission system; strengthening and improving overall system performance; achieving the optimal structure for the transmission system as an independent transmission company that is a member of an RTO, such as the proposed membership in the MISO; improving access to capital; and utilizing ITC’s experience, track record of safe and reliable operations, and unique position as an independent transmission company. See “The Transactions—Entergy’s Reasons for the Separation, Distribution and the Merger” beginning on page 168.

Q:    What will ITC shareholders receive in the merger?

A:    Immediately after the merger, ITC shareholders will continue to own shares in ITC, which will then include the specified assets and liabilities from Entergy’s Transmission Business (including $1.775 billion of debt expected to be incurred by TransCo and/or the TransCo Subs in connection with the transactions). However, pre-merger ITC shareholders will collectively hold approximately 49.9% of ITC common stock on a “fully diluted basis” after the merger (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC following the merger. In addition, under the terms of the merger agreement, prior to closing the merger, ITC may, in ITC’s sole discretion, elect to (i) pay a $700 million one-time special dividend to its pre-merger shareholders, (ii) repurchase $700 million of ITC common stock or (iii) undertake a combination of both (not to exceed $700 million in the aggregate). See “The Transactions—The Merger” beginning on page 149, “The Transactions—ITC’s Dividend Policy and $700 Million Recapitalization” beginning on page 183 and “Risk Factors” beginning on page 71.

Q:    What will Entergy shareholders receive in the transactions?

A:    In the exchange offer, Entergy will offer to Entergy shareholders the right to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units. Immediately following the consummation of the exchange offer, Entergy will distribute in the spin-off the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after the consummation of the exchange offer. In the merger, the TransCo common units will be converted into the right to receive ITC common stock. Thus, each Entergy shareholder (other than certain holders of Entergy restricted common stock)

will ultimately receive shares of ITC common stock in the distribution and merger. A holder of Entergy restricted common stock is precluded from participating in the exchange offer with respect to his or her restricted common stock and will not be entitled to any TransCo common units in the pro rata spin-off distribution of the remaining TransCo common units in respect of his or her Entergy restricted common stock. However, Entergy restricted common stock held by employees who will be transferred to TransCo will be converted into similarly restricted shares of ITC common stock. Entergy shareholders will not be required to pay for the TransCo common units distributed in the spin-off or the shares of ITC common stock issued in the merger. Entergy shareholders will receive cash from the exchange offer agent in lieu of any fractional shares of ITC common stock to which such shareholders would otherwise be entitled. All shares of ITC common stock issued in the merger will be issued in book entry form. Calculated based on the number of outstanding shares and the closing price on the NYSE of ITC common stock as of July 16, 2013 and assuming the ITC recapitalization takes the form of a one-time special dividend, the shares of ITC common stock that ITC expects to issue to Entergy shareholders as a result of the transactions would have had a market value of approximately $4,346.2 million in the aggregate (the actual value will not be known until the closing date). For more information, see “The Transactions—The Separation and Distribution” beginning on page 148, “The Transactions—The Merger” beginning on page 149 and “The Transactions—Calculation of the Merger Consideration” beginning on page 149.

Q:    Are there possible adverse effects on the value of ITC common stock to be received by Entergy shareholders who participate in the exchange offer?

A:    Entergy shareholders that participate in the exchange offer will be exchanging their shares of Entergy common stock for TransCo common units at a discount to the per-share value of ITC common stock. The existence of a discount, along with the issuance of shares of ITC common stock pursuant to the merger, may negatively affect the market price of ITC common stock. Further, in connection with the merger, it is expected that $1.775 billion of debt will remain with TransCo and its subsidiaries, and ITC will incur approximately $740 million of additional debt in support of the recapitalization it is expected to undertake in connection with the merger and to pay transaction-related costs. This additional indebtedness could adversely affect the operations and financial condition of ITC. Finally, ITC’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of ITC and Entergy’s Transmission Business. If ITC management is not able to effectively manage the process, ITC’s business could suffer and its stock price may decline. See “Risk Factors” beginning on page 71 for a further discussion of the material risks associated with the transactions.

For a more complete description of the characteristics of the combined company’s business, see “Information on ITC—ITC’s Business After the Transactions” beginning on page 106.

Q:    Will the separation, distribution or merger affect employees and former employees of Entergy who hold Entergy restricted common stock?

A:    Yes. Due to the transfer restrictions on Entergy restricted common stock, as a practical matter, holders of Entergy restricted common stock are precluded from participating in the exchange offer with respect to his or her restricted common stock. However, Entergy has agreed that restricted stock held by an Entergy employee who transfers employment to TransCo will be converted into a number of similarly restricted shares of ITC common stock based on the ratio of the closing per share trading price of Entergy common stock in the “regular way” trading market on the day before the distribution date—which price should reflect the entitlement to receive TransCo common units in the distribution—to the closing per share trading price of ITC common stock on the closing date. Accordingly, a holder of restricted Entergy common stock whose employment is transferred to TransCo will not be entitled to any TransCo common units in the pro rata spin-off distribution of the remaining TransCo common units immediately following the consummation of the exchange offer in respect of his or her restricted Entergy common stock. A holder of restricted Entergy common stock whose employment is not transferred to TransCo likewise will not be entitled to any TransCo common units in respect of his or her restricted Entergy common stock as a result of the spin-off or related transactions. Instead, to preserve the intrinsic value of the restricted Entergy common stock, such a holder will be credited with additional shares of similarly restricted Entergy common stock such that the resulting aggregate number of shares bears the same ratio to the original number of shares as the per share pre-closing “regular way” fair market value of Entergy common stock bears to the post-closing per share fair market value of Entergy common stock (i.e., without Entergy’s Transmission Business). The Entergy equity incentive compensation plans generally prohibit the holder of any Entergy restricted common stock from transferring such stock before the applicable forfeiture restrictions lapse. See “The Transactions—Effects of the Distribution and the Merger on Entergy Equity Awards/Plans” beginning on page 171.

Q:    Will the separation, distribution or merger affect employees and former employees of Entergy who hold other Entergy equity-based awards?

A:    Yes. Certain employees of Entergy hold options to purchase its common stock and units that may be settled in, or whose value is otherwise determined by reference to the value of, Entergy common stock. Each Entergy stock option held by an Entergy employee who transfers employment to TransCo will be converted into an option to purchase a number of shares of ITC common stock equal to the number of shares of Entergy common stock subject to the option multiplied by the same ratio used to convert restricted Entergy common stock (rounded down to the nearest number of whole shares) at an exercise price per share equal to the per-share exercise price under the Entergy option divided by such ratio (rounded up to the nearest cent), all subject to the same terms and conditions (including those related to vesting and post-employment exercise provisions) as were applicable under the Entergy option. In addition, each Entergy stock unit held by an employee who transfers employment to TransCo will be converted into a number of ITC restricted stock and/or ITC restricted stock units—units that may be settled in, or whose value is otherwise determined by reference to the value of, ITC common stock—equal to such ratio, all subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Entergy stock units immediately before the closing. The number of, and the exercise price under, options to purchase Entergy common stock held by individuals whose employment is not transferred to TransCo will be adjusted so that there is no change by reason of the spin-off or related transactions in the intrinsic value of the options (the excess of the fair market value of the underlying Entergy common stock over the option’s aggregate exercise price) or the ratio of the aggregate exercise price to the fair market value of the underlying Entergy common stock, including performance share units issued under Entergy’s long-term incentive programs. Entergy stock units held by individuals whose employment is not transferred to TransCo will be adjusted, otherwise on the same terms and conditions, such that the resulting aggregate number of units bears the same ratio to the original number of units as the per share pre-closing “regular way” fair market value of Entergy common stock bears to the post-closing per share fair market value of Entergy common stock (i.e., without Entergy’s Transmission Business), provided that, in the case of performance units issued under Entergy’s long-term incentive programs, the total shareholder return performance metric will be adjusted so that it will be proportionately weighted to reflect ITC performance during the portion of the otherwise applicable performance period that occurs after closing of the merger.

Q:    What are the material United States federal income tax consequences to ITC shareholders and Entergy shareholders resulting from the separation, distribution, merger, exchange trust exchange offer, and mandatory exchange trust distribution?

A:    Entergy shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the separation, distribution, merger, exchange trust exchange offer, and mandatory exchange trust distribution except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of ITC common stock in the merger, exchange trust exchange offer, or mandatory exchange trust distribution or cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an exchange trust exchange offer or mandatory exchange trust distribution (other than cash received instead of fractional shares). ITC shareholders will not receive any stock or other consideration in respect of their ITC common stock pursuant to the aforementioned transactions and accordingly are not expected to realize any gain or loss as a result of such transactions (excluding any effects of the ITC $700 million recapitalization in the form of a one-time special dividend and/or share repurchase). The material U.S. federal income tax consequences associated with the exchange trust exchange offer and mandatory exchange trust distribution will only be applicable in the event Entergy makes the exchange trust election. The material U.S. federal income tax consequences of the separation, distribution, merger, exchange trust exchange offer, and mandatory exchange trust distribution are described in more detail under “Material United States Federal Income Tax Consequences of the Transactions.”

Q:    Are there risks associated with the transactions?

A:    Yes. The material risks and uncertainties associated with the transactions are discussed in the section entitled “Risk Factors” beginning on page 71 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 85. Those risks include, among others, risks relating to the uncertainty that the merger will close, and the uncertainty that ITC will be able to integrate the transmission assets and liabilities received in the merger successfully.

Q:    Who will serve on the ITC board of directors following completion of the merger?

A:    The directors of ITC immediately prior to the closing of the merger are expected to be the directors of ITC immediately following the closing of the merger, except that at the effective time of the merger, ITC has agreed that there will be at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof) pursuant to the merger agreement, which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee. Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Entergy will be entitled to offer to ITC’s nominating/corporate governance committee suggestions on candidates to fill such vacancies in connection with the search process. Any decision with respect to Entergy’s candidates, however, will be made solely by ITC’s nominating/corporate governance committee.

Q:    Will ITC’s current senior management team manage the business of ITC after the transactions?

A:    Yes. It is expected that ITC’s management team will remain intact for the combined business and the executive officers of ITC immediately prior to the closing of the merger are expected to be the executive officers of ITC immediately following the closing of the merger. The merger agreement provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger.

Q:    What shareholder approvals are needed in connection with the transactions?

A:    ITC obtained the approvals of its shareholders necessary to consummate the transactions at a special meeting of its shareholders held on April 16, 2013. No vote of Entergy shareholders is required or being sought in connection with the transactions.

Q:    Where will the ITC shares issued in connection with the merger be listed?

A:    ITC common stock is listed on the NYSE under “ITC.” After consummation of the transactions, all shares of ITC common stock issued in the merger, and all other outstanding shares of ITC common stock, will continue to be listed on the NYSE.

Q:    Can Entergy or ITC shareholders demand appraisal rights of their shares?

A:    Entergy shareholders do not have appraisal rights under Delaware law in connection with the distribution or the merger. ITC shareholders do not have appraisal rights under the MBCA in connection with the merger.

Q:    What is the current relationship between TransCo and ITC?

A:    TransCo is currently a wholly owned subsidiary of Entergy and was formed as a Delaware limited liability company in December 2011 to effectuate the separation, distribution and merger. Other than in connection with the transactions, there is no relationship between TransCo and ITC.

Q:    When will the merger be completed?

A:    ITC and Entergy are working to complete the merger as quickly as possible after receipt of applicable regulatory approvals, the last of which is currently expected to be received in 2013. In addition to regulatory approvals, other important conditions to the closing of the separation and merger exist, including, among other things, the completion of the financings, the internal restructuring necessary to separate Entergy’s transmission assets and liabilities from Entergy’s other business, and the receipt of the IRS rulings and tax opinions regarding the tax-free treatment of certain aspects of the transactions. Entergy obtained IRS rulings regarding the tax-free treatment of certain aspects of the transactions on May 31, 2013. Entergy expects to request additional IRS rulings regarding certain other aspects of the transactions, including the exchange trust exchange offer and mandatory exchange trust distribution. Even if Entergy receives all of the IRS rulings requested, it is possible that factors outside ITC’s and Entergy’s control could require Entergy to complete the separation and distribution and ITC and Entergy to complete the merger at a later time or not complete them at all. For a discussion of the conditions to the separation and the merger, see “The Transactions—Regulatory Approvals” beginning on page 176, “The Merger Agreement—Conditions to the Merger” beginning on page 202, and “The Separation Agreement—Conditions to the Separation” beginning on page 216.

Q:    Who can answer my questions about the transactions or the exchange offer?

A:    If you have any questions about the transactions or the exchange offer or you would like to request additional documents, including copies of this prospectus and the letter of transmittal (including the instructions thereto), please contact the information agent, Morrow & Co., LLC, at 1-800-662-5200 (for banks and brokers) and 1-800-607-0088 (for all other callers).

Q:    Who is the transfer agent for ITC common stock and the exchange offer agent for the distribution?

A:    Computershare Trust Company, N.A., is the transfer agent for ITC common stock and is expected to be the merger exchange agent. Wells Fargo Bank, N.A. is the exchange offer agent for the distribution.

Q:    Where can I find more information about Entergy, ITC, TransCo and the transactions?

A:    You can find out more information about Entergy, ITC, TransCo and the transactions by reading this prospectus and, with respect to Entergy and ITC, from various sources described in “Where You Can Find More Information; Incorporation By Reference” beginning on page 260.

SUMMARY

This summary, together with the section titled “Questions and Answers About this Exchange Offer and the Transactions” immediately preceding this summary, provides a summary of the material terms of the separation, distribution and merger. These sections highlight selected information contained in this prospectus and may not include all the information that is important to you. To better understand the proposed separation, distribution and merger, and the risks related to these transactions, you should read this entire prospectus carefully, including the annexes, as well as those additional documents to which this prospectus refers you. See also “Where You Can Find More Information; Incorporation By Reference.”

Information on ITC (page 105)

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

ITC Holdings Corp., referred to as ITC, and its subsidiaries are engaged in the transmission of electricity in the United States. ITC’s current operating subsidiaries include International Transmission Company (“ITCTransmission”), Michigan Electric Transmission Company, LLC (“METC”), ITC Midwest LLC (“ITC Midwest”) and ITC Great Plains, LLC (“ITC Great Plains”). ITCTransmission, METC, ITC Midwest and ITC Great Plains are collectively referred to as ITC’s regulated operating subsidiaries. Through ITC’s regulated operating subsidiaries, ITC operates high-voltage systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri, Oklahoma and Kansas that transmit electricity from generating stations to local distribution facilities connected to ITC’s systems. ITC’s business strategy is to operate, maintain and invest in transmission infrastructure in order to enhance system integrity and reliability, to reduce transmission constraints and to allow new generating resources to interconnect to ITC’s transmission systems. ITC also is pursuing development projects not within ITC’s existing systems, which are intended to improve overall grid reliability, lower electricity congestion and facilitate interconnections of new generating resources, as well as to enhance competitive wholesale electricity markets. For more information on ITC, see “Information on ITC.”

ITC Midsouth LLC

c/o ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

ITC Midsouth LLC (formerly known as Ibis Transaction Sub LLC), referred to as Merger Sub, is a wholly owned subsidiary of ITC. Merger Sub was organized on December 1, 2011 for the purposes of merging with and into TransCo in the merger. Merger Sub has not carried on any activities other than in connection with the merger agreement and the transactions and approvals contemplated therein.

Information on Entergy (page 112)

Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

Entergy Corporation, referred to as Entergy, is an integrated energy company engaged primarily in the electric power production and retail distribution operations. Entergy, through its subsidiaries, owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees. Entergy operates its business in two segments: the utility business segment and the Entergy wholesale commodities businesses segment. For more information on Entergy, see “Information on Entergy.”

Mid South TransCo LLC

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

Mid South TransCo LLC, referred to as TransCo, was organized on December 2, 2011 and is currently a wholly owned subsidiary of Entergy. In connection with the separation and distribution, Entergy will cause specified assets and liabilities used in Entergy’s Transmission Business to be transferred to TransCo and then distribute all of the limited liability company interests in TransCo, referred to as the TransCo common units, to Entergy shareholders (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as further described below under “—The Exchange Trust”).

The Entergy transmission business, referred to as Entergy’s Transmission Business, consists of the Entergy transmission system, which is comprised of approximately 15,400 circuit miles of transmission lines operated at 69kV to 500kV and approximately 1,400 substations, as well as the employees and assets used to plan, operate and maintain that system. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas covering 114,000 square miles. The Entergy transmission system moves high voltage bulk electric power from generating plants of the Utility Operating Companies and other third parties across an interconnected system of transmission lines and substations to distribution points for delivery to wholesale customers such as municipalities and cooperatives, as well as to the approximately 2.8 million retail customers of the Utility Operating Companies. For more information on Entergy’s Transmission Business, see “Information on Entergy’s Transmission Business.”

Terms of this Exchange Offer (See “This Exchange Offer—Terms of this Exchange Offer” beginning on page 87)

Entergy is offering holders of shares of Entergy common stock the opportunity to exchange their shares for TransCo common units. You may tender all, some or none of your shares of Entergy common stock (other than Entergy restricted common stock). This document and related documents are being sent to persons who directly held shares of Entergy common stock on [—], 2013 and brokers, banks and similar persons whose names or the names of whose nominees appear on Entergy’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Entergy’s common stock.

Entergy common stock validly tendered and not properly withdrawn will be conditionally accepted for exchange subject to the satisfaction of the merger condition at the exchange ratio determined as described under “This Exchange Offer—Terms of this Exchange Offer,” on the terms and conditions of this exchange offer and subject to the limitations described below, including the proration provisions. Entergy’s obligation to complete and consummate this exchange offer is subject to the condition that all of the conditions to the transactions (other than this exchange offer), including the spin-off, pursuant to the merger agreement have been fulfilled or waived (except for those conditions that will be fulfilled at the time of the consummation of the transactions). This condition is referred to in this prospectus as the merger condition. The merger condition will survive past the expiration of this exchange offer and any acceptance of your shares of Entergy common stock in this exchange offer and, accordingly, the actual consummation of this exchange offer will remain conditioned upon the merger condition. Subject to the satisfaction or waiver of the merger condition, the spin-off and merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer. Upon the satisfaction of the merger condition on the date of, and immediately prior to, the spin-off and the merger, Entergy will consummate this exchange offer.

Entergy will promptly return any shares of Entergy common stock that are not conditionally accepted for exchange subject to satisfaction of the merger condition following the expiration of this exchange offer and the determination of the final proration factor, if any, described below. After the expiration of this exchange offer, shares conditionally accepted by Entergy subject to the satisfaction of the merger condition may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer if this exchange offer has not then been consummated.

For the purposes of illustration, the table below indicates the number of TransCo common units that you would receive per share of Entergy common stock you validly tender, calculated on the basis described under “This Exchange Offer—Terms of this Exchange Offer” and taking into account the upper limit, assuming a range of averages of the daily VWAP of Entergy common stock and ITC common stock on the valuation dates. The first row of the table below shows the indicative calculated per-share value of Entergy common stock, the indicative calculated per-unit value of TransCo common units and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [—], 2013, based on the daily VWAPs of Entergy common stock and ITC common stock on [—], 2013, [—], 2013 and [—], 2013. The table also shows the effects of a [—]% increase or decrease in either or both the calculated per-share value of Entergy common stock and the calculated per-unit value of TransCo common units based on changes relative to the values as of [—], 2013.

Entergy common stock	ITC common stock	Calculated per-share value of Entergy common stock			Calculated per-unit value of TransCo common units			TransCo common units to be received per share of Entergy common stock tendered		Calculated Value Ratio (1)
As of [—], 2013	As of [—], 2013	$	[	—]	$	[	—]	[	—]x	$	[	—]
(1) Down [—]%	Up [—]%		[	—]		[	—]	[	—]x		[	—]
(2) Down [—]%	Unchanged		[	—]		[	—]	[	—]x		[	—]
(3) Down [—]%	Down [—]%		[	—]		[	—]	[	—]x		[	—]
(4) Unchanged	Up [—]%		[	—]		[	—]	[	—]x		[	—]
(5) Unchanged	Down [—]%		[	—]		[	—]	[	—]x		[	—]
(6) Up [—]%	Up [—]%		[	—]		[	—]	[	—]x		[	—]
(7) Up [—]%	Unchanged		[	—]		[	—]	[	—]x		[	—]
(8) Up [—]%	Down [—]%(2)		[	—]		[	—]	[	—]x		[	—]

(1)	The Calculated Value Ratio equals (i) the calculated per-unit value of TransCo common units multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Entergy common stock.
(2)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been [—] TransCo common units per share of Entergy common stock validly tendered and accepted in this exchange offer. In this scenario, Entergy would announce that the upper limit on the number of shares that can be received for each share of Entergy common stock tendered is in effect at the expiration of the exchange offer period no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date.

During the three-month period of [—], 2013 through [—], 2013, the highest closing price of Entergy common stock on the NYSE was $[—] and the lowest closing price of ITC common stock on the NYSE was $[—]. If the calculated per-share value of Entergy common stock and the calculated per-unit value of TransCo common units equaled these closing prices, you would receive only the limit of [—] TransCo common units for each share of Entergy common stock tendered, and the value of such TransCo common units, based on the ITC common stock price, would have been approximately $[—] of TransCo common units for each $1.00 of Entergy common stock accepted for exchange.

Extension; Termination

This exchange offer, and your withdrawal rights, will expire at 8:00 a.m., New York City time, on [—], 2013, unless this exchange offer is extended or terminated. You must tender your shares of Entergy common stock prior to this time if you want to participate in this exchange offer. Entergy may extend, terminate or amend this exchange offer as described in this document.

Entergy will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day following any extension, amendment, non–acceptance or termination of the previously scheduled expiration date.

Conditions for Consummation of this Exchange Offer

Entergy’s obligation to exchange TransCo common units for shares of Entergy common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the satisfaction of conditions to the transactions and other conditions. These conditions include:

•	the absence of a market disruption event;

•	the approval of ITC’s shareholders of the issuance of shares of ITC common stock in the merger (which has been obtained);

•	the registration statements on Forms S-4 and S-1 of which this document is a part have become effective under the Securities Act;

•

the occurrence of any condition or event, or Entergy reasonably expects any condition or event to occur, which Entergy determines would or would be reasonably likely to cause the exchange offer and the pro rata spin-off distribution of TransCo common units to holders of Entergy common stock as of the distribution record date to be taxable to Entergy or its shareholders under U.S. federal income tax laws;

•	the completion of various transaction steps;

•	the satisfaction or waiver of the minimum amount condition;

•	the satisfaction or waiver of the merger condition; and

•	other customary conditions.

For a description of the material conditions precedent to the transactions, see “The Merger Agreement—Conditions to the Merger.”

Entergy may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. TransCo has no right to waive any of the conditions to this exchange offer. ITC has no right to waive any of the conditions to this exchange offer (other than certain conditions relating to the other transactions).

Proration; Odd-Lots

If, upon the expiration of this exchange offer, Entergy shareholders have validly tendered more shares of Entergy common stock than Entergy is able to conditionally accept for exchange (taking into account the exchange ratio and the total number of TransCo common units being exchanged by Entergy in this exchange offer), Entergy will conditionally accept for exchange subject to the satisfaction of the merger condition the shares of Entergy common stock validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of Entergy common stock to be accepted bears to the total number of shares of Entergy common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of Entergy common stock, and subject to any adjustment necessary to ensure the exchange of all TransCo common units being offered by Entergy in this exchange offer), except for tenders of odd-lots, as described below.

Entergy will announce the preliminary proration factor for this exchange offer and the preliminary distribution ratio for the spin-off at http://[—] and separately by press release promptly after the expiration of this exchange offer. Upon determining the number of shares of Entergy common stock validly tendered for exchange and not properly withdrawn, Entergy will announce the final results of the exchange offer, including the final proration factor for this exchange offer and the final distribution ratio for the spin-off.

Beneficial holders (other than plan participants in the Savings Plan of Entergy Corporation and Subsidiaries) of less than 100 shares of Entergy common stock who validly tender all of their shares may elect not to be subject to proration by completing the section in the applicable letter of transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker for your account, you can contact the broker and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if Entergy completes this exchange offer.

Fractional Shares

Immediately following the consummation of this exchange offer and spin-off, Merger Sub will be merged with and into TransCo, whereby TransCo will continue as the surviving company and a wholly-owned subsidiary of ITC. The consummation of this exchange offer, spin-off and the merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer. Each outstanding TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of ITC common stock, while the TransCo common units will automatically be cancelled and retired and will cease to exist. In this conversion of TransCo common units into shares of ITC common stock, no fractional shares of ITC common stock will be delivered to holders of TransCo common units. Instead, the merger exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those holders of TransCo common units who otherwise would be entitled to receive a fractional share of ITC common stock. Those holders of TransCo common units will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. The distribution of fractional share proceeds may take longer than the distribution of ITC common stock to holders of TransCo common units. As a result, such holders may not receive fractional share proceeds at the same time they will receive shares of ITC common stock.

Procedures for Tendering

For you to validly tender your shares of Entergy common stock pursuant to this exchange offer, prior to the expiration of this exchange offer:

•	If you hold shares of Entergy common stock, you must deliver to the exchange offer agent at an address listed on the letter of transmittal for Entergy common stock you will receive, a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and in the case of shares held in certificated form, book-entry via DRS, the certificates representing the shares of Entergy common stock tendered.

•

If you hold shares of Entergy common stock through a broker, you should receive instructions from your broker on how to participate in this exchange offer. In this situation, do not complete a letter of transmittal to tender your Entergy common stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

•

If you hold shares of Entergy common stock through the Savings Plan of Entergy Corporation and Subsidiaries, you should receive instructions from the plan record keeper via letter or email informing you how to make an election. In this situation, do not complete a letter of transmittal to tender your shares of Entergy common stock. Please contact the toll-free plan information line to speak with a customer service associate if you have not yet received instructions.

If you or any member of your “group” (within the meaning of Section 13(d)(3) of the Exchange Act) is a “market participant” (as defined in the Amended and Restated Articles of Incorporation of ITC) a tender of Entergy common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to Entergy, among other customary representations and warranties, that, assuming that all of your shares of Entergy common stock that are validly tendered will be exchanged in the exchange offer, you will not beneficially own (individually or together with all members of your group) 5% or more of the outstanding common stock of ITC after giving effect to this exchange offer, the spin-off and the merger. For a discussion of the representations and warranties in connection with a tender of Entergy common stock, see “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Effect of Tenders.” For a discussion of the restrictions on ownership of ITC common stock by “market participants,” see “Description of Capital Stock of ITC and the Combined Company—Common Stock—Restrictions on Ownership by Market Participants.”

Delivery of TransCo Common Units

Upon the consummation of this exchange offer and the spin-off prior to the effective time of the merger, Entergy will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units, pending the consummation of the merger. Prior to or at the effective time of the merger, ITC will deposit with the merger exchange agent evidence in book-entry form representing the shares of ITC common stock issuable in the merger. Shares of ITC common stock will be delivered immediately following the consummation of this exchange offer, the acceptance of Entergy common stock for exchange, and the effectiveness of the merger, pursuant to the procedures determined by the exchange offer agent and the merger exchange agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Entergy Common Stock.” Subject to the satisfaction or waiver of the merger condition, the consummation of this exchange offer, spin-off and the merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer.

Withdrawal Rights

You may withdraw your tendered Entergy common stock at any time prior to the expiration of this exchange offer by following the procedures described herein. If you change your mind again, you may re-tender your Entergy common stock by again following the exchange offer procedures prior to the expiration of this exchange offer. After the expiration of this exchange offer, shares conditionally accepted by Entergy subject to the satisfaction of the merger condition may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer if the exchange offer has not then been consummated.

When Distributed and When Issued Markets

Entergy will announce the preliminary proration factor for this exchange offer and preliminary distribution ratio for the spin-off at http://[—] and separately by press release promptly after the expiration of this exchange offer. Entergy will confirm the final results of the exchange offer, including the final proration factor for this exchange offer, with the exchange offer agent. Promptly after the final results are confirmed, Entergy will issue a press release announcing the final results of the exchange offer, including the final proration factor for this exchange offer and the final distribution ratio for the spin-off.

ITC has been informed by the NYSE that it expects to create a “when issued” market for the new shares of ITC common stock issuable to Entergy shareholders as a result of the spin-off and to Entergy shareholders whose shares of Entergy common stock are conditionally accepted for exchange in the exchange offer subject to the satisfaction of the merger condition promptly following Entergy’s announcement of the preliminary proration factor for this exchange offer and preliminary distribution ratio for the spin-off. In the “when issued” market, Entergy shareholders will be able to sell their rights to receive shares of ITC common stock when those shares are issued and delivered by the merger exchange agent. Purchasers of shares of ITC common stock in the “when issued” market will acquire the right to receive shares of ITC common stock when those shares are issued and delivered by the merger exchange agent. These rights are not actual shares of ITC common stock and do not entitle their holders to voting or dividend rights with respect to shares of ITC common stock. After the shares of ITC common stock issuable to Entergy shareholders are issued and delivered, “when issued” trading with respect to shares of ITC common stock will end.

Entergy has been informed by the NYSE and the CHX that, in the event proration is necessary for this exchange offer, the NYSE and the CHX do not expect to create a “when distributed” market for the shares of Entergy common stock not accepted for exchange in this exchange offer. Although Entergy will promptly return any shares of Entergy common stock that are not accepted for exchange following the expiration of this exchange offer and the determination of the final proration factor for the exchange offer, if any, Entergy shareholders whose shares are not accepted for exchange in this exchange offer may not be able to immediately sell their rights to receive shares of Entergy common stock until those shares are returned by Entergy. Such selling shareholders will, however, retain voting and dividend rights (including with respect to the spin-off) with respect to such shares accruing to shareholders of record as of any record date occurring while held by Entergy and prior to the date those shares are returned.

Any trades made in the “when issued” market will be made contingent on the issuance and delivery of shares of ITC common stock. The creation of a “when issued” market is outside the control of Entergy and ITC. The NYSE is not required to create a “when issued” market, and there can be no assurance that either such market will develop or if they develop the prices at which shares will trade.

No Appraisal Rights

No appraisal rights are available to holders of Entergy common stock in connection with this exchange offer or the pro rata spin-off distribution of TransCo common units.

Distribution of TransCo Common Units Remaining After this Exchange Offer

All TransCo common units owned by Entergy that are not exchanged in this exchange offer (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) will be distributed as a pro rata spin-off distribution to holders of Entergy common stock (other than holders of Entergy restricted common stock) as of the distribution record date. The distribution record date is expected to be the close of business on the third trading day following the expiration date of this exchange offer (but the actual record date will be formally announced by press release by Entergy). Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in the exchange offer subject to the satisfaction of the merger condition will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed on a pro rata basis to Entergy shareholders (other than holders of Entergy restricted common stock) in the spin-off.

The consummation of the spin-off is subject to the merger condition having been fulfilled or waived. After the expiration of this exchange offer, the exchange offer agent will calculate the exact number of TransCo common units not conditionally accepted in this exchange offer to be distributed on a pro rata basis on the date of the spin-off, and that number of TransCo common units will be held for the account of the relevant Entergy shareholders.

If this exchange offer is terminated by Entergy on or prior to the expiration of this exchange offer without the exchange of shares, but the conditions for consummation of the transactions have otherwise been satisfied, Entergy intends to distribute all TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to holders of Entergy common stock (other than Entergy restricted common stock), with a record date to be announced by Entergy.

Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This document is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Entergy common stock, shares of ITC common stock, or TransCo common units in any jurisdiction in which the offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Entergy, ITC or TransCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Entergy common stock, shares of ITC common stock or TransCo common units outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Entergy common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Entergy, ITC or TransCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Entergy common stock, shares of ITC common stock or TransCo common units that may apply in their home countries. None of Entergy, ITC or TransCo can provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

The Transactions (See “The Transactions” beginning on page 143).

On December 4, 2011, ITC and Entergy agreed to enter into transactions to effect the transfer of Entergy’s Transmission Business to ITC. These transactions provide for the separation of Entergy’s Transmission Business into TransCo, the distribution of TransCo and the subsequent merger of Merger Sub with and into TransCo, with TransCo surviving as a wholly owned subsidiary of ITC. As a result of and immediately following these transactions, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately

50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Entergy shareholders will retain their shares of Entergy common stock.

In order to effect the separation, distribution and merger, ITC, Merger Sub, Entergy and TransCo entered into the merger agreement; Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and ESI entered into the separation agreement and Entergy, ITC and TransCo entered into the employee matters agreement. In addition, ITC, Entergy, TransCo or their respective affiliates will also enter into a series of ancillary agreements in connection with the transactions. These agreements, which are described in greater detail in this prospectus, will govern the relationship among ITC, Entergy, TransCo and their respective affiliates after the separation and distribution. For a more complete discussion of the transaction agreements, see “The Merger Agreement,” “The Separation Agreement,” and “Additional Material Agreements.”

Transaction Timeline (See “The Transactions—Transaction Timeline” beginning on page 144).

Below is a step-by-step list illustrating the material events relating to the separation, distribution and merger. The exact order of any particular step may vary from the depiction below:

Step #1—Entergy Exchangeable Debt. At least fourteen (14) days prior to the debt exchange, Entergy will issue or unrelated creditors will purchase Entergy exchangeable debt (as described below under “—The Financings”). The amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Step #2—ITC Financing, ITC Special Dividend and/or Share Repurchase. Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Prior to the merger, ITC expects to enter into debt financings to fund any such transactions. In the event ITC elects to declare a one-time special dividend payable to pre-merger ITC shareholders, Entergy shareholders who receive ITC common stock as a result of the conversion of the TransCo common units in the merger will not receive the ITC special dividend even if such amount is paid after the merger.

Step #3—Entergy Corporate Reorganization. On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly, wholly owned limited liability company of Entergy with such limited liability company surviving.

Step #4—TransCo Subs Financing; Utility Operating Companies Contribution of Transmission Assets. The TransCo Subs will effectuate the TransCo Subs Financing (as described below under “—The Financings”). The aggregate amount of the TransCo Subs Financing is expected to be $1.2 billion. Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company (now in limited liability company form) will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub and, as part of the consideration for such transfer, each Utility Operating Company will receive its respective portion of the net proceeds of the TransCo Sub Financing.

Step #5—Distribution of TransCo Subs to Entergy. All of the equity interests in each respective TransCo Sub will be distributed to Entergy.

Step #6—Entergy Contribution. Entergy will contribute to TransCo all of the equity interests of each TransCo Sub and cash in exchange for (i) the number of TransCo common units determined pursuant to the merger agreement and (ii) the TransCo debt securities (as described below under “—The Financings”).

Step #7—Transfer of ESI Assets to TransCo or one or more TransCo Subs. Using the cash received in Step #6, TransCo or one or more TransCo Subs will purchase certain assets owned by ESI.

Step #8—The Distribution—Exchange Offer and Spin-Off. On the closing date of the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. Subject to the satisfaction or waiver of the merger condition, the consummation of this exchange offer and the spin-off is expected to occur no later than four trading days after the expiration date of this exchange offer. In the event Entergy makes the exchange trust election, Entergy will contribute the TransCo common units to be held by the exchange trust at or prior to the distribution and such TransCo common units will not be distributed to Entergy shareholders in the distribution.

Step #9—The Debt Exchange. At the time of the separation, it is expected that Entergy will effect an exchange of the TransCo debt securities for the Entergy exchangeable debt.

Step #10—The Merger. Merger Sub will be merged with and into TransCo with TransCo surviving the merger as a wholly owned subsidiary of ITC. In the merger, the TransCo common units held by the exchange offer agent will be converted into the number of shares of ITC common stock such that immediately after the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The merger is expected to occur on the same day as the consummation of this exchange offer and the spin-off.

The Separation and Distribution (See “The Transactions—The Separation and Distribution” beginning on page 148).

Prior to the merger of Merger Sub with and into TransCo, Entergy will undergo an internal restructuring to separate and consolidate Entergy’s Transmission Business under TransCo pursuant to the terms of the separation agreement.

On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility

Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly, wholly-owned limited liability company of Entergy with such limited liability company surviving.

Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub, referred to as the Utility Operating Companies contributions. In consideration of the Utility Operating Companies contributions, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing.

Immediately thereafter, the Utility Operating Companies and certain other intermediate holding companies of Entergy will distribute the equity interests of the TransCo Subs so that Entergy will be the direct holder of the equity interests of each TransCo Sub.

Immediately thereafter, Entergy will contribute all the equity interests in each TransCo Sub to TransCo and cash in exchange for (i) a number of TransCo common units not to be less than the number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger and (ii) TransCo debt securities. Immediately thereafter, TransCo or one or more of the TransCo Subs will purchase certain assets of ESI.

On the closing date of the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. Subject to the satisfaction or waiver of the merger condition, the consummation of this exchange offer and the spin-off is expected to occur no later than four trading days after the expiration date of this exchange offer.

Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in this exchange offer subject to the satisfaction of the merger condition will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed to Entergy shareholders in the spin-off. In the event that any shares of Entergy common stock are not tendered and conditionally accepted by Entergy in this exchange offer for any reason, including in the event that the exchange offer is oversubscribed and is subject to proration, any such shares of Entergy common stock (other than shares of Entergy restricted common stock) will be entitled to receive the distribution of TransCo common units in the spin-off. In the spin-off, the exchange offer agent will calculate the exact number of TransCo common units owned by Entergy that will not be exchanged in this exchange offer. Such remaining TransCo common units will be distributed on a pro rata basis, and the number of shares of ITC common stock into which the remaining TransCo common units will be converted in the merger will be transferred to the relevant Entergy shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units pending the consummation of the merger. TransCo common units will not be traded during this period.

The Merger; Merger Consideration (See “The Transactions—The Merger” beginning on page 149 and “The Transactions—Calculation of the Merger Consideration” beginning on page 149).

In accordance with the merger agreement and Delaware law, immediately following the distribution, Merger Sub will merge with and into TransCo. As a result of the merger, the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving entity and will become a wholly-owned direct subsidiary of ITC. Following the merger, ITC will continue the combined business operations of TransCo and ITC.

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger (which calculation is described below) will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. However, each TransCo common unit that is owned, directly or indirectly, by ITC or Merger Sub or held by TransCo, immediately prior to the effective time of the merger, will be automatically cancelled at the effective time of the merger. Existing shares of ITC common stock will remain outstanding.

No fractional shares of ITC common stock will be issued in the merger to holders of fractional TransCo common units. Instead, the merger exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those Entergy shareholders who otherwise would be entitled to receive a fractional share of ITC common stock. Those Entergy shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. The distribution of fractional share proceeds may take longer than the distribution of ITC common stock to holders of TransCo common units. As a result, such holders may not receive fractional share proceeds at the same time they will receive shares of ITC common stock. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders as described in “Material United States Federal Income Tax Consequences of the Transactions.”

As further described above under “—The Separation and Distribution” and under “The Merger Agreement,” in the separation, TransCo will issue to Entergy a number of TransCo common units equal to the sum of:

•

the number obtained by multiplying (i) 1.00400801603206 by (ii) the number of ITC shares of common stock on a fully diluted basis (calculated as detailed in the merger agreement and as summarized below), on the estimation date (as defined below), less the number of common units of TransCo outstanding immediately prior to such calculation (which are estimated to be approximately 1,000); plus

•

the number obtained by dividing the aggregate disqualified share number (as defined below) by 49.9% (provided that such number will not exceed an amount that would reduce, as calculated in the merger agreement, the transaction maximum principal amount of indebtedness of $1.775 billion to be incurred by TransCo by the issuance of TransCo debt securities and the TransCo Subs in the TransCo Subs Financing by more than $100 million).

The term “fully diluted basis” means Entergy and ITC’s estimate of the number of shares of ITC common stock that will be outstanding on the closing date of the merger, together with the estimated amount of shares of ITC common stock that will be issuable on the closing date of the merger upon the exercise of any options, rights or units based on the treasury stock method (other than the shares of ITC common stock issued or to be issued in the merger, including pursuant to the employee matters agreement) as further detailed in the merger agreement.

The “estimation date” will be the nearest reasonably practicable date prior to the last trading day that ends at least 20 trading days prior to the date the distribution will be expected to occur, as mutually agreed by Entergy and ITC.

The “aggregate disqualified share number” means ITC’s and Entergy’s best estimate of the number of shares of ITC common stock issuable upon the conversion of Entergy stock options and restricted shares to ITC stock options and restricted shares that are reasonably likely to be treated as being issued as part of a plan or series of related events for U.S. federal income tax purposes that would cause the distribution to be treated as a taxable event. Entergy obtained a private letter ruling from the IRS on May 31, 2013 with respect to certain aspects of the transaction. As a result of receiving such ruling, there are not expected to be any such disqualified shares of ITC common stock.

The merger agreement also provides that the number of TransCo common units to be issued to Entergy will in no event be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding common stock immediately following the merger, as determined under U.S. federal income tax rules to ensure that the distribution is not taxable to Entergy.

The Exchange Trust (See “The Transactions—Exchange Trust” beginning on page 152).

Pursuant to the terms of the merger agreement, Entergy may elect, at least 30 business days prior to the closing of the merger to retain up to the number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger that otherwise would have been distributed in the distribution, such election is referred to as the exchange trust election. If Entergy makes an exchange trust election, and subject to the conditions in the merger agreement, Entergy, TransCo, ITC and a trustee will enter into a trust agreement, referred to as the exchange trust agreement. Under the terms of the exchange trust agreement, at the time of the distribution, Entergy will transfer such TransCo common units to an irrevocable Delaware trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to Entergy shareholders in the distribution and, at the closing of the merger, will subsequently be converted into ITC common stock in the merger. The trustee of the trust will own and hold legal title to the TransCo common units or ITC common stock. Pursuant to the exchange trust agreement, the exchange trust will hold the shares for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred to Entergy. Upon delivery of notice by Entergy, the trustee will conduct an exchange offer whereby Entergy shareholders may exchange Entergy common stock for the ITC common stock held by the exchange trust pursuant to irrevocable terms contained in the trust agreement at the time it is entered into, referred to as the exchange trust exchange offer. Pursuant to the exchange trust agreement, any ITC common stock remaining in the exchange trust after six months following the completion of the merger will be distributed to Entergy shareholders pro rata. If Entergy makes an exchange trust election, Entergy, ITC and the trustee of the exchange trust will also enter into a registration rights agreement whereby ITC will provide the trustee and Entergy certain registration rights with respect to the retained equity. The purpose of the exchange trust is to permit an exchange offer with Entergy shareholders to occur when the trading market for the combined company’s common stock has settled following the merger. This delayed exchange offer, if elected by Entergy, is an option to help Entergy efficiently manage its post-transaction capital structure and improve cash flow and credit metrics. Upon the consummation of a successful exchange offer by the trust, there would be fewer outstanding shares of Entergy common stock, as those shares would have been exchanged for the shares of ITC common stock held by the trust. Consequently, a successful delayed exchange offer would permit Entergy to reduce its common shares outstanding and aggregate cash dividends paid and as a result could improve Entergy’s available cash flow and credit metrics.

For additional information on the exchange trust agreement and the registration rights agreement, see “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement” and “Additional Material Agreements—Registration Rights Agreement.”

Board of Directors and Management of ITC Following the Merger (See “Information on ITC—Directors and Executive Officers of ITC Before and After the Merger” beginning on page 106 and “The Transactions—Board of Directors and Management of ITC Following the Merger” beginning on page 171).

The directors of ITC immediately prior to the closing of the merger are expected to be the directors of ITC immediately following the closing of the merger, except that at the effective time of the merger, ITC has agreed that there will be at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof) pursuant to the merger agreement, which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee. Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Entergy will be entitled to offer to ITC’s nominating/corporate governance committee suggestions on candidates to fill such vacancies in connection with the search process. Any decision with respect to Entergy’s candidates, however, will be made solely by ITC’s nominating/corporate governance committee.

The executive officers of ITC immediately prior to the closing of the merger are expected to be the executive officers of ITC immediately following the closing of the merger. The merger agreement provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger.

Interests of Certain Persons in the Merger (See “The Transactions—Interests of Certain Persons in the Merger” beginning on page 173).

In considering the transactions contemplated by the merger agreement, you should be aware that certain officers and directors of ITC may receive severance and will receive other compensation in connection with the transactions, see “The Transactions—Interests of Certain Persons in the Merger.”

Except with respect to the treatment of Entergy restricted common stock, the directors and officers of Entergy and TransCo will receive no extra or special benefit that is not shared on a pro rata basis by all other Entergy shareholders in connection with the transactions. For more information on the treatment of Entergy restricted common stock, see “The Transactions—Effects of the Distribution and the Merger on Entergy Equity Awards/Plans.”

Regulatory Approvals (See “The Transactions—Regulatory Approvals” beginning on page 176, “The Merger Agreement—Antitrust Matters” beginning on page 197 and “The Merger Agreement—Efforts to Close” beginning on page 197).

As further described in this prospectus, to complete the separation, the distribution and the merger, there are certain filings, notices and waiting periods required or otherwise sought in order for ITC and Entergy to obtain required authorizations or other determinations, approvals and/or consents from a number of federal and state public utilities, antitrust and other regulatory authorities, including the FERC, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Public Utility Commission of Texas, the City Council for the City of New Orleans, the Missouri Public Service Commission and the Nuclear Regulatory Commission (the “NRC”), as well as the expiration of the applicable waiting period under the HSR Act. For additional information, see “The Transactions—Regulatory Approvals.”

As further described in this prospectus, the merger agreement generally provides that Entergy and ITC will file all required notifications under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”). The parties made such filings on December 14, 2012. Each party has agreed, subject to certain limitations, to use its reasonable best efforts to obtain early termination of any waiting period under the HSR Act and supply each other, the FTC and the DOJ with any information reasonably required in connection with such filings. The waiting period under the HSR Act expired on January 14, 2013. In addition, the merger agreement generally provides that Entergy and ITC will use their respective reasonable best efforts (as specified in the merger agreement and subject to certain exceptions specified therein) to consummate the transactions, including using reasonable best efforts to file any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any governmental authority necessary or advisable to consummate the transactions, obtain each required approval, consent, ratification, permission and waiver of authorization from governmental authorities and parties to any material contractual obligations, cooperate with and provide notice to each other and lift any restraint, injunction or other legal bar to the transactions. For additional information, see “The Merger Agreement—Antitrust Matters” and “The Merger Agreement—Efforts to Close.”

The Financings (See “The Financings” beginning on page 184 and “The Separation Agreement—The Financings” beginning on page 214).

Entergy Exchangeable Debt. At least fourteen days prior to the debt exchange, Entergy will issue debt to one or more unrelated creditors or one or more unrelated creditors will purchase existing Entergy corporate debt, in each case, such debt is referred to as Entergy exchangeable debt. As described below, assuming that the desired private letter ruling from the IRS with respect to the financings is obtained, the amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Issuance of TransCo Debt Securities. In partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo in the Entergy contribution, TransCo will issue to Entergy debt of TransCo, referred to as TransCo debt securities, in an aggregate principal amount, when combined with the TransCo Subs Financing, of $1.775 billion (as may be adjusted pursuant to the merger agreement), referred to as the transaction maximum principal amount. It is currently expected that the aggregate principal amount of the TransCo debt securities will be $575 million, but in any case will be of equal aggregate principal amount as the Entergy exchangeable debt.

The Debt Exchange. At the time of the separation, it is expected that Entergy will effect an exchange with the holders of the Entergy exchangeable debt for the TransCo debt securities previously issued to Entergy. In the exchange (should the exchange occur), the unrelated creditor or creditors that hold the Entergy exchangeable debt will receive the TransCo debt securities and Entergy will receive the Entergy exchangeable debt. TransCo will not receive any proceeds from the issuance of the TransCo debt securities or the debt exchange.

Working Capital Facility. At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy. TransCo will not draw down on the working capital facility without the consent of ITC.

TransCo Subs Financing. Entergy will use its reasonable best efforts to cause the TransCo Subs to arrange a 366-day bridge facility, referred to as the TransCo Subs Financing, based on a targeted capital structure for each TransCo Sub of 40% debt and 60% equity (provided that if the desired private letter ruling from the IRS with respect to the financings cannot be obtained without adjusting the principal amount of the TransCo Subs Financing, then the parties will have the right to increase or decrease the principal amount of the TransCo Subs Financing to an amount equal to the aggregate tax basis of the transmission assets). It is expected that after the merger the TransCo Subs will issue first mortgage bonds to refinance the bridge facility. Assuming the desired private letter ruling from the IRS with respect to the financings is obtained, the aggregate amount of the TransCo Subs Financing is expected to be $1.2 billion. No TransCo Sub will retain any proceeds from the TransCo Subs Financing.

For more information on the contractual obligations of Entergy, TransCo and ITC with respect to the financings, see “The Separation Agreement—The Financings.”

ITC Recapitalization. Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock, or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Such transactions are expected to be funded by debt securities to be issued by ITC prior to the merger. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Material United States Federal Income Tax Consequences of the Transactions (See “Material United States Federal Income Tax Consequences of the Transactions” beginning on page 250).

Entergy shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the separation, distribution, merger, exchange trust exchange offer and mandatory exchange trust distribution except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of ITC common stock in the merger, exchange trust exchange offer, or mandatory exchange trust distribution or cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an exchange trust exchange offer or mandatory exchange trust distribution (other than cash received instead of fractional shares). ITC shareholders will not receive any stock or other consideration in respect of their ITC common stock pursuant to the aforementioned transactions and accordingly are not expected to realize any gain or loss as a result of such transactions (excluding any effects of the ITC $700 million recapitalization in the form of a one-time special dividend and/or share repurchase). The material U.S. federal income tax consequences associated with the exchange trust exchange offer and mandatory exchange trust distribution will only be applicable in the event Entergy makes the exchange trust election.

Risk Factors (See “Risk Factors” beginning on page 71).

In deciding whether to tender shares of Entergy common stock in the exchange offer, Entergy shareholders should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this prospectus and the other documents to which they have been referred.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of Entergy’s Transmission Business, summary historical consolidated financial data of Entergy and ITC, summary unaudited pro forma condensed consolidated financial data of Entergy reflecting the transactions, summary unaudited condensed combined pro forma financial data of ITC and Entergy’s Transmission Business and comparative historical and pro forma per share data are being provided to help you in your analysis of the financial aspects of the transaction. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference,” “Information on ITC,” “Information on Entergy,” “Information on Entergy’s Transmission Business” and “Selected Financial Statement Data.”

Summary of Historical Combined Financial Data of Entergy’s Transmission Business

Entergy’s Transmission Business’ combined statement of income data for the three years ended December 31, 2012, 2011 and 2010 and the combined balance sheet data as of December 31, 2012 and 2011 have been derived from Entergy’s Transmission Business’ audited combined financial statements, included elsewhere in this document. The following summary historical condensed combined financial data of Entergy’s Transmission Business for the three month periods ended March 31, 2013 and March 31, 2012 and as of March 31, 2013 and March 31, 2012 have been derived from the unaudited condensed combined financial statements of Entergy’s Transmission Business. The summary balance sheet data as of December 31, 2010 has been derived from unaudited combined financial information not included or incorporated by reference into this document. The summary combined financial data below is not necessarily indicative of the results that may be expected for any future period. This information is only a summary and should be read in conjunction with the financial statements of Entergy’s Transmission Business and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Entergy’s Transmission Business” thereto included elsewhere in the document.

The financial information of Entergy’s Transmission Business included in this document has been derived from the consolidated financial statements and accounting records of Entergy and reflects assumptions and allocations made by Entergy. The financial position, results of operations and cash flows of Entergy’s Transmission Business presented may be different from those that would have resulted had Entergy’s Transmission Business been operated as a stand-alone company. Additionally, the financial position, results of operations and cash flows of Entergy’s Transmission Business presented reflects its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. As a result, the historical financial information of Entergy’s Transmission Business is not a reliable indicator of future results. See “Risk Factors.”

	Entergy’s Transmission Business
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
(In thousands)	(unaudited)
Statement of Income Data:
Operating revenues	$156,195	$150,087	$639,961	$652,792	$631,742
Operating expenses	102,586	99,416	410,573	396,982	381,903

Operating income	53,609	50,671	229,388	255,810	249,839
Other expenses (income)—net	17,158	16,703	66,932	46,526	72,112

Income before income taxes	36,451	33,968	162,456	209,284	177,727
Income taxes	13,446	11,690	51,707	74,460	67,166

Net income	$23,005	$22,278	$110,749	$134,824	$110,561

	Entergy’s Transmission Business
	As of March 31,	As of December 31,
	2013	2012	2011	2010
(In thousands)	(unaudited)
Balance Sheet Data:
Total assets	$4,455,968	$4,409,002	$4,015,404	$3,669,588
Long-term debt	—	—	—	—
Total equity	3,067,236	3,018,025	2,862,465	2,551,097

	Entergy’s Transmission Business
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
(In thousands)	(unaudited)
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$65,327	$74,803	$387,581	$238,244	$278,662
Investing activities	(91,478)	(100,187)	(434,057)	(415,621)	(377,781)
Financing activities	26,145	25,367	46,457	177,385	99,421
Depreciation and amortization expense	44,357	36,200	147,384	132,302	127,738
Capital expenditures for property, plant and equipment	(91,478)	(100,187)	(434,057)	(415,621)	(377,781)

Summary of Historical Consolidated Financial Data of Entergy

Entergy’s summary historical consolidated financial data presented below have been derived from, and should be read in conjunction with Entergy’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (each of which is incorporated herein by reference). The data shown below are not necessarily indicative of results to be expected for any future period. To find where you can obtain copies of Entergy’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

	Entergy
	Year Ended December 31,
(In thousands)	2012	2011	2010
Statement of Operations Data:
Operating revenues	$10,302,079	$11,229,073	$11,487,577
Operating expenses	9,000,898	9,215,839	9,220,200	(a)

Operating income	1,301,181	2,013,234	2,267,377
Other expenses—net	401,963	359,599	379,833

Income before income taxes	899,218	1,653,635	1,887,544
Income taxes	30,855	286,263	617,239

Consolidated net income	$868,363	$1,367,372	$1,270,305

	Entergy
	As of December 31,
(In thousands)	2012	2011	2010
Balance Sheet Data:
Total assets	$43,202,502	$40,701,699	$38,685,276
Long-term debt	11,920,318	10,043,713	11,317,157
Total equity	9,291,089	9,055,270	8,590,400

	Entergy
	Year Ended December 31,
(In thousands)	2012	2011	2010
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$2,940,285	$3,128,817	$3,926,081
Investing activities	(3,639,797)	(3,446,853)	(2,574,223)
Financing activities	538,151	(282,285)	(1,767,275)
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,771,649	1,745,455	1,705,331
Construction/capital expenditures	(2,674,650)	(2,040,027)	(1,974,286)

(a)	Includes $44.2 million gain on sale of Entergy’s 61 percent ownership interest in the 550 megawatt Harrison County Power Project combined-cycle plant.

Summary of Historical Consolidated Financial Data of ITC

ITC’s summary historical consolidated financial data presented below have been derived from, and should be read in conjunction with ITC’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in ITC’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (each of which is incorporated herein by reference). The data shown below is not necessarily indicative of results to be expected for any future period. To find where you can obtain copies of ITC’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

	ITC
	Year Ended December 31,
(In thousands)	2012	2011	2010
Statement of Operations Data:
Operating revenues	$830,535	$757,397	$696,843
Operating expenses (a) (b)	399,476	359,645	339,522

Operating income	431,059	397,752	357,321
Other expenses (income)—net	134,551	131,318	129,389

Income before income taxes	296,508	266,434	227,932
Income tax provision	108,632	94,749	82,254

Net income	$187,876	$171,685	$145,678

	ITC
	As of December 31,
(In thousands)	2012	2011	2010
Balance Sheet Data:
Total assets	$5,564,809	$4,823,366	$4,307,873
Debt	3,147,227	2,645,022	2,496,896
Total stockholders’ equity	1,414,855	1,258,892	1,117,433

	ITC
	Year Ended December 31,
(In thousands)	2012	2011	2010
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$327,523	$380,916	$423,333
Investing activities	(809,061)	(560,195)	(388,861)
Financing activities	449,381	142,514	(14,216)
Depreciation and amortization expense	106,512	94,981	86,976
Expenditures for property, plant and equipment	(802,763)	(556,931)	(388,401)

(a)	During 2011, ITC recognized $2.1 million of regulatory assets associated with the development activities of ITC Great Plains as well as certain pre-construction costs for the Kansas V-Plan and Kansas Electric Transmission Authority (“KETA”) projects. Upon initial establishment of these regulatory assets in 2011, $2.1 million of general and administrative expenses were reversed of which $1.4 million were incurred in periods prior to 2011.
(b)	During 2012 and 2011, ITC expensed external legal, advisory and financial services fees of $19.4 million and $7.0 million, respectively, relating to the Entergy transaction recorded within general and administrative expenses of which certain amounts are not expected to be deductible for income tax purposes.

Summary Unaudited Condensed Consolidated Pro Forma Financial Data of Entergy Reflecting the Transactions

The following summary unaudited pro forma condensed consolidated financial information of Entergy is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The following summary unaudited pro forma condensed consolidated financial data assumes that the Reverse Morris Trust transaction was consummated at the start of each period and on the dates presented. Entergy may have performed differently had the transaction actually occurred prior to all periods or on the dates presented. You should also not rely on the following summary unaudited pro forma condensed consolidated financial data as being indicative of the results or financial condition that would have been achieved had the transaction occurred other than during the periods or on the dates presented or of the actual future results or financial condition of Entergy to be achieved following the transaction. The summary unaudited pro forma condensed consolidated financial information reflect the separation of Entergy’s Transmission Business as it existed under state and local jurisdictional rate regulation as a component of the Utility Operating Companies, and do not reflect the effect of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership and the business activity that the former transmission business of Entergy will have with Entergy after the separation.

(In thousands, except per share data)	For the Three-Months Ended March 31, 2013 for Pro Forma Entergy Reflecting the Transactions	For the Year Ended December 31, 2012 for Pro Forma Entergy Reflecting the Transactions
Statement of Operations Data:
Operating revenues	$2,452,679	$9,662,118
Operating income	342,539	1,090,126
Net income	147,283	782,260

Other Data:
Earnings per average common share, basic	$0.83	$4.41
Earnings per average common share, diluted	0.83	4.40
Average number of common shares outstanding, basic	178,027,961	177,324,813
Average number of common shares outstanding, diluted	178,413,287	177,737,565

Balance Sheet Data (at period end):
Cash and cash equivalents	$98,969
Total assets	38,419,338
Long-term debt	10,152,134
Total equity	7,955,227

Summary Unaudited Condensed Combined Pro Forma Financial Data of ITC and Entergy’s Transmission Business

The summary unaudited condensed combined pro forma financial data presented below have been prepared by ITC and are being provided for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of ITC or Entergy’s Transmission Business would have been had the transaction been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The results of operations and cash flows of the acquired business reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. The pro forma financial statements do not reflect the impact of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership. The selected unaudited pro forma combined consolidated financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes beginning on page 58 of this prospectus.

(In thousands, except per share data)	For the Three-Months Ended March 31, 2013 for Pro Forma Combined Entergy’s Transmission Business and ITC	For the Year Ended December 31, 2012 for Pro Forma Combined Entergy’s Transmission Business and ITC
Statement of Operations Data:
Operating revenues	$373,499	$1,476,479
Operating income	179,752	706,631
Net income	77,413	300,189

Other Data (a):
Net income per share of common stock, basic	$0.74	$2.88
Net income per share of common stock, diluted	0.73	2.86
Weighted-average shares of common stock outstanding, basic	105,240,068	104,304,141
Weighted-average shares of common stock outstanding, diluted	105,628,205	105,053,063

Balance Sheet Data (at period end):
Cash and cash equivalents	$107,582
Total assets	13,268,087
Long-term debt	4,973,881
Total stockholders’ equity	5,076,604

(a)	The share and per share information is based on the $700 million recapitalization taking the form of a one-time special dividend to ITC’s pre-merger shareholders. Refer to “The Financings—ITC Recapitalization” for more information regarding the recapitalization and Note 6, “Common Stock Shares Outstanding” within the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements for the share and per share impact of the $700 million recapitalization in the form of a share repurchase of ITC common stock from its shareholders.

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data of ITC and Entergy. The ITC historical data have been derived from, and should be read in conjunction with, the audited consolidated financial statements of ITC and the related notes thereto included in ITC’s Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited financial statements of ITC and related notes thereto included in ITC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference into this document. The ITC pro forma data has been derived from the unaudited pro forma condensed combined financial statements of ITC and Entergy’s Transmission Business included elsewhere in this prospectus. The Entergy historical data have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Entergy and the related notes thereto included in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited financial statements of Entergy and related notes thereto included in Entergy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, each of which is incorporated by reference into this document. The Entergy pro forma data has been derived from the unaudited pro forma condensed combined financial statements of Entergy included elsewhere in this prospectus. See “Where you Can Find More Information; Incorporation By Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the transaction been completed during the period presented, nor are they necessarily indicative of any future results. ITC, Entergy and Entergy’s Transmission Business may have performed differently had the transaction occurred prior to the period presented. The results of operations and cash flows of the acquired business reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. The pro forma financial statements do not reflect the impact of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Entergy’s Transmission Business been split-off from Entergy and combined with ITC during the periods or at the dates presented or of the actual future results or financial condition of ITC, Entergy or Entergy’s Transmission Business to be achieved following the transaction.

The following tables present certain historical and pro forma per share data for ITC and Entergy:

	As of and for the Three Months		As of and for the Year
	Ended March 31, 2013		Ended December 31, 2012
	Historical	Pro Forma (a)	Historical	Pro Forma (a)
	(unaudited)			(unaudited)
ITC:
Earnings Per Share Data:
Basic	$0.96	$0.74	$3.65	$2.88
Diluted	$0.95	$0.73	$3.60	$2.86

Weighted-average common stock outstanding:
Basic	51,756,765	105,240,068	50,820,838	104,304,141
Diluted	52,135,171	105,628,205	51,563,395	105,053,063
Book value per share of common stock	$28.09	$48.24	$27.84
Cash dividends declared per share of common stock	$0.3775	$0.3775	$1.460	$1.460

(a)	The share and per share information is based on the $700 million recapitalization taking the form of a one-time special dividend to ITC’s pre-merger shareholders. Refer to “The Financings—ITC Recapitalization” for more information regarding the recapitalization and Note 6, “Common Stock Shares Outstanding” within the Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements for the share and per share impact of the $700 million recapitalization in the form of a share repurchase of ITC common stock from its shareholders.

	As of and for the Three Months		As of and for the Year
	Ended March 31, 2013		Ended December 31, 2012
	Historical	Pro Forma	Historical	Pro Forma
	(unaudited)			(unaudited)
Entergy:
Earnings Per Share Data:
Basic	$0.91	$0.83	$4.77	$4.41
Diluted	$0.90	$0.83	$4.76	$4.40
Book value per common share outstanding	$51.73	$44.67	$51.72

HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION

Historical Market Price Data

Historical market price data for TransCo has not been presented because TransCo is currently a wholly-owned subsidiary of Entergy and its equity interests are not publicly traded.

Entergy stock is listed and traded on the NYSE and CHX under the symbol “ETR.” ITC common stock is listed and traded on the NYSE under the symbol “ITC.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Entergy common stock and ITC common stock, as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by Entergy with respect to Entergy common stock and by ITC with respect to ITC common stock. On [—], 2013, the last practicable trading day prior to the date of this prospectus, there were [—] shares of Entergy common stock outstanding and [—] shares of ITC common stock outstanding.

	Entergy
	High	Low	Dividends Declared
Calendar Year Ended December 31, 2011
First Quarter	$74.50	$64.72	$0.83
Second Quarter	$70.40	$65.15	$0.83
Third Quarter	$69.14	$57.60	$0.83
Fourth Quarter	$74.00	$62.66	$0.83

Calendar Year Ended December 31, 2012
First Quarter	$73.66	$66.23	$0.83
Second Quarter	$68.20	$62.97	$0.83
Third Quarter	$74.50	$67.07	$0.83
Fourth Quarter	$72.98	$61.55	$0.83

Calendar Year Ended December 31, 2013
First Quarter	$65.39	$61.09	$0.83
Second Quarter	$72.10	$63.12	$0.83
Third Quarter (through July 19, 2013)	$72.19	$67.43	N/A

	ITC
	High	Low	Dividends Declared
Calendar Year Ended December 31, 2011
First Quarter	$70.28	$61.76	$0.3350
Second Quarter	$74.67	$67.46	$0.3350
Third Quarter	$78.89	$64.88	$0.3525
Fourth Quarter	$81.90	$70.00	$0.3525

Calendar Year Ended December 31, 2012
First Quarter	$78.51	$71.65	$0.3525
Second Quarter	$78.86	$66.30	$0.3525
Third Quarter	$75.87	$69.10	$0.3775
Fourth Quarter	$79.62	$74.95	$0.3775

Calendar Year Ended December 31, 2013
First Quarter	$89.26	$76.72	$0.3775
Second Quarter	$92.50	$85.08	$0.3775
Third Quarter (through July 19, 2013)	$95.37	$90.22	N/A

The following table presents the last reported sale price of a share of Entergy common stock and ITC common stock, as reported on the NYSE on December 2, 2011, the last full trading day prior to the public announcement of the proposed transactions, and on [—], 2013, the last practicable trading day prior to the date of this prospectus:

	Entergy
December 2, 2011		$69.64
[—], 2013	$	[—]

	ITC
December 2, 2011		$73.78
[—], 2013	$	[—]

ITC Dividend Policy

The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. The debt agreements to which ITC is a party contain financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities. The ITC board of directors intends to adjust the dividend rate from time to time, subject to prevailing business conditions, applicable restrictions on dividend payments, the availability of capital resources and ITC’s investment opportunities.

In connection with the transactions, prior to closing the merger, ITC expects to effectuate a $700 million recapitalization, which may take the form of a one-time special dividend to ITC’s pre-merger shareholders, a repurchase of ITC common stock from the ITC shareholders, or a combination of a one-time special dividend and a share repurchase. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Following the date of the merger agreement and prior to the effective time of the merger, ITC will not pay any dividends with respect to any shares of its capital stock other than (i) quarterly cash dividends not to exceed the amounts set forth on ITC’s confidential disclosure letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice, (ii) dividends payable by a wholly owned subsidiary of ITC to ITC or another wholly owned subsidiary and (iii) if elected, a one-time special dividend to ITC’s pre-merger shareholders in accordance with the merger agreement.

For more information on ITC’s dividend policy, see “The Transactions—ITC’s Dividend Policy and $700 Million Recapitalization.”

Entergy Dividend Policy

Declarations of dividends on Entergy’s common stock are made at the discretion of Entergy’s board of directors. Among other things, Entergy’s board of directors evaluates the level of Entergy’s common stock dividends based upon Entergy’s earnings, financial strength, and future investment opportunities. At its January 2013 meeting, Entergy’s board of directors declared a dividend of $0.83 per share, which is the same quarterly dividend per share that Entergy has paid since the second quarter of 2010. The prior quarterly dividend per share was $0.75. Entergy paid $589 million in 2012, $590 million in 2011, and $604 million in 2010 in cash dividends on its common stock.

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of Entergy’s Transmission Business

Entergy’s Transmission Business’ selected combined statement of income data for the three years ended December 31, 2012, 2011 and 2010 and combined balance sheet data as of December 31, 2012 and 2011 have been derived from Entergy’s Transmission Business’ audited combined financial statements, included elsewhere in this prospectus. Entergy’s Transmission Business’ selected combined balance sheet data as of December 31, 2010, 2009 and 2008 and its selected statements of income data presented below for the years ended December 31, 2009 and 2008 have been derived from Entergy’s Transmission Business’ historical accounting records, which are unaudited and are not included in this prospectus. Entergy’s Transmission Business’ selected combined statement of income data for the three months ended March 31, 2013 and 2012 and selected combined balance sheet data as of March 31, 2013 have been derived from Entergy’s Transmission Business’ unaudited condensed combined financial statements, included elsewhere in this prospectus. The selected historical combined financial data below is not necessarily indicative of the results that may be expected for any future period. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Entergy’s Transmission Business” and the financial statements of Entergy’s Transmission Business and the notes thereto included elsewhere in this prospectus.

The financial information of Entergy’s Transmission Business included in this prospectus has been derived from the financial statements and accounting records of Entergy and reflects assumptions and allocations made by Entergy. The financial position, results of operations and cash flows of Entergy’s Transmission Business presented may be different from those that would have resulted had Entergy’s Transmission Business been operated as a stand-alone company. Additionally, the financial position, results of operations and cash flows of Entergy’s Transmission Business presented reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. As a result, the historical financial information of Entergy’s Transmission Business is not a reliable indicator of future results. See “Risk Factors.”

	Entergy’s Transmission Business
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)
Statement of Income Data:
Operating revenues	$156,195	$150,087	$639,961	$652,792	$631,742	$582,847	$569,507
Operating expenses
Operation and maintenance	44,866	50,706	213,903	218,929	212,113	186,734	189,959
Depreciation and amortization	44,357	36,200	147,384	132,302	127,738	110,294	97,287
Taxes other than income taxes	13,363	12,510	49,286	45,751	42,052	38,346	36,473

Total operating expenses	102,586	99,416	410,573	396,982	381,903	335,374	323,719

Operating income	53,609	50,671	229,388	255,810	249,839	247,473	245,788
Other expenses (income)
Interest expense	20,349	19,760	79,166	63,247	79,041	79,734	70,782
Allowance for equity funds used during construction	(2,757)	(3,011)	(10,754)	(15,122)	(8,388)	(6,195)	(8,439)
Other expense (income)	(434)	(46)	(1,480)	(1,599)	1,459	(4,697)	(12,921)

Total other expenses (income)	17,158	16,703	66,932	46,526	72,112	68,842	49,422

Income before income taxes	36,451	33,968	162,456	209,284	177,727	178,631	196,366
Income taxes	13,446	11,690	51,707	74,460	67,166	68,205	72,265

Net income	$23,005	$22,278	$110,749	$134,824	$110,561	$110,426	$124,101

	Entergy’s Transmission Business
	As of March 31,	As of December 31,
	2013	2012	2011	2010	2009	2008
(In thousands)
Balance Sheet Data:
Property, plant and equipment—net	$4,016,851	$3,964,036	$3,666,387	$3,369,025	$3,134,123	$2,981,331
Total assets	$4,455,968	$4,409,002	$4,015,404	$3,669,588	$3,450,333	$3,308,492
Long-term debt	—	—	—	—	—	—

Selected Consolidated Historical Financial Data of Entergy

The following selected consolidated historical financial data of Entergy as of and for each of the years in the five-year period ended December 31, 2012 has been derived from the audited consolidated financial statements of Entergy. The following selected consolidated historical financial data of Entergy as of and for each of the three month periods ended March 31, 2013 and 2012 has been derived from the unaudited condensed consolidated financial data of Entergy, incorporated by reference herein, and is not necessarily indicative of the results that may be expected for any future period. This information is only a summary and should be read together with Entergy’s consolidated financial statements and the accompanying notes and the related “Management’s Financial Discussion and Analysis” and “Selected Financial Data” sections included in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012 and in Entergy’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which are incorporated by reference into this prospectus. To find out where you can obtain copies of Entergy’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

	Entergy
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)
Statement of Operations Data:
Operating revenues	$2,608,874	$2,383,659	$10,302,079	$11,229,073	$11,487,577	$10,745,650	$13,093,756
Operating expenses
Operation and maintenance	1,698,439	1,964,846	6,939,151	7,181,057	7,403,523	6,697,154	9,033,485
Depreciation and amortization	300,876	280,215	1,144,585	1,102,202	1,069,894	1,082,775	1,030,860
Decommissioning	59,104	57,903	184,760	190,595	211,736	199,063	189,409
Taxes other than income taxes	151,095	137,170	557,298	536,026	534,299	503,859	496,952
Other operating income and expense—net	5,315	382	175,104	205,959	748(a)	(21,727)	59,883

Total operating expenses	2,214,829	2,440,516	9,000,898	9,215,839	9,220,200	8,461,124	10,810,589

Operating income (loss)	394,045	(56,857)	1,301,181	2,013,234	2,267,377	2,284,526	2,283,167
Other expenses (income)
Total interest expense	147,961	137,354	569,284	513,627	575,167	570,444	608,921
Allowance for equity funds used during construction	(12,751)	(24,307)	(92,759)	(84,305)	(59,381)	(59,545)	(44,523)
Miscellaneous other income-net	(24,683)	(23,002)	(74,562)	(69,723)	(135,953)	(110,163)	(124,764)

Total other expenses	110,527	90,045	401,963	359,599	379,833	400,736	439,634

Income (loss) before income taxes	283,518	(146,902)	899,218	1,653,635	1,887,544	1,883,790	1,843,533
Income tax expense (benefit)	116,536	(162)	30,855	286,263	617,239	632,740	602,998

Consolidated net income (loss)	$166,982	$(146,740)	$868,363	$1,367,372	$1,270,305	$1,251,050	$1,240,535

	Entergy
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Basic earnings (loss) per share	$0.91	$(0.86)	$4.77	$7.59	$6.72	$6.39	$6.39
Diluted earnings (loss) per share	$0.90	$(0.86)	$4.76	$7.55	$6.66	$6.30	$6.20
Weighted-average basic shares	178,027,961	176,865,363	177,324,813	177,430,208	186,010,452	192,772,032	190,925,613
Weighted-average diluted shares	178,413,287	177,388,045	177,737,565	178,370,695	187,814,235	195,838,068	201,011,588
Dividends declared per share	$0.83	$0.83	$3.32	$3.32	$3.24	$3.00	$3.00

	Entergy
	As of March 31,		As of December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$262,931	$685,002	$532,569	$694,438	$1,294,472	$1,709,551	$1,920,491
Working capital (deficit)	(573,547)	(565,683)	(423,195)	(1,327,996)	1,562,834	1,340,164	1,394,495
Property, plant and equipment—net	27,309,441	25,586,797	27,298,545	25,609,285	23,848,355	23,389,402	22,429,114
Total assets	42,792,973	40,930,224	43,202,502	40,701,699	38,685,276	37,561,953	36,616,818
Total long-term debt	11,729,134	12,121,105	11,920,318	10,043,713	11,317,157	10,705,738	11,174,289
Total equity	9,307,076	9,008,260	9,291,089	9,055,270	8,590,400	8,707,360	8,060,592

	Entergy
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)	(unaudited)
Other Data:
Construction/capital expenditures	$631,857	$563,539	$2,674,650	$2,040,027	$1,974,286	$1,931,245	$2,212,255
Interest paid (net of interest capitalized)	138,217	134,655	546,125	532,271	534,004	576,811	612,288
Income taxes paid (received)	12,341	35,992	49,214	(2,042)	32,144	43,057	137,234

(a)	Includes $44.2 million gain on sale of Entergy’s 61 percent ownership interest in the 550 megawatt Harrison County Power Project combined-cycle plant.

Selected Consolidated Historical Financial Data of ITC

The selected consolidated financial data presented below have been derived from, and should be read together with, ITC’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Data” sections included in ITC’s Annual Report on Form 10-K for the year ended December 31, 2012 and in ITC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which are incorporated by reference into this prospectus. The summary consolidated financial data below is not necessarily indicative of the results that may be expected for any future period. To find out where you can obtain copies of ITC’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation By Reference.”

	ITC
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)	(unaudited)
Statement of Operations Data:
Operating revenues	$217,304	$196,713	$830,535	$757,397	$696,843	$621,015	$617,877
Operating expenses
Operation and maintenance (a)	24,513	28,712	121,914	129,288	126,528	95,730	113,818
General and administrative (a)(b)(c)	34,926	23,099	112,091	82,790	78,120	69,231	81,296
Depreciation and amortization (d)	28,486	25,011	106,512	94,981	86,976	85,949	94,769
Taxes other than income taxes	16,670	14,280	59,701	53,430	48,195	43,905	41,180
Other operating income and expense—net	(172)	(193)	(769)	(844)	(297)	(667)	(809)

Total operating expenses	104,423	90,819	399,476	359,645	339,522	294,148	330,254

Operating income	112,881	105,894	431,059	397,752	357,321	326,867	287,623
Other expenses (income)
Interest expense	39,063	37,910	155,734	146,936	142,553	130,209	122,234
Allowance for equity funds used during construction	(8,733)	(5,624)	(23,000)	(16,699)	(13,412)	(13,203)	(11,610)
Loss on extinguishment of debt	—	—	—	—	—	1,263	—
Other income	(236)	(306)	(2,401)	(2,881)	(2,340)	(2,792)	(3,415)
Other expense	1,037	831	4,218	3,962	2,588	2,918	3,944

Total other expenses (income)	31,131	32,811	134,551	131,318	129,389	118,395	111,153

Income before income taxes	81,750	73,083	296,508	266,434	227,932	208,472	176,470
Income tax provision	31,560	27,032	108,632	94,749	82,254	77,572	67,262

Net income	$50,190	$46,051	$187,876	$171,685	$145,678	$130,900	$109,208

	ITC
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(unaudited)
Basic earnings per share	$0.96	$0.90	$3.65	$3.36	$2.89	$2.62	$2.22
Diluted earnings per share	$0.95	$0.88	$3.60	$3.31	$2.84	$2.58	$2.18
Weighted-average basic shares	51,756,765	50,636,200	50,820,838	50,289,905	49,526,580	49,196,470	48,592,534
Weighted-average diluted shares	52,135,171	51,405,034	51,563,395	51,078,823	50,398,039	50,077,433	49,627,887
Dividends declared per share	$0.3775	$0.3525	$1.4600	$1.3750	$1.3100	$1.2500	$1.1900

	ITC
	As of March 31,		As of December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$67,582	$23,052	$26,187	$58,344	$95,109	$74,853	$58,110
Working capital (deficit)	(971,916)	(119,000)	(805,085)	(113,939)	69,338	147,335	1,095
Property, plant and equipment—net	4,317,746	3,593,493	4,134,579	3,415,823	2,872,277	2,542,064	2,304,386
Total assets	5,795,487	4,983,649	5,564,809	4,823,366	4,307,873	4,029,716	3,714,565
Debt:
ITC Holdings	1,910,124	1,459,704	1,689,619	1,459,599	1,459,178	1,458,757	1,327,741
Regulated Operating Subsidiaries	1,450,719	1,359,184	1,457,608	1,185,423	1,037,718	975,641	920,512

Debt	3,360,843	2,818,888	3,147,227	2,645,022	2,496,896	2,434,398	2,248,253
Total stockholders’ equity	1,453,593	1,293,423	1,414,855	1,258,892	1,117,433	1,011,523	929,063

	ITC
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
(In thousands)	(unaudited)
Other Data:
Expenditures for property, plant and equipment	$214,111	$224,079	$802,763	$556,931	$388,401	$404,514	$401,840
Interest paid (net of interest capitalized)	38,144	56,262	148,598	142,101	135,771	125,254	102,149
Income taxes paid	1,100	9,324	41,174	34,127	8,844	1,971	2,012

(a)	The reduction in expenses for 2009 compared to 2008 was due in part to efforts to achieve short-term reductions in operation and maintenance expenses and general and administrative expenses to offset the impact of lower network load on cash flows and any potential revenue accrual relating to 2009.
(b)	During 2011 and 2009, ITC recognized $2.1 million and $10.0 million, respectively, of regulatory assets associated with the development activities of ITC Great Plains as well as certain pre-construction costs for the Kansas V-Plan and Kansas Electric Transmission Authority (“KETA”) projects. Upon initial establishment of these regulatory assets in 2011 and 2009, $1.9 million and $8.0 million, respectively, of general and administrative expenses were reversed of which $1.4 million and $5.9 million were incurred in periods prior to 2011 and 2009, respectively. No initial establishment of regulatory assets occurred in 2010 that resulted in a reversal of expenses.
(c)	During 2012 and 2011, ITC expensed external legal, advisory and financial services fees of $19.4 million and $7.0 million, respectively, relating to the Entergy transaction recorded primarily within general and administrative expenses of which certain amounts are not expected to be deductible for income tax purposes. For the three months ended March 31, 2013 and 2012, ITC expensed external legal, advisory and financial services fees of $8.7 million and $2.4 million, respectively, relating to the Entergy transaction recorded primarily within general and administrative expenses of which certain amounts are not expected to be deductible for income tax purposes.
(d)	In 2009, the FERC accepted the depreciation studies filed by ITCTransmission and METC that revised their depreciation rates. In 2010, the FERC accepted a depreciation study filed by ITC Midwest which revised its depreciation rates. These changes in accounting estimates resulted in lower composite depreciation rates for ITCTransmission, METC and ITC Midwest primarily due to the revision of asset service lives and cost of removal values. The revised estimate of annual depreciation expense was reflected in 2009 for ITCTransmission and METC and in 2010 for ITC Midwest.

Unaudited Pro Forma Condensed Consolidated Information of Entergy Reflecting the Transactions

On December 5, 2011, Entergy and ITC entered into definitive agreements pursuant to which Entergy will separate Entergy’s Transmission Business in a Reverse Morris Trust transaction. In particular, pursuant to the terms of the merger agreement, Entergy could separate its transmission business through a spin-off or split-off, and TransCo, the new company containing Entergy’s Transmission Business, would immediately merge with Merger Sub, a subsidiary of ITC. Entergy has decided to effect the distribution of the TransCo common units to its shareholders by means of an exchange offer in a split-off followed by a pro rata spin-off distribution to the holders of Entergy common stock (other than Entergy restricted common stock). The unaudited pro forma consolidated condensed financial information below has been adjusted to reflect the Reverse Morris Trust transaction. As a result, Entergy’s historical condensed consolidated balance sheet and condensed consolidated statements of income information has been adjusted on a pro forma basis to reflect the Reverse Morris Trust transaction. The summary unaudited pro forma condensed consolidated financial information includes:

•	an unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 after giving effect to the Reverse Morris Trust transaction as if it had occurred on March 31, 2013;

•

an unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2012 and for the three months ended March 31, 2013 after giving effect to the Reverse Morris Trust transaction as if it had occurred on January 1, 2012; and

•	notes to the unaudited pro forma condensed consolidated financial information.

The Entergy historical data has been derived from Entergy’s historical audited consolidated financial statements included in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited condensed consolidated financial statements included in Entergy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, both of which are incorporated by reference into this document. See “Where You Can Find More Information; Incorporation By Reference.”

The unaudited pro forma condensed consolidated financial information presented below should be read in conjunction with Entergy’s financial statements and notes thereto and the “Management’s Financial Discussion and Analysis” section contained in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. This financial information was prepared in accordance with U.S. GAAP. Assumptions underlying the pro forma adjustments are described in the accompanying notes below, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information presented below. The unaudited pro forma condensed consolidated financial information presented below has been provided for information only and should not be considered indicative of Entergy’s financial position or results of operations had the Reverse Morris Trust transaction occurred as of the dates indicated. The pro forma financial statements reflect the separation of Entergy’s Transmission Business as it existed under state and local jurisdictional rate regulation as a component of the Utility Operating Companies, and do not reflect the effect of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership and the business activity that the former transmission business of Entergy will have with Entergy after the separation.

Entergy Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2013

(In Thousands)

	Entergy Historical	Entergy’s Transmission Business	Adjustments to Entergy’s Transmission Business (a)	Adjusted Entergy’s Transmission Business	Financing and Other Adjustments	Entergy Pro Forma (b)
ASSETS
Cash and cash equivalents	$262,931	($1,231)	$1,231	$—	($163,962)(c)	$98,969
Other current assets	3,059,942	(84,223)	54,164	(30,059)	—	3,029,883
Other property and investments	4,947,225	(8,897)	2,657	(6,240)	—	4,940,985
Total property, plant, and equipment	46,377,348	(6,069,207)	64,256	(6,004,951)	—	40,372,397
Less—accumulated depreciation and amortization	19,067,907	(2,052,356)	29,119	(2,023,237)	—	17,044,670

Property, plant, and equipment—net	27,309,441	(4,016,851)	35,137	(3,981,714)	—	23,327,727
Regulatory assets	5,785,784	(304,968)	114,612	(190,356)	—	5,595,428
Other assets	1,427,650	(39,798)	38,494	(1,304)	—	1,426,346

TOTAL ASSETS	$42,792,973	($4,455,968)	$246,295	($4,209,673)	($163,962)	$38,419,338

LIABILITIES AND EQUITY
Current liabilities	$3,896,420	($83,303)	$24,058	($59,245)	—	$3,837,175
Accumulated deferred income taxes and long-term taxes accrued	8,348,976	(1,050,956)	12,594	(1,038,362)	—	7,310,614
Long-term debt	11,729,134	—	—	—	(1,577,000)(c)	10,152,134
Other non-current liabilities	9,324,856	(254,473)	93,805	(160,668)	—	9,164,188
Preferred stock without sinking fund	186,511	—	—	—	(186,511)(c)	—
Equity	9,307,076	(3,067,236)	115,838	(2,951,398)	1,599,549(c)	7,955,227

TOTAL LIABILITIES AND EQUITY	$42,792,973	($4,455,968)	$246,295	($4,209,673)	($163,962)	$38,419,338

Entergy Corporation

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Three Months Ended March 31, 2013

(In Thousands)

	Entergy Historical	Entergy’s Transmission Business	Adjustments to Entergy’s Transmission Business (a)	Adjusted Entergy’s Transmission Business	Financing and Other Adjustments	Entergy Pro Forma (b)
OPERATING REVENUES
Operating Revenues	$2,608,874	($156,195)	—	($156,195)	—	$2,452,679

OPERATING EXPENSES
Operation and Maintenance:
Fuel and fuel-related expenses	510,333	—	—	—	—	510,333
Purchased power	373,129	—	—	—	—	373,129
Nuclear refueling outage expenses	60,719	—	—	—	—	60,719
Other operation and maintenance	754,258	(44,866)	2,644	(42,222)	(6,648)(d)	705,388
Decommissioning	59,104	—	—	—	—	59,104
Taxes other than income taxes	151,095	(13,363)	—	(13,363)	—	137,732
Depreciation and amortization	300,876	(44,357)	1,901	(42,456)	—	258,420
Other regulatory charges (credits)—net	5,315	—	—	—	—	5,315

TOTAL	2,214,829	(102,586)	4,545	(98,041)	(6,648)	2,110,140

OPERATING INCOME	394,045	(53,609)	(4,545)	(58,154)	6,648	342,539

OTHER INCOME
Interest and investment income	38,306	—	—	—	—	38,306
Other miscellaneous income—net	(872)	(3,191)	—	(3,191)	—	(4,063)

TOTAL	37,434	(3,191)	—	(3,191)	—	34,243

INTEREST EXPENSE
Interest expense	147,961	(20,349)	—	(20,349)	— (c)	127,612

INCOME BEFORE INCOME TAXES	283,518	(36,451)	(4,545)	(40,996)	6,648	249,170

INCOME TAXES
Income taxes	116,536	(13,446)	(1,591)	(15,037)	388(d)	101,887

NET INCOME	166,982	(23,005)	(2,954)	(25,959)	6,260	147,283
Preferred dividend requirements of subsidiaries	5,582	—	—	—	(5,582)(c)	—
NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$161,400	($23,005)	($2,954)	($25,959)	$11,842	$147,283

Earnings per average common share, basic	$0.91					$0.83
Earnings per average common share, diluted	$0.90					$0.83
Average number of common shares outstanding, basic	178,027,961					178,027,961
Average number of common shares outstanding, diluted	178,413,287					178,413,287

Entergy Corporation

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2012

(In Thousands)

	Entergy Historical	Entergy’s Transmission Business	Adjustments to Entergy’s Transmission Business (a)	Adjusted Entergy’s Transmission Business	Financing and Other Adjustments	Entergy Pro Forma (b)
OPERATING REVENUES
Operating Revenues	$10,302,079	($639,961)	—	($639,961)	—	$9,662,118

OPERATING EXPENSES
Operation and Maintenance:
Fuel and fuel-related expenses	2,036,835	—	—	—	—	2,036,835
Purchased power	1,255,800	—	—	—	—	1,255,800
Nuclear refueling outage expenses	245,600	—	—	—	—	245,600
Asset impairment	355,524	—	—		—	355,524
Other operation and maintenance	3,045,392	(213,903)	9,009	(204,894)	(39,122)(d)	2,801,376
Decommissioning	184,760	—	—	—	—	184,760
Taxes other than income taxes	557,298	(49,286)	—	(49,286)	—	508,012
Depreciation and amortization	1,144,585	(147,384)	11,780	(135,604)	—	1,008,981
Other regulatory charges (credits)—net	175,104	—	—	—	—	175,104

TOTAL	9,000,898	(410,573)	20,789	(389,784)	(39,122)(d)	8,571,992

OPERATING INCOME	1,301,181	(229,388)	(20,789)	(250,177)	39,122	1,090,126

OTHER INCOME
Interest and investment income	127,776	—	—	—	—	127,776
Other miscellaneous income—net	39,545	(12,234)	—	(12,234)	—	27,311

TOTAL	167,321	(12,234)	—	(12,234)	—	155,087

INTEREST EXPENSE
Interest expense	569,284	(79,166)	—	(79,166)	— (c)	490,118

INCOME BEFORE INCOME TAXES	899,218	(162,456)	(20,789)	(183,245)	39,122	755,095

INCOME TAXES
Income taxes	30,855	(51,707)	(7,276)	(58,983)	963(d)	(27,165)

NET INCOME	$868,363	($110,749)	$13,513	($124,262)	$38,159	$782,260
Preferred dividend requirements of subsidiaries	21,690	—	—	—	(21,690)(c)	—

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$846,673	($110,749)	$13,513	($124,262)	$59,849	$782,260

Basic earnings per average common share	$4.77					$4.41
Diluted earnings per average common share	$4.76					$4.40
Basic average number of common shares outstanding	177,324,813					177,324,813
Diluted average number of common shares outstanding	177,737,565					177,737,565

ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Merger

As of December 4, 2011, Entergy and ITC executed definitive agreements under which Entergy will separate and then merge its electric transmission business with a wholly-owned subsidiary of ITC.

Entergy’s Transmission Business consists of the Entergy transmission system, which comprises approximately 15,400 circuit miles of 69kV to 500kV transmission lines and approximately 1,400 substations over a 114,000-square mile service territory. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas.

The terms of the transaction agreements call for Entergy to separate its electric transmission business into a newly-formed entity, Mid South TransCo LLC (“TransCo”), and TransCo’s subsidiaries, and distribute the equity interests in TransCo (excluding any equity interests in TransCo to be contributed to an exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders in the form of a tax-free spin-off or split-off exchange offer or a combination of both. Entergy has decided to effect the distribution of the TransCo common units to its shareholders by means of an exchange offer in a split-off followed by a pro rata spin-off distribution to the holders of Entergy common stock (other than Entergy restricted common stock). TransCo will then merge with a newly-created merger subsidiary of ITC in an all-stock, Reverse Morris Trust transaction, and will survive the merger as a wholly owned subsidiary of ITC. As a result of and immediately following the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. In addition, Entergy will receive senior securities of TransCo and gross cash proceeds from indebtedness that will be incurred by TransCo and its subsidiaries prior to the merger in an aggregate amount of $1.775 billion. This indebtedness will be assumed by ITC. Entergy expects that these proceeds will be used to reduce outstanding Entergy or Utility Operating Company debt or for other corporate purposes.

Completion of the merger is expected in 2013 subject to the satisfaction of specified closing conditions, including the necessary regulatory approvals. There can be no assurance the merger will be consummated.

Note 2. Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of Entergy and the historical combined financial statements of Entergy’s Transmission Business. The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the effect of:

•

the separation of Entergy’s Transmission Business adjusted for the net assets and liabilities of Entergy’s Transmission Business that will not be transferred to ITC pursuant to the separation agreement;

•

the receipt by Entergy of senior securities of TransCo and gross cash proceeds from indebtedness that will be incurred by TransCo and its subsidiaries prior to the merger in an aggregate amount of $1.775 billion, and the use of those proceeds to redeem preferred securities and reduce outstanding Entergy or Utility Operating Company debt.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

•

Adjustments to reflect the effect of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership and the business activity that the former transmission business of Entergy will have with Entergy after the separation

•	Cost savings (or associated costs to achieve such savings) or increases that could result from changes in operations resulting from the separation.

•

In connection with the regulatory approval process for the transactions, Entergy has indicated a willingness to accept certain conditions if regulatory agencies reviewing the transactions deem it appropriate to impose conditions on their approval of the transactions, including mitigating certain impacts to customer rates. Due to the current uncertainty regarding the amount of rate mitigation, if any, that may be imposed and the timing of any such rate mitigation, their impact on the pro forma financial statements, if any, is unknown and consequently, the pro forma financial statements do not reflect any net adjustments related to the proposed mitigation of customer rates.

Note 3. Pro Forma Adjustments to Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) Adjustments to Entergy’s Transmission Business—Pursuant to the separation agreement, certain adjustments are required to reflect the assets and liabilities of Entergy’s Transmission Business that are not transferring to ITC. Assets not transferring to ITC include cash, accounts receivable, certain items of property, plant, and equipment, goodwill, certain accumulated deferred income taxes, and regulatory assets associated with deferred MISO costs ($27 million) and certain pension and other post-retirement liabilities retained by Entergy ($87 million). Liabilities retained by Entergy include accounts payable associated with expense items, accrued ad valorem taxes provisions for regulatory matters, certain pension and other post-retirement liabilities, and certain accumulated deferred income taxes. The pro forma income statements include pro forma adjustments to depreciation and amortization expense of $1.9 million and $11.8 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect a decrease in ongoing depreciation expense for the assets not transferred. The pro forma income statements include pro forma adjustments to operation expenses of $2.6 million and $9.0 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect the ongoing expense relating to the retained pension and other post-retirement liabilities. These pro forma adjustments to the income statements are tax-effected at the federal statutory rate of 35%.

(b) Entergy Pro Forma Combined—Represents the total of the “Entergy Historical” column, the “Adjusted Entergy’s Transmission Business” column and for the “Financing and Other Adjustments” column.

(c) Financing—Prior to the closing of the merger, Entergy’s Transmission Business is expected to obtain an additional $1.775 billion in debt financing that will be assumed by ITC, consisting of $1.2 billion of bridge facilities of newly formed subsidiaries of the Utility Operating Companies and $575 million of TransCo debt securities. The pro forma financial information reflects ITC’s assumption of the indebtedness and Entergy’s use of the proceeds, net of $19 million of financing fees and costs, plus approximately $100 million from general corporate sources, to redeem preferred securities, including $94 million included in equity, retire long-term debt, and pay $62 million in transactional cash to ITC. For the purpose of the pro forma financial information the reduction in interest expense that results from the removal of the interest expense allocated to Entergy’s Transmission Business is a reasonable estimate of the reduction in Entergy’s interest expense that will result from this financing activity.

(d) Merger Transaction Costs—Merger transaction costs primarily include costs related to investment banking, legal, accounting, and consulting services. The pro forma statements of operations include the pro forma adjustment to eliminate the merger transaction costs incurred by Entergy of $6.6 million and $39.1 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. A substantial majority of these costs are not deductible for tax purposes, which results in a low effective tax rate for these items. Entergy’s estimated merger transaction costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(e) Common Stock and Shares Outstanding—The pro forma financial statements do not reflect Entergy’s decision to effect the distribution of the TransCo common units to its shareholders by means of an exchange offer in a partial split-off. Assuming no discount to the per-share value of ITC common stock for each [—] (10%) of the TransCo common units that are exchanged in the exchange offer, it would reduce Entergy’s number of shares outstanding by [—] million shares and would have increased earnings per average share—basic by [—] for the three months ended March 31, 2013 and [—] for the twelve months ended December 31, 2012, and would have increased earnings per average share—diluted by [—] for the three months ended March 31, 2013 and [—] for the twelve months ended December 31, 2012.

Selected Unaudited Pro Forma Condensed Combined Consolidated Information of ITC and Entergy’s Transmission Business

The unaudited pro forma condensed combined consolidated financial statements of ITC and Entergy’s Transmission Business (which are referred to as the pro forma financial statements) combine the historical consolidated financial statements of ITC and the historical combined financial statements of Entergy’s Transmission Business to illustrate the effect of the merger. The pro forma financial statements were based on and should be read in conjunction with:

•	accompanying notes to the unaudited pro forma financial statements;

•	ITC’s consolidated financial statements for the year ended December 31, 2012 and the notes relating thereto, incorporated by reference;

•	ITC’s condensed consolidated financial statements as of and for the three months ended March 31, 2013 and the notes relating thereto; and

•

Entergy’s Transmission Business’s combined financial statements for the year ended December 31, 2012 and as of and for the three months ended March 31, 2013 and the notes relating thereto included in this prospectus.

The unaudited pro forma condensed combined consolidated statement of operations (which are referred to as the pro forma statement of operations) for the year ended December 31, 2012 and for the three months ended March 31, 2013, give effect to the merger as if it occurred on January 1, 2012. The unaudited pro forma condensed combined consolidated balance sheet (which are referred to as the pro forma balance sheet) as of March 31, 2013, gives effect to the merger as if it occurred on March 31, 2013.

The pro forma financial statements have been presented for informational purposes only and are not indicative of the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are indicative of any future operating results or financial position of the combined business. The results of operations and cash flows of the acquired business reflect its existing state and local jurisdictional rate regulation as a component of the Utility Operating Companies, as compared to the FERC rate regulation expected for Entergy’s Transmission Business under ITC’s ownership. The pro forma financial statements do not reflect the impact of transitioning Entergy’s Transmission Business to FERC rate regulation under ITC ownership.

The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED BALANCE SHEET

As of March 31, 2013

(In thousands)	ITC (Historical) (a)	Entergy’s Transmission Business (Historical) (a)	Adjustments to Entergy’s Transmission Business (b)		As Adjusted Entergy’s Transmission Business	Acquisition and Related Pro Forma Adjustments (c)		Pro Forma Combined (d)
Assets
Current assets:
Cash and cash equivalents	$67,582	$1,231	$(1,231	)(e)	—	40,000	(f)	$107,582
Accounts receivable (net)	78,412	29,240	(29,240	)(e)	—	62,451	(g)	140,863
Inventory	37,092	37,468	(7,260	)(e)	30,208			67,300
Deferred income taxes	21,094	17,491	(17,491	)(e)	—			21,094
Regulatory assets—revenue accruals, including accrued interest	6,310	—			—			6,310
Prepaid assets	18,367	—			—			18,367
Other	5,179	—			—			5,179

Total current assets	234,036	85,430	(55,222)		30,208	102,451		366,695
Property, plant and equipment (net)	4,317,746	4,021,661	(37,793	)(e)	3,983,868			8,301,614
Other assets
Goodwill	950,163	38,494	(38,494	)(g)	—	3,090,757	(g)	4,040,920
Intangible assets (net)	47,701	—	—		—	—		47,701
Regulatory assets—revenue accruals, including accrued interest	14,594	—						14,594
Other regulatory assets	181,797	304,968	(65,625	)(e)	239,343			421,140
Deferred financing fees (net)	18,721	—	13,500	(f)	13,500	7,058	(f)	39,279
Other	30,729	5,415	—		5,415	—		36,144

Total other assets	1,243,705	348,877	(90,619)		258,258	3,097,815		4,599,778

Total assets	$5,795,487	$4,455,968	$(183,634)		$4,272,334	$3,200,266		$13,268,087

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$109,646	$45,387	$(3,590	)(e)	$41,797			$151,443
Accrued payroll	10,174	8,525			8,525			18,699
Accrued interest	44,722	—			—			44,722
Accrued taxes	23,221	20,455	(20,455	)(e)	—			23,221
Regulatory liabilities—revenue deferrals, including accrued interest	47,736	—			—			47,736
Refundable deposits from generators for transmission network upgrades	30,083	—			—			30,083
Debt maturing within one year	901,962	—			—			901,962
Other	38,408	8,936	(6,890	)(e)	2,046	39,871	(h)	87,383
						7,058	(f)

Total current liabilities	1,205,952	83,303	(30,935)		52,368	46,929		1,305,249
Accrued pension and other postretirement liabilities	55,349	133,707	(45,609	)(e)	88,098			143,447
Deferred income taxes	484,577	1,050,956	(9,228	)(e)	1,041,728	(15,300	)(i)	1,511,005
Regulatory liabilities—revenue deferrals, including accrued interest	33,479	—			—			33,479
Regulatory liabilities—accrued asset removal costs	74,549	69,687			69,687			144,236
Refundable deposits from generators for transmission network upgrades	6,019	—			—			6,019
Other	23,088	51,079			51,079			74,167
Long-term debt	2,458,881	—	1,775,000	(f)	1,775,000	740,000	(f)	4,973,881
Stockholders’ equity
Common stock	995,509	—			—	4,351,424	(j)	5,092,546
						(254,387	)(m)
Net parent investment	—	3,071,364	(1,876,990	)(n)	1,194,374	(1,194,374	)(n)	—
Retained earnings	474,026	—			—	(445,613	)(m)	—
						(28,413	)(l)
Accumulated other comprehensive loss	(15,942)	(4,128)	4,128	(k)				(15,942)

Total stockholders’ equity	1,453,593	3,067,236	(1,872,862)		1,194,374	2,428,637		5,076,604

Total liabilities and stockholders’ equity	$5,795,487	$4,455,968	$(183,634)		$4,272,334	$3,200,266		$13,268,087

See notes to the unaudited pro forma condensed combined consolidated financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2013

(In thousands, except share and per share data)	ITC (Historical) (a)	Entergy’s Transmission Business (Historical) (a)	Adjustments to Entergy’s Transmission Business (b)		As Adjusted Entergy’s Transmission Business	Acquisition and Related Pro Forma Adjustments (c)		Pro Forma Combined (d)
Operating revenues	$217,304	$156,195			$156,195			$373,499
Operating expenses
Operation and maintenance	24,513	27,566			27,566			52,079
General and administrative	34,926	17,300	(2,644	)(e)	14,656	(8,717	)(h)	40,865
Depreciation and amortization	28,486	44,357	(1,901	)(e)	42,456			70,942
Taxes other than income taxes	16,670	13,363			13,363			30,033
Other operating income and expense—net	(172)	—			—			(172)

Total operating expenses	104,423	102,586	(4,545)		98,041	(8,717)		193,747

Operating income	112,881	53,609	4,545		58,154	8,717		179,752
Other expenses (income)
Interest expense	39,063	20,349	(2,468	)(f)	17,881	9,241	(f)	66,185
Allowance for equity funds used in construction	(8,733)	(2,757)			(2,757)			(11,490)
Other income	(236)	(725)			(725)			(961)
Other expense	1,037	291			291			1,328

Total other expenses (income)	31,131	17,158	(2,468)		14,690	9,241		55,062

Income before income taxes	81,750	36,451	7,013		43,464	(524)		124,690
Income tax provision	31,560	13,446	2,454	(i)	15,900	(183	)(i)	47,277

Net income	$50,190	$23,005	$4,559		$27,564	$(341)		$77,413

Weighted-average shares of common stock outstanding
Basic	51,756,765							105,240,068
Diluted	52,135,171							105,628,205
Basic earnings per common share	$0.96							$0.74
Diluted earnings per common share	$0.95							$0.73

See notes to the unaudited pro forma condensed combined consolidated financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2012

(in thousands, except share and per share data)	ITC (Historical) (a)	Entergy’s Transmission Business (Historical) (a)	Adjustment to Entergy’s Transmission Business (b)		As Adjusted Entergy Transmission Business	Acquisition and Related Pro Forma Adjustments (c)		Pro Forma Combined (d)
Operating revenues	$830,535	$639,961	$5,983	(i)	$645,944			$1,476,479
Operating expenses
Operation and maintenance	121,941	123,536			123,536			245,477
General and administrative	112,091	90,367	(9,009	)(e)	81,358	(19,412	)(h)	174,037
Depreciation and amortization	106,512	147,384	(11,780	)(e)	135,604			242,116
Taxes other than income taxes	59,701	49,286			49,286			108,987
Other operating income and expense-net	(769)	—			—			(769)

Total operating expenses	399,476	410,573	(20,789)		389,784	(19,412)		769,848

Operating income	431,059	229,388	26,772		256,160	19,412		706,631
Other expenses (income)
Interest expense	155,734	79,166	(7,641	)(f)	71,525	36,966	(f)	264,225
Allowance for equity funds used in construction	(23,000)	(10,754)			(10,754)			(33,754)
Other income	(2,401)	(3,056)			(3,056)			(5,457)
Other expense	4,218	1,576			1,576			5,794

Total other expenses (income)	134,551	66,932	(7,641)		59,291	36,966		230,808

Income before income taxes	296,508	162,456	34,413		196,869	(17,554)		475,823
Income tax provision	108,632	51,707	21,439	(i)	73,146	(6,144	)(i)	175,634

Net income	187,876	110,749	12,974		123,723	(11,410)		300,189

Weighted-average shares of common stock outstanding:
Basic	50,820,838							104,304,141
Diluted	51,563,395							105,053,063
Basic earnings per common share	$3.65							$2.88
Diluted earnings per common share	$3.60							$2.86

See notes to the unaudited pro forma condensed combined consolidated financial statements.

ITC AND ENTERGY’S TRANSMISSION BUSINESS

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Merger

As of December 4, 2011, Entergy and ITC executed definitive agreements under which Entergy will separate and then merge its electric transmission business with a wholly-owned subsidiary of ITC.

Entergy’s Transmission Business consists of the Entergy transmission system, which comprises approximately 15,400 circuit miles of 69kV to 500kV transmission lines and approximately 1,400 substations over a 114,000-square mile service territory. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas.

The terms of the transaction agreements call for Entergy to separate its electric transmission business into a newly-formed entity, Mid South TransCo LLC (“TransCo”), and TransCo’s subsidiaries, and distribute the equity interests in TransCo (excluding any equity interests in TransCo to be contributed to an exchange trust in the event Entergy makes the exchange trust election) to Entergy’s shareholders in the form of a tax-free spin-off or split-off exchange offer or a combination of both. TransCo will then merge with a newly-created merger subsidiary of ITC in an all-stock, Reverse Morris Trust transaction, and will survive the merger as a wholly owned subsidiary of ITC. Prior to the merger, under the terms of the merger agreement, ITC may, in ITC’s sole discretion, elect to (i) pay a $700 million one-time special dividend to its pre-merger shareholders, (ii) repurchase $700 million of ITC common stock or (iii) undertake a combination of both (not to exceed $700 million in the aggregate). Such election is referred to as the ITC recapitalization. The ITC recapitalization is expected to be funded by approximately $740 million of debt securities issued by ITC prior to the merger with the remaining $40 million to be used for general corporate purposes and payment of transaction-related costs. As a result of and immediately following the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. In addition, Entergy will receive senior securities of TransCo and gross cash proceeds from indebtedness that will be incurred by TransCo and its subsidiaries prior to the merger in an aggregate amount of $1.775 billion. This indebtedness will be assumed by ITC. Entergy expects that these proceeds will be used to reduce outstanding Entergy or Utility Operating Company debt or for other corporate purposes.

Upon completion of the merger, Entergy equity-based awards held by employees of Entergy’s Transmission Business will generally convert to equivalent ITC equity-based awards, after giving effect to an equity exchange ratio. As defined in the employee matters agreement, the equity exchange ratio is defined as the quotient of (i) the per share closing trading price of Entergy common stock trading in the “Regular Way” trading market on the NYSE on the day before the distribution date and (ii) the per share closing trading price of ITC common stock trading on the NYSE on the closing date of the merger. For purposes of the per share trading prices for the pro forma financial statements, July 16, 2013 has been used as both the distribution and closing date.

Completion of the transaction is expected in 2013 subject to the satisfaction of certain closing conditions, including the receipt of necessary approvals of Entergy’s retail regulators. On April 16, 2013 and June 20, 2013, ITC received the approvals of its shareholders and the FERC approvals, respectively, necessary to consummate the transaction. There can be no assurance the transaction will be consummated.

Note 2. Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical consolidated financial statements of ITC and the historical combined financial statements of Entergy’s Transmission Business. Certain reclassifications have been made to Entergy’s Transmission Business’ financial statements to conform to ITC’s historical presentation.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the impact of:

•	the assets and liabilities of Entergy’s Transmission Business that will not be transferred to ITC pursuant to the separation agreement;

•

the issuance of 53,138,723 shares of ITC common stock to the shareholders of Entergy in connection with the merger and the issuance of 115,452 shares of ITC common stock as replacement awards for Entergy equity-based awards held by employees of Entergy’s Transmission Business;

•	the additional indebtedness to be incurred with the related financing transactions;

•

the recapitalization which will take the form of one of the following: (i) a one-time special dividend payable to pre-merger ITC shareholders or (ii) a share repurchase of ITC common stock, or (iii) a combination of a one-time special dividend and share repurchase of ITC common stock; and

•	other adjustments described in the notes to this section.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

•

Fair value adjustments for assets or liabilities subject to rate-setting provisions for Entergy’s regulated entities operating Entergy’s Transmission Business. These operations are subject to the rate-setting authority of the FERC and other local regulators. The rate-setting and cost recovery provisions currently in place for Entergy’s Transmission Business regulated operations provide revenues derived from costs including a return on investment of assets and liabilities included in rate base. The fair values of Entergy’s Transmission Business assets and liabilities subject to these rate-setting provisions approximate their carrying values and therefore the pro forma financial statements do not reflect any net adjustments related to these amounts.

•

Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. The timing and effect of actions associated with integration are currently uncertain.

•

Adjustments to the operating expenses recorded in Entergy’s Transmission Business’ historical financial statements associated with Entergy’s MISO integration of $1.5 million and $7.0 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively.

•

The $100.0 million aggregate principal amount of 4.09% First Mortgage Bonds, Series F, due 2043 issued by ITC Midwest LLC (a wholly-owned subsidiary of ITC Holdings) on April 4, 2013, the proceeds of which were used to refinance existing indebtedness, partially fund capital expenditures and for general corporate purposes and was unrelated to the transaction financings.

•

The $100.0 million unsecured term loan entered into by ITC Great Plains, LLC (a wholly owned subsidiary of ITC Grid Development, LLC which is a wholly owned subsidiary of ITC Holdings) on May 30, 2013, the proceeds of which were used to refinance existing indebtedness, fund capital expenditures and for general corporate purposes and was unrelated to the transaction financings.

•	The $250.0 million aggregate principal amount of 4.05% Senior Notes, due 2023 and $300.0 million aggregate principal amount of 5.30% Senior Notes, due 2043, issued by ITC Holdings on July 3, 2013.

The proceeds from these were used to repay the $267.0 million of 5.25% Senior Notes due July 15, 2013, the $200.0 million 2012 Term Loan and for general corporate purposes and was unrelated to the transaction financings.

•

The $185.0 million unsecured term loan entered into by International Transmission Company (a wholly owned subsidiary of ITC Holdings) on July 11, 2013, the proceeds of which were used to repay its $185.0 million of 4.45% First Mortgage Bonds, Series A, due July 15, 2013 and was unrelated to the transaction financings.

•

In connection with the regulatory approval process for the transaction, ITC has indicated a willingness to accept certain conditions if regulatory agencies reviewing the transaction deem it appropriate to impose conditions on their approval of the transaction, including certain rate discounts for customers. Due to the current uncertainty regarding the amount of rate discounts, if any, that may be imposed and the timing of any such discounts, their impact on the pro forma financial statements, if any, is unknown and consequently, the pro forma financial statements do not reflect any net adjustments related to the proposed rate discounts.

The transaction is being accounted for using the acquisition method of accounting for business combinations with ITC as the acquirer for accounting purposes. Accordingly, ITC’s cost to acquire Entergy’s Transmission Business will be allocated to the net assets acquired and the liabilities assumed based upon their respective fair values on the date the merger is completed. Under the acquisition method of accounting, the total estimated consideration transferred is allocated to Entergy’s Transmission Business’ net tangible and intangible assets and liabilities based on their estimated fair values as of the date of consummation of the merger. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. See Note 4 “Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred” below for the estimate of the consideration transferred allocation.

Note 3. Significant Accounting Policies

Based upon ITC’s initial review of the summary of significant accounting policies for Entergy’s Transmission Business, as disclosed in the notes to the combined financial statements included in this prospectus, as well as preliminary discussions with the management of Entergy’s Transmission Business, the pro forma combined consolidated financial statements assume there will be no significant adjustments necessary to conform Entergy’s Transmission Business’ accounting policies to ITC’s accounting policies. Upon completion of the merger and a more comprehensive comparison and assessment, differences may be identified that would necessitate changes to Entergy’s Transmission Business’ future accounting policies and such changes could result in material differences in future reported results of operations and financial position for Entergy’s Transmission Business’ operations as compared to historically reported amounts.

Note 4. Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred

Entergy shareholders (and, if applicable, the exchange trust) are to receive approximately 50.1% of ITC’s common stock on a “fully diluted basis” in connection with the merger. In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The preliminary consideration transferred was computed using the number of shares of ITC common stock outstanding as of March 31, 2013, adjusted for the 50.1% ownership of Entergy as follows (dollars in thousands):

	Number of Shares/Awards Issued	Total Estimated Fair Value
Issuance of ITC common stock to Entergy’s shareholders	53,138,723	$4,346,219
Issuance of ITC equity awards to replace existing earned equity awards of Entergy’s Transmission Business	115,452	1,363
Transactional cash (Note 5(g))		(62,451)

Total estimated consideration transferred		$4,285,131

Preliminary Allocation of Consideration Transferred
Current assets	$30,208
Property, plant and equipment	3,983,868
Goodwill	3,090,757
Other long-term assets, excluding goodwill	258,258

Total assets	7,363,091
Current liabilities	52,368
Deferred income taxes and other liabilities	1,250,592
Long-term debt (assumed by ITC—Note 5(f))	1,775,000

Total liabilities	3,077,960

Total estimated consideration transferred	$4,285,131

The estimated fair value of the shares of ITC common stock issued to Entergy shareholders of $81.79 per share was based on the number of shares issued multiplied by the closing price of ITC common stock ($95.17 on July 16, 2013), adjusted by $13.38 per share for the effects of the $700 million one-time special dividend as described in Note 1, “Description of the Merger”, as if that dividend were paid on ITC’s outstanding shares of common stock at March 31, 2013 that were eligible for dividends. For purposes of these pro forma financial statements, it has been assumed that the ITC recapitalization will take the form of a one-time special dividend. Additionally, the preliminary consideration transferred reflects the total estimated fair value of Entergy’s Transmission Business’ share-based compensation awards outstanding as of March 31, 2013, converted to ITC common shares based on the equity exchange ratio (described in Note 5(j), Common Stock below). If ITC were to effectuate its recapitalization in the form of a repurchase of ITC common stock outstanding prior to the closing date instead of the one-time special dividend as described above, the total estimated consideration transferred would approximate the same amount, $4,285.1 million, assuming the share repurchase was effectuated at the closing price of ITC common stock of $95.17 on July 16, 2013 multiplied by the number of shares expected to be issued after the $700 million repurchase.

The final allocation of the consideration transferred will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Entergy’s Transmission Business’ assets and liabilities as of the date of consummation of the merger. Accordingly, the final acquisition accounting adjustments may be materially different from the pro forma adjustments presented in this document.

The consideration transferred will fluctuate with the market price of ITC’s common stock until it is reflected on an actual basis when the merger is completed. An increase or decrease of 29% in ITC’s common share price from the price used above would increase or decrease the consideration transferred by approximately $1,483.0 million. Assessing sensitivity at 29% rate of change is consistent with the differential between the most recent 52-week high and low closing prices of ITC’s common stock.

Note 5. Pro Forma Adjustments to Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

(a) ITC and Entergy’s Transmission Business historical presentation—Certain financial statement line items or components of financial statement line items included in Entergy’s Transmission Business historical presentation have been reclassified to conform to ITC’s historical presentation. These reclassifications had no impact on the historical operating income, net income or total equity reported by Entergy’s Transmission Business. The adjustments to total assets and liabilities were not material to Entergy’s Transmission Business’ balance sheet.

(b) Adjustments to Entergy’s Transmission Business—Pursuant to the separation agreement, certain adjustments are required to accurately reflect the assets acquired and liabilities assumed of Entergy’s Transmission Business, including the issuance of long-term debt by Entergy’s Transmission Business to be assumed.

(c) Acquisition and Related Pro Forma Adjustments—Adjustments were made to ITC’s historical financial information in addition to the “As Adjusted Entergy’s Transmission Business” financial information. These adjustments reflect the effects of the acquisition, including the one-time special dividend and the issuance of common stock.

(d) Pro Forma Combined—Represents the total of the “ITC (Historical)” column, the “As Adjusted Entergy’s Transmission Business” column and the “Acquisition and Related Pro Forma Adjustments” column.

(e) Net Assets and Liabilities Not Transferred—Pursuant to the separation agreement, the net of certain assets and liabilities of Entergy’s Transmission Business will not be transferred to ITC and will be retained by Entergy. The pro forma balance sheet includes the following pro forma adjustments to reflect net assets, liabilities and associated deferred taxes not transferred to ITC pursuant to the separation agreement (in thousands):

As of March 31, 2013
Cash and cash equivalents	$(1,231)
Accounts receivable (net)	(29,240)
Inventory	(7,260)
Deferred income taxes	(17,491)
Property, plant and equipment (net) (1)	(37,793)
Other regulatory assets (2)	(65,625)

Total assets	$(158,640)

Accounts payable and other current liabilities	$(10,480)
Accrued taxes	(20,455)
Accrued pension and other postretirement liabilities (2)	(45,609)
Deferred income taxes	(9,228)

Total liabilities	$(85,772)

Net Assets Not Transferred	$(72,868)

(1)	The pro forma statements of operations include pro forma adjustments to depreciation and amortization expense of $1.9 million and $11.8 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect a decrease in ongoing depreciation expense for the assets not transferred.
(2)	As the combined company will not have responsibility for the inactive and retired employees under the previous Entergy pension plan pursuant to the employee matters agreement, the pro forma statements of operations include pro forma adjustments to general and administrative expenses of $2.6 million and $9.0 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively, to reflect a decrease in the ongoing expense relating to these employees.

(f) Debt—As described in Note 1, “Description of the Merger”, the pro forma balance sheet includes a $1.775 billion adjustment and a $740 million adjustment made within the “As Adjusted Entergy’s Transmission Business” and the “Pro Forma Combined,” respectively, that are described below.

Prior to the closing of the merger, Entergy’s Transmission Business is expected to obtain an additional $1.775 billion in debt financing that will be assumed by ITC, consisting of $1.2 billion of bridge facilities of newly formed subsidiaries of the Utility Operating Companies (the “TransCo Subs Financing”) and $575 million of TransCo debt securities. The $1.775 billion is a liability to be assumed by ITC in the transaction. The pro forma balance sheet includes a pro forma adjustment to record deferred financing fees of $13.5 million related to the TransCo Subs Financing of $1.2 billion, which will be paid by Entergy’s Transmission Business.

Additionally, $740 million of new ITC debt is expected to be issued, with $40 million recorded as an increase to cash to be used for general corporate purposes and payment of transaction-related costs and $700 million to be used to finance the recapitalization of ITC, described below in Note 5(m) Recapitalization. The $7.1 million of deferred financing fees to be paid by ITC is included as an increase to deferred financing fees and other current liabilities.

The pro forma statements of operations include a pro forma adjustment of $2.5 million and $7.6 million to interest expense related to Entergy’s Transmission Business for the $1.775 billion in debt financing for a total interest expense of $17.9 million and $71.5 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. Additionally, the pro forma statements of operations include a pro forma adjustment of $9.2 million and $37.0 million to interest expense related to the $740 million of new ITC debt for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. An interest rate of 4.90% was used to calculate the pro forma interest expense on the new ITC debt of $740 million as well as the TransCo debt securities to be assumed by ITC of $575 million and an interest rate of 3.50% was used to calculate the pro forma interest expense on the TransCo Subs Financing of $1.2 billion to be assumed by ITC. The interest rates are based on a 10-year forward U.S. Treasury Bond estimate plus an applicable credit spread for both senior secured and unsecured notes for ITC and its subsidiaries. The effect of a 0.125% change in interest rates would result in an annual change in the interest expense adjustment of approximately $3.1 million.

(g) Goodwill—The pro forma balance sheet includes a preliminary estimate of goodwill. Goodwill represents the excess of consideration transferred over the estimated fair value of the identifiable assets acquired and liabilities assumed in addition to an adjustment to remove Entergy’s Transmission Business’ existing goodwill balance of $38.5 million. The consideration transferred of $4,285.1 million includes: (1) ITC common stock issued to Entergy; (2) ITC equity awards issued to replace existing earned awards of Entergy’s Transmission Business; and (3) a reduction for transactional cash (recorded as an increase to accounts receivable of $62.4 million). The amount of transactional cash paid to ITC from Entergy is equal to the balance of Entergy’s Transmission Business’ customer deposits and accounts payable related to capital assets. The transactional cash is expected to be paid at or shortly after the closing of the transaction and is recorded in accounts receivable on the pro forma balance sheet.

Total estimated consideration transferred (Note 4)	$4,285,131
Less: Fair value of net assets assumed by ITC	(1,194,374)

Estimated goodwill from acquisition	$3,090,757

(h) Merger Transaction Costs—The pro forma balance sheet includes a pro forma adjustment to reflect ITC’s estimated merger transaction costs for periods subsequent to March 31, 2013 of $39.9 million. Merger transaction costs primarily include costs related to investment banking, legal, accounting, and consulting services.

The pro forma statements of operations includes the pro forma adjustment to eliminate the merger transaction costs incurred by ITC of $8.7 million and $19.4 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. Entergy’s Transmission Business has not recorded any merger transaction costs in its historical financial statements. ITC’s estimated merger transaction costs have been excluded from the pro forma statements of operations as they reflect non-recurring charges not expected to have a continuing impact on the combined results.

(i) Income Taxes—The pro forma balance sheet includes a pro forma adjustment to reflect the estimated deferred income tax impact of $14.0 million for merger transaction costs (as described in Note 5(h) Merger Transaction Costs) and $1.3 million for accelerated vesting of share-based awards (as described in Note 5(j) Common Stock), based on the federal statutory rate of 35%.

The total pro forma adjustment for income taxes in the pro forma statements of operations is $2.3 million and $15.3 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. The pro forma adjustments are tax-effected at the federal statutory rate of 35%.

Included in the $15.3 million of adjustments to the pro forma income statement for the year ended December 31, 2012 is an adjustment to Entergy’s Transmission Business to increase the income tax provision by $9.4 million and to increase revenues by $6.0 million. As described in Note 8 in the condensed combined financial statements of Entergy’s Transmission Business for the three months ended March 31, 2013 included elsewhere in this prospectus, in June 2012 Entergy settled an uncertain tax position that was recorded as an income tax benefit and a reduction to operating revenues for the year ended December 31, 2012. These items were adjusted from the pro forma income statement as the items are not expected to have a continuing impact.

(j) Common Stock—The total adjustments to common stock of $4,351.4 million consist of the following items:

•

An adjustment to common stock of $4,346.2 million related to the issuance of 53,138,723 shares of ITC common stock to the shareholders of Entergy (and, if applicable, the exchange trust) in order to receive approximately 50.1% of the shares of pro forma ITC as described in Note 4.

•

An adjustment to common stock of $1.4 million for 115,452 shares related to the issuance of ITC equity awards (as authorized by the proposed amendment to the Amended and Restated Articles of Incorporation as noted above under “Notice of Special Meeting of Shareholders” and described in Note 4) to replace existing awards, held by employees of Entergy’s Transmission Business as described in Note 1, “Description of the Merger.” For the replacement awards, each Entergy share award held by an employee of Entergy’s Transmission Business will be converted to an ITC equity award. The fair value of the replacement awards which are considered vested under Entergy’s share-based compensation plans at the effective time of the merger has been attributed to pre-combination service and reflected in the consideration transferred. Unvested share-based awards are considered post-combination service. These estimates are preliminary, subject to change and could vary materially from the actual adjustments at the time the merger is completed, driven by various factors including changes in ITC and Entergy share prices as compared to July 16, 2013 share prices that were used for purposes of determining these pro forma adjustments.

•

An adjustment to common stock of $3.8 million related to the impact of the accelerated vesting of certain share based awards. In accordance with ITC’s Second Amended and Restated 2006 Long-Term Incentive Plan, the vesting period for certain grants issued to ITC employees prior to December 4, 2011 will be accelerated upon the transfer of shares in connection with the merger transaction.

(k) Accumulated Other Comprehensive Loss—The pro forma balance sheet reflects the elimination of the historical accumulated other comprehensive loss of Entergy’s Transmission Business.

(l) Retained Earnings—The pro forma balance sheet adjustment to retained earnings of $28.4 million consists of $25.9 million related to the estimated merger transaction costs (net of tax) (as described in Note 5(h) Merger Transaction Costs) and $2.5 million related to the accelerated vesting of ITC common stock (net of tax) (as described in Note 5(j) Common Stock).

(m) Recapitalization—ITC’s $700 million recapitalization described in Note 1, “Description of the Merger,” may take the form of a one-time special dividend to ITC’s pre-merger shareholders, a repurchase of ITC common stock from its shareholders, or a combination of a one-time special dividend and share repurchase. For purposes of these pro forma financial statements, it was assumed that the recapitalization will take the form of a one-time special dividend of $700 million, which is reflected as a reduction to common stock and retained earnings of $254.4 million and $445.6 million, respectively. If ITC’s $700 million recapitalization were to take the form of a share repurchase, the pro forma financial statements would reflect a reduction in common stock of $700 million. The impact of effectuating a share repurchase instead of a one-time special dividend on pro forma basic and diluted earnings per share is described in Note 6, “Common Stock Shares Outstanding.”

(n) Net Parent Investment—The pro forma balance sheet reflects the adjustment to eliminate Entergy’s Transmission Business’ net parent investment. The elimination of the net parent investment was performed as a two-step process as described below:

•

In determining the net assets of the “As Adjusted Entergy’s Transmission Business,” $1,877.0 million of Entergy’s Transmission Business’ net parent investment was eliminated. This amount was calculated as the offsetting entry to all of the adjustments to the historical financial information of Entergy’s Transmission Business (as described in Note 5(c) Adjustments to Entergy’s Transmission Business). Included in this adjustment is the $1.775 billion of debt being issued by Entergy’s Transmission Business for which Entergy will retain the proceeds (as described in Note 5(f) Debt).

•

In determining the “Pro Forma Condensed Combined Consolidated Balance Sheet,” $1,194.4 million of Entergy’s Transmission Business’ net parent investment was eliminated. This amount was calculated as the net assets of the “As Adjusted Entergy’s Transmission Business” and used in the calculation of Goodwill (as calculated in Note 5(g), Goodwill).

Note 6. Common Stock Shares Outstanding

The pro forma weighted-average number of basic shares outstanding is calculated by adding (i) the shares issued in connection with the transaction, (ii) ITC’s weighted average number of basic shares of common stock outstanding for the three months ended March 31, 2013 and the year ended December 31, 2012, and (iii) the shares to be issued for accelerated vesting of restricted stock awards (as described above in Note 5(j) Common Stock). The pro forma weighted-average number of diluted shares outstanding is calculated by adding (i) the pro forma weighted-average basic shares, (ii) ITC’s incremental shares for stock options and the employee stock purchase plan for the three months ended March 31, 2013 and the year ended December 31, 2012, and (iii) the shares for stock options and restricted shares held by employees of Entergy’s Transmission Business, which was converted to equivalent ITC incremental shares based on the equity exchange ratio of .868 that is pursuant to the employees matters agreement. The following table illustrates these computations:

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
Basic:
ITC common shares issued in the transaction	53,138,723	53,138,723
ITC weighted-average basic common shares	51,756,765	50,820,838
Accelerated vesting of restricted stock	344,580	344,580

Pro forma weighted-average basic common shares	105,240,068	104,304,141

Diluted:
ITC incremental shares for stock options and employee stock purchase plan	378,406	742,557
Shares for stock options and restricted shares held by employees of Entergy’s Transmission Business	11,207	7,330
Equity Exchange ratio	.868	.868

Equivalent ITC incremental shares	9,731	6,365

Pro forma weighted-average diluted common shares	105,628,205	105,053,063

ITC’s historical earnings per share was calculated based on the two-class method due to ITC’s restricted stock containing rights to receive nonforfeitable dividends. As a result of the accelerated vesting of the restricted stock awards at the merger date, the use of the two class method did not have a material impact on pro forma earnings per share.

If the $700 million recapitalization took the form of a share repurchase instead of a one-time special dividend, the pro forma weighted average basic and diluted common shares would decrease by 7,355,259 shares.

For the three months ended March 31, 2013, pro forma basic and diluted earnings per share would increase by $0.05 and $0.06, respectively. For the year ended December 31, 2012, pro forma basic and diluted earnings per share would increase by $0.22 and $0.21, respectively.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus and the annexes hereto. Some of the risks described below relate principally to the business and the industry in which ITC, including Entergy’s Transmission Business, will operate after the transactions, while others relate principally to the transactions and participation in the exchange offer. The remaining risks relate principally to the securities markets generally and ownership of shares of ITC common stock. The risks described below are not the only risks in participating in the exchange offer or that ITC currently faces or will face after the consummation of the transactions. For a discussion of additional uncertainties associated with forward-looking statements in this document, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with ITC’s business that appear in ITC’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus.

Risks Related to the Exchange Offer

Tendering Entergy shareholders may receive a reduced premium or may not receive any premium in this exchange offer.

This exchange offer is designed to permit you to exchange your shares of Entergy common stock for TransCo common units at a [—]% discount to the per-unit value of TransCo common units, calculated as set forth in this document. Stated another way, for each $1.00 of your Entergy common stock accepted in this exchange offer, you will receive approximately $[—] of TransCo common units. The value of the Entergy common stock will be based on the calculated per-share value of Entergy common stock on the NYSE and the value of the TransCo common units will be based on the calculated per-share value of ITC common stock on the NYSE, in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the valuation dates.

The number of shares you can receive is, however, subject to an upper limit of [—] TransCo common units for each share of Entergy common stock accepted in this exchange offer. As a result, you may receive less than $[—] of TransCo common units for each $1.00 of Entergy common stock, depending on the calculated per-share value of Entergy common stock and the calculated per-unit value of TransCo common units at the expiration date. Because of the limit on the number of TransCo common units you may receive in this exchange offer, if there is a drop of sufficient magnitude in the trading price of ITC common stock relative to the trading price of Entergy common stock, or if there is an increase of sufficient magnitude in the trading price of Entergy common stock relative to the trading price of ITC common stock, you may not receive $[—] of TransCo common units for each $1.00 of Entergy common stock, and could receive much less.

For example, if the calculated per-share value of Entergy common stock was $[—] (the highest closing price for Entergy common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-unit value of TransCo common units was $[—] (the lowest closing price for ITC common stock on the NYSE during that three-month period), the value of TransCo common units, based on the ITC common stock price, received for Entergy common stock accepted for exchange would be approximately $[—] for each $1.00 of Entergy common stock accepted for exchange.

There may also be circumstances under which you would receive fewer TransCo common units, and therefore effectively fewer shares of ITC common stock, than you would have received if the exchange ratio were determined using the closing prices of shares of Entergy common stock and ITC common stock on the expiration date.

For example, if the trading price of Entergy common stock were to increase during the last two trading days of the exchange offer, the average Entergy stock price used to calculate the exchange ratio would likely be lower than the closing price of shares of Entergy common stock on the expiration date of the exchange offer. As a result, you may receive fewer TransCo common units, and therefore effectively fewer shares of ITC common stock, for each $1.00 of shares of Entergy common stock than you would have if the average Entergy stock price was calculated on the basis of the closing price of shares of Entergy common stock on the expiration date of the exchange offer or on the basis of an averaging period that includes the last two trading days prior to the expiration of the exchange offer period. Similarly, if the trading price of ITC common stock were to decrease during the last two trading days prior to the expiration of the exchange offer period, the average ITC stock price used to calculate the exchange ratio would likely be higher than the closing price of ITC common stock on the expiration date. This could also result in your receiving fewer TransCo common units, and therefore effectively fewer shares of ITC common stock, for each $1.00 of Entergy common stock than you would otherwise receive if the average ITC common stock price were calculated on the basis of the closing price of ITC common stock on the expiration date or on the basis of an averaging period that included the last two trading days prior to the expiration of the exchange offer period.

In addition, there is no assurance that holders of shares of Entergy common stock that are exchanged for TransCo common units in this exchange offer will be able to sell the shares of ITC common stock after receipt in the merger at prices comparable to the calculated per-unit value of TransCo common units at the expiration date. For example, immediately following the consummation of the exchange offer, Entergy will distribute in the spin-off the remaining TransCo common units (except any TransCo common units contributed to the exchange trust, if applicable) that will convert into ITC common stock in the merger. Entergy shareholders who receive ITC common stock as a result of the spin-off and the merger may not want to be ITC common stock holders and may sell those shares immediately in the public market. Although Entergy has no actual knowledge of any plan or intention of any significant shareholder of Entergy to sell the ITC common stock it receives as a result of the spin-off and merger, it is possible that some Entergy shareholders, including some of Entergy’s largest shareholders, will sell the ITC common stock they receive if, for reasons such as ITC’s business profile or market capitalization, ITC does not fit their investment objectives, or—in the case of index funds—ITC is not a participant in the index in which they are investing. The sales of significant amounts of ITC common stock relating to the above events or the perception in the market that such sales will occur may decrease the market price of ITC’s common stock.

The trading prices of ITC common stock may not be an appropriate proxy for the prices of TransCo common units.

The calculated per-unit value for TransCo common units is based on the trading prices for ITC common stock, which may not be an appropriate proxy for the prices of TransCo common units. There is currently no trading market for TransCo common units and no such market will be established in the future. Entergy believes, however, that the trading prices for ITC common stock are an appropriate proxy for the trading prices of TransCo common units because immediately following the consummation of the exchange offer and the spin-off, Merger Sub will be merged with and into TransCo, whereby TransCo will continue as the surviving company and a wholly-owned subsidiary of ITC. Each outstanding TransCo common unit will be cancelled and retired and will cease to exist and the holders of TransCo common units (except TransCo common units held by TransCo, ITC or Merger Sub) will receive the right to receive one fully paid and nonassessable share of ITC common stock. There can be no assurance, however, that common stock of ITC after the issuance of TransCo common units and the merger will trade on the same basis as ITC common stock trades prior to the transactions. In addition, it is possible that the trading prices of ITC common stock prior to consummation of the merger will not fully reflect the anticipated value of common stock of ITC after the merger. For example, trading prices of ITC common stock on the valuation dates could reflect some uncertainty as to the timing or consummation of the merger or could reflect trading activity by investors seeking to profit from market arbitrage.

Following the conversion of TransCo common units into shares of ITC common stock in the merger, the former holders of TransCo common units may experience a delay prior to receiving their shares of ITC common stock or their cash in lieu of fractional shares, if any.

Following the conversion of TransCo common units into shares of ITC common stock, the former holders of TransCo common units will receive their shares of ITC common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the exchange offer agent. Although ITC has been informed by the NYSE that it expects to create a “when issued” market for the new shares of ITC common stock issuable to Entergy shareholders whose shares of Entergy common stock are accepted in the exchange offer, the creation of a “when issued” market is outside the control of ITC, and there can be no assurance that such a market will develop. Until the distribution of the shares of ITC common stock to the individual shareholder has been completed, the relevant holder of shares of ITC common stock will not be able to sell its shares of ITC common stock. Consequently, in case the market price for ITC common stock should decrease during that period, the relevant shareholder would not be able to stop any losses by selling the shares of ITC common stock. Similarly, the former holders of TransCo common units who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant shareholder has been completed, and they will not receive interest payments for this time period.

Entergy shareholders’ investment will be subject to different risks after the exchange offer regardless of whether they elect to participate in the exchange offer.

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If Entergy shareholders exchange all of their shares of Entergy common stock and the exchange offer is not oversubscribed, then they will no longer have an interest in Entergy, but instead they will directly own an interest in ITC. As a result, their investment will be subject exclusively to risks associated with ITC and not risks associated solely with Entergy.

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If Entergy shareholders exchange all of their shares of Entergy common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described below and, unless their odd-lot tender is not subject to proration, such Entergy shareholders will own an interest in both Entergy and ITC. As a result, their investment will continue to be subject to risks associated with both Entergy and ITC.

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If Entergy shareholders exchange some, but not all, of their shares of Entergy common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of Entergy common stock they own will decrease (unless they otherwise acquire shares of Entergy common stock), while the number of TransCo common units, and therefore effectively shares of ITC common stock, they own will increase. As a result, their investment will continue to be subject to risks associated with both Entergy and ITC.

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In addition to the consequences of the exchange offer described above, Entergy shareholders that remain shareholders of Entergy following the completion of the exchange offer will receive shares of ITC common stock (although they may instead receive only cash in lieu of a fractional share) when Entergy completes the spin-off described under “This Exchange Offer—Distribution of TransCo Common Units Remaining After This Exchange Offer.” As a result, their investment may be subject to risks associated with both Entergy and ITC.

Whether or not Entergy shareholders tender their shares of Entergy common stock, the shares they then hold after the completion of the exchange offer will reflect a different investment from the investment they previously held.

Risks Related to the Transactions

ITC and Entergy may be unable to satisfy the conditions or obtain the approvals required to complete the merger or such approvals may contain material restrictions or conditions.

The consummation of the merger is subject to numerous conditions, as described in this prospectus, including (i) consummation of certain transactions and financings contemplated by the merger agreement and the separation agreement (such as the separation of Entergy’s Transmission Business from Entergy’s other business) and (ii) the receipt of certain regulatory approvals in a form that will not impose a burdensome condition on ITC or Entergy (as described under the heading “The Merger Agreement”). Neither Entergy nor ITC can make any assurances that the merger and related transactions will be consummated on the terms or timeline currently contemplated, or at all. Each of Entergy and ITC has and will continue to expend time and resources and incur expenses due to legal, advisory and financial services fees related to the proposed transactions.

Governmental agencies may not approve the merger or the related transactions necessary to complete the merger or may impose conditions to the approval of such transactions or require changes to the terms of such transactions. Any such conditions or changes could have the effect of delaying completion of the merger, imposing costs on or limiting the revenues of the combined company following the merger or otherwise reducing the anticipated benefits of the merger. Any condition or change which results in a burdensome condition on Entergy’s Transmission Business and/or ITC under the merger agreement might cause Entergy and/or ITC to restructure or terminate the merger or the related transactions.

If completed, the merger may not be successful or achieve its anticipated benefits.

If the merger is completed ITC may not be able to successfully realize anticipated growth opportunities or integrate ITC’s business and operations with the TransCo business and operations. After the merger, ITC will have significantly more revenue, expenses, assets, debt and employees than ITC did prior to the merger. In the separation, ITC will also be assuming certain liabilities of Entergy’s Transmission Business and taking on other obligations (including collective bargaining agreements and certain pension obligations with respect to transferred employees). ITC may not successfully or cost-effectively integrate Entergy’s Transmission Business and operations into ITC’s existing business and operations. Even if the combined company is able to integrate the transmission businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities that ITC currently expects from the merger within the anticipated time frame, or at all.

After the completion of the merger, sales of ITC common stock may negatively affect its market price.

The shares of ITC common stock to be issued in the merger to Entergy shareholders will generally be eligible for immediate resale. The market price of ITC common stock could decline as a result of sales of a large number of shares of ITC common stock in the market after the completion of the merger or the perception in the market that these sales could occur.

Immediately following the completion of the merger, it is expected that former Entergy shareholders (and, if applicable, the exchange trust) will hold approximately 50.1% of ITC’s common stock on a “fully diluted basis” and existing ITC shareholders will hold approximately 49.9% of ITC’s common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Certain former Entergy shareholders (such as certain index funds and institutional investors with specific investment guidelines that do not pertain to the stock of the combined company) who receive shares of ITC common stock pursuant to the merger agreement may be required to sell their shares of ITC common stock immediately after the merger, which may negatively affect the price of ITC’s common stock following the merger.

The historical financial information of Entergy’s Transmission Business may not be representative of its results if it had been operated independently of Entergy and, as a result, may not be a reliable indicator of its future results.

The historical financial information of Entergy’s Transmission Business has been derived from the consolidated financial statements and accounting records of Entergy and reflects assumptions and allocations made by Entergy. The financial position, results of operations and cash flows of Entergy’s Transmission Business presented may be different from those that would have resulted had Entergy’s Transmission Business been operated as a standalone company or by a company other than Entergy. For example, in preparing Entergy’s Transmission Business’ financial statements, Entergy made an allocation of costs and expenses that are attributable to Entergy’s Transmission Business. However, these costs and expenses reflect the costs and expenses attributable to Entergy’s Transmission Business operated as part of a larger organization and do not reflect costs and expenses that would be incurred by Entergy’s Transmission Business had it been operated independently and may not reflect costs and expenses that would have been incurred had Entergy’s Transmission Business been supported as a subsidiary of ITC. As a result, the historical financial information of Entergy’s Transmission Business may not be a reliable indicator of future results.

ITC is required to abide by potentially significant restrictions which could limit ITC’s ability to undertake certain corporate actions (such as the issuance of ITC common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

The merger agreement and the separation agreement impose certain ongoing restrictions on ITC to ensure that applicable statutory requirements under the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury regulations are met so that the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions qualify as tax-free to Entergy and its shareholders. As a result of these restrictions, ITC’s ability to engage in certain transactions, such as the redemption of ITC common stock or the issuance of ITC equity securities (subject to certain exceptions generally relating to compensation) may be limited until two years and one day following the closing of the merger (excluding the $700 million recapitalization in the form of a one-time special dividend and/or share repurchase that is expected to be completed in connection with the merger).

If ITC takes any of an enumerated list of actions and omissions that would cause the distribution, exchange trust exchange offer, and the trust distribution to become taxable, ITC generally will be required to bear the cost of any resulting tax liability. If the distribution, exchange trust exchange offer, and the trust distribution became taxable, Entergy would be expected to recognize a substantial amount of income, which would result in a material amount of taxes. Any such taxes allocated to ITC would be expected to be material to ITC, and could cause ITC’s business, financial condition and operating results to suffer. These restrictions may reduce ITC’s ability to engage in certain business transactions that otherwise might be advantageous to ITC.

If the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions do not qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, including as a result of subsequent acquisitions of stock of Entergy or ITC, then Entergy and Entergy shareholders may be required to pay substantial U.S. federal income taxes, and ITC may be obligated to indemnify Entergy for such taxes imposed on Entergy.

The distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions and the merger are conditioned upon Entergy’s receipt of a private letter ruling from the IRS and of the opinion of Entergy’s counsel, Cooley LLP (“Cooley”), to the effect that the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions will qualify as tax-free to Entergy, TransCo, other Entergy subsidiaries and the Entergy shareholders, as applicable, for U.S. federal income tax purposes (such rulings contained in the private letter ruling, the “IRS rulings”). A private letter ruling from the IRS generally is binding on the IRS. Entergy obtained IRS rulings regarding the tax-free nature of certain aspects of the transactions on May 31, 2013. Entergy expects to request additional IRS rulings regarding certain other aspects of the transactions, including the exchange trust exchange offer and mandatory exchange trust distribution. The May 31, 2013 IRS rulings do not rule, and any additional IRS rulings will not rule, that the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions satisfy every requirement for a tax-free distribution, and the parties will rely solely on the opinion of counsel for comfort that such additional requirements are satisfied.

The May 31, 2013 IRS rulings are, and the opinion of Entergy’s counsel and any additional IRS rulings will be, based on, among other things, certain representations and assumptions as to factual matters made by ITC and Entergy. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the IRS rulings or the opinion of counsel. In addition, the opinion of Entergy’s counsel will be based on, among other things, the IRS rulings. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the IRS rulings are, and the opinion and any additional IRS rulings will be, based on current law, and cannot be relied upon if current law changes with retroactive effect.

The distribution, exchange trust exchange offer, and the trust distribution will be taxable to Entergy pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either Entergy or TransCo, directly or indirectly, as part of a plan or series of related transactions that include the distribution, exchange trust exchange offer, and the trust distribution. A Section 355(e) change of ownership would not make the distribution, exchange trust exchange offer, and the trust distribution taxable to the Entergy shareholders. Because Entergy shareholders will collectively be treated as owning more than 50% of the ITC common stock following the merger, the merger alone should not cause the distribution, exchange trust exchange offer, and the trust distribution to be taxable to Entergy under Section 355(e). However, Section 355(e) might apply if other acquisitions of stock of Entergy before or after the merger, or of ITC after the merger, are considered to be part of a plan or series of related transactions that include the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions. If Section 355(e) applied, Entergy might recognize a very substantial amount of taxable gain.

Under the separation agreement, in certain circumstances, and subject to certain limitations, ITC is required to indemnify Entergy against taxes on the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions that arise as a result of any of an enumerated list of actions or omissions by ITC. ITC is required to abide by potentially significant restrictions which could limit ITC’s ability to undertake certain corporate actions (such as the issuance of ITC common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous. In some cases, however, Entergy might recognize gain on the distribution, exchange trust exchange offer, and the trust distribution, together with certain related transactions without being entitled to an indemnification payment under the separation agreement.

See “Material United States Federal Income Tax Consequences of the Transactions.”

If the merger does not qualify as a tax-free reorganization under Section 368 of the Code, the shareholders of Entergy may be required to pay substantial U.S. federal income taxes.

The obligations of Entergy and ITC to consummate the merger are conditioned, respectively, on Entergy’s receipt of an opinion of Cooley, counsel to Entergy, and ITC’s receipt of an opinion of Simpson Thacher & Bartlett LLP, counsel to ITC, in each case to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based upon, among other things, certain representations and assumptions as to factual matters made by ITC and Entergy. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the merger were taxable, TransCo common unit holders would be considered to have made a taxable sale of their TransCo common units to ITC, and TransCo common unit holders would recognize taxable gain or loss on their receipt of ITC common stock in the merger.

Risks Related to the Combined Company’s Business Following the Transactions

Certain elements of ITC’s regulated operating subsidiaries’ and the TransCo Subs’ cost recovery through rates can be challenged, which could result in lowered rates and/or refunds of amounts previously collected and thus have an adverse effect on the combined company’s business, financial condition, results of operations and cash flows. ITC has also made certain commitments to federal and state regulators with respect to, among other things, rates in connection with recent acquisitions (including ITC Midwest’s acquisition of IP&L’s electric transmission assets) that could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

ITC’s regulated operating subsidiaries provide, and it is expected that the TransCo Subs will provide, transmission service under rates regulated by the FERC. The FERC has approved the cost-based formula rate templates used by ITC’s regulated operating subsidiaries, but it has not expressly approved the amount of actual capital and operating expenditures to be used in the formula rates. All aspects of ITC’s regulated operating subsidiaries’ rates approved by the FERC, including the formula rate templates, ITCTransmission’s, METC’s, ITC Midwest’s and ITC Great Plains’ respective allowed 13.88%, 13.38%, 12.38% and 12.16% rates of return on the actual equity portion of their respective capital structures, and the data inputs provided by ITC’s regulated operating subsidiaries for calculation of each year’s rate, are subject to challenge by interested parties at the FERC in a proceeding under Section 206 of the FPA. If a challenger can establish that any of these aspects are unjust, unreasonable, unduly discriminatory or preferential, then the FERC will make appropriate prospective adjustments to the ITC regulated operating subsidiary formula rates and/or disallow any of ITC’s regulated operating subsidiaries’ inclusion of those aspects in their rates. It is anticipated that the TransCo Subs will operate under similar formula rates and will also be subject to such challenges. This could result in lowered rates and/or refunds of amounts collected after the date that a Section 206 challenge is filed.

The FERC’s 2006 order approving ITC’s acquisition of METC was conditioned upon ITCTransmission and METC not recovering “merger-related costs” in their rates, as described in the order, unless a separate informational filing is submitted to the FERC. The informational filing, which could be challenged by interested parties, would need to identify the costs sought to be recovered and show that such costs are exceeded by the savings of the acquisition. Determinations by ITCTransmission or METC that expenses included in their formula rate template for recovery are not acquisition related costs are also subject to challenge by interested parties at the FERC under Section 206 of the Federal Power Act. If challenged at the FERC and ITCTransmission or METC fail to show that costs included for recovery are not merger-related, this also could result in lowered rates and/or refunds of amounts collected. ITC has not sought recovery of merger-related costs at ITCTransmission or METC.

Under the FERC’s 2007 order approving ITC Midwest’s asset acquisition, ITC Midwest agreed to a hold harmless commitment in which no acquisition premium will be recovered in rates, nor will ITC Midwest recover through transmission rates any transaction-related costs that exceed demonstrated transaction related savings for a period of five years. If during the five year period ITC Midwest seeks to recover transaction-related costs through its formula rate, ITC Midwest must make an informational filing at the FERC that identifies the transaction-related costs sought to be recovered and demonstrates that those costs are exceeded by transaction-related savings. If challenged at the FERC and ITC Midwest fails to show that transaction-related costs included for recovery do not exceed transaction-related savings, ITC Midwest could be subject to lowered rates and/or refunds of amounts previously collected. Additionally, in Iowa and Minnesota, as part of the regulatory approval process, ITC Midwest committed not to recover the first $15.0 million in transaction-related costs under any circumstances. ITC has not sought recovery of transaction-related costs at ITC Midwest.

In the Minnesota regulatory proceeding to approve ITC Midwest’s December 2007 acquisition of the transmission assets of IP&L, ITC Midwest also agreed to build two transmission projects intended to improve the reliability and efficiency of ITC’s electric transmission system. Specifically, ITC Midwest made commitments to use commercially reasonable best efforts to complete these projects prior to December 31, 2009 and 2011, respectively. In the event ITC Midwest is found to have failed to meet these commitments, the allowed 12.38% rate of return on the actual equity portion of ITC Midwest’s capital structure would be reduced to 10.39% until such time as ITC Midwest completes these projects, and ITC Midwest would refund with interest any amounts collected since the closing date of the transaction that exceeded what would have been collected if the 10.39% return on equity had been used. The project that was required to be completed prior to December 31, 2009 was completed by that deadline. With respect to the second project, the 345 kV Salem-Hazleton line, certain regulatory approvals were needed from the IUB before construction of the project could commence, but due to the IUB’s case schedule, these approvals were not received until the second quarter of 2011. As a result of the delay in the receipt of the necessary regulatory approvals, the project was not completed by December 31, 2011. ITC believes it used commercially reasonable efforts to meet the December 31, 2011 deadline.

Any of the events described above could have an adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

ITC’s regulated operating subsidiaries’ and the TransCo Subs’ actual capital expenditures may be lower than planned, which would decrease expected rate base and therefore expected revenues and earnings. In addition, ITC expects to invest in strategic development opportunities to improve the efficiency and reliability of the transmission grid, but cannot assure you that it will be able to initiate or complete any of these investments.

Each of ITC’s regulated operating subsidiaries’ and the TransCo Subs’ rate base, revenues and earnings are or will be determined in part by additions to property, plant and equipment when placed in service. The combined company anticipates making significant capital investments over the next several years which include estimated transmission network upgrades for generator interconnections. The amounts for network upgrades could change significantly due to factors beyond the combined company’s control, such as changes in the MISO queue for generation projects and whether the generator meets the various criteria of Attachment FF of the MISO Open Access Transmission, Energy, and Operating Reserve Markets Tariff for the project to qualify as a refundable network upgrade, among other factors. If ITC’s regulated operating subsidiaries’ or the TransCo Subs’ capital expenditures and the resulting in-service property, plant and equipment are lower than anticipated for any reason, ITC’s regulated operating subsidiaries and TransCo Subs will have a lower than anticipated rate base thus causing their revenue requirements and future earnings to be potentially lower than anticipated.

In addition, ITC is pursuing broader strategic development investment opportunities for transmission construction related to building regional transmission facilities, interconnections for generating resources, and other investment opportunities. The incumbent utilities or other entities with transmission development initiatives may compete with the combined company by deciding to pursue capital projects that it pursues. These estimates of potential investment opportunities are based primarily on foreseeable transmission needs and general transmission construction costs, not necessarily on particular project cost estimates.

Any capital investment at ITC’s regulated operating subsidiaries or the TransCo Subs, or as a result of the combined company’s broader strategic development initiatives, may be lower than expected due to, among other factors, the impact of actual loads, forecasted loads, regional economic conditions, weather conditions, union strikes, labor shortages, material and equipment prices and availability, the combined company’s ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on the combined company’s system or transmission systems owned by others at any one time, regulatory approvals for reasons relating to rate construct, environmental, siting, regional planning, cost recovery or other issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded. The combined company’s ability to engage in construction projects resulting from pursuing these initiatives is subject to significant uncertainties, including the factors discussed above, and will depend on obtaining any necessary regulatory and other approvals for the project and for the combined company to initiate construction, the combined company’s achieving status as the builder of the project in some circumstances and other factors. Therefore, ITC can provide no assurance as to the actual level of investment the combined company may achieve at ITC’s regulated operating subsidiaries or TransCo Subs, or as a result of the broader strategic development initiatives.

The regulations to which ITC is subject may limit the combined company’s ability to raise capital and/or pursue acquisitions, development opportunities or other transactions or may subject the combined company to liabilities.

Each of ITC’s regulated operating subsidiaries is, and each TransCo Sub is expected to be, a “public utility” under the FPA and, accordingly, is subject to regulation by the FERC. Approval of the FERC is required under Section 203 of the FPA for a disposition or acquisition of regulated public utility facilities, either directly or indirectly through a holding company. Such approval may also be required to acquire securities in a public utility. Section 203 of the FPA also provides the FERC with explicit authority over utility holding companies’ purchases or acquisitions of, and mergers or consolidations with, a public utility. Finally, each of ITC’s regulated operating subsidiaries and TransCo Subs must also seek approval by the FERC under Section 204 of the FPA for issuances of its securities (including debt securities) and assumptions of liabilities and obligations.

ITC is also pursuing development projects for construction of transmission facilities and interconnections with generating resources. These projects may require regulatory approval by the FERC, applicable RTOs and state and local regulatory agencies. Failure to secure such regulatory approval for new strategic development projects could adversely affect the combined company’s ability to grow its business and increase its revenues. If the combined company fails to obtain these approvals when necessary, it may incur liabilities for such failure.

Changes in federal energy laws, regulations or policies could impact the combined company’s business, financial condition, results of operations and cash flows.

The formula rate templates used by ITC’s regulated operating subsidiaries and expected to be used by the TransCo Subs to calculate their respective annual revenue requirements will be used by ITC’s regulated operating subsidiaries and TransCo Subs for that purpose until and unless the FERC determines that such formula rates are unjust and unreasonable and that another rate is just and reasonable. Such a determination could result from challenges initiated at the FERC by interested parties or by the FERC on its own initiative in a proceeding under Section 206 of the FPA. An existing formula rate also could be replaced by a successful application initiated by any of ITC’s regulated operating subsidiaries or TransCo Subs under Section 205 of the FPA. End-use consumers and entities supplying electricity to end-use consumers may attempt to influence government and/or regulators to change the rate setting methodologies that apply to ITC’s regulated operating subsidiaries and TransCo Subs, particularly if rates for delivered electricity increase substantially.

Each of ITC’s regulated operating subsidiaries is, and each TransCo Sub will be, regulated by the FERC as a “public utility” under the FPA and is a transmission owner in MISO or SPP. ITC cannot predict whether the approved rate methodologies for any of ITC’s regulated operating subsidiaries or expected rate methodologies for the TransCo Subs will be changed. In addition, the U.S. Congress periodically considers enacting energy legislation that could shift new responsibilities to the FERC, modify provisions of the FPA or provide the FERC or another entity with increased authority to regulate transmission matters. ITC cannot predict whether, and to what extent, the combined company may be affected by any such changes in federal energy laws, regulations or policies in the future.

If amounts billed for transmission service for ITC’s regulated operating subsidiaries’ or TransCo Subs’ transmission systems are lower than expected, or the combined company’s actual revenue requirements are higher than expected, the timing of collection of the combined company’s revenues would be delayed.

If amounts billed for transmission service are lower than expected, which could result from lower network load or point-to-point transmission service on ITC’s regulated operating subsidiaries’ or TransCo Subs’ transmission systems due to, a weak economy, changes in the nature or composition of the transmission assets of ITC’s regulated operating subsidiaries or TransCo Subs and surrounding areas, poor transmission quality of neighboring transmission systems, or for any other reason, the timing of the collection of ITC’s regulated operating subsidiaries’ and TransCo Subs’ revenue requirements would likely be delayed until such circumstances are adjusted through the true-up mechanism in the formula rate templates. In addition, if the revenue requirements of ITC’s regulated operating subsidiaries and the TransCo Subs are higher than expected due to the occurrence of hurricanes and other storms and disasters, or for any other reason, the timing of the collection of ITC’s regulated operating subsidiaries’ and TransCo Subs’ revenue requirements would likely be delayed until such circumstances are reflected through the true-up mechanism in ITC’s regulated operating subsidiaries’, and TransCo Subs’ expected, formula rate templates. The effect of such under-collection would be to reduce the amount of the combined company’s available cash resources from what it had expected, until such under-collection is corrected through the true-up mechanism in the formula rate template, which may require it to increase its outstanding indebtedness, thereby reducing its available borrowing capacity, and may require it to pay interest at a rate that exceeds the interest to which it is entitled in connection with the operation of the true-up mechanism.

Each of ITCTransmission, METC and ITC Midwest depends, and each TransCo Sub will depend, on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

ITCTransmission derives a substantial portion of its revenues from the transmission of electricity to Detroit Edison’s local distribution facilities. Detroit Edison accounted for approximately 75.0% of ITCTransmission’s total operating revenues for the year ended December 31, 2012 and is expected to constitute the majority of ITCTransmission’s revenues for the foreseeable future. Detroit Edison is rated BBB+/stable and Baa1/positive by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”), respectively. Similarly, Consumers Energy accounted for 78.2% of METC’s total operating revenues for the year ended December 31, 2012 and is expected to constitute the majority of METC’s revenues for the foreseeable future. Consumers Energy is rated BBB-/positive and Baa2/positive by S&P and Moody’s, respectively. Further, IP&L accounted for approximately 80.0% of ITC Midwest’s total operating revenues for the year ended December 31, 2012 and is expected to constitute the majority of ITC Midwest’s revenues for the foreseeable future. IP&L is rated A-/stable and A3/stable by S&P and Moody’s, respectively. These percentages of total operating revenues of Detroit Edison, Consumers Energy and IP&L include an estimate for the 2011 revenue accrual and deferrals that were included in ITC’s 2012 operating revenues, but will not be billed to its customers until 2014. ITC has assumed that the revenues billed to these customers in 2014 would be in the same proportion of the respective percentages of network and regional cost sharing revenues billed to them in 2012. In addition, each TransCo Sub will derive a substantial portion of its revenues from the transmission of electricity to the local distribution facilities of Entergy’s Utility Operating Companies and is expected to continue to do so for the foreseeable future.

Any material failure by Detroit Edison, Consumers Energy, IP&L or Entergy’s Utility Operating Companies to make payments for transmission services could have an adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

A significant amount of the land on which ITC’s regulated operating subsidiaries’ assets are, and the TransCo Subs’ assets will be, located is subject to easements, mineral rights and other similar encumbrances. As a result, ITC’s regulated operating subsidiaries and the TransCo Subs must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete construction projects in a timely manner.

METC does not own the majority of the land on which its electric transmission assets are located. Instead, under the provisions of an Easement Agreement with Consumers Energy, METC pays annual rent of $10.0 million to Consumers Energy in exchange for rights-of-way, leases, fee interests and licenses which allow METC to use the land on which its transmission lines are located. Under the terms of the Easement Agreement, METC’s easement rights could be eliminated if METC fails to meet certain requirements, such as paying contractual rent to Consumers Energy in a timely manner. Additionally, a significant amount of the land on which ITCTransmission’s, ITC Midwest’s, ITC Great Plains’ and the TransCo Subs’ assets are or will be located is subject to easements, mineral rights and other similar encumbrances. As a result, they must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete their construction projects in a timely manner.

ITC’s regulated operating subsidiaries contract, and the TransCo Subs will contract, with third parties to provide services for certain aspects of their businesses. If any of these agreements are terminated, ITC’s regulated operating subsidiaries and the TransCo Subs may face a shortage of labor or replacement contractors to provide the services formerly provided by these third parties.

ITC’s regulated operating subsidiaries enter into, and the TransCo Subs will enter into, various agreements and arrangements with third parties to provide services for the operation of certain aspects of their businesses, which, if terminated could result in a shortage of a readily available workforce to provide these services. For example, ITC Midwest and IP&L have entered into the Operations Services Agreement For 34.5 kV Transmission Facilities (the “OSA”), under which IP&L performs certain operations functions for ITC Midwest’s 34.5 kV transmission system. The OSA’s term is from January 1, 2011 until December 31, 2015, and by its terms will remain in full force and effect from year to year thereafter until terminated by either party upon not less than one year’s prior written notice to the other party. If the OSA is terminated for any reason or at a time when ITC Midwest is unprepared for such termination, ITC Midwest may face difficulty finding a qualified replacement work force to provide such services, which could have an adverse effect on its ability to carry on its business and on its results of operations.

The TransCo Subs and certain affiliates of Entergy will enter into two transition services agreements at the time of the merger. Under the transition services agreements, each party will provide the other party, on a cost basis, with specified services for a limited time following the completion of the merger, including the following: field support services, engineering support services, site access services and corporate support services. The initial term of each transition services agreement will be for a period of one year, unless earlier terminated pursuant to its terms. Each of the service recipients will have the option of extending the services two times for a period of up to six months (maximum one year extension). If either of these agreements were terminated or failed to be renewed for any reason at any time when the TransCo Subs are unprepared for such termination, the TransCo Subs may face difficulty finding a qualified replacement workforce to provide such services.

Hazards associated with high-voltage electricity transmission may result in suspension of ITC’s regulated operating subsidiaries’ or the TransCo Subs’ operations or the imposition of civil or criminal penalties.

The operations of ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to the usual hazards associated with high-voltage electricity transmission, including explosions, fires, inclement weather (including hurricanes and other storms), natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. ITC’s regulated operating subsidiaries maintain, and it is expected that the TransCo Subs will maintain, property and casualty insurance, but are not fully insured against all potential hazards incident to their business, such as damage to poles, towers and lines or losses caused by outages.

ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

The operations of ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITC’s regulated operating subsidiaries or to be owned or operated by the TransCo Subs. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

ITC’s regulated operating subsidiaries have incurred expenses in connection with environmental compliance, and ITC anticipates that each such entity and the TransCo Subs will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to each could result in significant civil or criminal penalties and remediation costs. ITC’s regulated operating subsidiaries’ and the TransCo Subs’ assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of ITC’s regulated operating subsidiaries’ and TransCo Subs’ facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered or threatened species. In addition, certain properties in which ITC’s regulated operating subsidiaries operate and the TransCo Subs will operate are, are suspected of being, or may be affected by environmental contamination. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect the combined company’s costs and, therefore, its business, financial condition and results of operations.

In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electric transmission and distribution lines. ITC cannot assure you that such claims will not be asserted against the combined company or that, if determined in a manner adverse to its interests, such claims would not have a material adverse effect on the combined company’s business, financial condition and results of operations.

ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to various regulatory requirements, including reliability standards; contract filing requirements; reporting, recordkeeping and accounting requirements; and transaction approval requirements. Violations of these requirements, whether intentional or unintentional, may result in penalties that, under some circumstances, could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

The various regulatory requirements to which ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject include reliability standards established by the NERC, which acts as the nation’s Electric Reliability Organization approved by the FERC in accordance with Section 215 of the FPA. These standards address operation, planning and security of the bulk power system, including requirements with respect to real-time transmission operations, emergency operations, vegetation management, critical infrastructure protection and personnel training. Failure to comply with these requirements can result in monetary penalties as well as non-monetary sanctions. Monetary penalties vary based on an assigned risk factor for each potential violation, the severity of the violation and various other circumstances, such as whether the violation was intentional or concealed, whether there are repeated violations, the degree of the violator’s cooperation in investigating and remediating the violation and the presence of a compliance program. Penalty amounts range from $1,000 to a maximum of $1.0 million per day, depending on the severity of the violation. Non-monetary sanctions include potential limitations on the violator’s activities or operation and placing the violator on a watchlist for major violators. Despite best efforts to comply and the implementation of a compliance program intended to ensure reliability, there can be no assurance that violations will not occur that would result in material penalties or sanctions. If any of ITC’s regulated operating subsidiaries or TransCo Subs were to violate the NERC reliability standards, even unintentionally, in any material way, any penalties or sanctions imposed against any of ITC’s regulated operating subsidiaries or the TransCo Subs could have a material adverse effect on the combined company’s business, financial condition, results of operations and cash flows.

ITC’s regulated operating subsidiaries are, and the TransCo Subs will be, subject to requirements under Sections 203 and 205 of the FPA for approval of transactions; reporting, recordkeeping and accounting requirements; and for filing contracts related to the provision of jurisdictional services. Under FERC policy, failure to file jurisdictional agreements on a timely basis may result in foregoing the time value of revenues collected under the agreement, but not to the point where a loss would be incurred. The failure to obtain timely approval of transactions subject to FPA Section 203, or to comply with applicable reporting, recordkeeping or accounting requirements under FPA Section 205, could subject the combined company to penalties that could have a material adverse effect on the combined company’s financial condition, results of operations and cash flows.

Acts of war, terrorist attacks and threats, including cyber attacks or threats, or the escalation of military activity in response to such attacks or otherwise may negatively affect the combined company’s business, financial condition, results of operations and cash flows.

Acts of war, terrorist attacks and threats, including cyber attacks or threats, or the escalation of military activity in response to such attacks or otherwise may negatively affect the combined company’s business, financial condition and cash flows in unpredictable ways, such as increased security measures and disruptions of markets. Strategic targets, such as energy related assets, including, for example, ITC’s regulated operating subsidiaries’ and the TransCo Subs’ transmission facilities and Detroit Edison’s, Consumers Energy’s, IP&L’s and Entergy’s Utility Operating Companies’ generation and distribution facilities, may be at risk of future terrorist attacks or threats, including cyber attacks or threats. In addition to the increased costs associated with heightened security requirements, such events may have a material effect on the economy in general. A lower level of economic activity could result in a decline in energy consumption, which may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

The pro forma financial statements included in this prospectus are presented for illustrative purposes only and may not be an indication of ITC’s financial condition or results of operations following the transactions.

The pro forma financial statements included in this prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of ITC’s financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.” ITC’s actual financial condition and results of operations following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect ITC’s financial condition or results of operations following the merger. Any potential decline in ITC’s financial condition or results of operations may cause significant variations in ITC’s stock price.

ITC is highly leveraged and will assume and incur substantial additional leverage in connection with the merger, which may have an adverse effect on ITC’s business and the value of ITC common stock.

ITC is highly leveraged and its consolidated indebtedness currently consists of various outstanding debt securities and borrowings under various credit agreements. In addition, in connection with the merger, it is expected that $1.775 billion of debt will remain with TransCo and its subsidiaries and ITC will incur approximately $740 million of additional debt in support of the recapitalization it is expected to undertake in connection with the merger and to pay transaction-related costs. After giving effect to the merger and the incurrence of debt related thereto, ITC would have had total outstanding consolidated debt on its balance sheet of approximately $5.9 billion as of March 31, 2013. This substantial indebtedness can have several important consequences, including, but not limited to, the following:

•

If future cash flows are insufficient, ITC may not be able to make principal or interest payments on its debt obligations, which could result in the occurrence of an event of default under one or more of those debt instruments.

•	If future cash flows are insufficient, ITC may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by it.

•

ITC’s indebtedness has the general effect of reducing its flexibility to react to changing business and economic conditions insofar as they affect ITC’s financial condition and, therefore, may pose substantial risk to ITC shareholders. A substantial portion of the dividends and payments in lieu of taxes ITC receives from its regulated operating subsidiaries will be dedicated to the payment of interest on its indebtedness, thereby reducing the funds available for working capital, capital expenditures and the payment of dividends on its common stock.

•

In the event that ITC is liquidated, its senior or subordinated creditors and the senior or subordinated creditors of its subsidiaries will be entitled to payment in full prior to any distributions to the holders of shares of its common stock.

•

ITC currently has debt instruments outstanding with relatively short remaining maturities and will be assuming and incurring substantial debt in connection with the merger. ITC’s ability to secure additional financing prior to or after existing facilities mature, if needed, and in connection with the merger may be substantially restricted by the existing level of ITC’s indebtedness and the restrictions contained in ITC’s debt instruments. Additionally, the interest rates at which ITC might secure these financings may be higher than its currently outstanding debt instruments or higher than forecasted at any point in time, which could adversely affect its business, financial condition, results of operations and cash flows.

•

Market conditions could affect ITC’s access to the capital markets, restrict its ability to secure financing to make the capital expenditures and investments and pay other expenses planned by it, including in connection with the merger, and could affect its interest rate swap obligations which could adversely affect its business, financial condition, cash flows and results of operations.

•	ITC’s substantial indebtedness could place it at a competitive disadvantage and make it more vulnerable to general adverse economic conditions.

ITC may incur substantial indebtedness in the future. The incurrence of additional indebtedness would increase the leverage-related risks described above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus (including information included or incorporated by reference herein) contains certain “forward-looking” statements that describe each of Entergy’s, TransCo’s and ITC’s management’s beliefs concerning future business conditions and prospects, growth opportunities, the outlook for each of Entergy’s, TransCo’s and ITC’s business and the electric transmission industry and the transactions described in this prospectus based upon information currently available. Wherever possible, these “forward-looking” statements have been identified by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions each of Entergy’s, TransCo’s and ITC’s management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause each of Entergy’s, TransCo’s and ITC’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things:

•	Entergy and ITC may be unable to satisfy the conditions or obtain the approvals required to complete the merger or such approvals may contain material restrictions or conditions;

•	Entergy, TransCo and ITC may be unable to obtain the financings required in connection with the transactions;

•	The costs of the transactions could exceed current expectations;

•	There may be delays in consummating the transactions, or the transactions may not be consummated at all;

•	If completed, the merger may not be successful or achieve its anticipated benefits;

•

Failure to complete the merger could adversely affect the market price of Entergy or ITC common stock as well as each of Entergy’s, TransCo’s and ITC’s business, financial condition and results of operations;

•	Legislative and regulatory actions may make it more difficult or expensive to operate each company’s business before or after the transactions;

•

Conditions of the capital markets during the periods covered by the forward-looking statements may have an adverse effect on each company’s businesses, financial condition, results of operations and cash flows;

•

For Entergy and TransCo, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of hurricanes, ice storms, or other weather events and the recovery of costs associated with restoration, including accessing funded storm reserves, federal and local cost recovery mechanisms, securitization, and insurance may have an adverse effect on each company’s businesses, financial condition, results of operations and cash flows; and

•	Other risk factors discussed herein and listed from time to time in Entergy’s and ITC’s public filings with the SEC.

In addition, other factors besides those listed here could adversely affect each of Entergy’s, TransCo’s and ITC’s business and results of operations.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond each of Entergy’s, TransCo’s and ITC’s control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions each of Entergy, TransCo and ITC might make or by known or unknown risks and uncertainties. Many factors mentioned in this prospectus and in Entergy’s and ITC’s annual and quarterly reports will be important in determining future results. Consequently, none of Entergy, TransCo or ITC can assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, none of Entergy, TransCo or ITC undertakes, and each expressly disclaims, any obligation to publicly update any forward-looking or other statements, whether as a result of new information, future events, or otherwise.

THIS EXCHANGE OFFER

Terms of this Exchange Offer

General

Entergy is offering to exchange up to [—] TransCo common units that are owned by Entergy for shares of Entergy common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto) filed as an exhibit to the registration statement of which this document forms a part, by 8:00 a.m., New York City time, on [—], 2013, unless this exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on [—], 2013 or any later date to which this exchange offer is extended, is referred to in this document as the expiration date. You may tender all, some or none of your shares of Entergy common stock.

Approximately [—] TransCo common units will be held by Entergy upon completion of the separation, subject to adjustment under certain circumstances. The number of shares of Entergy common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio, the number of TransCo common units offered and the number of shares of Entergy common stock tendered.

Entergy’s obligation to complete this exchange offer is subject to important conditions that are described in the section entitled “—Conditions for Consummation of this Exchange Offer,” including the satisfaction of the merger condition (described below). The merger condition will survive past the expiration of this exchange offer. Subject to such condition, the consummation of the exchange offer, the spin-off and the merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer.

For each share of Entergy common stock that you validly tender in this exchange offer and do not properly withdraw and that is accepted, you will receive a number of TransCo common units at a [—]% discount to the per-share value of ITC common stock, calculated as set forth below, subject to an upper limit of [—] TransCo common units per share of Entergy common stock. Stated another way, subject to the upper limit described below, for each $1.00 of Entergy common stock accepted in this exchange offer, you will receive approximately $[—] of TransCo common units.

The final calculated per-share value and per-unit value, as applicable, will be equal to:

1.	with respect to Entergy common stock, the simple arithmetic average of the daily VWAP of Entergy common stock on the NYSE for each of the valuation dates, as reported to Entergy by Bloomberg L.P. for the equity ticker ETR; and

2.	with respect to TransCo common units, the simple arithmetic average of the daily VWAP of ITC common stock on the NYSE for each of the valuation dates, as reported to Entergy by Bloomberg L.P. on the equity ticker ITC.

The daily VWAP provided by Bloomberg L.P. may be different from other sources of volume–weighted average prices or investors’ or security holders’ own calculations of volume–weighted average prices. Entergy will determine such calculations of the per-share value of Entergy common stock and the per-unit value of TransCo common units, and such determination will be final.

Upper Limit

The number of units you can receive is subject to an upper limit of [—] TransCo common units for each share of Entergy common stock accepted in this exchange offer. If the upper limit is in effect, a stockholder will receive less than $[—] of TransCo common units for each $1.00 of Entergy common stock that the stockholder validly tenders, that is not properly withdrawn and that is accepted in the exchange offer, and the stockholder could receive much less. This limit was calculated based on a [—]% discount for TransCo common units based on the average of the daily VWAPs of Entergy common stock and ITC common stock on [—], 2013, [—], 2013 and [—], 2013 (the last three trading days before the commencement of this exchange offer). Entergy set this limit to ensure that an unusual or unexpected drop in the trading price of ITC common stock, relative to the trading price of Entergy common stock, would not result in an unduly high number of TransCo common units being exchanged for each share of Entergy common stock accepted in this exchange offer.

Pricing Mechanism

The terms of this exchange offer are designed to result in your receiving $[—] of TransCo common units for each $1.00 of Entergy common stock validly tendered, not properly withdrawn and conditionally accepted in this exchange offer subject to the satisfaction of the merger condition, based on the calculated per-share and per-unit values described above. This exchange offer does not provide for a minimum exchange ratio because a minimum exchange ratio could result in the TransCo common units exchanged for each $1.00 of Entergy common stock being valued higher than approximately $[—]. Regardless of the final exchange ratio, the terms of this exchange offer would always result in you receiving approximately $[—] of TransCo common units for each $1.00 of Entergy common stock, so long as the upper limit is not in effect. See the table on page 90 for purposes of illustration.

Subject to the upper limit described above, for each $1.00 of Entergy common stock accepted in this exchange offer, you will receive approximately $[—] of TransCo common units. The following formula will be used to calculate the number of TransCo common units you will receive for shares of Entergy common stock accepted in this exchange offer:

Number of TransCo common units	=	Number of shares of Entergy common stock tendered and accepted, multiplied by the lesser of:	(a) [—] and	(b)	100% of the calculated per-share value of Entergy common stock divided by [—]% of the calculated per-unit value of TransCo common units (calculated as described below)

The calculated per-share value of a share of Entergy common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Entergy common stock on the NYSE on each of the valuation dates. The calculated per-unit value of a TransCo common unit for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of ITC common stock on the NYSE on each of the valuation dates.

To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAP on the valuation dates is $[—] per share of Entergy common stock and $[—] per share of ITC common stock, you would receive [—] ($[—] divided by [—]% of $[—]) TransCo common units for each share of Entergy common stock accepted in this exchange offer. In this example, the upper limit of [—] TransCo common units for each share of Entergy common stock would not apply.

Example 2: Assuming that the average of the daily VWAP on the valuation dates is $[—] per share of Entergy common stock and $[—] per share of ITC common stock, the upper limit would apply and you would only receive [—] TransCo common units for each share of Entergy common stock accepted in this exchange offer because the limit is less than [—] ($[—] divided by [—]% of $[—]) TransCo common units for each share of Entergy common stock.

Indicative Per-Share and Per-Unit Values

Indicative exchange ratios, calculated per-share values of Entergy common stock, calculated per-unit values of TransCo common units and the final exchange ratio used to determine the number of TransCo common units to be exchanged per share of Entergy common stock will be available by contacting the information agent at the toll-free number provided on the back cover of this document on each day of the exchange offer period prior to the announcement of the final exchange ratio. In addition, a website will be maintained at http://[—] that provides indicative exchange ratios, calculated per-share values of Entergy common stock and calculated per-unit values of TransCo common units.

From the commencement of this exchange offer until the first valuation date, the website will show the indicative calculated per-share and per-unit values, as applicable, calculated as though that day were the expiration date of this exchange offer, of (i) Entergy common stock, which will equal the simple arithmetic average of the daily VWAP of Entergy common stock, as calculated by Entergy, on each of the three prior trading days and (ii) TransCo common units, which will equal the simple arithmetic average of the daily VWAP of ITC common stock, as calculated by Entergy, on each of the three prior trading days.

On each of the valuation dates, when the values of Entergy common stock and TransCo common units are calculated for the purposes of this exchange offer, the indicative calculated per-share values of Entergy common stock and the indicative calculated per-unit values of TransCo common units, as calculated by Entergy, will each equal (i) on the first valuation date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and (iii) on the third valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and with the actual daily VWAP on the second valuation date. “Intra-day VWAP” means VWAP for the period beginning at the official open of trading on the NYSE and ending as of the specific time in such day. On each of the valuation dates, the indicative calculated per-share and per-unit values and indicative exchange ratio calculated using such values will be updated at 10:30 a.m., 1:30 p.m. and by 4:30 p.m., New York City time.

Final Exchange Ratio

The final exchange ratio that shows the number of TransCo common units that you will receive for each share of Entergy common stock accepted in this exchange offer will be available at http://[—] and announced by press release by 9:00 a.m., New York City time, on [—], the second to last trading day immediately preceding the expiration date, unless this exchange offer is extended or terminated.

After that time, you may also contact the information agent to obtain the final exchange ratio at its toll–free number provided on the back cover of this document.

Each of the daily VWAPs, intra-day VWAPs, calculated per-share and per-unit values and the final exchange ratio will be rounded to four decimal places.

If Entergy common stock or ITC common stock does not trade on any of the valuation dates, the calculated per-share value of Entergy common stock and the calculated per-unit value of TransCo common units will be determined using the daily VWAP of Entergy common stock and ITC common stock on the preceding trading day or days, as the case may be, on which both Entergy common stock and ITC common stock did trade.

Since this exchange offer is scheduled to expire at 8:00 a.m., New York City time, on the expiration date, and the final exchange ratio will be announced by 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date of this exchange offer, you will be able to tender or withdraw your shares of Entergy common stock after the final exchange ratio is determined. For more information on validly tendering and properly withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of TransCo common units that you would receive per share of Entergy common stock, calculated on the basis described above and taking into account the limit described above, assuming a range of averages of the daily VWAP of Entergy common stock and ITC common stock on the valuation dates. The first row of the table below shows the indicative calculated per-share value of Entergy common stock, the indicative calculated per-unit value of TransCo common units and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on [—], 2013, based on the daily VWAPs of Entergy common stock and ITC common stock on [—], 2013, [—], 2013 and [—], 2013. The table also shows the effects of a [—]% increase or decrease in either or both the calculated per-share value of Entergy common stock and the calculated per-unit value of TransCo common units based on changes relative to the values of [—], 2013.

Entergy common stock	ITC common stock	Calculated per-share value of Entergy common stock			Calculated per-unit value of TransCo common units			TransCo common units to be received per share of Entergy common stock tendered		Calculated Value Ratio (1)
As of [—], 2013	As of [—], 2013	$	[	—]	$	[	—]	[	—]x	$	[	—]
(1) Down [—]%	Up [—]%		[	—]		[	—]	[	—]x		[	—]
(2) Down [—]%	Unchanged		[	—]		[	—]	[	—]x		[	—]
(3) Down [—]%	Down [—]%		[	—]		[	—]	[	—]x		[	—]
(4) Unchanged	Up [—]%		[	—]		[	—]	[	—]x		[	—]
(5) Unchanged	Down [—]%		[	—]		[	—]	[	—]x		[	—]
(6) Up [—]%	Up [—]%		[	—]		[	—]	[	—]x		[	—]
(7) Up [—]%	Unchanged		[	—]		[	—]	[	—]x		[	—]
(8) Up [—]%	Down [—]%(2)		[	—]		[	—]	[	—]x		[	—]

(1)	The Calculated Value Ratio equals (i) the calculated per-unit value of TransCo common units multiplied by the exchange ratio, divided by (ii) the calculated per-share value of Entergy common stock.
(2)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been [—] TransCo common units per share of Entergy common stock validly tendered and accepted in this exchange offer. In this scenario, Entergy would announce that the upper limit on the number of shares that can be received for each share of Entergy common stock tendered is in effect at the expiration of the exchange offer period no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date.

During the three-month period of [—], 2013 through [—], 2013, the highest closing price of Entergy common stock on the NYSE was $[—] and the lowest closing price of ITC common stock on the NYSE was $[—]. If the calculated per-share value of Entergy common stock and the calculated per-unit value of TransCo common units equaled these closing prices, you would receive only the limit of [—] TransCo common units for each share of Entergy common stock tendered, and the value of such TransCo common units, based on the ITC common stock price, would have been approximately $[—] of TransCo common units for each $1.00 of Entergy common stock accepted for exchange.

If the trading price of Entergy common stock were to increase during the last two trading days prior to the expiration of this exchange offer, the average Entergy stock price used to calculate the exchange ratio would likely be lower than the closing price of Entergy common stock on the expiration date of this exchange offer. As a result, you may receive fewer TransCo common units, and therefore effectively fewer shares of ITC common stock, for each $1.00 of Entergy common stock than you would have if that per-share value were calculated on the basis of the closing price of Entergy common stock on the expiration date of this exchange offer. Similarly, if the trading price of ITC common stock were to decrease during the last two trading days prior to the expiration of this exchange offer, the average TransCo common units used to calculate the exchange ratio would likely be higher than the closing price of ITC common stock on the expiration date of this exchange offer, or on the basis of an averaging period that included the last two days of the exchange offer period. This could also result in your receiving fewer TransCo common units, and therefore effectively fewer shares of ITC common stock, for each $1.00 of Entergy common stock than you would otherwise receive if that per-unit value were calculated on the basis of the closing price of ITC common stock on the expiration date of this exchange offer, or on the basis of an averaging period that included the last two days of the exchange offer period.

The number of shares of Entergy common stock that may be accepted in this exchange offer may be subject to proration. Depending on the number of shares of Entergy common stock validly tendered, and not properly withdrawn in this exchange offer, and the final exchange ratio, determined as described above, Entergy may have to limit the number of shares of Entergy common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Entergy Common Stock.”

This document and related documents are being sent to persons who directly held shares of Entergy common stock on [—], 2013 and brokers, banks and similar persons whose names or the names of whose nominees appear on Entergy’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Entergy’s common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of Entergy Common Stock

If, upon the expiration of this exchange offer, Entergy shareholders have validly tendered and not properly withdrawn more shares of Entergy common stock than Entergy is able to conditionally accept for exchange (taking into account the exchange ratio and the total number of TransCo common units being exchanged by Entergy in this exchange offer), Entergy will conditionally accept subject to the satisfaction of the merger condition for exchange the Entergy common stock validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of Entergy common stock to be accepted bears to the total number of shares of Entergy common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of Entergy common stock), and subject to any adjustment necessary to ensure the exchange of all TransCo common units being offered by Entergy in this exchange offer, except for tenders of odd–lots, as described below.

Except as otherwise provided in this section, beneficial holders (other than plan participants in the Savings Plan of Entergy Corporation and Subsidiaries) of less than 100 shares of Entergy common stock who validly tender all of their shares will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of more than 100 shares of Entergy common stock are not eligible for this preference.

Any beneficial holder (other than plan participants in the Savings Plan of Entergy Corporation and Subsidiaries) of less than 100 shares of Entergy common stock who wishes to tender all of the shares must complete the section entitled “Odd–Lot Shares” on the letter of transmittal. If your odd–lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

Entergy will announce the preliminary proration factor for this exchange offer and the preliminary distribution ratio for the spin-off at http://[—] and separately by press release promptly after the expiration of the exchange offer. Upon determining the number of shares of Entergy common stock validly tendered for exchange, Entergy will announce the final results, including the final proration factor for this exchange offer and the final distribution ratio for the spin-off.

Any shares of Entergy common stock not accepted for exchange in this exchange offer as a result of proration or otherwise will be returned to the tendering shareholder promptly after the final proration factor for this exchange offer is determined. After the expiration of this exchange offer, shares conditionally accepted by Entergy subject to the satisfaction of the merger condition may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer if the exchange offer has not then been consummated.

For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Immediately following the consummation of the exchange offer and spin-off, Merger Sub will be merged with and into TransCo, whereby TransCo will continue as the surviving company and a wholly-owned subsidiary of ITC. Subject to the satisfaction or waiver of the merger condition, the consummation of this exchange offer, spin-off and the merger are expected to occur no later than the fourth trading day after the expiration date of this exchange offer. Each outstanding TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of ITC common stock, while the TransCo common units will automatically be cancelled and retired and will cease to exist. In this conversion of TransCo common units into shares of ITC common stock, no fractional shares of ITC common stock will be delivered to holders of TransCo common units. Instead, the merger exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those holders of TransCo common units who otherwise would be entitled to receive a fractional share of ITC common stock. Those holders of TransCo common units will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. The distribution of fractional share proceeds may take longer than the distribution of ITC common stock to holders of TransCo common units. As a result, such holders may not receive fractional share proceeds at the same time they will receive shares of ITC common stock.

Exchange of Shares of Entergy Common Stock

Upon the terms and subject to the conditions of this exchange offer (including, if this exchange offer is extended or amended, the terms and conditions of the extension or amendment), Entergy will conditionally accept for exchange subject to the satisfaction of the merger condition the Entergy common stock validly tendered, and not properly withdrawn, prior to the expiration of this exchange offer. Upon satisfaction of the merger condition immediately prior to the spin-off and the merger, Entergy will exchange, for TransCo common units owned by Entergy, the Entergy common stock conditionally accepted in this exchange offer subject to the satisfaction of the merger condition.

The exchange of Entergy common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange offer agent of (a)(i) certificates representing all physically tendered shares of Entergy common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Entergy common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (b) the letter of transmittal for shares of Entergy common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

For purposes of this exchange offer, Entergy will be deemed to have conditionally accepted for exchange Entergy common stock validly tendered and not properly withdrawn if and when Entergy notifies the exchange offer agent of its conditional acceptance subject to the satisfaction of the merger condition of the tenders of those shares of Entergy common stock pursuant to this exchange offer. Entergy will be deemed to have accepted for exchange, and thereby exchanged, Entergy common stock conditionally accepted subject to the satisfaction of the merger condition in this exchange offer, when it notifies the exchange offer agent that the merger condition has been satisfied on the date of, but prior to consummation of, the spin-off and merger.

Upon the consummation of this exchange offer and the spin-off prior to the effective time of the merger, Entergy will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units, pending the consummation of the merger. Prior to or at the effective time of the merger, ITC will deposit with the merger exchange agent evidence in book-entry form representing the shares of ITC common stock issuable in the merger.

Upon surrender of the documents required by the exchange offer agent, duly executed, each former holder of TransCo common units will receive from the merger exchange agent in exchange therefor shares of ITC common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If Entergy does not accept for exchange any tendered shares of Entergy common stock for any reason pursuant to the terms and conditions of this exchange offer, the exchange offer agent (a) in the case of shares of Entergy common stock held in certificated form, will return certificates representing such shares without expense to the tendering shareholder and (b) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering,” such shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of this exchange offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry DRS

If you hold certificates representing shares of Entergy common stock, or if your shares of Entergy common stock are held in book-entry via the Direct Registration System (“DRS”), you must deliver to the exchange offer agent a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. If you hold certificates representing shares of Entergy common stock, you must also deliver to the exchange offer agent the certificates representing the shares of Entergy common stock tendered. The exchange offer agent’s address is listed on the letter of transmittal. Since certificates are not issued for DRS shares, you do not need to deliver any certificates representing those shares to the exchange offer agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of Entergy common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of Entergy common stock in this exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your Entergy common stock. If that institution holds shares of Entergy common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange offer agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange offer agent receives an agent’s message from The Depository Trust Company confirming the book–entry transfer of your Entergy common stock. A tender by book–entry transfer will be completed upon receipt by the exchange offer agent of an agent’s message, book–entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange offer agent and forming a part of a book–entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of Entergy common stock which are the subject of the book–entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that Entergy may enforce that agreement against the participant.

The exchange offer agent will establish an account with respect to the shares of Entergy common stock at The Depository Trust Company for purposes of this exchange offer, and any eligible institution that is a participant in

The Depository Trust Company may make book–entry delivery of shares of Entergy common stock by causing The Depository Trust Company to transfer such shares into the exchange offer agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange offer agent.

Shares Held in the Savings Plan of Entergy Corporation and Subsidiaries

If shares of Entergy common stock are held in your account under the Savings Plan of Entergy Corporation and Subsidiaries, you can elect to either keep your shares of Entergy common stock or exchange some or all of your shares of Entergy common stock for shares of ITC common stock. The deadline for making this election is four business days prior to the last day of the exchange offer period. You will receive instructions from the plan record keeper via letter or email informing you how to make an election. If you do not make an active election at least four business days prior to the last day of the exchange offer period, none of the shares of Entergy common stock in your account will be converted to shares of ITC common stock and your holdings of shares of Entergy common stock in your Savings Plan of Entergy Corporation and Subsidiaries will remain unchanged. If you elect to exchange some or all of your shares of Entergy common stock for shares of ITC common stock, you will be required to liquidate the shares of ITC common stock that you received in your plan account no later than the 180th day after the closing of the merger and reallocate the sale proceeds to one or more of the other investment options within the plan. If you do not elect to exchange your Entergy common shares, you will be required to liquidate the ITC common stock you received in exchange for the TransCo common units received in the pro rata spin-off distribution that would be held in the savings plan no later than the 180th day after the closing of the merger and reallocate the sale proceeds to one or more of the other investment options within the plan. If you do not liquidate your shares of ITC common stock prior to the liquidation deadline, your shares of ITC common stock will be liquidated by the plan record keeper on the liquidation deadline date with the proceeds invested as set forth in the instructions from the plan record keeper. If the offer to exchange shares of Entergy common stock for ITC common stock is oversubscribed, the number of shares of Entergy common stock that you elect to exchange will be subject to reduction. If you hold less than 100 shares of Entergy common stock, wish to tender all of your shares of Entergy common stock and the exchange offer is oversubscribed, your shares will be subject to proration. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “Summary—Terms of this Exchange Offer—Proration; Odd-Lots.” Please contact the phone number in the letter or email you receive from the plan record keeper to speak with a customer service associate if you have not yet received instructions from the plan record keeper.

Holders of Entergy Restricted Common Stock

The terms of Entergy’s equity incentive plans generally prohibit the transfer of Entergy restricted common stock before the applicable forfeiture restrictions lapse. Therefore, as a practical matter, holders of Entergy restricted common stock are precluded from participating in this exchange offer with respect to his or her Entergy restricted common stock.

General Instructions

Do not send letters of transmittal and certificates representing Entergy common stock to Entergy, ITC, TransCo or the information agent. Letters of transmittal for Entergy common stock and certificates representing Entergy common stock should be sent to the exchange offer agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys–in–fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by Entergy.

Whether you tender your Entergy common stock by delivery of certificates or through your broker, the exchange offer agent must receive the letter of transmittal for Entergy common stock and the certificates representing your Entergy common stock at the address set forth on the back cover of this document prior to the expiration of this exchange offer. Alternatively, in case of a book–entry transfer of Entergy common stock through The Depository Trust Company, the exchange offer agent must receive the agent’s message and a book–entry confirmation prior to such time and date.

Letters of transmittal for Entergy common stock and certificates representing Entergy common stock must be received by the exchange offer agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your Entergy common stock.

Signature Guarantees

Signatures on all letters of transmittal for Entergy common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of Entergy common stock are tendered either (1) by a registered shareholder who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of Entergy common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

No Guaranteed Delivery

Guaranteed delivery is not available in this exchange offer. If you wish to tender shares of Entergy common stock pursuant to this exchange offer, you must comply with the procedures of this exchange offer described herein.

Tendering Your Shares After the Close of Business on the Last Trading Day Prior to the Expiration Date

If you are a registered shareholder of Entergy common stock and wish to tender your shares after 5:00 p.m., New York City time, on the last trading day prior to the expiration of this exchange offer, then you will have to deliver in person or by special courier an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange offer agent prior to the expiration of this exchange offer at 8:00 a.m., New York City time, on the expiration date of this exchange offer.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process tenders for Entergy common stock through The Depository Trust Company during that time (although there is no assurance that this will be the case).

Effect of Tenders

A tender of Entergy common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to Entergy that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of Entergy common stock or other securities issued or issuable in respect of such shares), (2) when the same are accepted for exchange, Entergy will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, (3), if you or any member of your “group” (within the meaning of Section 13(d)(3) of the Exchange Act) is a “market participant” (as defined in the Amended and Restated Articles of Incorporation of ITC) and assuming that all of your shares of Entergy common stock that are validly tendered will be exchanged in the exchange offer, that you (individually or together with all members of your group) will not beneficially own (as defined under Regulation 13D of the Exchange Act) 5% or more of the outstanding common stock of ITC after giving effect to this exchange offer, the spin-off and the merger (see “Description of Capital Stock of ITC and the Combined Company—Common Stock—Restrictions on Ownership by Market Participants”) and (4) you own the shares being tendered within the meaning of Rule 14e–4 promulgated under the Exchange Act.

It is a violation of Rule 14e–4 under the Exchange Act for a person, directly or indirectly, to tender shares of Entergy common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of Entergy common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of Entergy common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The exchange of Entergy common stock validly tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange offer agent of (a)(i) certificates representing all physically tendered shares of Entergy common stock or (ii) in the case of shares delivered by book–entry transfer through The Depository Trust Company, confirmation of a book–entry transfer of those shares of Entergy common stock in the exchange offer agent’s account at The Depository Trust Company, (b) the letter of transmittal for shares of Entergy common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book–entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Appointment of Attorneys–in–Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint Entergy’s designees as your attorneys–in–fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Entergy common stock tendered and accepted for exchange by Entergy and with respect to any and all other Entergy common stock and other securities issued or issuable in respect of the Entergy common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that Entergy deposits the TransCo common units for the shares of Entergy common stock that you have tendered with the exchange offer agent. All such proxies will be considered coupled with an interest in the tendered shares of Entergy common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Entergy’s designees will, with respect to the shares of Entergy common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Entergy reserves the right to require that, in order for shares of Entergy common stock to be deemed validly tendered, immediately upon Entergy’s acceptance for exchange of those shares of Entergy common stock, Entergy must be able to exercise full voting rights with respect to such shares.

Determination of Validity

Entergy will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Entergy common stock, in Entergy’s sole discretion, and its determination will be final and binding. Entergy reserves the absolute right to reject any and all tenders of Entergy common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Entergy also reserves the absolute right to waive any of the conditions of this exchange offer, or any defect or irregularity in the tender of any shares of Entergy common stock. No tender of shares of Entergy common stock is valid until all defects and irregularities in tenders of shares of Entergy common stock have been cured or waived. Neither Entergy nor the exchange offer agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of Entergy common stock or will incur any liability for failure to give any such notification. Entergy’s interpretation of the terms and conditions of this exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement

The tender of Entergy common stock pursuant to any of the procedures described above, together with Entergy’s acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between Entergy and you upon the terms of and subject to the conditions to this exchange offer.

The method of delivery of share certificates of Entergy common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange offer agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of Entergy common stock evidenced by any share certificate you deliver to the exchange offer agent, then you will need to fill in the number of shares that you are tendering under the column entitled “Shares Tendered” under the heading “Description of Tendered Shares” in the table on the second page of the letter of transmittal. In those cases, as soon as practicable after the expiration of the exchange offer, the exchange offer agent will credit the remainder of the shares of common stock that were evidenced by the certificate(s) but not tendered to a DRS account in the name of the registered holder maintained by Entergy’s transfer agent, unless otherwise provided in “Special Delivery Instructions” in the letter of transmittal. Unless you indicate otherwise in your letter of transmittal, all of the shares of Entergy common stock represented by share certificates you deliver to the exchange offer agent will be deemed to have been validly tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange offer agent that were previously in certificated form, except for share certificates representing shares not accepted in this exchange offer.

Lost, Stolen or Destroyed Certificates

If your certificate(s) representing shares of Entergy common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you may request assistance with the replacement of the certificate(s) by calling Wells Fargo Shareowner Relations at 1-855-854-1360. You may also need to complete an affidavit of loss, post a surety bond for your lost, stolen or destroyed shares of Entergy common stock and pay a service fee. Upon completion of the requirements for replacement of your certificate(s) and upon receipt of the completed applicable letter of transmittal your shares of Entergy common stock will be considered tendered in this exchange offer.

Withdrawal Rights

Shares of Entergy common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date of this exchange offer. After the expiration of this exchange offer, shares conditionally accepted by Entergy subject to the satisfaction of the merger condition may not be withdrawn; provided, however, that such shares may be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer if the consummation of this exchange offer has not then occurred.

For a withdrawal of shares of Entergy common stock to be effective, the exchange offer agent must receive from you a written notice of withdrawal, in the form made available to you, at one of its addresses or the fax number set forth on the back cover of this document, and your notice must include your name and the number of shares of Entergy common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange offer agent, the name of the registered holder and the certificate numbers of the particular certificates evidencing the shares of Entergy common stock must also be furnished to the exchange offer agent, as stated above, prior to the physical release of the certificates. If shares of Entergy common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

Entergy will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Neither Entergy nor the exchange offer agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of Entergy common stock properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, you may re–tender withdrawn Entergy common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of this exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under this exchange offer is irrevocable.

Withdrawing Your Shares After the Close of Business on the Last Trading Day Prior to the Expiration Date

If you are a registered shareholder of Entergy common stock (which includes persons holding certificated shares) and you decide to withdraw your shares after 5:00 p.m., New York City time, on the last trading day prior to the expiration of this exchange offer, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange offer agent prior to 8:00 a.m., New York City time, on the expiration date. Medallion guarantees will not be required for such withdrawal notices. If you hold Entergy common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals of Entergy common stock through The Depository Trust Company during that time (although there can be no assurance that this will be the case). Once The Depository Trust Company has closed, if you beneficially own shares of Entergy common stock that were previously delivered through The Depository Trust Company, then in order to properly withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange offer agent prior to 8:00 a.m., New York City time, on the expiration date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal, must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the exchange offer agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company.

Book–Entry Accounts

Certificates representing TransCo common units will not be issued to holders of shares of Entergy common stock pursuant to this exchange offer. Rather than issuing certificates representing such TransCo common units to tendering holders of shares of Entergy common stock, the exchange offer agent will cause TransCo common units to be credited to records maintained by the exchange offer agent for the benefit of the respective holders. Immediately following the consummation of the exchange offer and spin-off, Merger Sub will be merged with and into TransCo in the merger and each TransCo common unit will be converted into the right to receive ITC common stock and cash in lieu of fractional shares. In connection with the exchange offer, you will receive a letter of transmittal and instructions for use in effecting surrender of any certificates in exchange for ITC common stock and cash in lieu of fractional shares. As promptly as practicable following the merger and Entergy’s notice and determination of the final proration factor, if any, the merger exchange agent will credit the shares of ITC common stock into which the TransCo common units have been converted to book-entry accounts maintained for the benefit of the Entergy shareholders who received TransCo common units in the exchange offer or as a pro rata spin-off distribution and will send these holders a statement evidencing their holdings of shares of ITC common stock.

When Distributed and When Issued Markets

Entergy will announce the preliminary proration factor for the exchange offer and preliminary distribution ratio for the spin-off at http://[—] and separately by press release promptly after the expiration of the exchange offer. Entergy will confirm the final results of the exchange offer, including the final proration factor, with the exchange offer agent. Promptly after the final results are confirmed, Entergy will issue a press release announcing the final results of the exchange offer, including the final proration factor for the exchange offer and the final distribution ratio for the spin-off.

ITC has been informed by the NYSE that it expects to create a “when issued” market for the new shares of ITC common stock issuable to Entergy shareholders as a result of the spin-off and to Entergy shareholders whose shares of Entergy common stock are conditionally accepted for exchange in the exchange offer subject to the satisfaction of the merger condition promptly following Entergy’s announcement of the preliminary proration factor for the exchange offer and preliminary distribution ratio for the spin-off. In the “when issued” market, Entergy shareholders will be able to sell their rights to receive shares of ITC common stock when those shares are issued and delivered by the merger exchange agent. Purchasers of shares of ITC common stock in the “when issued” market will acquire the right to receive shares of ITC common stock when those shares are issued and delivered by the merger exchange agent. These rights are not actual shares of ITC common stock and do not entitle their holders to voting or dividend rights with respect to shares of ITC common stock. After the shares of ITC common stock issuable to Entergy shareholders are issued and delivered, “when issued” trading with respect to shares of ITC common stock will end.

Entergy has been informed by the NYSE and the CHX that, in the event proration is necessary for this exchange offer, the NYSE and the CHX do not expect to create a “when distributed” market for the shares of Entergy common stock not accepted for exchange in the exchange offer. Although Entergy will promptly return any shares of Entergy common stock that are not conditionally accepted for exchange following the expiration of this exchange offer and the determination of the final proration factor for the exchange offer, if any, Entergy shareholders whose shares are not accepted for exchange in the exchange offer may not be able to immediately sell their rights to receive shares of Entergy common stock until those shares are returned by Entergy. Such selling shareholders will, however, retain voting and dividend rights (including the spin-off) with respect to such shares while held by Entergy accruing to shareholders of record as of any record date occurring prior to the date those shares are returned.

Any trades made in the “when issued” market will be made contingent on the issuance and delivery of shares of ITC common stock. The creation of a “when issued” market is outside the control of Entergy and ITC. The NYSE is not required to create a “when issued” market, and there can be no assurances that either such market will develop or if they develop the prices at which shares will trade.

Extension; Termination; Amendment

Extension, Termination or Amendment by Entergy

Subject to its compliance with the merger agreement, Entergy expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which this exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of Entergy common stock validly tendered and not properly withdrawn in this exchange offer. For example, this exchange offer can be extended if any of the conditions for consummation of this exchange offer described in the next section entitled “—Conditions for Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer.

Subject to its compliance with the merger agreement, Entergy expressly reserves the right, in its sole discretion, to amend the terms of this exchange offer in any respect prior to the expiration of the exchange offer, except that Entergy does not intend to extend this exchange offer other than in the circumstances described above.

If Entergy materially changes the terms of or information concerning this exchange offer or if Entergy waives a material condition of this exchange offer, it will extend this exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given or in the event there is a waiver of a material condition to the exchange offer. The length of time will depend on the particular facts and circumstances.

As required by law, this exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	Entergy changes the method for calculating the number of TransCo common units offered in exchange for each share of Entergy common stock; and

•	this exchange offer is scheduled to expire within ten business days of announcing any such change.

If Entergy extends this exchange offer, is delayed in accepting for exchange any shares of Entergy common stock or is unable to accept for exchange any shares of Entergy common stock under this exchange offer for any reason, then, without affecting Entergy’s rights under this exchange offer, the exchange offer agent may retain all shares of Entergy common stock tendered on Entergy’s behalf. These shares of Entergy common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

Entergy’s reservation of the right to delay acceptance of any shares of Entergy common stock is subject to applicable law, which requires that Entergy pay the consideration offered or return the shares of Entergy common stock deposited promptly after the termination or withdrawal of this exchange offer.

Entergy will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day following any extension, amendment, non–acceptance or termination of the previously scheduled expiration date.

Method of Public Announcement

Subject to applicable law (including Rules 13e–4(d), 13e–4(e)(3) and 14e–1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with this exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Entergy may choose to make any public announcement, Entergy assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire.

Conditions for Consummation of this Exchange Offer

Entergy will not be required to complete and consummate this exchange offer and may extend or terminate this exchange offer, if, at the scheduled expiration of the exchange offer:

•

the registration statements on Forms S-4 and S-1 of which this document is a part will not have become effective under the Securities Act of 1933 or any stop order suspending the effectiveness of such registration statement has been issued and is in effect;

•	the shares of ITC common stock to be issued in the merger will not have been authorized for listing on the NYSE;

•

Entergy shareholders have validly tendered and not properly withdrawn shares of Entergy common stock such that less than [—]% of the outstanding TransCo common units are to be distributed in this exchange offer (this condition is referred to in this prospectus as the minimum amount condition);

•

any condition precedent to the consummation of the transactions (other than this exchange offer) pursuant to the merger agreement has not been fulfilled or waived (except for the conditions precedent that will be fulfilled at the time of the consummation of the transactions) or for any reason the transactions (other than this exchange offer) cannot be consummated promptly after consummation of this exchange offer (see “The Merger Agreement—Conditions to the Merger”) (this condition is referred to in this prospectus as the merger condition);

•	the merger agreement or the separation agreement has been terminated;

•

any condition or event occurs, or Entergy reasonably expects any condition or event to occur, which Entergy determines would or would be reasonably likely to cause the exchange offer and the pro rata spin-off distribution of TransCo common units to holders of Entergy common stock as of the distribution record date to be taxable to Entergy or its shareholders under U.S. federal income tax laws; or

•	any of the following conditions or events have occurred, or Entergy reasonably expects any of the following conditions or events to occur:

•

any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay the consummation of the exchange offer;

•

any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Entergy, TransCo or ITC and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction will have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay consummation of this exchange offer;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after [—], 2013;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the consummation of this exchange offer;

•	if any of the situations above exist as of the commencement of this exchange offer, any material deterioration of the situation; or

•

a “market disruption event” (as defined below) occurs with respect to shares of Entergy common stock or ITC common stock on any of the valuation dates and such market disruption event has, in Entergy’s reasonable judgment, impaired the benefits of this exchange offer.

Each of the foregoing conditions to the consummation of the exchange offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition.

If any of the above events occurs, Entergy may:

•	terminate this exchange offer and promptly return all tendered shares of Entergy common stock to tendering shareholders;

•

extend this exchange offer and, subject to the withdrawal rights described in the section entitled “—Withdrawal Rights,” retain all tendered shares of Entergy common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

In addition, after shares of Entergy common stock have been conditionally accepted in this exchange offer subject to the satisfaction of the merger condition, Entergy will not be required to complete and consummate this exchange offer until the merger condition has been satisfied.

These conditions are for the sole benefit of Entergy. Entergy may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them (except any action or inaction by Entergy). Entergy expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time prior to the expiration of this exchange offer. Entergy’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights (provided that the right has not otherwise become exercisable). Each right is an ongoing right which may be asserted at any time prior to the expiration of this exchange offer. Except as noted above with respect to the merger condition, all conditions for consummation of this exchange offer must be satisfied or waived by Entergy prior to the expiration of this exchange offer.

A market disruption event with respect to either Entergy common stock or ITC common stock means a suspension, absence or material limitation of trading of Entergy common stock or ITC common stock on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for Entergy common stock or ITC common stock on the NYSE during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by Entergy or the exchange offer agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE.

Fees and Expenses

Entergy has retained Morrow & Co., LLC to act as the information agent and Wells Fargo Bank, N.A. to act as the exchange offer agent in connection with this exchange offer. The information agent may contact holders of Entergy common stock by mail, e–mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the exchange offer agent each will receive reasonable compensation for its respective services, will be reimbursed for reasonable out–of–pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

None of the information agent or the exchange offer agent has been retained to make solicitations or recommendations with respect to this exchange offer. The fees they receive will not be based on the number of shares of Entergy common stock tendered under this exchange offer.

Entergy will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Entergy common stock under this exchange offer. Entergy will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be Entergy’s agent or the agent of TransCo, the information agent or the exchange offer agent for purposes of this exchange offer.

Legal Limitations

This document is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any TransCo common units, shares of Entergy common stock or shares of ITC common stock in any jurisdiction in which the offer, sale or exchange is not permitted. After the consummation of this exchange offer and prior to the merger, it will not be possible to trade the TransCo common units.

Certain Matters Relating to Non-U.S. Jurisdictions

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Entergy, ITC or TransCo has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of Entergy common stock, ITC common stock or TransCo common units outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of Entergy common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Entergy, ITC or TransCo to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Entergy common stock, ITC common stock or TransCo common units that may apply in their home countries. None of Entergy, ITC or TransCo can provide any assurance about whether such limitations may exist.

Distribution of TransCo Common Units Remaining After This Exchange Offer

All TransCo common units owned by Entergy that are not exchanged in this exchange offer (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) will be distributed as a pro rata spin-off distribution to holders of Entergy common stock (other than Entergy restricted common stock) as of the distribution record date. The record date for the spin-off will be formally announced by press release by Entergy, but is expected to be the close of business on the third trading day following the expiration date of this exchange offer. If all of the [—] TransCo common units are exchanged in the exchange offer and [—] TransCo common units are contributed to the exchange trust, Entergy expects to distribute approximately [—] TransCo common units in the spin-off. Such distributed TransCo common units will convert to ITC common stock in the merger. Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in the exchange offer subject to the satisfaction of the merger condition will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed to Entergy shareholders in the spin-off. The consummation of this exchange offer is subject to the merger condition having been fulfilled or waived (except for those conditions that will be fulfilled at the time of the consummation of the transactions).

Upon the consummation of this exchange offer and the spin-off prior to the effective time of the merger, Entergy will deliver to the exchange offer agent, and the exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units, pending the consummation of the merger. Prior to or at the effective time of the merger, ITC will deposit with the merger exchange agent evidence in book-entry form representing the shares of ITC common stock issuable in the merger. Shares of ITC common stock will be delivered immediately following the consummation of this exchange offer, the acceptance of Entergy common stock for exchange, and the effectiveness of the merger, pursuant to the procedures determined by the exchange offer agent and the merger exchange agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of Entergy Common Stock.”

If this exchange offer is terminated by Entergy on or prior to the expiration date of this exchange offer without the exchange of shares, but the conditions for consummation of the transactions have otherwise been satisfied, Entergy intends to distribute all TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to holders of Entergy common stock (other than Entergy restricted common stock), with a record date to be announced by Entergy.

INFORMATION ON ITC

Description of ITC

ITC Holdings Corp. is incorporated under the laws of the state of Michigan. ITC’s principal executive offices are located at 27175 Energy Way, Novi, Michigan 48377, and ITC’s telephone number at that address is (248) 946-3000. ITC’s website is located at www.itc-holdings.com. The information on ITC’s website is not incorporated by reference into this prospectus nor should it otherwise be considered part of this prospectus.

ITC and its subsidiaries are engaged in the transmission of electricity in the United States. ITC’s existing operating subsidiaries include International Transmission Company (“ITCTransmission”), Michigan Electric Transmission Company, LLC (“METC”), ITC Midwest LLC (“ITC Midwest”) and ITC Great Plains, LLC (“ITC Great Plains”). ITCTransmission, METC, ITC Midwest and ITC Great Plains are collectively referred to as ITC’s regulated operating subsidiaries. Through ITC’s regulated operating subsidiaries, ITC operates high-voltage systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri, Oklahoma and Kansas that transmit electricity from generating stations to local distribution facilities connected to ITC’s systems. ITC’s business strategy is to operate, maintain and invest in transmission infrastructure in order to enhance system integrity and reliability, to reduce transmission constraints and to allow new generating resources to interconnect to ITC’s transmission systems. ITC also is pursuing development projects not within ITC’s existing systems, which are intended to improve overall grid reliability, lower electricity congestion and facilitate interconnections of new generating resources, as well as to enhance competitive wholesale electricity markets.

ITC’s regulated operating subsidiaries are independent electric transmission utilities, with rates regulated by the FERC and established on a cost-of-service model. ITCTransmission’s service area is located in southeastern Michigan and METC’s service area covers approximately two-thirds of Michigan’s Lower Peninsula and is contiguous with ITCTransmission’s service area. ITC Midwest’s service area is located in portions of Iowa, Minnesota, Illinois and Missouri and ITC Great Plains currently owns assets located in Kansas and Oklahoma. The Midcontinent Independent System Operator, Inc. (formerly known as Midwest Independent Transmission System Operator, Inc.) (“MISO”) bills and collects revenues from ITCTransmission, METC, and ITC Midwest customers. The Southwest Power Pool, Inc. (“SPP”) bills and collects revenue from ITC Great Plains customers.

ITC’s regulated operating subsidiaries’ primary operating responsibilities include maintaining, improving and expanding their transmission systems to meet their customers’ ongoing needs, scheduling outages on system elements to allow for maintenance and construction, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to ensure physical limits are not exceeded. As transmission-only companies, ITC’s regulated operating subsidiaries function as conduits, allowing for power from generators to be transmitted to local distribution systems either entirely through their own systems or in conjunction with neighboring transmission systems. Third parties then transmit power through these local distribution systems to end-use consumers. The transmission of electricity by ITC’s regulated operating subsidiaries is a central function to the provision of electricity to residential, commercial and industrial end-use consumers.

ITC’s regulated operating subsidiaries derive nearly all of their revenues from providing network transmission service, point-to-point transmission service and other related services over ITC’s regulated operating subsidiaries’ transmission systems to investor owned utilities, such as The Detroit Edison Company (“Detroit Edison”), Consumers Energy and Interstate Power and Light Company (“IP&L”) and to other entities such as alternative electricity suppliers, power marketers and electric cooperatives that provide electricity to end-use consumers and from transaction-based capacity reservations on ITC’s transmission systems.

ITC’s regulated operating subsidiaries’ assets include transmission systems and related assets, that interconnect ITC’s regulated operating subsidiaries’ transmission facilities or connect ITC’s regulated operating subsidiaries’ facilities with third party generation and distribution facilities.

For a description of ITC’s business, financial condition, results of operations and other important information, see ITC’s filings with the SEC incorporated by reference herein. For instructions on how to find copies of those and ITC’s other filings incorporated by reference herein, see the section entitled “Where You Can Find More Information; Incorporation By Reference.”

ITC’s Business After the Transactions

The combination of ITC and Entergy’s Transmission Business is intended to strengthen ITC’s leading independent transmission platform in the United States. The addition of Entergy’s Transmission Business expands ITC’s geographic reach from the Midwest to the Gulf Coast region and will add sizable new markets to ITC’s current operating and development business both enhancing and diversifying ITC’s growth prospects. Once the merger has been completed, ITC will become one of the largest electric transmission companies in the United States based on net property, plant and equipment and peak load served. After it is merged into ITC, Entergy’s Transmission Business will be under the functional control of MISO (see “Information on Entergy’s Transmission Business—Description of Entergy’s Transmission Business—Federal Regulation—Entergy’s Proposal to Join MISO”).

The combination of ITC and Entergy’s Transmission Business furthers the objectives of the independent transmission model and ITC’s business strategy by enhancing system integrity and reliability, reducing transmission congestion and allowing greater access to competitive generation sources to interconnect to the transmission systems in an RTO environment.

While ITC will retain the current Entergy’s Transmission Business headquarters in Jackson, Mississippi as a regional headquarters for at least three years after the effective time of the merger, certain functions of Entergy’s Transmission Business, which have been performed by Entergy’s corporate headquarters, will be transitioned to ITC’s corporate headquarters in Novi, Michigan. In order to manage an orderly transition in the operation of Entergy’s Transmission Business, ITC and Entergy will enter into transition services agreements as described in this prospectus.

Directors and Executive Officers of ITC Before and After the Merger

Board of Directors

The directors of ITC immediately prior to the closing of the merger are expected to be the directors of ITC immediately following the closing of the merger, except that at the effective time of the merger, ITC has agreed that there will be at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof) pursuant to the merger agreement, which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee (after engaging an executive search firm to assist the nominating/corporate governance committee in identifying two candidates to fill such vacancies), as further described under the heading “The Transactions—Board of Directors and Management of ITC Following the Merger.”

Listed below is the biographical information for each person who is currently a member of the ITC board of directors.

Christopher H. Franklin, 48. Mr. Franklin became a director of ITC in August 2011. Mr. Franklin currently serves as President and Chief Operating Officer, Regulated Operations at Aqua America, Inc., a water and wastewater utility holding company, a position he has held since December 2011. Prior to this appointment, Mr. Franklin served as Regional President, Midwest and Southern Operations and Senior Vice President of Corporate and Public Affairs from 2010 to 2011 and Regional President, Southern Operations and Senior Vice President of Customer Operations & Public Affairs from 2007 to 2010 and has served in a variety of other operations, customer service and public affairs positions since joining Aqua America, Inc. in 1993. Prior to joining Aqua America, Inc., Mr. Franklin served as Regional Civic and Economic Development Officer for Peco Energy (Exelon) from 1990 to 1992. He began his career in 1987 as Congressional Aide to U.S. Congressman Richard Schulze. Mr. Franklin currently sits on the Board of the Magee Rehabilitation Hospital and the Walnut Street Theatre. He also has served as a director on the Southeastern Pennsylvania Transportation Authority. The ITC board of directors selected Mr. Franklin to serve as a director due to his significant experience in the utility industry, as well as his knowledge of public policy matters.

Edward G. Jepsen, 70. Mr. Jepsen became a director of ITC in July 2005. Since December 2010, Mr. Jepsen has served as the Chairman and CEO of Coburn Technologies, Inc., a privately held manufacturer and servicer of ophthalmic lens processing equipment. Mr. Jepsen currently serves as a director and is chair of the audit committee and a member of the nominating and corporate governance committee of the board of directors of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable. In the past five years, but not currently, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The ITC board of directors selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

William J. Museler, 72. Mr. Museler is an independent energy consultant. He became a director of ITC in November 2006. Previously, he served as President and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of Energy’s Energy Advisory Board from 2001 to 2005 and is currently a director of the Independent Electric System Operator in Toronto, Ontario, Canada. The ITC board of directors selected Mr. Museler to serve as a director due to his lifelong career in the utility industry, as well as his invaluable experience with electric reliability matters.

Hazel R. O’Leary, 76. Ms. O’Leary became a director of ITC in July 2007. Since 2004, Ms. O’Leary has served as the President of Fisk University in Nashville, Tennessee from 2004 through February 2013 and currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund, Arms Control Association and CAMAC Energy Inc. Ms. O’Leary served as an Assistant Attorney General and Assistant Prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the United States Department of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named Vice President and General Counsel of O’Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as President from 1997 to 2001. In 1989, she became Executive Vice President for Environmental and Public Affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to President of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the United States Secretary of Energy from 1993 to 1997 and as President and Chief Operating Officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O’Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The ITC board of directors selected Ms. O’Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

Thomas G. Stephens, 64. Mr. Stephens became a director of ITC in November 2012. Mr. Stephens retired in April 2012 from General Motors Company, a designer, manufacturer and marketer of vehicles and automobile parts, after 43 years with the company. Prior to his retirement, Mr. Stephens served as Vice Chairman and Chief Technology Officer from February 2011 to April 2012, Vice Chairman, Global Product Operations from 2009 to 2011, Vice Chairman, Global Product Development in 2009, Executive Vice President, Global Powertrain and Global Quality from 2008 to 2009, Group Vice President, Global Powertrain and Global Quality from 2007 to 2008, Group Vice President, General Motors Powertrain from 2001 to 2007 and has served in a variety of other engineering and operations positions. Mr. Stephens currently sits on the Board of Directors for FIRST (For Inspiration and Recognition of Science and Technology) and is Chairman of the Board of the Michigan Science Center. The Board selected Mr. Stephens to serve as a director because of his strong technical and engineering background as well as his experience and proven leadership capabilities assisting a large organization to achieve its business objectives.

G. Bennett Stewart, III, 60. * Mr. Stewart became a director of ITC in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as Chief Executive Officer of EVA Dimensions, a firm that offers corporate financial benchmark data, software tools for corporate financial intelligence, performance management, valuation modeling and executive decision support, and equity research services. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The ITC board of directors selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

Lee C. Stewart, 65. * Mr. Stewart, an independent financial consultant, became a director of ITC in August 2005. Mr. Stewart currently serves as a director, chair of the compensation committee and a member of the finance committee of P.H. Glatfelter Company and as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. Mr. Stewart also served as director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc. from 2000 to 2011 when the company was sold and ceased to exist. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The ITC board of directors selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of ITC’s business strategy. Mr. Stewart is also an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

J.C. Watts, Jr., 55. Mr. Watts became a director of ITC in August 2011. Mr. Watts is Chairman and Founder of the J.C. Watts Companies, a multi-industry company headquartered in Washington, D.C. with operations in Texas and Oklahoma. Through J.C. Watts Companies, he has built a diverse business organization that includes Mustang Equipment, the first African-American owned John Deere dealership in America, J.C. Watts Holdings, a private investment firm, and Watts Partners, which provides consulting and advocacy services for government and public affairs. Mr. Watts has held this position since 2003. Mr. Watts served in the U.S. House of Representatives from 1995 through 2002 representing the 4th congressional district in central and southwest Oklahoma. He was elected chairman of the Republican Conference in the U.S. House of Representatives in 1998, served for eight years on the House Armed Services Committee, and authored legislation to create the House Select Committee on Homeland Security, on which he later served. Mr. Watts also served on the House Transportation and Infrastructure Committee and House Banking Committee. From 1987 through 1994, Mr. Watts served as youth minister at Sunnylane Baptist Church in Del City, Oklahoma, where he then became Associate Pastor. In 1990 he was elected to the Oklahoma State Corporation Commission and became chairman before running for Congress in 1994. Mr. Watts currently serves as a director of Dillard’s Departments Stores and CSX Corporation. The ITC board of directors selected Mr. Watts to serve as director due to his extensive understanding and knowledge of government and policy issues and his familiarity with the South Central states in which ITC operates and conducts business.

*	G. Bennett Stewart, III and Lee C. Stewart are not related.

Joseph L. Welch, 64. Mr. Welch has been a director and the President and Chief Executive Officer of ITC since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the ITC board of directors since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for ITC’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which are referred to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The ITC board of directors selected Mr. Welch to serve as a director because he is ITC’s President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

Executive Officers

The executive officers of ITC immediately prior to the closing of the merger are expected to be the executive officers of ITC immediately following the closing of the merger.

Listed below is the biographical information for each person who is currently an executive officer of ITC.

Joseph L. Welch. Mr. Welch’s background is described above under the heading “—Directors and Executive Officers of ITC Before and After the Merger—Board of Directors.”

Cameron M. Bready. Mr. Bready has served as ITC’s Executive Vice President and Chief Financial Officer since January 2011. Mr. Bready is responsible for ITC’s accounting, finance, treasury, internal audit, investor relations and other related financial functions as well as ITC’s development efforts. Prior to this appointment, Mr. Bready served as Senior Vice President and Chief Financial Officer from April 2009 to January 2011 and also served as Treasurer from April 2009 until February 2012. Prior to joining ITC, Mr. Bready served for one and a half years as vice president of finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of the company’s Federal Energy Regulatory Commission, or FERC, regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to this post, Mr. Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and prior to Mirant, he worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young and as an audit manager for Arthur Andersen. Mr. Bready currently serves as a member of the Board of Trustees of Oglethorpe University and the Board of Trustees of the Judson Center.

Linda H. Blair. Ms. Blair has served as Executive Vice President and Chief Business Officer of ITC since June 2007. Ms. Blair is responsible for managing each of ITC’s regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, and marketing and communications. Prior to this appointment, Ms. Blair served as ITC’s Senior Vice President—Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President—Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining ITC, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission for two years when it was a subsidiary of DTE Energy and was a supervisor in Detroit Edison’s regulatory affairs department for two years.

Jon E. Jipping. Jon E. Jipping has served as ITC’s Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, field construction and maintenance, and information technology, facilities and safety.

Prior to this appointment, Mr. Jipping served as ITC’s Senior Vice President—Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined ITC as Director of Engineering in March 2003, was appointed Vice President—Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining ITC, Mr. Jipping was with DTE Energy for thirteen years. He was Manager of Business Systems & Applications in DTE Energy’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held positions of increasing responsibility in DTE Energy’s Transmission Operations and Transmission Planning department. Mr. Jipping currently serves as a member of the Advisory Board of the Michigan Technological University College of Engineering.

Daniel J. Oginsky. Mr. Oginsky has served as ITC’s Vice President and General Counsel since November 2004 and was named Senior Vice President and General Counsel in May 2009. In this position, Mr. Oginsky is responsible for the legal affairs of ITC and oversees the legal department, which includes the legal, corporate secretary, real estate, contract administration and corporate compliance functions. Mr. Oginsky also served as ITC’s Secretary from November 2004 until June 2007. Prior to joining ITC, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky currently serves as a member of the Providence Health Foundation Board of Trustees, is a member of the Advisory Board of Directors of Belle Tire, Inc. and is a member of the Board of Visitors for James Madison College at Michigan State University.

Compensation of ITC’s Directors and Executive Officers

Information on the compensation of ITC’s directors and officers is described on pages 20 through 54 of ITC’s definitive proxy statement with respect to the 2013 annual meeting of shareholders, which ITC filed on Schedule 14A with the SEC on April 5, 2013, which information is incorporated into this document by reference. For more information regarding how to obtain a copy of such documents, see “Where You Can Find More Information; Incorporation By Reference.”

Certain Relationships and Related Party Transactions

Code of Business Conduct and Ethics

ITC has adopted a Code of Business Conduct and Ethics that applies to all of ITC’s employees, executive officers and directors, including ITC’s chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on ITC’s website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, ITC intends to post information regarding such waiver or amendment on the “Corporate Governance” page of its website.

Related Person Transactions

Pursuant to its charter, ITC’s nominating/corporate governance committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to ITC’s directors and executive officers. As required by applicable NYSE rules, ITC’s nominating/corporate governance committee also determines whether or not a particular relationship serves the best interest of ITC and its shareholders and whether the relationship should be continued or eliminated. In addition, ITC’s Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the ITC board of directors or a designated committee.

Although ITC does not have a written policy with regard to the approval of transactions between ITC and its executive officers and directors, each director and officer must annually submit a form to ITC’s General Counsel disclosing his or her conflicts or potential conflicts of interest or certifying that no such conflicts of interest exist. Throughout the year, if any transaction constituting a conflict of interest arises or circumstances otherwise change that would cause a director’s or officer’s annual conflict certification to become incorrect, such director or officer must inform ITC’s General Counsel of such circumstances. ITC’s nominating/corporate governance committee reviews existing conflicts as well as potential conflicts of interest and determines whether any further action is necessary, such as recommending to the ITC board of directors whether a director or officer should be requested to offer his or her resignation. Where the ITC board of directors makes a determination regarding a potential conflict of interest, a majority of the ITC board of directors (excluding any interested member or members) shall decide upon an appropriate course of action. Additionally, any director or officer who has a question about whether a conflict exists must bring it to the attention of ITC’s General Counsel or chairperson of ITC’s nominating/corporate governance committee.

With the approval of ITC’s nominating/corporate governance committee, Clayton Welch, Jennifer Welch, Jessica Uher and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, ITC’s chief executive officer) were employed by ITC as a Senior Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Senior Accountant, respectively, during 2012 and continue to be employed by ITC. These individuals are employed on an “at will” basis and compensated on the same basis as ITC’s other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $443,017 during 2012.

Material Transactions Between ITC and Entergy

METC is party to a Generator Interconnection Agreement effective on January 19, 2011 with Entergy Nuclear Palisades, LLC (“Entergy Palisades”) and MISO (the “Palisades Generator Interconnection Agreement”). This three-party agreement governs the direct electricity interconnection of Entergy Palisades’ electricity generating asset to the METC transmission system for the purposes of transmitting electric power from electricity generating facilities. The term of the Palisades Generator Interconnection Agreement is thirty years unless otherwise terminated by one of the parties to the agreement as specified in the agreement (subject to notice and approval of the FERC).

INFORMATION ON ENTERGY

Entergy, a Delaware corporation, is an integrated energy company engaged primarily in the electric power production and retail distribution operations. Entergy, through its subsidiaries, owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees. Entergy’s principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana 70113 and its telephone number is (504) 576-4000. Entergy’s internet address is http://www.entergy.com/. The information on Entergy’s website is not incorporated by reference into or part of this prospectus.

Entergy operates its business in two segments: the utility business segment and the Entergy wholesale commodities businesses segment.

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The utility business segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operates a small natural gas distribution business. As discussed in more detail in this prospectus, in December 2011, Entergy entered into an agreement to separate its transmission business and merge it with a newly-formed subsidiary of ITC.

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The Entergy wholesale commodities business segment includes the ownership and operation of six nuclear power plants located in the northern United States and the sale of the electric power produced by those plants to wholesale customers. This business also provides services to other nuclear power plant owners. Entergy wholesale commodities also owns interests in non-nuclear power plants that sell the electric power produced by those plants to wholesale customers.

For a more detailed description of Entergy’s business, see Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the SEC and is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

INFORMATION ON ENTERGY’S TRANSMISSION BUSINESS

Description of Entergy’s Transmission Business

Overview

The Entergy transmission business, referred to as Entergy’s Transmission Business, consists of the Entergy transmission system, which is comprised of approximately 15,400 circuit miles of transmission lines operated at 69kV to 500kV and approximately 1,400 substations, as well as the employees and assets used to plan, operate and maintain that system. The Entergy transmission system spans portions of Arkansas, Louisiana, Mississippi, Missouri and Texas, covers 114,000 square miles and is regulated by the FERC and retail regulators including the Arkansas Public Service Commission (“APSC”), the Louisiana Public Service Commission (“LPSC”), the Mississippi Public Service Commission (“MPSC”), the City Council for the City of New Orleans (the “City Council”) and the Public Utility Commission of Texas (“PUCT”). Entergy has not historically presented Entergy’s Transmission Business as a separate reportable segment.

The Utility Operating Companies own the transmission system assets that are located in their respective service areas. Entergy Services, Inc. (“ESI”), a service company that provides services to the Utility Operating Companies, also owns certain assets related to the operation of Entergy’s Transmission Business. The personnel that plan, operate and maintain the Entergy transmission system are generally employed by ESI. Additionally, personnel that provide grid support services are generally employed by the individual Utility Operating Companies. Entergy’s Transmission Business is currently headquartered in Jackson, Mississippi.

The Entergy transmission system is part of the Eastern Interconnection, the network of interconnected transmission systems that move bulk power throughout the eastern half of the United States and eastern Canada.

The Entergy transmission system moves high voltage bulk electric power from generating plants of the Utility Operating Companies and other third parties across an interconnected system of transmission lines and substations to distribution points for delivery to wholesale customers such as municipalities and cooperatives, as well as to the approximately 2.8 million retail customers of the Utility Operating Companies. As of March 31, 2013, the Entergy transmission system was interconnected to 22 adjacent balancing authority areas. As of March 31, 2013, approximately 100 generating facilities, with an approximate total capacity of 47,100 MW, were connected to the Entergy transmission system. These generators include network resources of the Utility Operating Companies and other network customers, merchant generation, and cogenerators/qualified facilities.

The provision of bundled retail transmission service to the retail customers of the Utility Operating Companies is regulated by the retail regulators of those companies. The provision of transmission service to wholesale customers of the Utility Operating Companies is regulated by the FERC. Entergy provides wholesale transmission service pursuant to FERC-jurisdictional transmission agreements and tariffs, including the Entergy Open Access Transmission Tariff (the “Entergy OATT”) filed in accordance with FERC’s Order No. 888. In addition to wholesale transmission service, FERC also regulates the reliability of the bulk electric system, including Entergy’s transmission system, pursuant to the Energy Policy Act of 2005.

The Utility Operating Companies have historically engaged in coordinated planning, construction, and operation of their transmission facilities under the terms of the Entergy System Agreement, which is a rate schedule subject to the jurisdiction of the FERC. The System Agreement remains in effect today, although Entergy Arkansas and Entergy Mississippi have provided notice that they will terminate their participation in the System Agreement effective as of December 18, 2013 and November 7, 2015, respectively. Additionally, pursuant to a nonunanimous settlement agreement and an October 26, 2012 order of the PUCT, Entergy Texas is obligated to provide by October 31, 2013 its notice to exit the System Agreement, subject to certain conditions. Entergy Texas, as well as Entergy and ESI, have committed to exercise reasonable best efforts to engage the other Utility Operating Companies and their retail regulators in searching for a consensual means, subject to FERC approval, of allowing Entergy Texas to exit the System Agreement prior to the end of the mandatory

96-month notice period. No later than October 18, 2013, ESI will submit a filing pursuant to section 205 of the Federal Power Act that provides Entergy Texas’s notice of cancellation to terminate participation in the System Agreement and responds to the PUCT’s position that Entergy Texas be allowed to terminate its participation prior to the end of the mandatory 96-month notice period. If a consensual resolution is reached on such early termination, the filing to be made prior to October 18, 2013 will reflect such a resolution.

In November 2006, the Utility Operating Companies installed Southwest Power Pool (“SPP”), as the independent coordinator of transmission (“ICT”) for the Entergy transmission system. Acting as the ICT, SPP independently administers the Entergy OATT, grants and denies transmission service requests, and performs certain reliability and planning functions. These matters are further described under the section “—Federal Regulation,” below. The Entergy Regional State Committee (“E-RSC”), comprised of representatives from all of the Utility Operating Companies’ retail regulators, also provides oversight over the planning and operation of the Entergy transmission system. The E-RSC has authority to require the filing of proposed modifications to the cost allocation methodology for new transmission projects and to add transmission projects to the construction plan of the Utility Operating Companies.

On April 25, 2011, Entergy announced its plans for the Utility Operating Companies to join the MISO, an RTO that operates a Day 2 market, on or before December 2013. The Utility Operating Companies have obtained from all of the retail regulators the public interest findings sought by the Utility Operating Companies in order to move forward with their plan to join MISO. These matters are further described under the section “—Federal Regulation,” below.

On December 5, 2011, Entergy and ITC announced a plan to spin off Entergy’s Transmission Business and merge Entergy’s Transmission Business into ITC. For more information, see “The Transactions.”

Business Segments

Entergy’s Transmission Business is comprised of a single segment.

Transmission Business Functions

Entergy’s Transmission Business is responsible for transmission planning, asset and configuration management, transmission operations, transmission policy, regulatory compliance, transmission design engineering, transmission project management and construction, and safety.

Transmission Business Organization

Entergy’s Transmission Business is organized into six divisions: Asset Management, Project Management and Construction, Transmission Engineering, Transmission and Distribution Planning, Transmission Regulatory Compliance, and Operations.

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Asset Management is responsible for maintenance management, maintenance support, right of way management and configuration management. Asset Management maintains an active maintenance program utilizing a substation work management system and line work management system to track preventative maintenance requirements of certain components of the Entergy transmission system. Asset Management employs third party contractors to perform some of its responsibilities including vegetation management, environmental services, transmission line maintenance and substation maintenance. Asset Management retains the technical expertise to effectively oversee and manage its third party contractors.

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Project Management and Construction is responsible for project management, capital construction management and controls, right of way procurement, and storm tracking, reporting and system emergency planning and restoration coordination. Project Management and Construction employs third party contractors for the construction of certain projects and to support some of its responsibilities including environmental and surveying services. Project Management and Construction retains the technical expertise to effectively oversee and manage its third party contractors.

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Transmission Engineering is responsible for transmission line design, substation design, system protection and control design, design engineering services, design basis, standards development and new technology application. Transmission Engineering employs third party contractors to perform some of its engineering and design work. Transmission Engineering retains the technical expertise to effectively oversee and manage its third party contractors.

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Transmission and Distribution Planning is responsible for transmission system planning and distribution asset planning which includes the development of the five year transmission construction plan and a horizon plan for projects in years 6 through 10. The group also develops a five year distribution load forecast and integrates capacity/load growth needs of distribution and substations.

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Transmission Regulatory Compliance implements programs, procedures and controls to ensure the planning and operation of the Entergy transmission system satisfies regulatory requirements (including requirements of FERC, The Sarbanes-Oxley Act of 2002, records retention requirements, and electric reliability organization requirements and standards), is responsible for transmission regulatory policy development in support of the Entergy OATT, quality control, wholesale customer coordination and contracts, and administers the weekly procurement process.

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Transmission Operations is responsible for transmission system security and regional reliability coordination, monitors and controls the Entergy transmission system, provides transmission billing and settlement and coordinates transmission outages and switching. Transmission Operations oversees the scheduling, dispatching, operational planning and secure and reliable real-time operation of the Entergy transmission system. Transmission Operations assures safe power dispatching practices, coordinates transmission facility outages, supervises transmission circuit loading and operating voltage levels, directs the development of switching and tagging procedures and assures proper training of dispatching personnel. Transmission Operations is also responsible for certain process controls and aspects of the administration of the Entergy OATT and operation of Entergy’s OASIS node.

Operation of the Transmission System

The Entergy transmission system comprises approximately 15,400 circuit miles of 69kV to 500kV transmission lines and approximately 1,400 substations located in Arkansas, Louisiana, Mississippi, Missouri and Texas. The system operations center (“SOC”) located in Pine Bluff, Arkansas has overall responsibility for operating the Entergy transmission system in real time. Certain responsibilities are shared with or delegated to five transmission operations centers (each a “TOC”) for the Utility Operating Companies. The five TOCs are located in Beaumont, Texas; Gretna, Louisiana; Jackson, Mississippi; Little Rock, Arkansas; and Monroe, Louisiana.

The primary operational functions performed at the SOC include balancing authority functions and transmission operation functions.

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Balancing Authority functions performed by operations personnel at the SOC include: monitoring frequency within acceptable limits during normal and emergency operating conditions, performing time error correction, calculating and monitoring area control errors and directing actions to maintain area control errors, coordinating with the reliability coordinator and neighboring balancing authorities for continued operation during normal and emergency conditions.

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Transmission Operations functions performed at the SOC include: coordinating and directing actions to ensure reliability of the Entergy transmission system based on system conditions and contingency analysis results, coordinating generator and transmission outages with neighboring balancing authorities, transmission operators and the reliability coordinator, monitoring and directing actions to maintain transmission system within voltage and line loading limits, coordinate with the reliability coordinator to mitigate system operating limit and interconnected reliability operating limit violations.

Certain Transmission Operations planning activities including maintaining the off-line model, performing studies and coordinating transmission outages are also performed at the SOC.

The TOCs perform local monitoring and control of transmission system parameters such as voltage, equipment status and line flows, as well as working with the field personnel to perform equipment switching and operate transmission equipment.

Entergy performs the following North American Electric Reliability Corporation (“NERC”) registered functions: Balancing Authority (BA), Distribution Provider (DP), Generator Owner (GO), Generator Operator (GOP), Interchange Authority (IA), Load Serving Entities (LSE), Planning Authority (PA), Purchasing Selling Entity (PSE), Resource Planner (RP), Transmission Owner (TO), Transmission Operator (TOP), Transmission Planner (TP) and Transmission Service Provider (TSP). In operating the Entergy transmission system, Entergy’s Transmission Business performs a subset of these NERC registered functions, including PA, BA, IA, TO, TOP, TP and TSP.

Transmission Business Customers

The transmission system moves bulk power from generating plants to distribution points for delivery to wholesale customers and cooperatives as well as to the approximately 2.8 million retail customers of the Utility Operating Companies. Entergy’s transmission system also delivers power directly to large commercial and industrial retail customers of the Utility Operating Companies. These customers include refineries, chemical plants, oil and gas processing facilities, pumping stations, and large manufacturing sites vital to the region and nation.

Transmission Rates and Ratemaking

The Utility Operating Companies are rate-regulated public utilities whose rates (i) are approved by a body empowered to set rates that bind customers (its regulator); (ii) are cost-based; and (iii) can be charged to and collected from customers. The Utility Operating Companies earn revenues and recover the cost of operating and maintaining the transmission system by charging retail and wholesale customers transmission rates based on ratemaking processes subject to the jurisdiction of the FERC and the retail regulators of the Utility Operating Companies.

Approximately 75% of Entergy’s Transmission Business revenues earned by the Utility Operating Companies are derived from providing transmission services to the retail customers of those companies. Retail rates of the Utility Operating Companies are set on a bundled basis (including generation, transmission and distribution assets and associated operations and maintenance (“O&M”) and administrative and general (“A&G”) costs) and as a result, the Utility Operating Companies, do not have separately stated transmission rates. Retail rates are set utilizing the same transmission assets, O&M, and A&G costs of each Utility Operating Company that are used collectively to develop the Entergy Open Access Transmission Tariff (“OATT”) rate, but reflect each Utility Operating Company’s authorized retail return on equity and capital structure.

The remaining approximately 25% of Entergy’s Transmission Business revenues earned by the Utility Operating Companies are derived from providing transmission services to third party wholesale customers. No one third party wholesale customer accounted for more than ten percent of Entergy’s Transmission Business’s revenues. The Utility Operating Companies derive charges for service on Entergy’s bulk transmission facilities through a formula rate contained in the Entergy OATT. In accordance with the Entergy OATT, the Utility Operating Companies submit an annual informational filing to the FERC that updates the charges that will apply for OATT service for the upcoming June 1 through May 31 period (a “Rate Year”) using actual data from the immediately prior calendar year (“Annual Rate Update”). Specifically, the Annual Rate Update calculates charges for the upcoming Rate Year using historical, actual costs, loads and other inputs (e.g., revenue credits) as recorded for the year immediately prior to the Rate Year (e.g., 2010 actual costs as inputs for the 2011 Rate Year)

in accordance with Appendix A to Schedule 7 (Firm Point-to-Point Transmission Service) and Attachment H (Network Service) to the Entergy OATT. The cost of constructing certain types of upgrades is recovered directly from the requesting customer pursuant to Attachment T to the Entergy OATT, not through the Annual Rate Update.

In addition to the OATT formula rate, the Utility Operating Companies also provide transmission service under other grandfathered agreements that pre-date FERC’s Order No. 888. These agreements contain either a stated rate for transmission service or, in the case of one customer, a formula rate that is updated every year using actual data from the immediately prior calendar year.

Entergy’s Transmission Business collects revenues based on these wholesale rates by billing wholesale transmission customers for the use of the Entergy transmission system pursuant to the transmission service rates set forth in the applicable grandfathered agreement or Entergy OATT. The revenue from the billings to wholesale customers under the OATT formula rate is distributed among the Utility Operating Companies based on responsibility ratio. Revenue from the billings to wholesale customers under grandfathered agreements is distributed to the Utility Operating Company that entered into that agreement.

After Entergy’s Transmission Business becomes a member of MISO and the merger occurs, the Utility Operating Companies will no longer be responsible for providing transmission service or billing wholesale customers. ITC will own and operate the former Entergy transmission system and will recover costs associated with those assets pursuant to the MISO OATT. Under this arrangement, MISO will be responsible for billing customers, including the Utility Operating Companies, pursuant to the formula rate in the MISO OATT and revenues will passed on to the transmission business operated by ITC.

Transmission Business Franchises

Entergy Arkansas holds exclusive franchises to provide electric service including the transmission of electricity in approximately 307 incorporated cities and towns in Arkansas. These franchises are unlimited in duration and continue unless the municipalities purchase the utility property. In Arkansas, franchises are considered to be contracts and, therefore, are terminable pursuant to the terms of the franchise agreement and applicable statutes.

Entergy Gulf States Louisiana holds non-exclusive franchises to provide electric service including the transmission of electricity in approximately 56 incorporated municipalities and the unincorporated areas of approximately 18 parishes. Most of Entergy Gulf States Louisiana’s franchises have a term of 60 years. Entergy Gulf States Louisiana’s current electric franchises expire during 2015-2046.

Entergy Louisiana holds non-exclusive franchises to provide electric service including the transmission of electricity in approximately 116 incorporated Louisiana municipalities. Most of these franchises have 25-year terms. Entergy Louisiana also supplies electric service including the transmission of electricity in approximately 45 Louisiana parishes in which it holds non-exclusive franchises. Entergy Louisiana’s electric franchises expire during 2015-2036.

Entergy Mississippi has received from the MPSC certificates of public convenience and necessity to provide electric service including the transmission of electricity to areas within 45 counties, including a number of municipalities, in western Mississippi. Under Mississippi statutory law, such certificates are exclusive. Entergy Mississippi may continue to serve in such municipalities upon payment of a statutory franchise fee, regardless of whether an original municipal franchise is still in existence.

Entergy New Orleans provides electric service including the transmission of electricity in the City of New Orleans pursuant to an indeterminate permit set forth in a city ordinance (except electric service in Algiers, which is provided by Entergy Louisiana). This ordinance contains a continuing option for the City of New Orleans to purchase Entergy New Orleans’s electric properties.

Entergy Texas holds a certificate of convenience and necessity from the PUCT to provide electric service including the transmission of electricity to areas within approximately 27 counties in eastern Texas, and holds non-exclusive franchises to provide electric service including the transmission of electricity in approximately 68 incorporated municipalities. Entergy Texas was typically granted 50-year franchises, but recently has been receiving 25-year franchises. Entergy Texas’s electric franchises expire during 2013-2058.

Transmission Business Planning

Entergy’s Transmission Business annually conducts both local planning and regional planning related to the Entergy transmission system.

The primary goals of the local planning process are to ensure the continued reliable operation of the Entergy transmission system and to meet all firm load requirements, including serving the loads of the retail customers of the Utility Operating Companies. The local planning process takes into account the expected load growth and long-term firm transmission service using the Entergy transmission system. Entergy’s Transmission Business also seeks input from stakeholders, state regulators, and the ICT. Potential projects are identified against Entergy’s transmission planning criteria which include the NERC Reliability Standards, the SERC Reliability Corporation Supplements to the NERC Reliability Standards, and the Entergy Transmission Local Planning Criteria. The results of the annual local planning process are reflected in a Transmission Construction Plan and Horizon Plan, which encompass proposed, conceptual and approved transmission projects.

A Transmission Planning Summit is held annually at which Entergy’s Transmission Business presents options for expanding and upgrading the Entergy transmission system.

In order to comply with regional coordination requirements of FERC Order No. 890, the Entergy’s Transmission Business conducts regional planning by participating in the Entergy SPP Regional Planning Process (“ESRPP”) and the Southeast Inter-Regional Participation Process (“SIRPP”). These processes evaluate potential transmission projects to enhance transfer capabilities between the Entergy transmission system and neighboring systems within the SPP and SERC regions.

ESRPP was created to identify system enhancements that may relieve regional congestion between Entergy and the SPP. The process shares system plans to ensure that they are simultaneously feasible and otherwise use consistent assumptions and data.

The Regional Planning Parties (Entergy and SPP RTO) utilize the ESRPP to perform studies and coordinate regional stakeholder communication. Each party assesses the simultaneous feasibility of the expansion plans and the consistency of data and assumptions and reports any inconsistencies or incompatibilities to the coordinating party. The Regional Planning Parties conduct stakeholder requested studies intended to identify system enhancements that may relieve regional congestion. The main objectives of the ESRPP are to improve regional transfer capability, improve regional optimization, and relieve constraining flowgates. These objectives are combined in order to provide a more robust transmission system capable of more economic delivery of power across a regional transmission system.

SIRPP is an inter-regional planning process with participants from the various Southeastern interconnected transmission owners including the Utility Operating Companies. SIRPP relies on the existing planning processes of its participants. Using the plans developed from existing processes, participants in the SIRPP collectively conduct inter-regional reliability transmission assessments, which include the sharing of the individual transmission system plans of the participants, providing information on the assumptions and data inputs used in the development of those plans and assessing whether the plans are simultaneously feasible. The inter-regional planning process is performed annually.

The E-RSC also has authority to require the filing of proposed modifications to the cost allocation methodology for new transmission projects and to add transmission projects to the Transmission Construction Plan of the Utility Operating Companies.

Additional changes to the regional and interregional planning processes are contemplated in order to comply with FERC Order No. 1000. Entergy is currently in discussions with MISO and neighboring systems as compliance with Order 1000 will be affected by the Utility Operating Companies’ proposal to join MISO.

Capital Improvement Projects

Capital improvement projects include upgrades to transmission facilities for reliability, economic transmission upgrades, upgrades necessary to grant firm transmission service, generation interconnection facilities, and new points of delivery. Related to capital improvement projects are planning, design, engineering, right-of-way acquisition, and project management. Capital improvement projects are identified and evaluated through a project planning process. Approved projects are designed and constructed pursuant to a project execution process.

Also related to capital improvements are projects necessary to restore the transmission system following major storm events (e.g., ice storms, hurricanes, tornadoes). Restoration activities include pole, transformer, and line replacements, substation repairs, debris removal, and, coordinating mutual assistance aid from other utilities. Safety programs include training of personnel in the proper techniques and use of mechanical and personal safety equipment.

Capital Investments

Entergy’s Transmission Business’s capital investment over the past three years was $1,227.5 million. Entergy’s Transmission Business’s capital investment and O&M expenses over the past three years was $1,872.4 million.

(in millions)	2010	2011	2012	Subtotal
Total Capital Expenditures	$377.8	$415.6	$434.1	$1,227.5
Total O&M	$212.1	$218.9	$213.9	$644.9

Total	$589.9	$634.5	$648.0	$1,872.4

Operation and Maintenance Expenses

Typical operating and maintenance expenses of Entergy’s Transmission Business include preventive and corrective maintenance programs, vegetation management, equipment replacement and repair, equipment testing, and system operations.

Seasonality

Entergy’s Transmission Business’s revenues are seasonal, in that revenues are typically higher in the winter and summer months when peak load is greater. The seasonal influences are mitigated from year to year because the rate test year is based on actual historical data of the immediate preceding rate year.

Competition

The business of transmitting electricity has historically been recognized as a natural monopoly. Accordingly, vertically integrated utilities that own transmission facilities operate in a highly regulated environment. At the state or local level, these utilities typically have an obligation to provide electric service to their customers in return for an exclusive franchise within their service territory with an opportunity to earn a regulated rate of return. At the federal level, the FERC regulates the rates, terms and conditions of wholesale transmission service and requires the provision of non-discriminatory, open access transmission service to eligible transmission customers. Entergy’s Transmission Business, as part of the Utility Operating Companies, operates in a similar environment in which it is the only provider of transmission services within its service territories in Arkansas, Louisiana, Mississippi and Texas. Entergy’s Transmission Business provides open access, non-discriminatory wholesale transmission service pursuant to FERC regulated tariffs and is regulated at the state/local level by retail regulators.

Federal Regulation

Independent Coordinator of Transmission

In 2000, the FERC issued an order encouraging utilities to voluntarily place their transmission facilities under the control of independent RTOs. Delays in implementing the FERC RTO order occurred due to a variety of reasons, including the fact that utilities, other stakeholders, and federal and state regulators have had to work to resolve various issues related to the establishment of such RTOs. In November 2006, the Utility Operating Companies installed SPP as the ICT for the Entergy transmission system. The ICT structure approved by FERC is not an RTO under FERC Order No. 2000 and installation of the ICT did not transfer control of the Entergy transmission system to the ICT. Instead, the ICT performs some, but not all, of the functions performed by a typical RTO, as well as certain functions unique to the Entergy transmission system. In particular, the ICT was vested with responsibility for:

•	granting or denying transmission service on the Entergy transmission system;

•	administering the Utility Operating Companies’ OASIS node for purposes of processing and evaluating transmission service requests;

•

developing a base plan for Entergy’s Transmission Business and deciding whether costs of transmission upgrades should be rolled into the Utility Operating Companies’ transmission rates or directly assigned to an individual;

•	serving as the reliability coordinator for the Entergy transmission system;

•	overseeing the operation of the weekly procurement process (WPP); and

•	evaluating interconnection-related investments already made on the Entergy transmission system for certain cost allocation purposes.

The FERC, in conjunction with the retail regulators of the Utility Operating Companies, hosted a conference on June 24, 2009, to discuss the ICT arrangement and transmission access on the Entergy transmission system. During the conference, several issues were raised by regulators and market participants, including the adequacy of the Utility Operating Companies’ capital investment in the transmission system, the Utility Operating Companies’ compliance with the existing NERC reliability planning standards, the availability of transmission service across the Entergy transmission system, and whether the Utility Operating Companies could have purchased lower cost power from merchant generators located on the Entergy transmission system rather than running their older generating facilities. On July 20, 2009, the Utility Operating Companies filed comments with the FERC responding to the issues raised during the conference. The comments explained that: 1) the Utility Operating Companies believe that the ICT arrangement has fulfilled its objectives; 2) the Utility Operating Companies’ transmission planning practices comply with laws and regulations regarding the planning and operation of the Entergy transmission system; and 3) these planning practices have resulted in a transmission system that meets applicable reliability standards and is sufficiently robust to allow the Utility Operating Companies both to substantially increase the amount of transmission service available to third parties and to make significant amounts of economic purchases from the wholesale market for the benefit of the Utility Operating Companies’ retail customers. The Utility Operating Companies also explained that, as with other transmission systems, there are certain times during which congestion occurs on the Entergy transmission system that limits the ability of the Utility Operating Companies as well as other parties to fully utilize the generating resources that have been granted transmission service. Additionally, the Utility Operating Companies committed in their response to exploring and working on potential reforms or alternatives for the ICT arrangement that could take effect following the initial term. The Utility Operating Companies’ comments also recognized that NERC was in the process of amending certain of its transmission reliability planning standards and that the amended standards, if approved by the FERC, would result in more stringent transmission planning criteria being applicable in the future. The FERC may also make other changes to transmission reliability standards. These changes to the reliability standards would result in increased capital expenditures by the Utility Operating Companies.

In 2009, the E-RSC, which is comprised of representatives from all of the Utility Operating Companies’ retail regulators, was formed to consider issues related to the ICT and the Entergy transmission system. Among other things, the E-RSC in concert with the FERC conducted a cost/benefit analysis comparing the ICT arrangement to other transmission proposals, including participation in an RTO.

In November 2010, the FERC issued an order accepting the Utility Operating Companies’ proposal to extend the ICT arrangement with SPP until November 2012. In addition, in December 2010 the FERC issued an order that granted the E-RSC additional authority over transmission upgrades and cost allocation. On July 10, 2012, the LPSC approved, subject to conditions, Entergy Gulf States Louisiana’s and Entergy Louisiana’s request to extend the ICT arrangement and to transition to MISO as the provider of ICT services effective as of November 2012 (with the actual transition expected to occur December 1, 2012) and continuing until the Utility Operating Companies join the MISO RTO, or December 31, 2013, whichever occurs first. No other retail regulatory filings with respect to the extension of the ICT arrangement and the transition from SPP to MISO as ICT services provider are expected. On August 2, 2012, the Utility Operating Companies filed an application with FERC, seeking (a) an interim extension of the ICT arrangement through and until the earlier of December 31, 2014 or the date the proposed transfer of functional control of the Operating Companies’ transmission assets to the MISO RTO is completed and (b) the transfer from SPP to MISO as the provider of ICT services, effective December 1, 2012. The FERC issued an order accepting the proposal in October 2012. On November 1, 2012, the Utility Operating Companies filed further revisions to their OATT, including a Monitoring Plan and Retention Agreement, to establish Potomac Economics Ltd., MISO’s current market monitor, as an independent Transmission Service Monitor for the Entergy transmission system, effective as of December 1, 2012. The Transition Service Monitor will monitor actions of Entergy and transmission customers within the Entergy region as related to systems operations, reliability coordination, transmission planning, and transmission reservations and scheduling. On December 31, 2012, the FERC issued an order accepting the filing, subject to limited modifications and a subsequent compliance filing.

Entergy’s Proposal to Join MISO

On April 25, 2011, Entergy announced that each of the Utility Operating Companies propose joining MISO, which is expected to provide long-term benefits for the customers of each of the Utility Operating Companies. In addition to acting as the ICT for the Utility Operating Companies, MISO is an RTO that operates in eleven other U.S. states (Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, South Dakota, and Wisconsin) and also in Canada. Each of the Utility Operating Companies filed an application with its retail regulator concerning the proposal to join MISO and transfer control of each company’s transmission assets to MISO. The applications to join MISO sought a finding that membership in MISO is in the public interest. Becoming a member of MISO will not affect the ownership by the Utility Operating Companies of their transmission facilities or the responsibility for maintaining those facilities. Once the Utility Operating Companies are fully integrated as members, however, MISO will assume control of transmission planning and congestion management and, through its Day 2 market, MISO will provide instructions for the commitment and dispatch of generation that is bid into MISO’s markets.

The LPSC voted to grant Entergy Gulf States Louisiana’s and Entergy Louisiana’s application for transfer of control to MISO, subject to conditions, on May 23, 2012, and issued its order on June 28, 2012.

On October 26, 2012, the APSC authorized Entergy Arkansas to sign the MISO Transmission Owners Agreement, which Entergy Arkansas has now done, and move forward with the MISO integration process. The APSC stated in its order that it would give conditional approval of Entergy Arkansas’s application upon MISO’s filing with the APSC proof of approval by the appropriate MISO entities of certain governance enhancements.

On October 31, 2012, MISO filed with the APSC proof of approval of the governance enhancements and requested a finding of compliance and approval of Entergy Arkansas’s application. On November 21, 2012, the APSC issued an order requiring that MISO file a “higher level of proof” that the MISO Transmission Owners have “officially approved and adopted” one of the proposed governance enhancements in the form of sworn compliance testimony, or a sworn affidavit, from the chairman of the MISO Transmission Owners Committee. On January 7, 2013, MISO filed its Motion for Finding of Compliance with the Requirements of Order No. 74, including the Compliance Testimony of Clair J. Moeller. Also appended to the filing was a copy of the testimony of Dennis Kramer, Chairman of the MISO Transmission Owners Committee, in support of a filing at FERC made January 4, 2013 in Docket No. ER13-708, on behalf of MISO and a majority of its transmission owners, jointly submitting changes to Appendix K of the MISO Transmission Owner Agreement (“TOA”) to implement the governance enhancements. MISO stated that the evidence submitted to the APSC showed that a majority of the MISO Transmission Owners have adopted and approved the MISO governance enhancements and the joint filing submitted to FERC on January 4, 2013, and asked that the APSC find MISO in compliance with the conditions of the APSC’s October 26, 2012 order, and that the APSC expeditiously enter an order approving Entergy Arkansas’s application to join MISO. On April 8, 2013, the APSC issued Order No. 76, granting Entergy Arkansas’s request to transfer control to MISO, conditioned upon full and continued compliance with applicable conditions. On May 23, 2013, FERC issued an order accepting the changes to Appendix K of the MISO TOA proposed by MISO and a majority of the MISO transmission owners to implement the governance enhancements.

On September 17, 2012, Entergy Mississippi and the Mississippi Public Utilities Staff filed a joint stipulation indicating that they agree that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities to MISO is in the public interest, subject to certain contingencies and conditions. On November 15, 2012, the MPSC issued an order concerning the application of Entergy Mississippi. In the order of the MPSC, the MPSC approved a joint stipulation filed by Entergy Mississippi and the Mississippi Public Utilities Staff, concluding that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities is in the public interest, subject to certain conditions.

On November 15, 2012, the City Council issued a resolution concerning the application of Entergy New Orleans. In the resolution issued by the City Council, the City Council approved a settlement agreement agreed to by Entergy New Orleans, Entergy Louisiana, MISO, and the advisors to the City Council related to joining MISO and found that it is in the public interest for Entergy New Orleans and Entergy Louisiana to join MISO, subject to certain conditions.

Entergy Texas submitted its change of control filing on April 30, 2012. On August 6, 2012, parties in the PUCT proceeding, with the exception of Southwest Power Pool, filed a non-unanimous settlement. The substance of the settlement is that it is in the public interest for Entergy Texas to transfer operational control of its transmission facilities to MISO under certain conditions. On October 26, 2012, the PUCT issued an order approving the transfer as in the public interest, subject to the terms and conditions in the settlement, with several additional terms and conditions requested by the PUCT and agreed to by the settling parties.

With these actions on the applications, the Utility Operating Companies have obtained from all of the retail regulators the public interest findings sought by the Utility Operating Companies in order to move forward with their plan to join MISO. Each of the retail regulators’ orders includes conditions, some of which entail compliance prospectively. In addition to the proceedings before the Utility Operating Companies’ retail regulators described above, Entergy Arkansas made a filing with the MoPSC on March 21, 2013, asking the commission to determine, based on the unique facts presented by Entergy Arkansas’s application, that the MoPSC does not have jurisdiction over Entergy Arkansas’s integration into MISO or, alternatively, finding that the proposed transfer is not detrimental to the public interest. In the filing, Entergy Arkansas noted that its limited transmission facilities located in Missouri are subject to the jurisdiction of the FERC. On April 18, 2013, the MoPSC ordered the consolidation, for purposes of hearing, of this proceeding with a separate proceeding regarding the proposed ITC transaction. On June 18, 2013, a hearing on the consolidated matters was conducted before the MoPSC. Post-hearing briefs were filed in July 2013.

On January 23, 2013, Entergy Arkansas filed a Motion to Discontinue Activities Necessary to Operate as a True Stand-Alone Electric Utility and the Supplemental Direct Testimonies of Hugh T. McDonald, Kurtis W. Castleberry, and Tom D. Reagan. On April 8, 2013, the APSC issued Order No. 76, in which it granted Entergy Arkansas’s motion.

The target implementation date for joining MISO is December 2013. Entergy believes that the decision to join MISO should be evaluated separately from and independent of the decision regarding the ownership of the Entergy transmission system, and Entergy plans to continue to pursue the MISO proposal and the planned spin-off or split-off exchange offer and merger of the Entergy’s Transmission Business on parallel regulatory paths.

In June 2011, MISO filed with the FERC a request for a transitional waiver of provisions of its open access transmission, energy, and operating reserve markets tariff regarding allocation of transmission network upgrade costs, in order to establish a transition for the integration of the Utility Operating Companies. In September 2011 the FERC issued an order denying on procedural grounds MISO’s request, further advising MISO that submitting modified tariff sheets is the appropriate method for implementing the transition that MISO seeks for the Utility Operating Companies. The FERC did not address the merits of any transition arrangements that may be appropriate to integrate the Utility Operating Companies into MISO. MISO worked with its stakeholders to prepare the appropriate changes to its tariff and filed the proposed tariff changes with the FERC in November 2011. On April 19, 2012, the FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility Operating Companies into MISO. On May 21, 2012, MISO filed a compliance filing in accordance with the provisions of the FERC’s April 19, 2012 Order. Westar Energy, Inc. and Arkansas Electric Cooperative Corporation filed requests for rehearing of the FERC’s April 19, 2012 Order. On June 11, 2012, the FERC issued a tolling order granting the pending rehearing requests for purposes of further consideration. On November 15, 2012, FERC issued an order denying the requests for rehearing of the April 19, 2012 Order, and conditionally accepting the May 21, 2012 compliance filing, subject to a further compliance filing due within 30 days of the date of the November 15, 2012 Order. On December 17, 2012, MISO and the MISO Transmission Owners submitted to the FERC a request for rehearing and proposed revisions to the MISO Tariff in compliance with FERC’s November 15, 2012 Order.

In November 2012 the Utility Operating Companies filed amendments to the System Agreement with the FERC pursuant to section 205 of the Federal Power Act. The amendments consist primarily of the technical revisions needed to the System Agreement to (i) allocate certain charges and credits from the MISO settlement statements to the participating Utility Operating Companies; and (ii) address Entergy Arkansas’s withdrawal from the System Agreement. As noted in the filing, the Utility Operating Companies’ plan to integrate into MISO and the revisions to the System Agreement are the main feature of the Utility Operating Companies’ future operating arrangements, including the successor arrangements with respect to the departure of Entergy Arkansas from the System Agreement. Additional aspects of the Utility Operating Companies’ future operating arrangements will be addressed in other FERC dockets related to the allocation of the Ouachita plant transmission upgrade costs related to the rates, terms, and conditions under which the Utility Operating Companies will join MISO. The LPSC, MPSC, PUCT, and City Council filed protests at the FERC regarding the amendments filed in November 2012 and other aspects of the Utility Operating Companies’ future operating arrangements, including requests that the continued viability of the System Agreement in MISO (among other issues) be set for hearing by the FERC. On March 12, 2013, the Utility Operating Companies filed an answer to the protests. The answer proposed, among other things, that: (i) the FERC allow the System Agreement revisions to go into effect as of December 19, 2013, without a hearing and for an initial two-year transition period; (ii) no later than October 18, 2013, ESI submit a filing pursuant to section 205 of the Federal Power Act that provides Entergy Texas’s notice of cancellation to terminate participation in the System Agreement and responds to the PUCT’s position that Entergy Texas be allowed to terminate its participation prior to the end of the mandatory 96-month notice period; and (iii) at least six months prior to the end of the two-year transition period, ESI submits an additional filing under section 205 of the Federal Power Act that addresses the allocation of MISO charges and credits among the Utility Operating Companies that remain in the System Agreement. Prior to this filing, ESI, Entergy Texas, and Entergy will exercise reasonable best efforts to engage the other Utility Operating

Companies and their retail regulators in searching for a consensual means of allowing Entergy Texas to exit the System Agreement prior to the end of the mandatory 96-month notice period. Activities relating to these efforts are underway. If a consensual resolution is reached on such early termination, the filing to be made prior to October 18, 2013 will reflect such a resolution.

On January 17, 2013, Occidental Chemical Corporation (“Occidental”) filed a complaint against MISO and a petition for declaratory judgment, both with the FERC, alleging that MISO’s proposed treatment of Qualifying Facilities (QFs) in the Entergy region is unduly discriminatory in violation of sections 205 and 206 of the Federal Power Act and violates PURPA and the FERC’s implementing regulations. Occidental’s filing asks that the FERC declare that MISO’s QF integration plan is unlawful, find that the plan cannot be implemented because MISO did not file it pursuant to section 205 of the Federal Power Act, and direct that MISO modify certain aspects of the plan. On February 14, 2013, Entergy filed a motion to intervene and protest. Occidental filed an answer on February 28, 2013. Entergy filed an answer on March 15, 2013.

On January 22, 2013, the MPSC, APSC, and City Council filed a petition for declaratory order with the FERC requesting that the FERC determine whether the avoided cost calculation methodology proposed in an LPSC proceeding by ESI, on behalf of Entergy Gulf States Louisiana and Entergy Louisiana, complies with PURPA and the FERC’s implementing regulations. ESI intervened in the proceeding on February 21, 2013, and filed answers to the petition for declaratory order on February 21, 2013, March 5, 2013, and March 21, 2013.

On February 15, 2013, ESI, on behalf of the Utility Operating Companies, made a filing with FERC requesting to adopt the standard “Attachment O” formula rate template used by transmission owners to establish transmission rates within MISO with company-specific revisions proposed by ESI. The filing proposes four transmission pricing zones for the Utility Operating Companies, one for Entergy Arkansas, one for Entergy Mississippi, one for Entergy Texas, and one for Entergy Louisiana, Entergy Gulf States Louisiana, and Entergy New Orleans. In an order issued June 20, 2013, FERC accepted the use of four transmission pricing zones, consolidated the proposed revisions to the Attachment O templates with certain other proceedings and set for hearing and settlement judge procedures those issues of material fact that FERC decided could not be resolved based on the existing record.

Also on February 15, 2013, MISO and Entergy Arkansas and Entergy Mississippi filed with FERC proposed revisions to Attachment P of MISO’s Tariff, to list the existing transmission and related agreements between each of Entergy Arkansas and Entergy Mississippi and each of their counterparties as Grandfathered Agreements. On May 31, 2013, FERC issued an order accepting the proposed revisions, effective December 19, 2013, as requested.

On January 4, 2013, MISO submitted a filing with the FERC to give the Organization of MISO States, Inc. enhanced authority for determining transmission cost allocation methodologies to be filed pursuant to section 205 of the Federal Power Act. On May 23, 2013, the FERC issued an order accepting MISO’s filing as amended. On March 28, 2013, the FERC issued an order conditionally accepting MISO’s proposed tariff changes related to the allocation of long-term transmission rights and auction revenue rights, subject to a further compliance filing. The amendments are intended to address the anticipated integration of the Utility Operating Companies, as well as other load-serving entities and transmission-owning utilities, into the MISO region. On April 29, 2013, MISO submitted the required compliance filing.

In addition, the Utility Operating Companies have proposed giving authority to the E-RSC, upon unanimous vote and within the first five years after the Utility Operating Companies join the MISO RTO, (i) to require the Utility Operating Companies to file with the FERC a proposed allocation of certain transmission upgrade costs among the Utility Operating Companies’ transmission pricing zones that would differ from the allocation that would occur under the MISO OATT and (ii) to direct the Utility Operating Companies as transmission owners to add projects to MISO’s transmission expansion plan.

Environmental Matters

Entergy’s Transmission Business must comply with environmental laws and regulations applicable to the handling and disposal of hazardous substances, such as the Comprehensive Environmental Remediation, Compensation, and Liability Act (“CERCLA”). Under these various laws and regulations, Entergy’s Transmission Business could incur substantial costs to restore properties consistent with the various standards. Entergy’s Transmission Business management conducts studies to determine the extent of any required remediation and has recorded reserves based upon its evaluation of the likelihood of loss and expected dollar amount for each issue. Additional sites could be identified which require environmental remediation for which Entergy’s Transmission Business could be liable. The amounts of environmental reserves recorded can be significantly affected by the following external events or conditions:

•

Changes to existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters.

•	The identification of additional sites or the filing of other complaints in which Entergy may be asserted to be a potentially responsible party.

•	The resolution or progression of existing matters through the court system or resolution by the EPA or the applicable state.

Entergy’s Transmission Business operates in some areas that are classified as wetlands or other waters of the United States subject to Section 404 of the federal Clean Water Act and the U.S. Corps of Engineers permitting program promulgated thereunder. Operations in these areas are subject to stringent environmental controls and permitting requirements regarding discharges, filling, and dredging. New projects, maintenance projects, and storm restoration projects in these areas often face enhanced administrative processes in relation to permitting, increased operational costs due to required environmental protection measures, and increased costs due to requirements for wetland mitigation.

Entergy’s Transmission Business includes assets that, from time to time, cause bird and other animal mortalities. In some situations, these mortalities can constitute a violation of the Migratory Bird Treaty Act, the Endangered Species Act, the Bald and Golden Eagle Protection Act, and similar federal and state laws. Entergy’s Transmission Business has developed an Avian Protection Plan (“APP”) concerning operations in sensitive habitat areas, retrofits to avian protective standards in areas of interaction, and standards for new construction. Failure to comply with the APP or the “take” of species protected by these laws could subject Entergy’s Transmission Business to federal or state enforcement.

Entergy’s Transmission Business includes assets which contain and use greenhouse gases, primarily in the form of sulfur hexafluoride (“SF6”) (a gaseous dielectric medium used in certain electrical equipment) and fleet vehicle emissions. The regulation of greenhouse gases continues to develop and Entergy’s Transmission Business may be required to reduce its use or emissions of SF6 or other greenhouse gases or to purchase allowances for its emissions.

Entergy’s Transmission Business includes assets which may contain and use dielectric fluid containing or contaminated with polychlorinated biphenyls (“PCB”), a highly-regulated substance that is controlled by the Toxic Substances Control Act (“TSCA”). Currently, the continued use of existing equipment containing PCBs is allowed under TSCA; however, efforts are being made to require the near-term removal and disposal of all such equipment. The change in the regulation of PCBs and PCB-containing equipment would require substantial capital and operational expenditures by Entergy’s Transmission Business.

Entergy’s Transmission Business includes assets classified as oil-filled operating equipment which may contain and use mineral oil dielectric fluids. Such fluids are classified by EPA as oils and, consequently, are subject to laws prohibiting and preventing their discharge to waters of the US, including the Oil Pollution Prevention Act.

Entergy’s Transmission Business conducts operations from time to time that fall within the regulation of federal and state Clean Water Act programs governing storm water runoff management. Proposed EPA regulations could increase the stringency of these regulations and the cost of compliance.

Employees

As of March 2013, Entergy’s Transmission Business utilized approximately 500 employees among (i) the six divisions of Entergy’s Transmission Business: Asset Management, Project Management and Construction, Transmission Engineering, Transmission and Distribution Planning, Transmission Regulatory Compliance, and Operations and (ii) the Entergy employees who provided services and support functions to Entergy’s Transmission Business. In both cases, these employees were primarily employed by ESI. The services and support functions provided to Entergy’s Transmission Business include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services and purchasing and logistics. As of March 2013, Entergy’s Transmission Business was further supported by approximately 250 transmission grid employees that were employed by one of the several Utility Operating Companies. Certain hourly employees of Entergy’s transmission business, including all of the craft employees (other than those craft employees employed by Entergy Louisiana and Entergy New Orleans) are bargaining unit employees represented by local unions of the International Brotherhood of Electrical Workers. The current management team of Entergy’s Transmission Business believes that its relations with employees and their representative organizations are good.

Properties

The Entergy transmission system comprises approximately 15,400 circuit miles of 69kV to 500kV transmission lines and approximately 1,400 substations located in Arkansas, Louisiana, Mississippi, Missouri and Texas. Approximately 102 miles of transmission lines are leased from third parties and Entergy Arkansas leases approximately 15 miles of transmission lines to a third party. The SOC is located in Pine Bluff, Arkansas and the five TOCs are located in Beaumont, Texas, Gretna, Louisiana, Jackson, Mississippi, Little Rock, Arkansas, and Monroe, Louisiana. The SOC and the TOCs located in Little Rock, Arkansas, Gretna, Louisiana and Monroe, Louisiana are leased. Entergy’s Transmission Business operates from service centers and offices dedicated to transmission functions and from offices, warehouses and other facilities shared with other business functions within Entergy. Entergy’s Transmission Business is currently headquartered in Jackson, Mississippi.

The transmission assets owned by the Utility Operating Companies are subject to mortgage liens, which will be released in connection with the merger. The transmission assets owned by Entergy New Orleans are subject to a continuing option for the City of New Orleans to purchase Entergy New Orleans’s electric properties.

Legal Proceedings

Entergy is regularly named as a defendant in a number of lawsuits regarding Entergy’s Transmission Business involving employment, customers, and injuries and damages issues, among other matters. Entergy periodically reviews the cases involving Entergy’s Transmission Business in which Entergy has been named as defendant and assesses the likelihood of loss in each case as probable, reasonably estimable, or remote and records reserves for cases which have a probable likelihood of loss and can be estimated. Given the environment in which Entergy’s Transmission Business operates, and the unpredictable nature of many of the cases involving Entergy’s Transmission Business in which Entergy is named as a defendant, the ultimate outcome of the litigation to which Entergy is exposed has the potential to materially affect the results of operations of Entergy’s Transmission Business. Entergy uses legal and appropriate means to contest litigation threatened or filed against it regarding Entergy’s Transmission Business. However, certain states in which Entergy’s Transmission Business operates have proven to be unusually litigious environments and verdicts against defendants in personal injury, property damage and business tort cases have resulted in large damages, including punitive damages. The litigation environment in these states poses a significant business risk to Entergy’s Transmission Business.

U.S. Department of Justice Investigation

In September 2010, Entergy was notified that the U.S. Department of Justice had commenced a civil investigation of competitive issues concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies. On November 14, 2012, the U.S. Department of Justice issued a press release in which the U.S. Department of Justice stated, among other things, that the civil investigation concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies would remain open. However, the release noted the intention of each of the Utility Operating Companies to join MISO and Entergy’s agreement with ITC to undertake the transactions. The release stated that if Entergy follows through on these matters, the U.S. Department of Justice’s concerns will be resolved. The release further stated that the U.S. Department of Justice will monitor developments, and in the event that Entergy does not make meaningful progress, the U.S. Department of Justice can and will take appropriate enforcement action, if warranted.

FERC Investigation

On March 19, 2013, the FERC issued an order approving a settlement between ESI and the FERC Enforcement Staff (the Staff) arising from a November 20, 2012 “Notice of Alleged Violations” issued by the Staff which stated that the Staff had concluded that ESI’s practices in certain areas violated various requirements of the NERC reliability standards. Under the terms of the settlement, ESI neither admits nor denies the alleged violations, but agrees to pay a civil penalty of $975,000 and undertake certain mitigation activities agreed to during discussions with the Staff.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

No event with respect to changes in or disagreements with accountants on accounting or financial disclosure that would be required to be described in this section of the prospectus has occurred with respect to Entergy’s Transmission Business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR ENTERGY’S TRANSMISSION BUSINESS

Introduction

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Entergy’s Transmission Business and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Entergy’s Transmission Business during the years ended December 31, 2012, 2011, and 2010, and during the three months ended March 31, 2013 and 2012.

The financial statements of Entergy’s Transmission Business have been derived from Entergy’s historical accounting records and reflect significant allocations of revenues and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of Entergy’s Transmission Business believes are reasonable. The financial statements do not necessarily represent, however, the results of operations or financial position of Entergy’s Transmission Business had it been operated as a separate independent entity.

You should read this discussion in conjunction with the historical combined financial statements of Entergy’s Transmission Business and the notes to those statements, the unaudited historical condensed combined financial statements of Entergy’s Transmission Business and the notes to those statements and the unaudited pro forma condensed combined financial data and the notes to the pro forma condensed combined financial data of ITC included elsewhere in this document.

The following discussion and analysis contains forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

In December 2011, Entergy announced that its board of directors approved a plan to spin off Entergy’s Transmission Business and merge it with a newly formed subsidiary of ITC Holdings Corp. (“ITC”). Entergy’s Transmission Business is not currently a separate stand-alone legal entity and has not historically been presented as a separate reportable segment. Entergy’s Transmission Business consists of the Entergy transmission system, which is comprised of approximately 15,400 circuit miles of transmission lines operated at 69kV to 500kV and approximately 1,400 substations, as well as the employees and assets used to plan, operate and maintain that system, which make up the electric transmission operations of the following companies (collectively referred to as the Utility Operating Companies):

•	Entergy Arkansas, Inc.,

•	Entergy Gulf States Louisiana, L.L.C.,

•	Entergy Louisiana, LLC,

•	Entergy Mississippi, Inc.,

•	Entergy New Orleans, Inc., and

•	Entergy Texas, Inc.

The Utility Operating Companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute Entergy’s Transmission Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, to spin-off TransCo to Entergy shareholders, and then to merge TransCo with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding approximately 50.1% of ITC’s common stock on a “fully diluted basis.” In no event will

Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The plan also includes TransCo and its subsidiaries consummating certain financing transactions totaling approximately $1.775 billion pursuant to which (i) TransCo’s subsidiaries will borrow through a 366-day bridge facility (the TransCo Subs Financing) and (ii) TransCo will issue senior securities of TransCo to Entergy (the TransCo debt securities). Neither Entergy nor the Utility Operating Companies will guarantee or otherwise be liable for the payment of the TransCo debt securities. Entergy will issue debt or enter into agreements under which certain unrelated creditors will agree to purchase existing corporate debt of Entergy, which will be exchangeable into the TransCo debt securities at closing. In addition, prior to the closing, TransCo may obtain a working capital revolving credit facility in a principal amount agreed to by Entergy and ITC.

The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s state regulators, FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for Entergy’s Transmission Business, and the business was not operated, as a stand-alone company for the periods presented. The accompanying combined financial statements have been prepared in accordance with U.S. GAAP from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise Entergy’s Transmission Business. Entergy’s Transmission Business’s financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had Entergy’s Transmission Business operated as an independent stand-alone company for any of the periods presented.

The accompanying unaudited condensed combined financial statements include assets and liabilities that are specifically attributable to Entergy’s Transmission Business, and revenues and costs directly related to the operations and maintenance of Entergy’s Transmission Business. Entergy’s Transmission Business also receives services and support functions from Entergy. Entergy’s Transmission Business’s operations are dependent on Entergy’s ability to perform these services and support functions, which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics.

Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between Entergy’s Transmission Business and Entergy’s non-transmission operations. Costs were primarily allocated based on either Entergy’s Transmission Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs. Interest expense was calculated using a methodology that allocated to Entergy’s Transmission Business financing costs from Entergy in proportion to Entergy’s Transmission Business’s share of utility plant assets. Entergy’s Transmission Business believes this method of allocating interest expense produces reasonable results because funding utility plant investments is a significant factor in determining the amount of debt outstanding at Entergy’s Utility Operating Companies. Taxes other than income taxes for Entergy’s Transmission Business consist of ad valorem and payroll taxes. Ad valorem taxes accrued were allocated based on net plant balances because these tax obligations are primarily property based. Payroll taxes were allocated to Entergy’s Transmission Business based on payroll and incentive dollars allocated to Entergy’s Transmission Business. Depreciation and AFUDC were identified based on actual depreciation and AFUDC recorded for identified transmission assets. Revenues were either specifically identified with Entergy’s Transmission Business for Utility Operating Company customers who were charged transmission-specific rates or were allocated to Entergy’s Transmission Business for Utility Operating Company customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to Entergy’s Transmission Business from total Entergy Utility Operating Company revenue based on the underlying transmission-specific proportion of the Utility Operating Companies’ cost of service. Management believes that these allocation methodologies are appropriate and reasonable.

Entergy has provided the necessary capital to finance Entergy’s Transmission Business’s operations. Net parent investment on the unaudited condensed combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, Entergy’s Transmission Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to Entergy’s Transmission Business since inception has been accounted for as capital contributions from Entergy and all cash remittances from Entergy’s Transmission Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with Entergy’s Transmission Business, but interest expense was allocated as described above.

Results of Operations

Three Months Ended March 31, 2013 Compared to the Three Months Ended March 31, 2012

Net income for the three months ended March 31, 2013 increased $0.7 million, or 3%, as compared to the three months ended March 31, 2012, primarily due to the reasons described below.

Operating Revenues

Operating revenues increased by $6.1 million, or 4%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 as an $8.7 million increase in retail revenues was partially offset by $2.2 million in regulatory provisions and a $0.4 million decrease in wholesale revenues. Retail revenues increased primarily due to the effect of more favorable weather on residential sales and retail rate increases at Entergy Louisiana and Entergy Texas. Regulatory proceedings are discussed in Note 2 to the unaudited condensed combined financial statements of Entergy’s Transmission Business.

Other Income Statement Items

Operation expenses decreased $4.2 million, or 10%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily due to the deferral, as approved by the FERC and the LPSC for Entergy Gulf States Louisiana and Entergy Louisiana, of costs related to the transition and implementation of joining the MISO RTO, along with a decrease in the amount of those costs incurred.

Maintenance expenses decreased $1.7 million, or 16%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

Taxes other than income taxes primarily consist of ad valorem taxes and increased $0.9 million, or 7%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

Depreciation and amortization increased by $8.2 million, or 23%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily due to an increase in plant in service.

Other income increased by $0.1 million, or 4%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

Total interest expense increased by $0.6 million, or 3%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

The effective income tax rates for the three months ended March 31, 2013 and 2012 were 37% and 34%, respectively.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Net income for the year ended December 31, 2012 decreased $24.1 million, or 18%, as compared to the year ended December 31, 2011, primarily due to the reasons described below.

Operating Revenues

Operating revenues decreased by $12.8 million, or 2%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 as a $6.9 million decline in retail revenues and $10.4 million of regulatory charges and provisions were partially offset by a $4.5 million increase in wholesale revenues. Retail revenues decreased primarily due to the effect of milder weather on residential and commercial sales. The regulatory charge is discussed in Note 8 to the combined financial statements of Entergy’s Transmission Business and regulatory proceedings are discussed in Note 3 to the combined financial statements of Entergy’s Transmission Business. Wholesale revenues increased primarily due to an increase in the OATT rate.

Other Income Statement Items

Operation expenses decreased $2.4 million, or 1%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to the deferral, as approved by the FERC, and the LPSC for Entergy Gulf States Louisiana and Entergy Louisiana, of costs related to the transition and implementation of joining the MISO RTO. The decrease was partially offset by an increase in compensation and benefits costs primarily due to decreasing discount rates and changes in certain actuarial assumptions resulting from a recent experience study.

Maintenance expenses decreased $2.6 million, or 6%, for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Taxes other than income taxes primarily consist of ad valorem taxes, and increased $3.5 million, or 8%, for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Depreciation and amortization increased by $15.1 million, or 11%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to an increase in plant in service.

Other income increased by $4.5 million, or 27%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to a decrease in the allowance for equity funds used during construction resulting from a decrease in construction activity throughout the year.

Total interest expense increased by $15.9 million, or 25%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to a credit to interest expense in 2011 caused by the FERC’s acceptance of a change in the treatment of funds received from independent power producers for transmission interconnection projects. A decrease in the allowance for borrowed funds used during construction resulting from a decrease in construction activity also increased total interest expense.

The effective income tax rates for the years ended December 31, 2012 and 2011 were 32% and 36%, respectively. See Note 6 to the audited combined financial statements of Entergy’s Transmission Business for a reconciliation of the federal statutory rate of 35% to the effective income tax rates, and for additional discussion regarding income taxes.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Net income for the year ended December 31, 2011 increased $24.3 million, or 22%, as compared to the year ended December 31, 2010, primarily due to the reasons described below.

Operating Revenues

Operating revenues increased by $21.1 million, or 3%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 due to increases in both wholesale and retail revenues. Wholesale revenues increased primarily due to an increase in the OATT rate. Retail revenues increased primarily due to rate increases at Entergy Arkansas, Entergy Louisiana, and Entergy Texas.

Other Income Statement Items

Operation expenses increased $8.3 million, or 5%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in costs for the transition and implementation of joining the MISO RTO.

Maintenance expenses decreased $1.4 million, or 3%, for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Taxes other than income taxes primarily consist of ad valorem taxes, and increased $3.7 million, or 9%, for the year ended December 31, 2011 compared to the year ended December 31, 2010.

Depreciation and amortization increased by $4.6 million, or 4%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in plant in service.

Other income increased by $9.8 million, or 141%, for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in the allowance for equity funds used during construction resulting from an increase in construction activity throughout the year.

Total interest expense decreased by $15.8 million, or 20%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The decrease primarily resulted from a credit to interest expense caused by the FERC’s acceptance of a change in the treatment of funds received from independent power producers for transmission interconnection projects. An increase in the allowance for borrowed funds used during construction resulting from an increase in construction activity also reduced interest expense.

The effective income tax rates for the years ended December 31, 2011 and 2010 were 36% and 38%, respectively. See Note 6 to the audited combined financial statements of Entergy’s Transmission Business for a reconciliation of the federal statutory rate of 35% to the effective income tax rates, and for additional discussion regarding income taxes.

Liquidity and Capital Resources

Historically, Entergy’s Transmission Business has participated in Entergy’s centralized cash management system. Cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, Entergy’s Transmission Business’s cash disbursements were funded through Entergy’s cash accounts. Entergy has provided the necessary capital to finance Entergy’s Transmission Business’s operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, Entergy’s Transmission Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to Entergy’s Transmission Business since inception has been accounted for as contributions from Entergy and all cash remittances from Entergy’s Transmission Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with Entergy’s Transmission Business, but interest expense was allocated based on Entergy’s Transmission Business’s share of Entergy’s total utility plant assets. For all periods presented, Entergy’s Transmission Business had net positive operating cash flow, which has been accounted for as distributions to Entergy.

Cash Flow Activity

As shown in the statements of cash flows, cash flows for the years ended December 31, 2012, 2011 and 2010 and the three months ended March 31, 2013 and 2012 were as follows:

	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011	2010
	(in millions)
Cash and cash equivalents at beginning of period	$1	$1	$1	$1	$1
Cash flow provided by (used in):
Operating activities	65	75	388	238	279
Investing activities	(91)	(100)	(434)	(415)	(378)
Financing activities	26	25	46	177	99

Net increase (decrease) in cash and cash equivalents	—	—	—	—	—

Cash and cash equivalents at end of period	$1	$1	$1	$1	$1

Operating Activities

Cash flow provided by operating activities decreased by $10 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily due to income tax activity and reduced cash used in prepaid construction projects.

Cash flow provided by operating activities increased by $150 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to income tax activity and reduced cash used in prepaid construction projects.

Cash flow provided by operating activities decreased by $41 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to higher working capital demands, partially offset by an increase in net income.

Investing Activities

Cash flow used in investing activities decreased by $9 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 due to lower capital expenditures. Entergy’s Transmission Business’s capital expenditure plans for 2013 through 2015 are described in “—Capital Expenditure Plans and Other Uses of Capital” below.

Cash flow used in investing activities increased by $19 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 and increased by $37 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to higher capital expenditures for transmission improvements and upgrades designed to provide greater transmission flexibility and spending to comply with current and anticipated North American Electric Reliability Corporation transmission planning requirements.

Financing Activities

Cash flow provided by financing activities increased by $1 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012, decreased by $131 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, and increased by $78 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 due to fluctuations in Entergy’s parent investment.

Capital Expenditure Plans and Other Uses of Capital

Following are the amounts of Entergy’s Transmission Business’s planned construction and other capital investments for 2012 through 2015:

Planned construction and capital investments	2013	2014	2015
	(In Millions)
Maintenance Capital	$253	$229	$202
Capital Commitments	162	240	303

Total	$415	$469	$505

Maintenance Capital refers to planned spending on routine capital projects that are necessary to support reliability of service, equipment, or systems and to support normal customer growth.

Capital Commitments refers to non-routine capital investments for which the business has Board approval or otherwise expects to make to satisfy regulatory or legal requirements. Amounts reflected in this category include transmission upgrades and spending to support Entergy’s plan to join the MISO RTO by December 2013.

Summary of Contractual Obligations

Contractual obligations specifically identifiable with Entergy’s Transmission Business are as follows as of December 31, 2012:

Contractual Obligations	2013	2014-2015	2016-2017	after 2017	Total
	(In Millions)
Long-term debt (1)	$—	$—	$—	$—	$—
Operating leases (2)	$4	$7	$5	$2	$18
Purchase obligations (3)	$—	$—	$—	$—	$—

(1)	Entergy has provided the necessary capital to finance Entergy’s Transmission Business’s operations, and all Entergy funding to Entergy’s Transmission Business since inception has been accounted for as contributions from Entergy and all cash remittances from Entergy’s Transmission Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with Entergy’s Transmission Business. As part of the plan to spin-off Entergy’s Transmission Business to Entergy shareholders and then merge it with Merger Sub, a subsidiary of ITC, TransCo and its subsidiaries will consummate certain financing transactions totaling approximately $1.775 billion pursuant to which (i) TransCo’s subsidiaries will borrow through a 366-day bridge facility and (ii) TransCo will issue senior securities of TransCo to Entergy.
(2)	Lease obligations are discussed in Note 9 to the audited combined financial statements of Entergy’s Transmission Business.
(3)	Purchase obligations represent minimum purchase obligations or cancellation charges for contractual obligations to purchase goods or services. Purchasing for Entergy’s Transmission Business is performed under Entergy’s centralized purchasing function and the amount of purchase obligations specifically identifiable with Entergy’s Transmission Business is de minimis.

In addition to the contractual obligations, in 2012 Entergy’s Transmission Business expects its contribution to pension plans to be approximately $4.3 million and to other postretirement plans to be approximately $0.8 million. Also in addition to the contractual obligations, Entergy’s Transmission Business has $5.5 million of unrecognized tax benefits for which the timing of payments beyond 12 months cannot be reasonably estimated due to uncertainties in the timing of effective settlement of tax positions. See Note 6 to the audited combined financial statements of Entergy’s Transmission Business for additional information regarding unrecognized tax benefits.

Entergy’s Transmission Business does not have any off-balance sheet arrangements.

Regulatory Rate Proceedings

Entergy’s Transmission Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to Entergy’s Transmission Business in the accompanying financial statements are affected by the regulatory proceedings that affect Entergy’s Utility Operating Companies’ rates and resulting revenues. The Utility business of Entergy’s rate proceedings and cost recoveries include Entergy’s Transmission Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year. Entergy’s Transmission Business has recorded provisions for the estimated outcome of these proceedings.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs. In September 2012, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2012, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2013, the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. On May 17, 2013, Entergy submitted a settlement agreement to the FERC to resolve all outstanding issues in this and related annual rate update proceedings, and a related complaint proceeding. On June 11, 2013, the presiding settlement judge certified the uncontested settlement agreement to the FERC, and on June 14, 2013, the Chief Administrative Law Judge terminated the settlement judge procedures. FERC approval of the settlement is pending.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $8 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011 five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. On May 17, 2013, Entergy submitted a settlement agreement to the FERC to resolve all outstanding issues in this and related annual rate update proceedings, as well as a related complaint proceeding. On June 11, 2013, the presiding settlement judge certified the settlement agreement to the FERC, and on June 14, 2013, the Chief Administrative Law Judge terminated the settlement judge procedures. FERC approval of the settlement is pending.

In May 2010, Entergy submitted the 2010 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $9.5 million. Prior to FERC action on the filing, the parties conducted settlement discussions and, in October 2010, the parties reached a settlement in principle on the rate as filed. The FERC approved the settlement in March 2011.

Retail Rate Proceedings

For a discussion of the currently ongoing rate proceedings regarding the Utility Operating Companies’ retail base rates see Note 2 to the unaudited condensed combined financial statements of Entergy’s Transmission Business.

Federal Regulation

Independent Coordinator of Transmission

In 2000, the FERC issued an order encouraging utilities to voluntarily place their transmission facilities under the control of independent RTOs. Delays in implementing the FERC RTO order occurred due to a variety of reasons, including the fact that utilities, other stakeholders, and federal and state regulators have had to work to resolve various issues related to the establishment of such RTOs. In November 2006, the Utility Operating Companies installed SPP as the ICT for the Entergy transmission system. The ICT structure approved by FERC is not an RTO under FERC Order No. 2000 and installation of the ICT did not transfer control of the Entergy transmission system to the ICT. Instead, the ICT performs some, but not all, of the functions performed by a typical RTO, as well as certain functions unique to the Entergy transmission system. In particular, the ICT was vested with responsibility for:

•	granting or denying transmission service on the Entergy transmission system;

•	administering the Utility Operating Companies’ OASIS node for purposes of processing and evaluating transmission service requests;

•

developing a base plan for Entergy’s Transmission Business and deciding whether costs of transmission upgrades should be rolled into the Utility Operating Companies’ transmission rates or directly assigned to an individual;

•	serving as the reliability coordinator for the Entergy transmission system;

•	overseeing the operation of the weekly procurement process (WPP); and

•	evaluating interconnection-related investments already made on the Entergy transmission system for certain cost allocation purposes.

The FERC, in conjunction with the retail regulators of the Utility Operating Companies, hosted a conference on June 24, 2009, to discuss the ICT arrangement and transmission access on the Entergy transmission system. During the conference, several issues were raised by regulators and market participants, including the adequacy of the Utility Operating Companies’ capital investment in the transmission system, the Utility Operating Companies’ compliance with the existing NERC reliability planning standards, the availability of transmission service across the Entergy transmission system, and whether the Utility Operating Companies could have purchased lower cost power from merchant generators located on the Entergy transmission system rather than running their older generating facilities. On July 20, 2009, the Utility Operating Companies filed comments with the FERC responding to the issues raised during the conference. The comments explained that: 1) the Utility Operating Companies believe that the ICT arrangement has fulfilled its objectives; 2) the Utility Operating Companies’ transmission planning practices comply with laws and regulations regarding the planning and operation of the Entergy transmission system; and 3) these planning practices have resulted in a transmission system that meets applicable reliability standards and is sufficiently robust to allow the Utility Operating Companies both to substantially increase the amount of transmission service available to third parties and to make significant amounts of economic purchases from the wholesale market for the benefit of the Utility Operating Companies’ retail customers. The Utility Operating Companies also explained that, as with other transmission systems, there are certain times during which congestion occurs on the Entergy transmission system that limits the ability of the Utility Operating Companies as well as other parties to fully utilize the generating resources that have been granted transmission service. Additionally, the Utility Operating Companies committed in their response to exploring and working on potential reforms or alternatives for the ICT arrangement that could take effect following the initial term. The Utility Operating Companies’ comments also recognized that NERC was in the process of amending certain of its transmission reliability planning standards and that the amended standards, if approved by the FERC, would result in more stringent transmission planning criteria being applicable in the future. The FERC may also make other changes to transmission reliability standards. These changes to the reliability standards would result in increased capital expenditures by the Utility Operating Companies.

In 2009, the E-RSC, which is comprised of representatives from all of the Utility Operating Companies’ retail regulators, was formed to consider issues related to the ICT and the Entergy transmission system. Among other things, the E-RSC in concert with the FERC conducted a cost/benefit analysis comparing the ICT arrangement to other transmission proposals, including participation in an RTO.

In November 2010, the FERC issued an order accepting the Utility Operating Companies’ proposal to extend the ICT arrangement with SPP until November 2012. In addition, in December 2010 the FERC issued an order that granted the E-RSC additional authority over transmission upgrades and cost allocation. On July 10, 2012, the LPSC approved, subject to conditions, Entergy Gulf States Louisiana’s and Entergy Louisiana’s request to extend the ICT arrangement and to transition to MISO as the provider of ICT services effective as of November 2012 (with the actual transition expected to occur December 1, 2012) and continuing until the Utility Operating Companies join the MISO RTO, or December 31, 2013, whichever occurs first. No other retail regulatory filings with respect to the extension of the ICT arrangement and the transition from SPP to MISO as ICT services provider are expected. On August 2, 2012, the Utility Operating Companies filed an application with FERC, seeking (a) an interim extension of the ICT arrangement through and until the earlier of December 31, 2014 or the date the proposed transfer of functional control of the Utility Operating Companies’ transmission assets to the MISO RTO is completed and (b) the transfer from SPP to MISO as the provider of ICT services, effective December 1, 2012. The FERC issued an order accepting the proposal in October 2012. On November 1, 2012, the Utility Operating Companies filed further revisions to their OATT, including a Monitoring Plan and Retention Agreement, to establish Potomac Economics Ltd., MISO’s current market monitor, as an independent Transmission Service Monitor for the Entergy transmission system, effective as of December 1, 2012. The Transition Service Monitor will monitor actions of Entergy and transmission customers within the Entergy region as related to systems operations, reliability coordination, transmission planning, and transmission reservations and scheduling. On December 31, 2012, the FERC issued an order accepting the filing, subject to limited modifications and a subsequent compliance filing.

Entergy’s Proposal to Join MISO

On April 25, 2011, Entergy announced that each of the Utility Operating Companies propose joining MISO, which is expected to provide long-term benefits for the customers of each of the Utility Operating Companies. In addition to acting as the ICT for the Utility Operating Companies, MISO is an RTO that operates in eleven other U.S. states (Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, South Dakota, and Wisconsin) and also in Canada. Each of the Utility Operating Companies filed an application with its retail regulator concerning the proposal to join MISO and transfer control of each company’s transmission assets to MISO. The applications to join MISO sought a finding that membership in MISO is in the public interest. Becoming a member of MISO will not affect the ownership by the Utility Operating Companies of their transmission facilities or the responsibility for maintaining those facilities. Once the Utility Operating Companies are fully integrated as members, however, MISO will assume control of transmission planning and congestion management and, through its Day 2 market, MISO will provide instructions for the commitment and dispatch of generation that is bid into MISO’s markets.

The LPSC voted to grant Entergy Gulf States Louisiana’s and Entergy Louisiana’s application for transfer of control to MISO, subject to conditions, on May 23, 2012, and issued its order on June 28, 2012.

On October 26, 2012, the APSC authorized Entergy Arkansas to sign the MISO Transmission Owners Agreement, which Entergy Arkansas has now done, and move forward with the MISO integration process. The APSC stated in its order that it would give conditional approval of Entergy Arkansas’s application upon MISO’s filing with the APSC of proof of approval by the appropriate MISO entities of certain governance enhancements. On October 31, 2012, MISO filed with the APSC proof of approval of the governance enhancements and requested a finding of compliance and approval of Entergy Arkansas’s application. On November 21, 2012, the APSC issued an order requiring that MISO file a “higher level of proof” that the MISO Transmission Owners have “officially approved and adopted” one of the proposed governance enhancements in the form of sworn compliance testimony, or a sworn affidavit, from the chairman of the MISO Transmission Owners Committee. On January 7, 2013, MISO filed its Motion for Finding of Compliance with the Requirements of Order No. 74, including the Compliance Testimony of Clair J. Moeller. Also appended to the filing was a copy of the testimony of Dennis Kramer, Chairman of the MISO Transmission Owners Committee, in support of a filing at the FERC made January 4, 2013, in Docket No. ER13-708 on behalf of MISO and a majority of its transmission owners, jointly submitting changes to Appendix K of the MISO Transmission Owner Agreement (“TOA”) to implement the governance enhancements. MISO stated that the evidence submitted to the APSC showed that a majority of the MISO Transmission Owners have adopted and approved the MISO governance enhancements and the joint filing submitted to the FERC on January 4, 2013, and asked that the APSC find MISO in compliance with the conditions of the APSC’s October 26, 2012 order, and that the APSC expeditiously enter an order approving Entergy Arkansas’s application to join MISO. On April 8, 2013, the APSC issued Order No. 76, granting Entergy Arkansas’s request to transfer control to MISO, conditioned upon full and continued compliance with applicable conditions. On May 23, 2013, FERC issued an order accepting the changes to Appendix K of the MISO TOA proposed by MISO and a majority of the MISO transmission owners to implement the governance enhancements.

On September 17, 2012, Entergy Mississippi and the Mississippi Public Utilities Staff filed a joint stipulation indicating that they agree that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities to MISO is in the public interest, subject to certain contingencies and conditions. On November 15, 2012, the MPSC issued an order concerning the application of Entergy Mississippi. In the order of the MPSC, the MPSC approved a joint stipulation filed by Entergy Mississippi and the Mississippi Public Utilities Staff, concluding that Entergy Mississippi’s proposed transfer of functional control of its transmission facilities is in the public interest, subject to certain conditions.

On November 15, 2012, the City Council issued a resolution concerning the application of Entergy New Orleans. In the resolution issued by the City Council, the City Council approved a settlement agreement agreed to by Entergy New Orleans, Entergy Louisiana, MISO, and the advisors to the City Council related to joining MISO and found that it is in the public interest for Entergy New Orleans and Entergy Louisiana to join MISO, subject to certain conditions.

Entergy Texas submitted its change of control filing on April 30, 2012. On August 6, 2012, parties in the PUCT proceeding, with the exception of the Southwest Power Pool, filed a non-unanimous settlement. The substance of the settlement is that it is in the public interest for Entergy Texas to transfer operational control of its transmission facilities to MISO under certain conditions. On October 26, 2012, the PUCT issued an order approving the transfer as in the public interest, subject to the terms and conditions in the settlement, with several additional terms and conditions requested by the PUCT and agreed to by the settling parties.

With these actions on the applications, the Utility Operating Companies have obtained from all of the retail regulators the public interest findings sought by the Utility Operating Companies in order to move forward with their plan to join MISO. Each of the retail regulators’ orders includes conditions, some of which entail compliance prospectively. In addition to the proceedings before the Utility Operating Companies’ retail regulators described above, Entergy Arkansas made a filing with the MoPSC on March 21, 2013, asking the commission to determine, based on the unique facts presented by Entergy Arkansas’s application, that the MoPSC does not have jurisdiction over Entergy Arkansas’s integration into MISO or, alternatively, finding that the proposed transfer is not detrimental to the public interest. In the filing, Entergy Arkansas noted that its limited transmission facilities located in Missouri are subject to the jurisdiction of the FERC. On April 18, 2013, the MoPSC ordered the consolidation, for purposes of hearing, of this proceeding with a separate proceeding regarding the proposed ITC transaction. On June 18, 2013, a hearing on the consolidated matters was conducted before the MoPSC. Post-hearing briefs were filed in July 2013.

On January 23, 2013, Entergy Arkansas filed a Motion to Discontinue Activities Necessary to Operate as a True Stand-Alone Electric Utility and the Supplemental Direct Testimonies of Hugh T. McDonald, Kurtis W. Castleberry, and Tom D. Reagan. On April 8, 2013, the APSC issued Order No. 76, in which it granted Entergy Arkansas’s motion.

The target implementation date for joining MISO is December 2013. Entergy believes that the decision to join MISO should be evaluated separately from and independent of the decision regarding the ownership of the Entergy transmission system, and Entergy plans to continue to pursue the MISO proposal and the planned spin-off and merger of Entergy’s Transmission Business on parallel regulatory paths.

In June 2011, MISO filed with the FERC a request for a transitional waiver of provisions of its open access transmission, energy, and operating reserve markets tariff regarding allocation of transmission network upgrade costs, in order to establish a transition for the integration of the Utility Operating Companies. In September 2011 the FERC issued an order denying on procedural grounds MISO’s request, further advising MISO that submitting modified tariff sheets is the appropriate method for implementing the transition that MISO seeks for the Utility Operating Companies. The FERC did not address the merits of any transition arrangements that may be appropriate to integrate the Utility Operating Companies into MISO. MISO worked with its stakeholders to prepare the appropriate changes to its tariff and filed the proposed tariff changes with the FERC in November 2011. On April 19, 2012, the FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility Operating Companies into MISO. On May 21, 2012, MISO filed a compliance filing in accordance with the provisions of the FERC’s April 19, 2012 Order. Westar Energy, Inc. and Arkansas Electric Cooperative Corporation filed requests for rehearing of the FERC’s April 19, 2012 Order. On June 11, 2012, FERC issued a tolling order granting the pending rehearing requests for purposes of further consideration. On November 15, 2012, FERC issued an order denying the requests for rehearing of the April 19, 2012 Order, and conditionally accepting the May 21, 2012 compliance filing, subject to a further compliance filing due within 30 days of the date of the November 15, 2012 Order. On December 17, 2012, MISO and the MISO Transmission Owners submitted to the FERC a request for rehearing and proposed revisions to the MISO Tariff in compliance with the FERC’s November 15, 2012 Order.

In November 2012, the Utility Operating Companies filed amendments to the System Agreement with the FERC pursuant to section 205 of the Federal Power Act. The amendments consist primarily of the technical revisions needed to the System Agreement to (i) allocate certain charges and credits from the MISO settlement statements to the participating Utility Operating Companies; and (ii) address Entergy Arkansas’s withdrawal from the System Agreement. As noted in the filing, the Utility Operating Companies’ plan to integrate into MISO and the revisions to the System Agreement are the main feature of the Utility Operating Companies’ future operating arrangements, including the successor arrangements with respect to the departure of Entergy Arkansas from the System Agreement. Additional aspects of the Utility Operating Companies’ future operating arrangements will be addressed in other FERC dockets related to the allocation of the Ouachita plant transmission upgrade costs related to the rates, terms, and conditions under which the Utility Operating Companies will join MISO. The LPSC, MPSC, PUCT, and City Council filed protests at the FERC regarding the amendments filed in November 2012 and other aspects of the Utility Operating Companies’ future operating arrangements, including requests that the continued viability of the System Agreement in MISO (among other issues) be set for hearing by the FERC. On March 12, 2013, the Utility Operating Companies filed an answer to the protests. The answer proposed, among other things, that: (i) the FERC allow the System Agreement revisions to go into effect as of December 19, 2013, without a hearing and for an initial two-year transition period; (ii) no later than October 18, 2013, ESI submit a filing pursuant to section 205 of the Federal Power Act that provides Entergy Texas’s notice of cancellation to terminate participation in the System Agreement and responds to the

PUCT’s position that Entergy Texas be allowed to terminate its participation prior to the end of the mandatory 96-month notice period; and (iii) at least six months prior to the end of the two-year transition period, ESI submits an additional filing under section 205 of the Federal Power Act that addresses the allocation of MISO charges and credits among the Utility Operating Companies that remain in the System Agreement. Prior to this filing, ESI, Entergy Texas, and Entergy will exercise reasonable best efforts to engage the other Utility Operating Companies and their retail regulators in searching for a consensual means of allowing Entergy Texas to exit the System Agreement prior to the end of the mandatory 96-month notice period. Activities relating to these efforts are underway. If a consensual resolution is reached on such early termination, the filing to be made prior to October 18, 2013 will reflect such a resolution.

On January 17, 2013, Occidental Chemical Corporation (“Occidental”) filed a complaint against MISO and a petition for declaratory judgment, both with the FERC, alleging that MISO’s proposed treatment of Qualifying Facilities (QFs) in the Entergy region is unduly discriminatory in violation of sections 205 and 206 of the Federal Power Act and violates PURPA and the FERC’s implementing regulations. Occidental’s filing asks that the FERC declare that MISO’s QF integration plan is unlawful, find that the plan cannot be implemented because MISO did not file it pursuant to section 205 of the Federal Power Act, and direct that MISO modify certain aspects of the plan. On February 14, 2013, Entergy filed a motion to intervene and protest. Occidental filed an answer on February 28, 2013. Entergy filed an answer on March 15, 2013.

On January 22, 2013, the MPSC, APSC, and City Council filed a petition for declaratory order with the FERC requesting that the FERC determine whether the avoided cost calculation methodology proposed in an LPSC proceeding by ESI, on behalf of Entergy Gulf States Louisiana and Entergy Louisiana, complies with PURPA and the FERC’s implementing regulations. ESI intervened in the proceeding on February 21, 2013, and filed answers to the petition for declaratory order on February 21, 2013, March 5, 2013, and March 21, 2013.

On February 15, 2013, ESI, on behalf of the Utility Operating Companies, made a filing with FERC requesting to adopt the standard “Attachment O” formula rate template used by transmission owners to establish transmission rates within MISO with company-specific changes proposed by ESI. The filing proposes four transmission pricing zones for the Utility Operating Companies, one for Entergy Arkansas, one for Entergy Mississippi, one for Entergy Texas, and one for Entergy Louisiana, Entergy Gulf States Louisiana, and Entergy New Orleans. In an order issued June 20, 2013, FERC accepted the use of four transmission pricing zones, but consolidated the proposed revisions to the Attachment O templates with certain other proceedings and set for hearing and settlement judge procedures those issues of material fact that FERC decided could not be resolved based on the existing record.

Also on February 15, 2013, MISO and Entergy Arkansas and Entergy Mississippi filed with FERC proposed revisions to Attachment P of MISO’s Tariff, to list the existing transmission and related agreements between each of Entergy Arkansas and Entergy Mississippi and each of their counterparties as Grandfathered Agreements. On May 31, 2013, FERC issued an order accepting the proposed revisions, effective December 19, 2013, as requested.

On January 4, 2013, MISO submitted a filing with the FERC to give the Organization of MISO States, Inc. enhanced authority for determining transmission cost allocation methodologies to be filed pursuant to section 205 of the Federal Power Act. On May 23, 2013, the FERC issued an order accepting MISO’s filing as amended. On March 28, 2013, the FERC issued an order conditionally accepting MISO’s proposed tariff changes related to the allocation of long-term transmission rights and auction revenue rights, subject to a further compliance filing. The amendments are intended to address the anticipated integration of the Utility Operating Companies, as well as other load-serving entities and transmission-owning utilities, into the MISO region. On April 29, 2013, MISO submitted the required compliance filing.

In addition, the Utility Operating Companies have proposed giving authority to the E-RSC, upon unanimous vote and within the first five years after the Utility Operating Companies join the MISO RTO, (i) to require the Utility Operating Companies to file with the FERC a proposed allocation of certain transmission upgrade costs among the Utility Operating Companies’ transmission pricing zones that would differ from the allocation that would occur under the MISO OATT and (ii) to direct the Utility Operating Companies as transmission owners to add projects to MISO’s transmission expansion plan.

FERC Investigation

On March 19, 2013, the FERC issued an order approving a settlement between ESI and the FERC Enforcement Staff (the Staff) arising from a November 20, 2012 “Notice of Alleged Violations” issued by the Staff which stated that the Staff had concluded that ESI’s practices in certain areas violated various requirements of the NERC reliability standards. Under the terms of the settlement, ESI neither admits nor denies the alleged violations, but agrees to pay a civil penalty of $975,000 and undertake certain mitigation activities agreed to during discussions with the Staff.

U.S. Department of Justice Investigation

In September 2010, Entergy was notified that the U.S. Department of Justice had commenced a civil investigation of competitive issues concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies. On November 14, 2012, the U.S. Department of Justice issued a press release in which the U.S. Department of Justice stated, among other things, that the civil investigation concerning certain generation procurement, dispatch, and transmission system practices and policies of the Utility Operating Companies would remain open. However, the release noted the intention of each of the Utility Operating Companies to join MISO and Entergy’s agreement with ITC to undertake the transactions. The release stated that if Entergy follows through on these matters, the U.S. Department of Justice’s concerns will be resolved. The release further stated that the U.S. Department of Justice will monitor developments, and in the event that Entergy does not make meaningful progress, the U.S. Department of Justice can and will take appropriate enforcement action, if warranted.

Market Risk Sensitive Instruments

Entergy’s Transmission Business has limited exposure to the effects of market risk because it operates primarily under cost-based rate regulation.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to apply appropriate accounting policies and to make estimates and judgments that can have a significant effect on reported financial position, results of operations, and cash flows. Management has identified the following accounting policies and estimates as critical because they are based on assumptions and measurements that involve a high degree of uncertainty, and the potential for future changes in the assumptions and measurements that could produce estimates that would have a material effect on the presentation of financial position or results of operations.

Rate Regulation

Entergy’s Transmission Business is subject to regulation by the FERC and state and local regulators. As a result, it applies accounting standards applicable to the effects of certain types of regulation. Use of this accounting guidance results in differences in the application of U.S. GAAP between regulated and non-regulated businesses and requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as expense or revenue in non-regulated businesses. Future regulatory changes, changes in the competitive environment, or other business changes could affect the future application of the guidance for accounting for the effects of certain types of regulations.

Qualified Pension and Other Postretirement Benefits

Entergy’s Transmission Business participates in Entergy-sponsored qualified, defined benefit pension plans which cover substantially all employees. Additionally, Entergy currently provides postretirement health care and life insurance benefits for substantially all employees who reach normal retirement age (age 65) while still working for Entergy or retire at early retirement (generally age 55 with at least 10 years of credited employment service with Entergy). The reported costs of providing these benefits are affected by numerous factors including the provisions of the plans, changing employee demographics, and various actuarial calculations, assumptions, and accounting mechanisms. Key actuarial assumptions utilized in determining these costs include: the discount rates used in determining the future benefit obligations; projected health care cost trend rates; the expected long-term rate of return on plan assets; and the rate of increase in future compensation levels. In selecting an assumed discount rate to calculate benefit obligations, market yields on high-quality corporate debt are reviewed and matched with the projected stream of benefit payments. Actual recent cost trends and projected future trends are reviewed in establishing health care cost trend rates. In determining the expected long-term rate of return on plan assets, past long-term performance, asset allocations, and long-term inflation assumptions are reviewed. These assumptions are reviewed annually and adjusted as necessary. For additional discussion of the accounting for and costs associated with qualified pension and other postretirement benefits, see Note 7 to the audited combined financial statements of Entergy’s Transmission Business and Note 4 to the unaudited condensed combined financial statements of Entergy’s Transmission Business.

Contingent Obligations

Entergy’s Transmission Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions, which potentially subject it to environmental, litigation, income tax and other risks. Exposure to such risks is evaluated periodically and reserves are recorded for those matters when a loss is considered probable and reasonably estimable in accordance with U.S. GAAP. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the financial statements. These events or conditions include, without limitation, the following:

•

Changes in existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances, hazardous and solid wastes, and other environmental matters.

•	Changes in existing federal income tax laws or IRS regulations.

•	Identification and evaluation of potential lawsuits or complaints in which the business may be or has been named as a defendant.

•	Resolution or progression of existing matters through the legislative process, the courts, the IRS, or the Environmental Protection Agency.

New Accounting Pronouncements

The accounting standard-setting process, including projects between the FASB and the International Accounting Standards Board (IASB) to converge U.S. GAAP and International Financial Reporting Standards (IFRSs), is ongoing and the FASB and the IASB are each currently working on several projects that have not yet resulted in final pronouncements. Final pronouncements that result from these projects could have a material effect on Entergy’s Transmission Business’s future net income, financial position, or cash flows.

THE TRANSACTIONS

Overview

On December 4, 2011, ITC and Entergy agreed to enter into transactions to effect the transfer of Entergy’s Transmission Business to ITC. These transactions provide for the separation and distribution of Entergy’s Transmission Business and the subsequent merger of Merger Sub with and into TransCo, with TransCo surviving as a wholly-owned subsidiary of ITC. In order to effect the separation, distribution and merger, ITC, Merger Sub, Entergy and TransCo entered into the merger agreement; Entergy, ITC, TransCo, each of Entergy’s Utility Operating Companies and ESI entered into the separation agreement and Entergy, ITC and TransCo entered into the employee matters agreement. In addition, ITC, Entergy, TransCo or their respective affiliates will also enter into a series of ancillary agreements in connection with the transactions. These agreements, which are described in greater detail in this prospectus, govern the relationship among ITC, Entergy, TransCo and their respective affiliates after the separation.

Entergy’s transmission assets and liabilities are currently owned by Entergy’s Utility Operating Companies and ESI. Each Utility Operating Company will transfer its specified transmission assets and liabilities to a newly formed subsidiary of such Utility Operating Company as follows: Entergy Arkansas to Transmission Company Arkansas, LLC, Entergy Gulf States Louisiana to Transmission Company Louisiana I, LLC, Entergy Louisiana to Transmission Company Louisiana II, LLC, Entergy Mississippi to Transmission Company Mississippi, LLC, Entergy New Orleans to Transmission Company New Orleans, LLC, and Entergy Texas to Transmission Company Texas, LLC, such subsidiaries are referred to as the TransCo Subs. Each of Entergy’s Utility Operating Companies will distribute its respective TransCo Sub to Entergy, and Entergy will contribute the TransCo Subs to TransCo. ESI will transfer its specified transmission assets to TransCo or one or more TransCo Subs. As partial consideration for the contribution of the TransCo Subs to TransCo, TransCo will issue additional TransCo common units to Entergy, which will be distributed to the exchange offer agent for the benefit of Entergy’s shareholders in the distribution, and TransCo debt securities.

On the closing date of the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [•] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. Immediately after the distribution and on the closing date of the merger, Merger Sub will merge with and into TransCo, whereby the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving company and as a wholly-owned subsidiary of ITC. After the merger, ITC will own and operate Entergy’s Transmission Business through TransCo, which will be ITC’s wholly-owned subsidiary, and will also continue its current businesses. All shares of ITC common stock, including those issued in the merger, will be listed on the NYSE under ITC’s current trading symbol “ITC.”

In connection with the merger, ITC expects to issue approximately 53,138,723 shares of ITC common stock (based on the number of outstanding shares of ITC common stock on July 16, 2013 and assuming the ITC recapitalization takes the form of a one-time special dividend) to Entergy shareholders, although the exact number of shares to be issued in the merger will not be known until the closing date. Calculated based on the number of outstanding shares and the closing price on the NYSE of ITC common stock as of July 16, 2013 and assuming the ITC recapitalization takes the form of a one-time special dividend, the shares of ITC common stock that ITC expects to issue to Entergy shareholders as a result of the transactions would have had a market value of approximately $4,346.2 million in the aggregate (the actual value will not be known until the closing date). See “—Calculation of Merger Consideration.”

Under the terms of the merger agreement, Entergy may elect to retain a number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger and contribute such TransCo common units to an irrevocable trust and such TransCo common units will not be distributed to Entergy shareholders in the distribution. See “—Exchange Trust.”

Transaction Timeline

Below is a step-by-step list illustrating the material events relating to the separation, distribution and merger. Each of these events is discussed in more detail elsewhere in this prospectus. The exact order of any particular steps may vary from the depiction below:

Step #1—Entergy Exchangeable Debt. At least fourteen days prior to the debt exchange, Entergy will issue or unrelated creditors will purchase Entergy exchangeable debt (as more fully described in “The Financings—Entergy Exchangeable Debt”). The amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Step #2—ITC Financing, ITC Special Dividend and/or Share Repurchase. Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock, or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Prior to the merger, ITC expects to enter into debt financings to fund any such transactions. In the event ITC elects to declare a one-time special dividend payable to pre-merger ITC shareholders, Entergy shareholders who receive ITC common stock as a result of the conversion of the TransCo common units in the merger will not receive the ITC special dividend even if such amount is paid after the merger.

Step #3—Entergy Corporate Reorganization. On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly, wholly owned limited liability company of Entergy with such limited liability company surviving.

Step #4—TransCo Subs Financing; Utility Operating Companies Contribution of Transmission Assets. Each of the TransCo Subs will effectuate the TransCo Subs Financing (as more fully described in “The Financings—TransCo Subs Financing”). The aggregate amount of all TransCo Subs Financing is expected to be $1.2 billion. Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company (now in limited liability company form) will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub and, as part of the consideration for such transfer, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing.

Step #5—Distribution of TransCo Subs to Entergy. All of the equity interests in each respective TransCo Sub will be distributed to Entergy.

Step #6—Entergy Contribution. Entergy will contribute to TransCo all of the equity interests of each TransCo Sub and cash in exchange for (i) the number of TransCo common units determined pursuant to the merger agreement and (ii) the TransCo debt securities (as more fully described below and in “The Financings—Issuance of TransCo Debt Securities”).

Step #7—Transfer of ESI Assets to TransCo or One or More TransCo Subs. Using the cash received in Step #6 TransCo or one or more TransCo Subs will purchase certain assets owned by ESI.

Step #8—The Distribution—Exchange Offer and Spin-Off. On the closing date of the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [•] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. The consummation of this exchange offer and the spin-off is expected to occur no later than four trading days after the expiration date of this exchange offer. In the event Entergy makes the exchange trust election, Entergy will contribute the TransCo common units to be held by the exchange trust at or prior to the distribution and such TransCo common units will not be distributed to Entergy shareholders in the distribution.

Step #9—The Debt Exchange. At the time of the separation, it is expected that Entergy will effect an exchange of the TransCo debt securities for the Entergy exchangeable debt.

Step #10—The Merger. Merger Sub will be merged with and into TransCo with TransCo surviving the merger as a wholly owned subsidiary of ITC. In the merger, the TransCo common units held by the exchange offer agent will be converted into the number of shares of ITC common stock such that immediately after the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC common stock on a “fully diluted basis,” and existing ITC shareholders will collectively own approximately 49.9% of ITC common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. The merger is expected to occur on the same day as the consummation of this exchange offer and the spin-off.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the distribution but before the merger, and the corporate structure immediately following the consummation of the transactions.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the distribution but before the merger, and the corporate structure immediately following the consummation of the transactions, in the event that Entergy elects to transfer TransCo common units to the exchange trust pursuant to an exchange trust election. If Entergy makes the exchange trust election, Entergy will transfer to the exchange trust the number of TransCo common units that would convert in the merger up to 4.9999% of the total number of shares of ITC common stock outstanding following consummation of the merger that would otherwise have been distributed in the distribution. In such event, the number of such transferred TransCo common units would be approximately 9.9% of the total number of TransCo common units outstanding at the time of the distribution. For more information on the exchange trust and the exchange trust election, see “—Exchange Trust.”

The Separation and Distribution

The Separation

Prior to the merger of ITC’s wholly owned subsidiary, Merger Sub, with and into TransCo, Entergy will undergo an internal restructuring to separate and consolidate Entergy’s Transmission Business under TransCo pursuant to the terms of the separation agreement.

On or prior to the separation date, Entergy, the Utility Operating Companies and other Entergy affiliates will effectuate a series of restructuring transactions. Such restructuring transactions will include (i) each Utility Operating Company redeeming its outstanding preferred equity interests, if any, and (ii) each Utility Operating Company merging with and into a newly formed, directly or indirectly wholly-owned limited liability company of Entergy with such limited liability company surviving.

Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company will transfer its respective specified transmission assets and liabilities to its respective TransCo Sub, referred to as the Utility Operating Companies contributions. In consideration of the Utility Operating Companies contributions, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing. See “The Separation Agreement—The Separation—Transfer of Assets,” “The Separation Agreement—The Separation—Assumption of Liabilities” and “The Financings—TransCo Subs Financing.”

Immediately thereafter, the Utility Operating Companies and certain other intermediate holding companies of Entergy will distribute the equity interests of the TransCo Subs so that Entergy will be the direct holder of the equity interests of each TransCo Sub.

Immediately thereafter, Entergy will contribute all the equity interests in each TransCo Sub to TransCo and cash in exchange for (i) a number of common units representing limited liability company interests in TransCo, referred to as the TransCo common units, such number not to be less than the number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock on a “fully diluted basis” immediately following the merger and (ii) TransCo debt securities. Immediately thereafter, TransCo or one or more of the TransCo Subs will purchase certain assets owned by ESI.

The Distribution—Exchange Offer and Spin-Off

On the closing date of the merger, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [•] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. The consummation of this exchange offer and the spin-off is expected to occur no later than four trading days after the expiration date of this exchange offer.

Any Entergy shareholder who validly tenders (and does not properly withdraw) shares of Entergy common stock for TransCo common units and whose shares are conditionally accepted in the exchange offer subject to the satisfaction of the merger condition upon the expiration of this exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, TransCo common units distributed to Entergy shareholders in the spin-off. In the spin-off, the exchange offer agent will calculate the exact number of TransCo common units owned by Entergy that will not be exchanged in the exchange offer. Such remaining TransCo common units, excluding any TransCo common units held by the exchange trust, will be distributed on a pro rata basis, and the number of shares of ITC common stock into which the remaining TransCo common units will be converted in the merger will be transferred to the relevant Entergy shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange offer agent will hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units pending the consummation of the merger. TransCo common units will not be traded during this period. Immediately following the consummation of the exchange offer and by means of the merger, each TransCo common unit (except TransCo common units held by TransCo, ITC or Merger Sub) will be converted into the right to receive one fully paid and nonassessable share of ITC common stock, as further described below under “—Calculation of the Merger Consideration.” For additional information regarding the exchange offer, see “This Exchange Offer.”

The Merger

In accordance with the merger agreement and Delaware law, immediately following the distribution, Merger Sub will merge with and into TransCo. As a result of the merger, the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving entity and will become a wholly-owned direct subsidiary of ITC. Following the merger, ITC will continue the combined business operations of TransCo and ITC.

Entergy shareholders (who following the distribution will have become unit holders of TransCo) will be entitled to receive a number of shares of ITC common stock to be determined based on the calculation set forth below under “—Calculation of the Merger Consideration.” Existing shares of ITC common stock will remain outstanding.

Calculation of the Merger Consideration

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger (which calculation is described below) will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. However, each TransCo common unit that is owned, directly or indirectly, by ITC or Merger Sub or held by TransCo, immediately prior to the effective time of the merger, will be automatically cancelled at the effective time of the merger. Prior to or at the effective time of the merger, ITC will deposit with the merger exchange agent evidence in book-entry form representing the shares of ITC common stock issuable in the merger.

No fractional shares of ITC common stock will be issued in the merger to holders of fractional TransCo common units. Instead, the merger exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those Entergy shareholders who otherwise would be entitled to receive a fractional share of ITC common stock. Those Entergy shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. The distribution of fractional share proceeds may take longer than the distribution of ITC common stock to holders of TransCo common units. As a result, such holders may not receive fractional share proceeds at the same time they will receive shares of ITC common stock.

As further described above under “—The Separation and Distribution” and under “The Merger Agreement,” in the separation, TransCo will issue to Entergy a number of TransCo common units equal to the sum of:

•

the number obtained by multiplying (i) 1.00400801603206 by (ii) the number of ITC shares of common stock on a fully diluted basis (calculated as detailed in the merger agreement and as summarized below), as estimated by ITC and Entergy on the estimation date (as defined below) less the number of common units of TransCo outstanding immediately prior to such calculation (which are estimated to be approximately 1,000); plus

•	the number obtained by dividing the aggregate disqualified share number (as defined below) by 49.9% (provided that such number will not exceed an amount that would reduce, as calculated in the merger agreement, the transaction maximum principal amount of indebtedness of $1.775 billion to be incurred by TransCo by the issuance of TransCo debt securities and the TransCo Subs in the TransCo Subs Financing by more than $100 million).

The term “fully diluted basis” means Entergy and ITC’s estimate of the number of shares of ITC common stock that will be outstanding on the closing date of the merger, together with the estimated amount of shares of ITC common stock that will be issuable on the closing date of the merger upon the exercise of any options, rights or units based on the treasury stock method (other than the shares of ITC common stock issued or to be issued in the merger, including pursuant to the employee matters agreement) as further detailed in the merger agreement.

The “estimation date” will be the nearest reasonably practicable date prior to the last trading day that ends at least 20 trading days prior to the date the distribution will be expected to occur, as mutually agreed by Entergy and ITC.

The “aggregate disqualified share number” means ITC’s and Entergy’s best estimate of the number of shares of ITC common stock issuable upon the conversion of Entergy stock options and restricted shares to ITC stock options and restricted shares that are reasonably likely to be treated as being issued as part of a plan or series of related events for U.S. federal income tax purposes that would cause the distribution to be treated as a taxable event. Entergy obtained a private letter ruling from the IRS on May 31, 2013 with respect to certain aspects of the transactions. As a result of receiving such ruling, there are not expected to be any such disqualified shares of ITC common stock.

In the event ITC decides to effectuate the $700 million recapitalization through a repurchase of ITC shares of common stock or a combination of a repurchase of ITC shares of common stock and a one-time special dividend, the number of ITC shares of common stock outstanding for purposes of the formula described above will decrease by the number of shares repurchased by ITC (or the estimated number of shares anticipated to be repurchased if the repurchase is to occur after the estimation date).

The merger agreement also provides that the number of TransCo common units to be issued to Entergy will in no event be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger, as determined under U.S. federal income tax rules to ensure that the distribution is not taxable to Entergy. Except as otherwise described in the second bullet above, in the event that the application of the previous sentence shall require an increase in the number of TransCo common units to be issued to Entergy, Entergy and ITC shall in good faith mutually agree to such other modifications to the financial terms of the merger agreement, including the amount of the ITC recapitalization and or the transaction maximum principal amount of debt to be incurred by TransCo and the TransCo Subs.

The following illustration sets forth the manner in which the number of TransCo common units issued to Entergy will be calculated. For purposes of this calculation only, the following assumptions are made:

•	the effective time of the separation, distribution and merger occurred on July 16, 2013;

•	the record date for the separation, distribution and merger is July 16, 2013;

•

the number of ITC shares on a fully diluted basis as estimated by ITC and Entergy on the estimation date in accordance with the separation agreement is equal to the number of fully diluted shares of ITC common stock outstanding as of July 16, 2013, and that as of July 16, 2013, there were 51,805,268 shares of ITC common stock outstanding and 52,926,592 shares of ITC common stock outstanding on a fully diluted basis;

•	the number of TransCo common units outstanding immediately prior to the calculation is 1,000; and

•	the aggregate disqualified share number is zero.

To determine the number of TransCo common units TransCo will issue to Entergy in the separation, first (i) 1.00400801603206 must be multiplied by (ii) 52,926,592 (the estimated number of fully-diluted shares of ITC common stock) less 1,000 (the number of TransCo common units outstanding immediately prior to the calculation), which equals approximately 53,137,723. Then, add to this result the figure obtained by (i) dividing the aggregate disqualified share number (in this illustration zero) by (ii) 49.9%, which equals zero. Therefore, for purposes of this illustration, the number of common units TransCo issued to Entergy is estimated to be 52,137,723 each of which, together with the 1,000 TransCo common units outstanding and held by Entergy immediately prior to the merger, will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock.

As further described above under “—The Separation and Distribution” and under “This Exchange Offer” and “The Merger Agreement”, in the distribution, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer. If all of the [—] TransCo common units in the exchange offer are exchanged and [—] TransCo common units are contributed to the exchange trust, Entergy expects to distribute approximately [—] TransCo common units in the spin-off. As described above, such TransCo common units will be held by the exchange offer agent, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo common units pending the consummation of the merger.

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger (except TransCo common units held by TransCo, ITC or Merger Sub) will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. Thus, for purposes of this illustration, the aggregate number of shares of ITC common stock Entergy shareholders are estimated to receive in the merger is 53,138,723 (the number of TransCo common units issued and outstanding immediately prior to the merger), which represents approximately 50.1% of the outstanding shares of ITC common stock on a fully diluted basis following the merger.

In addition, as further described in more detail in the section entitled “—Effects of the Distribution and the Merger on Entergy Equity Awards/Plan” employees of Entergy’s Transmission Business that will become TransCo employees will have their Entergy restricted stock, Entergy stock options, and Entergy units converted into a number of similarly restricted shares of ITC common stock, ITC stock options and ITC stock units based on the Equity Exchange Ratio described in such section. The maximum number of shares of ITC common stock that could be converted or issued from such ITC restricted stock, ITC stock options and ITC stock units issued to such TransCo employees is estimated as of July 16, 2013 to be 115,452 shares (based on estimated number of Entergy restricted stock, Entergy stock options, and Entergy stock units held by the expected employees of Entergy’s Transmission Business that will become TransCo employees, in each case as of March 31, 2013) and assuming an Equity Exchange Ratio of .868 (as calculated in the employee matters agreement and, for purposes of this illustration only, using valuations as of July 16, 2013). The issuance of such ITC restricted stock, ITC stock options, and ITC stock units is not part of the merger consideration; however, in the event the issuance of such ITC restricted stock and ITC stock options were reasonably likely to be treated as being issued as part of a plan or series of related events for U.S. federal income tax purposes that would cause the distribution to be treated as a taxable event, it is estimated that TransCo would issue an additional 231,367 TransCo common units to Entergy pursuant to the second bullet above (as calculated in the merger agreement and, assuming for this illustration only, using valuations as of July 16, 2013) and each such additional TransCo common unit would convert into a share of ITC common stock in the merger. As a result of the issuance of such additional TransCo common units in the preceding sentence, the transaction maximum principal amount of indebtedness of $1.775 billion to be incurred by TransCo by the issuance of TransCo debt securities and the TransCo Subs in the TransCo Subs Financing would be expected to be reduced by $37.9 million (as calculated in the merger agreement and, assuming for this illustration only, using valuations as of July 16, 2013). In such event, and based on the assumptions specified above, the ITC shareholders immediately prior to the merger would be expected to own approximately 49.8% of ITC common stock on a “fully diluted basis” immediately after the merger.

The number of shares of ITC common stock that Entergy shareholders are entitled to receive will be finally determined at the times specified in the merger agreement at or immediately prior to the distribution and merger. Because the actual number of ITC common stock outstanding on a fully diluted basis as of the effective time of the merger will likely be different from the number of fully diluted shares outstanding as of July 16, 2013 (as set forth in the above illustration), the actual number of shares of ITC common stock that Entergy shareholders are entitled to receive will change. In any event, the merger agreement provides that the number of TransCo common units to be issued to Entergy will not be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger, as determined under U.S. federal income tax rules to ensure that the distribution is not taxable to Entergy.

In addition, the number of ITC restricted stock, stock options, and stock units to be issued to employees who will become TransCo employees will be finally determined at the times specified in the employee matters agreement at or immediately prior the time of the distribution and merger and will likely be different than as illustrated above. In addition, the calculation of the aggregate amount of disqualified shares, if any, and the corresponding reduction, if any, of the transaction maximum principal amount to be incurred by TransCo and TransCo Subs will also be finally determined at the times specified in the merger agreement at or immediately prior to the distribution and merger and will likely be different than as illustrated above.

Please read carefully the merger agreement, the separation agreement and the employee matters agreement, each of which is incorporated herein by reference.

Exchange Trust

Pursuant to the terms of the merger agreement, Entergy may elect, at least thirty (30) business days prior to the closing of the merger to retain up to the number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger that otherwise would have been distributed in the distribution, such election is referred to as the exchange trust election. If Entergy makes an exchange trust election, and subject to the conditions in the merger agreement, Entergy, TransCo, ITC and a trustee will enter into a trust agreement, referred to as the exchange trust agreement. Under the terms of the exchange trust agreement, at the time of the distribution, Entergy will transfer such TransCo common units to an irrevocable Delaware trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to Entergy shareholders in the distribution and, at the closing of the merger, will subsequently be converted into ITC common stock in the merger. The trustee of the trust will own and hold legal title to the TransCo common units or ITC common stock. Pursuant to the exchange trust agreement, the exchange trust will hold the shares for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred back to Entergy. Upon delivery of notice by Entergy, the exchange trustee will conduct an exchange offer whereby Entergy shareholders may exchange Entergy common stock for the ITC common stock held by the exchange trust pursuant to irrevocable terms contained in the trust agreement at the time it is entered into, referred to as the exchange trust exchange offer. Pursuant to the exchange trust agreement, any ITC common stock remaining in the exchange trust six months following the completion of the merger will be distributed to Entergy shareholders pro rata, referred to as a mandatory exchange trust distribution. If Entergy makes an exchange trust election, Entergy, ITC and the trustee of the exchange trust will also enter into a registration rights agreement whereby ITC will provide the trustee and Entergy certain registration rights with respect to shares of ITC common stock that are held in the exchange trust. See “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement” and “Additional Material Agreements—Registration Rights Agreement.”

Background of the Merger

In the ordinary course of business, ITC periodically reviews and evaluates industry developments and strategic alternatives to enhance shareholder value, including assessing transmission systems that would be potential acquisition candidates and considering various transaction partners that would be able to provide ITC with an ability to expand ITC’s transmission business. Entergy’s board of directors and management frequently review Entergy’s portfolio of assets to evaluate its current structure and composition to determine whether changes might be advisable, and to look for attractive ways to add value for its shareholders. ITC determined to pursue this transaction with Entergy to expand its transmission business, rather than other available transactions or no transaction, for a variety of reasons, including the expectation that such transaction will be value accretive to ITC’s financial results (after giving effect to the ITC recapitalization), increase ITC’s revenues and earnings and enhance cash flow generation, the enhanced growth prospects available through ITC’s increased size and geographic reach, the expectation that such transaction will enhance ITC’s overall credit quality and significantly enhance ITC’s balance sheet, the structure of such transaction as a tax-free reorganization for federal income tax purposes and for other reasons described below under “—ITC’s Reasons for the Merger.”

On June 6, 2011, Mr. Eddie Peebles, Vice President of Corporate Development for Entergy, initiated a call with Dr. Terry Harvill, Vice President of Grid Development for ITC. During this call Mr. Peebles inquired about ITC’s interest in submitting a proposal related to Entergy’s Transmission Business.

After ITC expressed interest in submitting a proposal, on June 10, 2011, ITC and ESI executed a non-disclosure agreement.

Following the execution of the non-disclosure agreement, Entergy provided ITC with preliminary non-public information regarding Entergy’s Transmission Business. Such information included (i) a summary of Entergy’s Transmission Business, (ii) information on the historical rate base and deferred taxes of Entergy’s Transmission Business and (iii) projections for capital expenditures. Also included with such information were instructions for submitting a non-binding indication of interest.

From June 13, 2011 through June 17, 2011, Dr. Harvill and Mr. Peebles had several calls to discuss matters regarding Entergy’s request for a non-binding indication of interest for Entergy’s Transmission Business and the preliminary non-public information previously provided to ITC.

On June 21, 2011, Mr. Peebles provided Dr. Harvill with updated non-public information regarding Entergy’s Transmission Business’ projections for capital expenditures.

On July 1, 2011, at Entergy’s request, ITC submitted to Entergy a confidential and non-binding indication of interest letter for the acquisition of Entergy’s Transmission Business. The letter proposed an acquisition of Entergy’s Transmission Business for all-cash consideration, but in its letter ITC also indicated that it would be willing to explore various alternative structures to facilitate a potential transaction, including a pre-paid lease, a leveraged partnership and the Reverse Morris Trust structure described below that was ultimately adopted for the transaction. ITC’s proposal also included its preliminary indication of the enterprise value of Entergy’s Transmission Business between $6.75 billion and $7.25 billion. This preliminary valuation reflected a taxable asset acquisition for all-cash consideration and was based on transmission rate base values and capital investment forecasts provided by Entergy, among other assumptions. In particular, consistent with Entergy’s instructions, the preliminary valuation assumed a January 1, 2014 valuation date, utilized a projected 2014 rate base, did not estimate any potential effects of accelerated federal tax bonus depreciation, and, due to the taxable nature of an all-cash consideration transaction, assumed that there would be a resetting of tax basis of the assets acquired and a corresponding remeasurement of accumulated deferred income taxes on the assets acquired. These assumptions implied significantly higher rate base and earnings power (and a correspondingly higher value) for Entergy’s Transmission Business relative to those implied by the Reverse Morris Trust transaction structure ultimately agreed upon by the parties. In addition, during the course of negotiating the transaction with Entergy, certain other assumptions for Entergy’s Transmission Business were refined by Entergy, including transmission rate base values, capital investment projections and the applicability of accelerated federal tax bonus depreciation, which had a material impact on the valuation of Entergy’s Transmission Business relative to what ITC presented in July 1, 2011 non-binding indication of interest.

On July 6, 2011, representatives from Entergy and ITC met at Entergy’s New Orleans, Louisiana headquarters to discuss ITC’s preliminary indication of interest to acquire Entergy’s Transmission Business. Participants from ITC included Mr. Cameron Bready, Executive Vice President and Chief Financial Officer, and Dr. Harvill, and participants from Entergy included Mr. Leo Denault, Chief Financial Officer, and Mr. Peebles. The group discussed various preliminary issues and concerns, including structuring alternatives and the potential benefits to ITC and Entergy of a transaction involving Entergy’s Transmission Business, ITC’s ability to successfully integrate and operate the larger business that would result from the acquisition and the regulatory approvals that would be required to consummate the transaction. At the conclusion of the meeting, the parties agreed that they would continue to evaluate the feasibility of a potential transaction. Mr. Denault informed Mr. Bready that he would contact Mr. Bready with the plan for next steps, if any, after Mr. Denault had briefed the Entergy board of directors at its regular July meeting.

On July 29, 2011, at a regularly scheduled meeting of Entergy’s board of directors, Mr. Denault presented Entergy’s board of directors with information on a potential transaction involving Entergy’s Transmission Business. The presentation included information on (i) a summary of the actions taken to date, (ii) the internal valuation of Entergy’s Transmission Business, (iii) a potential transaction structure for consideration and (iv) a potential transaction timeline if the proposed transaction were to proceed. The Entergy board of directors instructed management to proceed with further discussions with ITC to determine whether a transaction could be achieved.

On August 17, 2011, the ITC board of directors held its regularly scheduled quarterly board meeting during which Mr. Bready provided a brief overview of the potential opportunity with Entergy.

On August 23, 2011, Mr. Denault called Mr. Bready to discuss the possibility of advancing discussions to determine if ITC and Entergy could reach a mutually agreeable transaction. Mr. Denault and Mr. Bready agreed to establish a process to exchange non-public information, perform due diligence and enter into further discussions regarding a potential transaction.

On August 26, 2011, ITC retained Simpson Thacher & Bartlett LLP, referred to as Simpson Thacher, as outside legal counsel.

On August 31, 2011, Entergy and ITC entered into a mutual non-disclosure agreement which superseded the non-disclosure agreement entered into between ESI and ITC on June 10, 2011. Also on August 31, 2011, Entergy retained Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden, Arps, as outside legal counsel.

On September 2, 2011, Entergy and ITC exchanged, through their respective financial advisors, additional financial information regarding Entergy’s Transmission Business and ITC, respectively.

On September 7, 2011, at the Chicago, Illinois offices of Goldman Sachs & Co., referred to as Goldman Sachs, senior management from ITC and Entergy and other representatives for Entergy and ITC held a transaction kick-off meeting. Attendees at this meeting from ITC included Mr. Bready, Dr. Harvill, and Mr. Jon Jipping, Executive Vice President and Chief Operating Officer, representatives from Deloitte & Touche, tax advisors to ITC, referred to as Deloitte; representatives from J.P. Morgan, financial advisor to ITC, referred to as J.P. Morgan; and representatives from Simpson Thacher, ITC’s legal counsel. Attendees at this meeting from Entergy included Mr. Denault, Mr. Peebles, and Mr. Mark Savoff, Executive Vice President and Chief Operating Officer; representatives from Skadden, Arps and representatives from Goldman Sachs. At the meeting, Entergy and ITC representatives discussed the potential terms and structure of a transaction involving Entergy’s Transmission Business. Representatives of ITC and Entergy also presented information about their respective transmission businesses and financial forecasts and assumptions.

At this meeting, Entergy proposed that the transaction be structured as a Reverse Morris Trust transaction. A Reverse Morris Trust transaction is a business combination involving the spin- or split-off of a business (here, Entergy’s Transmission Business), by a company (here, Entergy), and its subsequent merger with another company (here, ITC). Entergy’s proposal would be structured on a tax free basis where shareholders of the company effecting the spin- or split-off (here, the Entergy shareholders) receive more of the equity in the combined company than the shareholders of the other company (here, the ITC shareholders). In addition to facilitating a tax-free transaction for Entergy shareholders, the Reverse Morris Trust structure also results in a lower rate base for Entergy’s Transmission Business under ITC ownership relative to that which would result from a taxable, all-cash transaction, which results in lower expected transmission rates for ITC’s new customers upon closing the transaction relative to what they would have experienced in a taxable, all-cash transaction. The Reverse Morris Trust structure was ultimately selected by the parties for the foregoing reasons and for the other reasons described below under “—ITC’s Reasons for the Merger” and “—Entergy’s Reasons for the Separation, Distribution and the Merger”. The attendees also discussed the due diligence protocol and the due diligence process.

On September 8, 2011, there was a conference call among representatives of ITC, Entergy, J.P. Morgan and Goldman Sachs to discuss the details of ITC’s and Entergy’s financial forecasts.

From September 8, 2011 through October 18, 2011, Mr. Bready, Dr. Harvill and representatives of J.P. Morgan had preliminary communications with representatives of Entergy, including Mr. Peebles, and Goldman Sachs regarding a working framework for the valuation terms of the potential transaction, including the pro forma ownership of ITC between Entergy and ITC shareholders after the merger, the amount of indebtedness Entergy’s Transmission Business could incur, and the value that ITC would distribute to its pre-merger shareholders in the form of a one-time special dividend, share repurchase or combination thereof, referred to as the ITC recapitalization.

On September 13, 2011, Entergy formally engaged Goldman Sachs as its financial advisor in connection with the proposed transaction.

Beginning on September 16, 2011, weekly calls between Mr. Denault and Mr. Bready were implemented in order to discuss issues related to the proposed transaction.

From September 14, 2011 to September 23, 2011, representatives from ITC and Entergy and their respective advisors held numerous calls to discuss (i) outstanding issues regarding the potential transaction, including the transaction structure, (ii) what assets and operations would constitute Entergy’s Transmission Business, (iii) due diligence issues of primary concern related to environmental, information technology, transmission operations, treasury, federal regulatory, accounting, real estate, state/local regulatory, human resource/employee, tax and legal and (iv) the progress of the proposed transaction.

On September 26, 2011, each of Entergy and ITC provided to the other party and their respective legal and financial advisors access to electronic data rooms containing non-public information related to ITC and Entergy’s Transmission Business in order to continue to conduct due diligence. Due diligence continued until shortly before the merger agreement, the separation agreement and the employee matters agreement were executed.

From September 27, 2011 until shortly before the execution of the merger agreement, the separation agreement and the employee matters agreement, representatives of Entergy and ITC and their respective advisors had regular meetings and ongoing discussions related to regulatory strategy matters regarding the proposed transaction.

On September 30, 2011, representatives from ITC, Entergy, J.P. Morgan and Goldman Sachs participated in a conference call to discuss Entergy’s Transmission Business’s and ITC’s capital expenditures forecasts, respectively. Also on September 30, 2011, Dr. Harvill and Mr. Peebles had a call to discuss outstanding valuation and other transaction matters and a general update of the progress of the proposed transaction.

On October 3, 2011, Entergy through Goldman Sachs also provided ITC with updated financial forecasts to supplement the information provided to ITC on September 2, 2011.

On October 11, 2011, there was a conference call among Mr. Bready, Dr. Harvill and other representatives of ITC, Mr. Peebles and other representatives from Entergy, and representatives from Deloitte, J.P. Morgan, Goldman Sachs, Simpson Thacher and Skadden, Arps to discuss transaction structuring matters. Also on October 11, 2011, Dr. Harvill and Mr. Peebles had a call to discuss outstanding issues related to valuation and other transaction terms, including a general update on the progress of the proposed transaction.

On October 11, 2011, Mr. Joseph Welch, Chairman, President and Chief Executive Officer of ITC, and Mr. Bready met in Atlanta, Georgia with Mr. J. Wayne Leonard, Chairman and Chief Executive Officer of Entergy, and Mr. Denault to discuss certain aspects of a potential transaction, including the strategic rationale for the transaction for both parties, the regulatory considerations to effectuate the transaction and certain operational matters for Entergy’s Transmission Business. At the meeting, each party’s representatives expressed their mutual desire to proceed and further negotiate a proposed transaction.

On October 13, 2011, Entergy provided ITC with an updated capital expenditure forecast and financial model, supplementing the information provided on October 3, 2011.

On October 14, 2011, representatives from ITC, including Dr. Harvill, representatives from Entergy, including Mr. Rick Riley, Vice President of Energy Delivery, and Mr. Peebles, and representatives from J.P. Morgan and Goldman Sachs participated in a conference call to discuss the capital expenditure forecasts provided the day before.

On October 18, 2011, J.P. Morgan delivered a preliminary proposal to Entergy on behalf of ITC, which included: (i) that the post-merger pro forma ownership of ITC between Entergy shareholders and ITC shareholders would be approximately 50.1% and 49.9%, respectively, (ii) that Entergy’s Transmission Business could incur up to $1.8 billion in indebtedness prior to the distribution and merger, the proceeds of which would be retained by Entergy and Entergy’s Utility Operating Companies and (iii) that the ITC recapitalization would not exceed $700 million.

On October 19, 2011, Mr. Denault and Mr. Bready spoke by telephone about the proposed transaction. On the telephone call, Mr. Denault asked Mr. Bready follow up questions regarding the proposal delivered by ITC the previous day.

At a special meeting of the Entergy board of directors held on October 20, 2011, Entergy management briefed the Entergy board of directors on the status of the proposed divestiture of Entergy’s Transmission Business.

On October 20, 2011, Skadden, Arps, distributed initial drafts of the merger agreement and separation agreement to Simpson Thacher.

Also on October 20, 2011, the ITC board of directors held a special meeting, during which Mr. Bready provided the ITC board of directors with a comprehensive review of the proposed transaction, including an overview of Entergy’s Transmission Business, strategic rationale for the proposed transaction, regulatory approvals required to close the transaction, an update on the status of ITC’s due diligence review of Entergy’s Transmission Business and proposed next steps to advance the transaction. Mr. Bready also presented preliminary valuation and combination analytics, as well as an overview of the key elements of the structure of the proposed transaction. In addition, representatives of Simpson Thacher and Dykema, ITC’s Michigan outside counsel, provided an overview of applicable legal standards and fiduciary duties of directors in the context of considering the potential transaction and other strategic alternatives available to ITC. After extensive consideration, the ITC board of directors directed senior management to continue to pursue discussions with Entergy regarding a potential transaction. In addition, due to the expected timing associated with advancing the transaction and its complexity, the board of directors of ITC designated a sub-committee of board members, referred to as the ITC board sub-committee, to be accessible to management for more regular updates and to provide guidance on significant issues associated with the transaction arising between meetings of the full board of directors.

On October 25, 2011, Mr. Denault and Mr. Bready met in Chicago, Illinois. At this meeting, Mr. Denault and Mr. Bready discussed matters related to the transaction, including the terms of ITC’s preliminary proposal delivered by J.P. Morgan on October 18, 2011. Mr. Denault and Mr. Bready preliminarily agreed that the post-merger pro forma ownership of ITC between Entergy shareholders and ITC shareholders would be 50.1% and 49.9%, respectively, (ii) that Entergy’s Transmission Business could incur up to $1.95 billion in indebtedness prior to the distribution and the merger, the net proceeds of which would be retained by Entergy and Entergy’s Utility Operating Companies and (iii) that the ITC recapitalization would not exceed $600 million.

On October 27, 2011, representatives from Simpson Thacher and Skadden, Arps held a call to discuss ITC’s preliminary issues arising out of the drafts of the merger agreement and separation agreement distributed by Skadden, Arps.

On October 28, 2011, at a regularly scheduled meeting of the Entergy board of directors, Mr. Denault and Mr. Peebles presented an update to the Entergy board of directors regarding the proposed transaction. The presentation included information on (i) strategic rationale, (ii) background on ITC, (iii) Entergy’s internal valuation of Entergy’s Transmission Business and combination analysis of Entergy’s Transmission Business with ITC, (iv) proposed transaction structure, (v) social factors, (vi) transaction timing and (vii) next steps.

Also on October 28, 2011, Mr. Denault and Mr. Bready spoke by telephone about the proposed transaction. Mr. Denault informed Mr. Bready that at the meeting of the Entergy board of directors that day, the Entergy board of directors continued to be interested in the proposed transaction provided satisfactory financial and other terms and conditions could be reached.

On October 29, 2011, there was a conference call to discuss issues in the draft merger agreement and separation agreement provided to ITC. Participants included Mr. Peebles from Entergy, Dr. Harvill from ITC, and representatives from Deloitte, Simpson Thacher, J.P. Morgan, Goldman Sachs, and Skadden, Arps. The discussions included issues related to (i) the financings to be conducted prior to the closing of the merger, (ii) the ability of Entergy to modify aspects of the transaction concerning Entergy’s internal reorganization without the consent of ITC, (iii) the circumstances in which each party could terminate the agreement, (iv) the obligations of the parties to close the transaction based on certain events, (v) the required efforts of each party necessary to close the transaction, (vi) the allocation of assets and liabilities between ITC and Entergy related to Entergy’s Transmission Business, (vii) whether the amount of debt and Entergy shareholders’ post-merger ownership of ITC would be adjusted upon certain events and (viii) other contract provisions.

Between November 1, 2011 and November 10, 2011, Dr. Harvill and Mr. Peebles had several calls to discuss outstanding valuation matters, issues in the transaction agreements and a general update of the progress of the proposed transaction.

On November 3, 2011, ITC formally engaged J.P. Morgan as its financial advisor in connection with the proposed transaction.

Also on November 3, 2011, the ITC board sub-committee held a telephonic meeting to receive an update from management and their legal and financial advisors with respect to progress on the proposed transaction.

On November 4, 2011, Simpson Thacher distributed to Skadden, Arps a mark-up of the separation agreement.

On November 6, 2011, Simpson Thacher distributed to Skadden, Arps a mark-up of the merger agreement. On the same day, Skadden, Arps distributed a draft of the employee matters agreement to Simpson Thacher.

On November 7, 2011, Mr. Mark McCulla, Vice President of Transmission Regulatory Compliance, and Mr. Riley, each from Entergy and Mr. Jipping from ITC, met in Jackson, Mississippi to review business operations and answer questions related to specific groups within the transmission organization. The group also discussed information technology related matters.

On November 9, 2011, representatives from Entergy, ITC, Simpson Thacher and Skadden, Arps participated in meetings at Entergy’s New Orleans, Louisiana headquarters to discuss outstanding employee matters related to the proposed transaction, including the draft employee matters agreement delivered to ITC on November 6, 2011. Participants included Dr. Harvill, Mr. Bready, Ms. Linda Blair, Executive Vice President and Chief Business Officer, and Mr. Jipping of ITC; Ms. Renae Conley, Executive Vice President of Human Resources and Administration, Mr. Peebles, Mr. Denault, and Mr. Savoff of Entergy; and representatives from Simpson Thacher. A representative of Skadden, Arps participated by phone.

On November 11, 2011, representatives of Entergy and ITC and their legal advisors met in New Orleans, Louisiana to further discuss outstanding issues with the revised drafts of the transaction agreements raised on the October 29, 2011 teleconference between the parties. Participants included Dr. Harvill from ITC; Mr. Peebles from Entergy; and representatives from Simpson Thacher and Skadden, Arps.

Also on November 11, 2011, ITC formally engaged Barclays Capital Inc., also referred to as Barclays, as its financial advisor in connection with the proposed transaction.

On November 14, 2011, Mr. Welch and Mr. Bready from ITC met with Mr. Leonard and Mr. Denault from Entergy in Atlanta, Georgia to discuss the proposed transaction. At this meeting, the participants discussed the progress of the proposed transaction, including the board and management composition of ITC following the potential transaction, key terms and conditions of the merger agreement, and other social issues.

On November 16, 2011, the ITC board of directors held its regularly scheduled quarterly board meeting during which senior management provided the ITC board of directors with an update regarding progress on the proposed transaction with Entergy. At this meeting, Mr. Bready also provided additional financial analysis regarding the potential transaction and a status update with respect to due diligence efforts and negotiation of the transaction agreements. Mr. Bready also presented an expected timeline for advancing the potential transaction assuming that agreement could be reached on remaining issues subject to negotiation.

Also on November 16, 2011, Skadden, Arps distributed a revised draft of the merger agreement to Simpson Thacher.

On November 16, 2011 and November 17, 2011, there were calls between Dr. Harvill and Mr. Peebles to discuss outstanding issues related to transaction representations and warranties, status of the employee matters agreement and the progress of other outstanding matters related to the proposed transaction.

On November 18, 2011, the Entergy board of directors held a telephonic special meeting to discuss the transaction. Mr. Denault and Mr. Peebles presented an update to the Entergy board of directors regarding the proposed transaction. The presentation included information on (i) strategic rationale, (ii) Entergy’s internal valuation of Entergy’s Transmission Business and combination analysis of Entergy’s Transmission Business with ITC, (iii) proposed transaction structure, (iv) social issues, (v) transaction timing and (vi) next steps.

On November 19, 2011, there was a conference call among Mr. Bready, Dr. Harvill, Mr. Peebles, and Mr. Denault and other representatives of ITC, Entergy, Deloitte, Simpson Thacher, Skadden, Arps, J.P. Morgan and Goldman Sachs to discuss financing matters relating to the proposed transaction.

On November 19, 2011, Skadden, Arps distributed a revised draft of the separation agreement to Simpson Thacher.

On November 20, 2011, Dr. Harvill and Ms. Blair from ITC and Mr. Peebles from Entergy had a conference call to discuss outstanding employee related matters about the proposed transaction.

On November 21, 2011, representatives of ITC, Entergy, Simpson Thacher and Deloitte had a conference call to discuss and negotiate certain tax provisions of the merger agreement and separation agreement.

On November 22, 2011, representatives from ITC, including Dr. Harvill, representatives from Entergy, including Mr. Peebles, and other representatives from Entergy, ITC, Simpson Thacher, Skadden, Arps, J.P. Morgan and Goldman Sachs met at J.P. Morgan’s offices in Chicago, Illinois. Issues discussed at the meeting included (i) the circumstances in which each party could terminate the merger agreement, (ii) the obligations of the parties to close the proposed transaction based on certain events, (iii) the required efforts of each party necessary to close the proposed transaction, (iv) the allocation of assets and liabilities between ITC and Entergy related to Entergy’s Transmission Business, (v) whether the amount of debt and shares to be issued to Entergy shareholders would be adjusted upon certain events and (vi) other contract provisions. Representatives of the parties also agreed to negotiate after the proposed transaction was announced the form of certain ancillary agreements related to the separation agreement and the merger agreement. There were also calls between Dr. Harvill and Mr. Bready of ITC and Mr. Peebles and Mr. Denault of Entergy to discuss Entergy’s plans to elect accelerated tax depreciation and the impacts of such election on Entergy’s Transmission Business.

Also on November 22, 2011, representatives of Entergy and ITC met in New Orleans to discuss bargaining unit employees, assumption by ITC of collective bargaining agreements and general employee issues and due diligence meetings related to business operations of ITC and Entergy’s Transmission Business were held in Novi, Michigan and attended by representatives of Entergy and ITC.

Also on November 22, 2011, the ITC board sub-committee held a telephonic meeting to receive an update from management and their legal and financial advisors with respect to progress on the proposed transaction.

On November 24, 2011 and November 27, 2011, there were calls between Dr. Harvill and Mr. Peebles to discuss outstanding issues related to the representations and warranties contained in the merger agreement, status of the employee matters agreement, and the progress of other outstanding matters related to the proposed transaction.

On November 25, 2011, Simpson Thacher distributed a revised draft of the employee matters agreement to Skadden, Arps.

Between November 26, 2011 and December 4, 2011, representatives of Entergy, ITC, Skadden, Arps and Simpson Thacher negotiated and exchanged multiple drafts of the employee matters agreement.

On November 27, 2011, Simpson Thacher distributed revised drafts of the merger agreement and the separation agreement to Skadden, Arps. Between November 28, 2011 and December 4, 2011, representatives of Entergy, ITC, Skadden and Simpson Thacher negotiated and exchanged multiple drafts of the merger agreement and the separation agreement.

On November 29, 2011, Mr. Bready met with Mr. Denault in Atlanta, Georgia to discuss the proposed transaction. The discussions included matters regarding Entergy’s plans to take accelerated tax depreciation and the impacts of such election on Entergy’s Transmission Business; the amount of debt to be incurred by Entergy’s Transmission Business; whether the number of shares of ITC common stock to be received by Entergy shareholders in the proposed transaction would be adjusted in certain events; the obligations of the parties to close the proposed transaction under specified circumstances; representations and warranties made by Entergy regarding Entergy’s Transmission Business in the merger agreement; social and employee benefit issues; and other open issues. As a result of Entergy’s plans to take accelerated tax depreciation, as well as the other matters discussed, Mr. Bready and Mr. Denault negotiated changes to the terms of the proposed transaction to reflect a reduction in the amount of indebtedness that Entergy’s Transmission Business would incur prior to the distribution and the merger to $1.775 billion and an increase in the ITC recapitalization to an amount not to exceed $700 million.

From November 30, 2011 through December 4, 2011, there were multiple conference calls between representatives from Entergy, ITC, Simpson Thacher, Cooley LLP, Entergy’s tax counsel, and Deloitte to discuss and negotiate the tax provisions of the merger agreement and the separation agreement, as well as other outstanding issues, including with respect to the allocation of assets and liabilities between TransCo and Entergy and the standard of efforts required of the parties to obtain certain regulatory approvals, and finalized the merger agreement, the separation agreement and the employee matters agreement.

On December 1, 2011, the ITC board of directors held a special meeting at the offices of ITC in Novi, Michigan. At the meeting, Mr. Bready updated the ITC board of directors on the status of the negotiations with Entergy. Prior to the meeting, the ITC board of directors was provided with substantially complete drafts of the merger agreement, the separation agreement and employee matters agreement and summaries of such agreements. A representative of Dykema reviewed and discussed with the ITC board of directors the fiduciary duties of the directors in the context of considering ITC’s strategic alternatives (including the proposed transaction), and senior management and a representative of Simpson Thacher reviewed with the ITC board of directors the principal terms of the merger agreement, the separation agreement and the employee matters agreement. Mr. Bready, together with representatives of J.P. Morgan and Barclays, also reviewed and discussed with the ITC board of directors financial analyses relating to the terms of the proposed transaction. After extensive discussion regarding the proposed transaction, the ITC board of directors instructed management to proceed with final negotiations and work to finalize the merger agreement, the separation agreement and the employee matters agreement.

On December 2, 2011, the Entergy board of directors discussed the proposed transaction at a regularly scheduled meeting at Entergy’s New Orleans headquarters. Prior to the meeting, the Entergy board of directors was provided with substantially complete drafts of the merger agreement, the separation agreement and employee matters agreement. All board members were present. Mr. Denault, Mr. Robert D. Sloan, then the Executive Vice President, General Counsel and Secretary of Entergy, Mr. Peebles, Ms. Conley and other representatives from Entergy and representatives from Skadden, Arps and Goldman Sachs presented an update to the Entergy board of directors regarding the proposed transaction. The presentation and discussion included information regarding the proposed transaction on (i) strategic rationale and benefits to Entergy’s shareholders, (ii) Entergy’s internal valuation of Entergy’s Transmission Business and combination analysis of Entergy’s Transmission Business with ITC, (iii) Goldman Sachs financial analysis of the proposed transaction, (iv) proposed transaction structure, (v) transaction timing, (vi) employee matters, (vii) other commercial terms, (viii) due diligence results and (ix) next steps. Representatives from Skadden, Arps reviewed with the board the terms of the merger agreement, the separation agreement, the employee matters agreement and the open issues in each agreement. Following this board meeting, the presidents of Entergy Arkansas, Entergy Gulf States Louisiana, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas and ESI were given an update on the proposed transaction and a summary of the proposed transaction terms and conditions, including substantially the same information presented to the Entergy board of directors earlier in the day.

From December, 2, 2011 through December 4, 2011, final negotiations related to the merger agreement, the separation agreement and the employee matters agreement took place between Entergy and ITC representatives.

On December 3, 2011, the Entergy board of directors held a telephonic special meeting to consider the proposed transaction with ITC. All board members other than Mr. Tauzin were in attendance. Mr. Leonard updated the Entergy board of directors on the status of negotiations with ITC, including the remaining open issues on the transaction agreements. Also present were various representatives from management, including Mr. Denault, Mr. Peebles and Mr. Sloan, and representatives from Skadden, Arps and Goldman Sachs. After considering the foregoing, the presentations and discussions made at prior meetings of the Entergy board of directors, the merger agreement, the separation agreement and the employee matters agreement, and taking into consideration the factors described under the section “—Entergy’s Reasons for the Separation, Distribution and the Merger,” the Entergy directors present at the meeting unanimously determined that the transaction agreements and the transactions contemplated by the transaction agreements were advisable and in the best interest of Entergy and its shareholders and approved the transaction.

Also on December 3, 2011, the respective governing bodies of Entergy Arkansas, Entergy Gulf States Louisiana, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans, Entergy Texas and ESI considered and approved entering into the separation agreement and related transactions.

On the morning of December 4, 2011, the ITC board of directors held a special telephonic meeting to review the proposed transaction. At the meeting, senior management apprised the ITC board of directors of the status of negotiations and reviewed the terms of the transaction as reflected in the final forms of the merger agreement, the separation agreement and the employee matters agreement. J.P. Morgan delivered its oral opinion to the ITC board of directors (subsequently confirmed by a written opinion dated December 4, 2011) to the effect that, as of such date, and subject to the limitations and assumptions set forth in its written opinion, the aggregate merger consideration is fair to ITC from a financial point of view. Barclays also delivered its oral opinion, (subsequently confirmed by delivery of a written opinion, dated December 4, 2011), to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions described in the opinion, the exchange ratio in the merger was fair, from a financial point of view, to ITC. After further discussion, the ITC board of directors determined that the merger agreement, the separation agreement and the employee matters agreement and proposed transactions with Entergy were advisable, fair to and in the best interests of ITC and its shareholders, approved the merger agreement, the separation agreement and the employee matters agreement and the proposed transactions with Entergy in accordance with Michigan law and recommended that the ITC shareholders approve the merger, an amendment to the ITC articles of incorporation to increase the number of authorized shares of ITC common stock and the issuance of ITC common stock pursuant to the merger agreement. The ITC board also authorized senior management to finalize, execute and deliver the merger agreement, the separation agreement and the employee matters agreement.

On December 3 and 4, 2011, internal and external representatives from ITC and Entergy participated in numerous phone calls and other meetings regarding the remaining open issues related to the transaction agreements. On December 4, 2011, representatives of Cooley LLP met with Mr. Bready, and representatives from Simpson Thacher in New York City to conclude Entergy’s due diligence with respect to tax matters.

The merger agreement, the separation agreement and the employee matters agreement were finalized and executed on December 4, 2011.

On December 5, 2011, Entergy and ITC issued a joint press release announcing the execution of the merger agreement, the separation agreement and the employee matters agreement before the opening of trading on the New York Stock Exchange.

Since December 6, 2011, Entergy, ITC and their respective advisors have continued to negotiate and finalize the generator interconnection agreement, the distribution-transmission interconnection agreement, the transition services agreement, the software/IP license agreement, the pole attachment agreement for electric distribution facilities, the transmission structure attachment agreement for telecommunications facilities, the exchange trust agreement and the registration rights agreement.

On September 21, 2012, the respective parties to the merger agreement entered into Amendment No. 1 to the merger agreement and on September 24, 2012, the respective parties to the separation agreement entered into Amendment No. 1 to the separation agreement.

On January 28, 2013, the respective parties to the merger agreement entered into Amendment No. 2 to the merger agreement.

On April 16, 2013, at a special meeting of ITC’s shareholders, ITC obtained the approvals of its shareholders necessary to consummate the transactions.

On June 28, 2013, Entergy and ITC mutually elected to extend the outside date, as defined in the merger agreement, to December 31, 2013.

ITC’s Reasons for the Merger

In reaching its decision to approve the merger agreement and the consummation of the transactions contemplated thereby, the ITC board of directors consulted with its financial and legal advisors and carefully considered a variety of factors, including the following:

•

the expectation that the merger will be value accretive to ITC’s financial results (after giving effect to the ITC recapitalization), increase ITC’s revenues and earnings and enhance cash flow generation;

•

the potential that the merger will further enhance ITC’s ability to achieve its long-term strategic objectives and position ITC as the preeminent transmission company in the United States, while further strengthening ITC’s business model as an independent transmission company;

•

the opportunity to significantly expand the scope and scale of ITC’s operations by creating one of the largest transmission companies in the United States based on net property, plant and equipment and by load served and expanding ITC’s geographic reach through the introduction of new markets in the Gulf States and Mid-South regions;

•	the enhanced growth prospects available through ITC’s increased size and geographic reach and the shifting of growth to more predictable base capital investments;

•	the expectation that the merger will enhance ITC’s overall credit quality and significantly enhance ITC’s balance sheet strength;

•

the expectation that the introduction of sizeable new markets will provide ITC with a stronger operational platform and strengthened financial resources from which to pursue additional development initiatives, which should significantly broaden and de-risk ITC’s capital investment opportunities and enhance ITC’s ability to pursue new acquisition and investment opportunities;

•

the potential that the merger will generate increased visibility and greater access to the capital markets for ITC, which could enhance the market valuation of ITC’s common stock and facilitate ITC’s ability to access the capital markets going forward;

•	information concerning the business, assets, liabilities, financial performance and results of operations, and condition and prospects of ITC and Entergy’s Transmission Business;

•	the structure of the merger as a tax-free reorganization for federal income tax purposes;

•	the experience and prior success of ITC’s management in integrating acquisitions into ITC’s existing business, and effectively merging corporate cultures;

•

the opinion of J.P. Morgan Securities LLC, dated December 4, 2011, to the ITC board of directors as to the fairness, from a financial point of view, to ITC of the aggregate merger consideration, based upon and subject to the qualifications, limitations and assumptions described in its written opinion; and

•

the opinion, dated December 4, 2011, of Barclays Capital Inc. to the ITC board of directors as to the fairness, from a financial point of view and as of such date, to ITC of the exchange ratio in the merger, based upon and subject to the qualifications, limitations and assumptions described in its written opinion.

The ITC board of directors also considered certain countervailing factors in its deliberations concerning the merger and related transactions, including:

•	the fact that current ITC shareholders as a group would control less than a majority of ITC common stock after consummation of the merger;

•	the challenges and difficulties, foreseen and unforeseen, relating to integrating Entergy’s Transmission Business with ITC’s current operations;

•

the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite ITC’s intention to retain such personnel, key management of Entergy’s Transmission Business might not be employed with ITC after the merger;

•	the risk that the merger and integration may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the risk that the potential benefits sought in the merger might not be fully realized or realized within the expected time frame;

•

the fact that, in order to preserve the tax-free treatment of the merger and related transactions, ITC would be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that might be advantageous;

•

the risk that the necessary regulatory approvals and clearances to complete the merger are not received or that governmental authorities could attempt to condition their approval of the merger on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•	the risks associated with Entergy’s Transmission Business operations;

•	the increase in ITC’s indebtedness expected to result from the merger;

•

that ITC, prior to the completion of the merger, is required to conduct its business in the ordinary course, subject to specific limitations and exceptions, which could delay or prevent ITC from undertaking business opportunities that may arise prior to the completion of the merger;

•	the fact that certain provisions of the merger agreement may dissuade third parties from seeking to acquire ITC or otherwise increase the cost of any potential acquisition;

•	the fact that under the merger agreement, ITC may be required to pay Entergy a termination fee under certain limited circumstances; and

•	the risk that the merger may not be completed in a timely manner or at all.

The foregoing discussion of the information and factors discussed by the ITC board of directors is not meant to be exhaustive but is believed to include all material factors considered by it. The ITC board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the merger are fair to, and in the best interests of, ITC and its shareholders. Rather, the ITC board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, the ITC board of directors determined that the terms of the merger agreement, including the issuance of ITC common stock in the merger and the related transactions, are advisable, fair to and in the best interests of ITC and its shareholders.

Certain Financial Forecasts Prepared by ITC

We are including in this prospectus certain financial forecasts prepared by ITC management in connection with the review of the transaction that were provided to Entergy in order to provide Entergy with future financial projections and growth prospects for ITC on a stand-alone basis (referred to as the “ITC Base Forecast”). In addition, we are also including in this prospectus certain other financial forecasts prepared by ITC management for the ITC board of directors in connection with their consideration of the transactions and to ITC’s financial advisors in connection with their review and analysis of the financial terms of the transactions (these financial forecasts are referred to as the “ITC Adjusted Forecast”).

The ITC Adjusted Forecast provides adjustments to the ITC Base Forecast, including specified adjustments to capital investments for ITC on a stand-alone basis designed to align the certainty of capital investments in ITC’s plan better with the certainty of capital investments reflected in Entergy’s plan, given the composition of the drivers for capital investments in each respective forecast. By aligning certainty of capital investments between ITC and Entergy’s Transmission Business, the respective businesses could be more easily compared, while also providing a basis for a qualitative assessment for potential incremental capital investment opportunities in each business resulting from the advancement of other transmission investment opportunities. The ITC Base Forecast and the ITC Adjusted Forecast are collectively referred to in this prospectus as the “ITC Forecasts.”

ITC management developed the ITC Base Forecast for the period 2011 through 2015 through its customary strategic planning and budgeting process. This forecast represents a stand-alone plan, absent any consideration of the transactions. The ITC Base Forecast that was provided to Entergy reflects the following key assumptions:

•

ongoing investments in ITC’s existing transmission systems, including approximately $2.7 billion for base system investments associated primarily with maintenance, reliability-related projects, system capacity expansions and network upgrades to support new generator interconnections;

•

ongoing investments associated with ITC’s development portfolio, including approximately $800 million of projects in the advanced stages of development and approximately $600 million of projects in the intermediate or design phase of development; and

•	existing FERC rate regulation for all of ITC’s operating companies.

The following table presents the ITC Base Forecast:

ITC Base Forecast

	Projected Fiscal Year
	2011	2012	2013	2014	2015
Capital Investments *	$657	$832	$832	$843	$894
Year-End Rate Base **	$2,926	$3,498	$4,293	$4,844	$5,474

*	Capital investment amounts differ from cash expenditures for property, plant and equipment included in ITC’s consolidated statements of cash flows due in part to differences in construction costs incurred compared to cash paid during that period, as well as payments for major equipment inventory that are included in cash expenditures but not included in capital investment until transferred to CWIP, among other factors.

**	“Rate base” is not included in the audited financial statements of ITC contained in this prospectus. For purposes of the ITC Forecasts, rate base is defined as the value of transmission property used by the FERC in determining a specified rate of return. For the ITC Forecasts, the value primarily represents the net book value of any transmission plant, general plant, intangible plant, materials and supplies, regulatory assets, and working capital, less any accumulated deferred income taxes on those assets as of the date specified.

As discussed, in order to evaluate the merits of the transaction, ITC management developed the ITC Adjusted Forecast to improve the comparability of the future capital investment opportunities for ITC and Entergy’s Transmission Business. Given that the capital investment forecast provided by Entergy was comprised of transmission projects that ITC viewed as highly probable of occurring, as they are driven by base system requirements, ITC elected to create the ITC Adjusted Forecast for comparative purposes by reflecting only high-probability capital investment opportunities for ITC. For ITC, these highly probable investment opportunities relate to base system investments and those associated with projects in ITC’s development portfolio in the advanced phase. In doing so, ITC adjusted its plan to remove future capital investments associated with development projects in the design and intermediate phases. As a result, ITC was better able to compare its base business and future capital investments that are highly probable of occurring on a basis consistent with that of Entergy’s Transmission Business.

After adjusting its plan, ITC further performed an assessment and comparison of additional transmission development projects and capital investments opportunities included in ITC’s development portfolio, but not reflected in its forecast, and a list of “strategic overlay” transmission projects provided by Entergy that were incremental to the forecast provided for Entergy’s Transmission Business. See “—Certain Financial Forecasts Prepared by Entergy.” Based on this analysis, ITC determined that it is reasonable to assume that the future capital investment opportunities resulting from the ITC design and intermediate development pipeline and “strategic overlay” projects for Entergy’s Transmission Business are roughly equivalent and that the most appropriate way to compare the businesses was on the basis of the ITC Adjusted Forecast against the forecast provided by Entergy.

The ITC Adjusted Forecast was provided to ITC’s board of directors and financial advisors for purposes of evaluating the proposed transactions.

The following table presents the ITC Adjusted Forecast:

ITC Adjusted Forecast

	Projected Fiscal Year
	2011	2012	2013	2014	2015
Capital Investments *	$620	$820	$727	$645	$641
Year-End Rate Base **	$2,898	$3,450	$4,141	$4,522	$4,963

*	Capital investment amounts differ from cash expenditures for property, plant and equipment included in ITC’s consolidated statements of cash flows due in part to differences in construction costs incurred compared to cash paid during that period, as well as payments for major equipment inventory that are included in cash expenditures but not included in capital investment until transferred to CWIP, among other factors.
**	“Rate base” is not included in the audited financial statements of ITC contained in this prospectus. For purposes of the ITC Forecasts, rate base is defined as the value of transmission property used by the FERC in determining a specified rate of return. For the ITC Forecasts, the value primarily represents the net book value of any transmission plant, general plant, intangible plant, materials and supplies, regulatory assets, and working capital, less any accumulated deferred income taxes on those assets as of the date specified.

The ITC Forecasts were prepared by ITC management based on information they had at the time of preparation and are not a guarantee of future performance. The ITC Forecasts are the responsibility of ITC management and prepared on a reasonable basis using the most current available estimates and judgments. The ITC Forecasts were not prepared with a view towards public disclosure (beyond the elements of ITC’s five-year plan that are publicly filed with the SEC) and therefore the ITC Forecasts were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or any other accounting body or organization for preparation and presentation of prospective financial information. Deloitte & Touche LLP has neither examined nor compiled the ITC Forecasts and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference into this prospectus relates to ITC’s historical financial information. It does not extend to the ITC Forecasts above and should not be read to do so. Neither Deloitte & Touche LLP, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the ITC Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and Deloitte & Touche LLP assumes no responsibility for, and disclaims any association with, the ITC Forecasts.

The ITC Forecasts are forward-looking statements, reflect numerous estimates and assumptions, as further described above, and are subject to significant economic, industry and competitive uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”, all of which are difficult to predict and many of which are beyond the control of ITC management. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the ITC Forecasts will prove to be accurate, or that these forecasts will be realized. The ITC Forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year. The ITC Forecasts do not necessarily reflect revised prospects for ITC, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the ITC Forecasts were prepared. The ITC Forecasts are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set for above. ITC does not intend to update, correct or otherwise revise any of the ITC Forecasts to reflect circumstances existing after the date when such forecasts were made or to reflect the occurrence of future events, even in the event that any or all underlying assumptions are shown to be in error. The ITC Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding ITC contained in documents filed or furnished by ITC with the SEC.

ITC and Entergy shareholders should not rely upon the ITC Forecasts as being indicative of future results as actual results may differ materially from those presented in the ITC Forecasts. In light of the foregoing, ITC and Entergy shareholders should not place undue reliance on the ITC Forecasts. The inclusion of the ITC Forecasts in this prospectus should not be regarded as an indication that these forecasts will necessarily be reflective of actual future results, and these forecasts should not be relied upon or regarded as a representation that the ITC Forecasts will be achieved. The inclusion of the ITC Forecasts in this prospectus shall not be deemed an admission or representation by ITC that such information is material. The ITC Forecasts are presented to explain the information considered by ITC’s board of directors and ITC’s financial advisors and are not presented in order to induce any shareholder to vote in favor of the merger proposals.

Pro Forma Financial Illustration Prepared by ITC

ITC is including in this prospectus a hypothetical pro forma illustration (the “Pro Forma Illustration”) of the impact that the rate construct ITC has proposed for Entergy’s Transmission Business following the completion of the merger could have on the financial performance of Entergy’s Transmission Business. Entergy’s Transmission Business currently operates under rate constructs that incorporate historical rate base amounts, including allowed returns on common equity (“ROE”) of approximately 10 to 11% and reflect capital structures comprised of approximately 50% equity and 50% debt. The proposed rate construct for Entergy’s Transmission Business following the merger under ITC ownership, as filed with FERC in Docket EC12-145 et. al., would be implemented to calculate revenue requirements on a projected basis, with a true-up mechanism, would use the MISO regional ROE of 12.38% (which is based on the FERC approved MISO ROE per Docket ER02-485), and would use a targeted capital structure of 60% equity and 40% debt. Please refer to Item 7. MDA, “Revenue

Requirement Calculation” of ITC’s Form 10-K for the year ended December 31, 2012 for a more complete discussion of the calculations of revenue requirement and return on rate base. ITC’s Form 10-K for the year ended December 31, 2012 has been incorporated by reference herein.

To illustrate the financial impact that the proposed rate construct could have on Entergy’s Transmission Business, if approved by FERC and implemented following the merger, ITC calculated the estimated effects on net income of ITC’s proposed rate construct as compared to an estimate of net income for Entergy’s Transmission Business’s under its existing rate constructs. The Pro Forma Illustration below assumes that only the allowed ROE and capital structure are different between the two scenarios presented. All other inputs that would otherwise have an effect on calculation of revenue requirements, such as operating expenses, were assumed to be constant between the two scenarios. The scenarios below assume the same rate base amount of $2.23 billion, which represents an estimate of rate base for Entergy’s Transmission Business as of December 31, 2012, and do not attempt to illustrate any impact resulting from transitioning Entergy’s Transmission Business from the use of a historic test year under its existing rate construct to ITC’s proposed projected rate tariff with a true-up mechanism. In the scenarios below, Entergy’s Transmission Business’s existing 2012 pre-tax weighted average cost of capital (“WACC”) was derived from a model from sources provided by Entergy prior to the execution of the transaction documents. In order to maintain the same rate base amount between the two scenarios, Entergy Arkansas’s 2012 WACC was adjusted to remove accumulated deferred income taxes (“ADIT”) from Entergy Arkansas’s capital structure and, instead, include ADIT in the rate base amount consistent with the proposed treatment under ITC ownership. Excluding the impact of eliminating regulatory delay by transitioning Entergy’s Transmission Business to a projected rate tariff with a true-up mechanism, ITC’s proposed rate construct and resulting equity return on rate base would have resulted in a higher net income of $55.8 million for the year ended December 31, 2012. The following table presents the Pro Forma Illustration (dollars in millions):

	Entergy’s Transmission Business Under Entergy’s Rate Constructs	Pro Forma Entergy’s Transmission Business Under ITC’s Proposed Rate Construct
After-tax Return on Equity	10.13 – 11.10%	12.38%(a)
Equity Weighting	42.11 – 50.61%	60.00%(a)
Preferred Securities Weighting	0.00 – 5.24%
Estimated Rate Base (b)	$2,231.5	$2,231.5
Pro forma Annual Net Income Impact from Equity Return on Rate Base (c)	$110.0	$165.8

(a)	The ROE and equity weighting requested by ITC with FERC in Docket EC12-2681 was approved by FERC in an order issued on June 20, 2013.
(b)	The estimate assumes the rate base amount of Entergy’s Transmission Business as of December 31, 2012. The rate base is held constant between the two scenarios to demonstrate the effect of return on rate base under the different rate constructs and effect on net income. Certain differences in the calculation of rate base may exist between the two constructs.
(c)	Includes only the impact on net income from transitioning Entergy’s Transmission Business to ITC’s proposed return on equity and capital structure comprised of 60% equity.

The Pro Forma Illustration is a hypothetical analysis and was prepared by ITC management based on information available at the time of preparation and is not a guarantee of future performance. The Pro Forma Illustration is the responsibility of ITC management and was prepared on a reasonable basis using the most current available estimates and judgments.

The Pro Forma Illustration is for illustrative and informational purposes only, is based on certain assumptions that ITC believes are reasonable and does not purport to represent or be indicative of what ITC’s financial condition or results of operations would have been had the transactions occurred on such dates. The Pro Forma Illustration should not be considered representative of ITC’s future financial condition or results of operations. The Pro Forma Illustration does not reflect the actual financial position and results of operations of Entergy’s Transmission Business as of and for the year ended December 31, 2012.

Entergy shareholders should not rely upon the Pro Forma Illustration as being indicative of future results as actual results may differ materially from those presented in the Pro Forma Illustration. In light of the foregoing, ITC and Entergy shareholders should not place undue reliance on the Pro Forma Illustration. The inclusion of the Pro Forma Illustration in this prospectus should be regarded as a hypothetical analysis, will not necessarily be reflective of actual future results and should not be relied upon or regarded as a representation that the results of the Pro Forma Illustration will be achieved.

Entergy’s Reasons for the Separation, Distribution and the Merger

Entergy’s board of directors and management frequently review Entergy’s portfolio of assets to evaluate its current structure and composition, to determine whether changes might be advisable, and to look for attractive ways to add value for its shareholders. Entergy believes that the separation of Entergy’s Transmission Business is the best way to realize the full value of Entergy’s businesses in both the short- and long-term and provides each of Entergy and ITC with certain opportunities and benefits.

Entergy’s board of directors believes that the transactions will accomplish a number of important business objectives and benefits as they relate to TransCo:

•

the anticipated benefits of the divestment of Entergy’s Transmission Business to Entergy’s customers and shareholders, including the transparency and other benefits to customers from independent planning and operation of the transmission system, continued strengthening and improvement in overall system performance;

•

Entergy’s belief that the divestment of Entergy’s Transmission Business from a vertically integrated electric utility company to an independent transmission company whose sole focus is transmission would achieve complete independence surrounding the planning and operation of the transmission system. An independent transmission company that is a member of an ISO, such as the proposed membership in the MISO, would achieve the optimal structure for Entergy’s transmission system;

•

Entergy’s belief that the transactions will, through an independent transmission company model, enable continued strengthening and improvement in overall system performance supporting safe, reliable operations and also encourage efficiency and innovation;

•	ITC’s experience, track record of safe and reliable operations, and unique position as a transmission-only model;

•	the potential flexibility of investment opportunities and protections of credit quality that the divestment of Entergy’s Transmission Business could provide;

•	the potential improved access to capital that the divestment of Entergy’s Transmission Business could provide; and

•

the independent transmission model aligns with the national policy preference. This model facilitates investment in the grid, advances open access initiatives and promotes enhanced access to competitive energy markets.

In reaching its decision to approve the transactions, the Entergy board of directors consulted with Entergy’s management and financial and legal advisors and considered a wide variety of factors, including:

•	the reports of Entergy’s senior management, financial and legal advisors regarding their due diligence review of ITC and its business;

•

with input from Entergy’s legal and financial advisors, the structure and terms of the merger agreement, separation agreement, and the employee matters agreement, which are summarized in this prospectus;

•	the likelihood of consummation of the transactions and the time period necessary to close the transactions;

•	the availability of other transactions and structures, including a distribution of Entergy’s Transmission Business to Entergy shareholders as a separate public company;

•	the nature of the transactions, which would generally be tax free to Entergy and Entergy’s shareholders; and

•

the potential value to Entergy shareholders of the 50.1% of ITC that they will own after the consummation of the transactions, including the rate treatment previously allowed by FERC for independent transmission companies.

The Entergy board of directors also considered the potential risks and countervailing factors associated with the separation, distribution and merger, including that the anticipated benefits of the merger might not occur. For additional information, see the section titled “Risk Factors.”

The foregoing description of the information and factors discussed by the Entergy board of directors is not meant to be exhaustive but includes all material factors and information considered by it. The Entergy board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the separation, distribution and merger are advisable and fair to, and in the best interests of, the Entergy shareholders. Rather, the Entergy board of directors viewed its position as being based on the totality of the information presented to and considered by it.

Certain Financial Forecasts Prepared by Entergy

Although Entergy periodically may issue limited guidance to investors concerning its expected financial performance, Entergy does not as a matter of course provide earnings per share guidance beyond the current fiscal year except towards the end of the fiscal year with respect to the next fiscal year and Entergy is especially reluctant to publicly disclose detailed financial forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of Entergy’s Transmission Business by ITC, Entergy provided to ITC and its financial advisors certain non-public financial forecasts regarding Entergy’s Transmission Business, which are referred to as the Entergy transmission forecasts. In addition, Entergy provided to ITC and its financial advisors unaudited financial information regarding the “rate base” of Entergy’s Transmission Business as of fiscal year 2010, which are referred to as the 2010 rate base. Below is a summary subset of these forecasts and the 2010 rate base that was furnished to ITC and its financial advisors. Entergy has not historically presented Entergy’s Transmission Business as a separate reportable segment apart from its Utility segment and the Entergy transmission forecasts were developed in October 2011 prior to production of Entergy’s Transmission Business’s audited financial statements contained in this prospectus.

The Entergy transmission forecasts or the 2010 rate base were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Entergy’s management, were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Entergy’s management. The Entergy transmission forecasts in this prospectus were prepared by, and are the responsibility of Entergy management and are unaudited. Entergy’s Transmission Business’s independent registered public accounting firm has not examined, compiled or otherwise applied any procedures to the Entergy transmission forecasts presented herein and, accordingly, does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The reports of Entergy’s Transmission Business’s independent registered public accounting firm included in this prospectus relate to Entergy’s Transmission Business’s historical financial information. They do not extend to the Entergy financial forecasts or the 2010 rate base and should not be read to do so. The summary of these Entergy transmission forecasts and the 2010 rate base is being included in this prospectus because these internal financial forecasts were provided by Entergy to ITC as well as Entergy’s financial advisors.

The Entergy transmission forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Entergy. Important factors affecting results and potentially causing the Entergy transmission forecasts not to be achieved include, but are not limited to, risks and uncertainties related to Entergy’s Transmission Business (including authorized return on equity rates and equity capital and the ability to recover capital expenditures in customer rates) and the other factors described under “Cautionary Statement Concerning Forward-Looking Statements.” In addition, for periods occurring after December 31, 2013, the Entergy transmission forecasts give effect to the separation, distribution and merger of Entergy’s Transmission Business with ITC. Accordingly for those time periods, these forecasts are based on a number of different assumptions made by Entergy management at the time they were produced, including a higher authorized return on equity rate and higher authorized equity capital than if Entergy continued to own Entergy’s Transmission Business. These assumptions may also be different from the assumptions made by ITC management and its financial advisors.

The Entergy transmission forecasts also reflect assumptions as to a number of other business decisions that are subject to change and do not necessarily reflect current estimates or assumptions Entergy’s management may have about prospects for Entergy’s Transmission Business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared. As a result, actual results may differ materially from those contained in the Entergy transmission forecasts. Accordingly, there can be no assurance that the Entergy transmission forecasts will be realized.

“Rate base” is not included in the audited financial statements of Entergy’s Transmission Business contained in this prospectus. For purposes of the Entergy transmission forecasts, rate base is defined as the value of property used by a public utility in providing service and for which the utility is permitted to earn a specified rate of return established by a regulatory agency. For the 2010 rate base and the financial forecasts, the value primarily represents the net book value of any transmission plant, general plant, intangible plant, materials and supplies and regulatory assets expected to transfer to ITC less any accumulated deferred income taxes on those assets as of the date specified below. The rate base calculation in the table below uses the individual state methodologies for determining rate base for years 2010 through 2012 and the FERC methodology for years 2013 and beyond. The major difference is that the methodology used in the Arkansas state jurisdiction (2010 – 2012) does not include accumulated deferred income taxes in the determination of rate base, whereas for FERC ratemaking purposes (2013 onward) accumulated deferred income taxes related to Arkansas transmission investment would be included in the determination of rate base.

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E
Capital Expenditures ($millions) *		$483	$447	$411	$519	$551
Rate Base ($millions)	$2,503	$2,658	$2,995	$2,963	$3,359	$3,776

*	Includes investments in property, plant and equipment, capitalized labor, allocated overhead and allowance for funds used during construction.

The inclusion of Entergy transmission forecasts in this prospectus should not be regarded as an indication that any of Entergy, ITC or their respective affiliates, advisors or representatives considered the Entergy transmission forecasts to be predictive of actual future events, and the forecasts should not be relied upon as such. None of Entergy, ITC or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Entergy transmission forecasts to reflect circumstances existing after the date the Entergy transmission forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Entergy does not intend to make publicly available any update or other revision to these forecasts. None of Entergy or its respective affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding Entergy’s Transmission Business’s ultimate performance compared to the information contained in these forecasts or that forecasted results will be achieved, Entergy has made no representation to ITC, in the merger agreement or otherwise, concerning the forecasts.

Board of Directors and Management of ITC Following the Merger

The merger agreement provides that ITC will take all necessary corporate action to cause there to be, at the effective time of the merger, at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof), which vacancies will be filled immediately after the effective time of the merger with two directors nominated by ITC’s nominating/corporate governance committee (after engaging an executive search firm to assist the nominating/corporate governance committee in identifying two such candidates). Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Entergy will be entitled to offer to ITC’s nominating/corporate governance committee suggestions on candidates to fill such vacancies in connection with the search process. Any decision with respect to Entergy’s candidates will be made solely by ITC’s nominating/corporate governance committee. Such candidates must (a) qualify as independent directors on the ITC board of directors for purposes of the rules of the NYSE, Rule 10A-3 of the Exchange Act, and FERC independence requirements and (b) possess a knowledge and understanding of the transmission industry or electric utility industry and the service territory of Entergy’s Transmission Business.

The merger agreement also provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger. In addition, ITC expects to supplement its current management team with members of Entergy’s current management team who currently manage Entergy’s Transmission Business.

Ownership of ITC Following the Merger

ITC anticipates that, immediately after the merger, existing Entergy shareholders (and, if applicable, the exchange trust) will collectively own approximately 50.1% of ITC’s common stock on a “fully diluted basis,” and ITC’s existing shareholders will collectively own approximately 49.9% of ITC’s common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger. Based on existing ownership levels, ITC does not expect that there will be any individual holder of more than 5% of the outstanding common stock of ITC immediately following the closing of the merger.

Effects of the Distribution and the Merger on Entergy Equity Awards/Plans

Treatment of Entergy Restricted Common Stock

Entergy from time to time issues to its employees common stock that is subject to forfeiture if certain vesting conditions are not satisfied. Under the terms of Entergy’s applicable equity incentive compensation plans, its personnel committee will adjust the terms of such restricted stock to prevent the dilution or enlargement of rights under the award in the event of extraordinary corporate transactions or other events, including the spin-off or split-off of subsidiaries of Entergy. Because the Entergy equity incentive compensation plans generally prohibit the holder of Entergy restricted common stock from transferring that stock before the applicable forfeiture restrictions lapse, holders of Entergy restricted common stock are precluded from participating in the exchange offer with respect to their restricted stock. Pursuant to the terms of the employee matters agreement, Entergy has agreed that restricted stock held by an Entergy employee who transfers employment to TransCo will be converted into a number of similarly restricted shares of ITC common stock based on the ratio (such ratio the “Equity Exchange Ratio”) of the closing per share trading price of Entergy common stock in the “regular way” trading market on the day before the distribution date—which price should reflect the entitlement to receive TransCo common units in the distribution—to the closing per share trading price of ITC common stock on the closing date. Accordingly, a holder of restricted Entergy common stock whose employment transfers to TransCo will not be entitled to any TransCo common units in the pro rata spin-off distribution of the remaining TransCo common units immediately following the consummation of the exchange offer in respect of his or her restricted Entergy common stock. A holder of restricted Entergy common stock whose employment is not transferred to TransCo likewise will not be entitled to any TransCo common units in respect of his or her restricted Entergy common stock as a result of the spin-off or related transactions. Instead, to preserve the intrinsic value of that restricted stock, such a holder will be credited with additional shares of similarly restricted Entergy common stock such that the resulting aggregate number of shares bears the same ratio to the original number of shares as the per share pre-closing “regular way” fair market value of Entergy common stock bears to the post-closing per share fair market value of Entergy common stock (i.e., without Entergy’s Transmission Business).

Treatment of Entergy Stock Options and Stock Units

Entergy from time to time issues to its employees options to purchase its common stock and units that may be settled in, or whose value is otherwise determined by reference to the value of, Entergy common stock. As with restricted stock, under the terms of Entergy’s applicable equity incentive compensation plans its personnel committee will adjust the terms of such options and units to prevent the dilution or enlargement of rights under those awards in the event of extraordinary corporate transactions or other events, including the spin-off of subsidiaries of Entergy. Pursuant to the terms of the employee matters agreement, Entergy has agreed (i) that each Entergy stock option held by an Entergy employee who transfers employment to TransCo will be converted into an option to purchase a number of shares of ITC common stock equal to the number of shares of Entergy common stock subject to the option multiplied by the Equity Exchange Ratio (rounded down to the nearest number of whole shares) at an exercise price per share equal to the per-share exercise price under the Entergy option divided by the Equity Exchange Ratio (rounded up to the nearest cent), all subject to the same terms and conditions (including those related to vesting and post-employment exercise provisions) as were applicable under the Entergy option, and (ii) that each Entergy stock unit will be converted into a number of ITC stock units—units that may be settled in, or whose value is otherwise determined by reference to the value of, ITC common stock—equal to the Equity Exchange Ratio, all subject to restrictions and other terms and conditions substantially identical to those that applied to the corresponding Entergy units immediately before the closing. The number of, and the exercise price under, options to purchase Entergy common stock held by individuals whose employment is not transferred to TransCo will be adjusted so that there is no change by reason of the spin-off or related transactions in the intrinsic value of the options (the excess of the fair market value of the underlying Entergy common stock over the option’s aggregate exercise price) or the ratio of the aggregate exercise price to the fair market value of the underlying Entergy common stock, including performance share units issued under Entergy’s long-term incentive programs. Entergy stock units held by individuals whose employment is not transferred to TransCo will be adjusted, otherwise on the same terms and conditions, such that the resulting aggregate number of units bears the same ratio to the original number of units as the per share pre-closing “regular way” fair market value of Entergy common stock bears to the post-closing per share fair market value of Entergy common stock (i.e., without Entergy’s Transmission Business), provided that, in the case of performance units issued under Entergy’s long-term incentive programs, the total shareholder return performance metric will be adjusted so that it will be proportionately weighted to reflect ITC performance during the portion of the otherwise applicable performance period that occurs after closing of the merger.

Interests of Certain Persons in the Merger

As of [•], 2013, Entergy’s directors and officers owned approximately [•]% of the outstanding shares of Entergy’s common stock and, as of such date, ITC’s directors and executive officers owned approximately [•]% of the outstanding shares of ITC common stock. None of Entergy’s or TransCo’s executive officers will receive any severance or other compensation as a result of the transactions. The directors and officers of Entergy and TransCo will receive no extra or special benefit that is not shared on a pro rata basis by all other holders of Entergy common stock in connection with the transactions. As with all holders of shares of Entergy common stock (other than Entergy restricted common stock), if a director or officer of Entergy, TransCo or ITC owns shares of Entergy common stock (other than Entergy restricted common stock), such person may participate in the exchange offer on the same terms as other holders of shares of Entergy common stock.

Interests of ITC Executive Officers

In considering the transactions contemplated by the merger agreement and whether to participate in the exchange offer, you should be aware that the executive officers of ITC may receive severance upon a qualifying termination of employment and will receive other compensation in connection with the transactions, including the acceleration of certain vesting terms under the Second Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan (“LTIP”).

The Compensation Committee of the ITC board of directors is responsible for determining the compensation of ITC’s executive officers, who are the five “named executive officers” listed below (“NEOs”), and administering the plans in which the NEOs participate. The goals of ITC’s compensation system are to attract first-class executive talent in a competitive environment, and to motivate and retain key employees who are crucial to its success by rewarding company and individual performance that promotes long-term sustainable growth and increases shareholder value. ITC believes one of the key components of its NEOs’ compensation package includes benefits that are payable following a change in control, which further encourages NEOs to make decisions that maximize shareholder value and put ITC’s interests ahead of their own interests.

Vesting of Equity Awards. Pursuant to the terms of the LTIP, all outstanding stock options, restricted stock and deferred stock unit awards granted prior to the date of the merger agreement will become fully vested upon the consummation of the merger. None of the equity awards granted to ITC directors, however, will vest as a result of the merger because those awards were granted under a different plan. Below are tables showing (x) the number of unvested stock options held by each NEO that will vest and become immediately exercisable and the intrinsic value of these stock options assuming a stock price for ITC of $70.872 (the five day average closing stock price commencing December 6, 2011) and (y) the number of unvested shares of restricted stock and deferred stock units held by each NEO that will vest and the value of these shares assuming the same stock price, in each case as of July 15, 2013, assuming continued employment through that date and assuming further that no additional awards will have been granted through that date that would vest in connection with the merger:

Named Executive Officer	Number of Unvested Stock Options	Intrinsic Value
Joseph L. Welch	29,759	$235,030
Cameron M. Bready	25,178	$137,923
Linda H. Blair	26,763	$167,084
Jon E. Jipping	24,843	$167,084
Daniel J. Oginsky	12,021	$70,934

Named Executive Officer	Number of Unvested Restricted Shares	Value
Joseph L. Welch	31,150	$2,207,663
Cameron M. Bready	19,823	$1,404,896
Linda H. Blair	7,487	$530,619
Jon E. Jipping	7,121	$504,680
Daniel J. Oginsky	3,304	$234,161

As discussed above, ITC expects to issue approximately $740 million of new indebtedness to fund the $700 million one-time special dividend and/or share repurchase it expects to complete in connection with the merger. If such a dividend and/or share repurchase occurs, ITC expects that it may make adjustments to outstanding stock options and/or pay dividend equivalents in respect of such stock options, such that holders of stock options are not adversely affected by the dividend and/or share repurchase. No decision has been made as to whether or how to structure such adjustment or equivalent payment.

Executive Supplemental Retirement Plan (“ESRP”). The ESRP is a nonqualified retirement plan maintained by ITC. Only selected executives participate, including Ms. Blair and Messrs. Bready, Jipping and Oginsky. Mr. Welch does not participate. Upon the consummation of the merger all participants shall become fully vested in their account balances. Prior to the merger, all of ITC’s NEOs have fully vested in benefits under the ESRP except Mr. Bready. As a result of the merger, Mr. Bready (who is 80% vested as of July 15, 2013) will become fully vested in his account balance under the ESRP, with a fully vested value as of December 31, 2012 (the most recent date for which information is practicably available), of $261,165.

Retention Agreement. ITC has entered into a retention agreement with Mr. Welch that will provide him with a total cash payment of $3,000,000, with $1,500,000 payable on each of June 30, 2014 and June 30, 2016; provided that Mr. Welch is employed as ITC’s President and Chief Executive Officer on each payment date and that the Board of Directors has determined, in its sole discretion, that Mr. Welch has satisfactorily performed his duties in such capacities pursuant to the terms of his employment agreement. No amounts will be payable if Mr. Welch is not employed on each payment date.

Employment Agreements. ITC has entered into employment agreements with each of its NEOs, which agreements provide for payments by ITC of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

•

Cause means: an NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by ITC to the NEO of such failure; dishonesty in the performance of the NEO’s duties; an NEO’s conviction of, or plea of nolo contendere to, a crime constituting a felony or a misdemeanor involving moral turpitude; willful malfeasance or willful misconduct in connection with an NEO’s duties or any act or omission which is injurious to the financial condition or business reputation of ITC; or a breach of an NEO’s obligations with respect to confidentiality or non-competition.

•

Good Reason means: a greater than 10% reduction in the total value of an NEO’s base salary, target bonus, and employee benefits or if the NEO’s responsibilities and authority are substantially diminished.

If an NEO’s employment with ITC is terminated without Cause by ITC or by the NEO for Good Reason within a period beginning six months before and ending two years after a change in control (including the merger) or, for Mr. Welch only, at any time during the term of his agreement, the NEO will receive:

•	any accrued but unpaid compensation and benefits, which includes vested account balances under ITC’s tax-qualified pension plans, supplemental benefit plans and ESRP;

•

continued payment of the NEO’s annual rate of base salary for two years plus an amount equal to two times the average of each of the annual bonuses that were payable for the three fiscal years immediately preceding the fiscal year in which the NEO’s employment terminates, in each case payable in equal installments over the two-year period and commencing on the earliest date that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•

a pro rata portion of the annual bonus for the year of termination, based upon ITC’s actual achievement of the performance targets for such year as determined under and at the time that such bonus would normally be paid;

•

reimbursement for continued coverage under ITC’s health and welfare plans at active employee rates for the lesser of 18 months or until the NEO becomes eligible for such benefits through alternative means, plus a tax gross up amount;

•	outplacement services for up to two years; and

•

for Mr. Welch and Ms. Blair only, deemed satisfaction of the eligibility requirements of ITC’s retiree welfare benefit plan for purposes of participation therein; and for Messrs. Jipping and Oginsky, participation in ITC’s retiree welfare benefit plan only if, by the end of their 2 year severance period, they would have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. It is not anticipated that Mr. Jipping or Mr. Oginsky will meet such criteria if they were to terminate employment upon consummation of the merger. In addition, if ITC terminates its retiree welfare benefit plan and, by application of the provisions described earlier in this paragraph, the NEO would otherwise be entitled to retiree welfare benefits, ITC will establish other coverage for the NEO or the NEO will receive a cash payment equal to ITC’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

If the employment of a NEO other than Mr. Welch is terminated without Cause by ITC or by the NEO for Good Reason other than in connection with a change in control, such NEO will receive the payments and benefits described above, except for the amount equal to two times the average of each of the annual bonuses that were payable to such NEO for the three fiscal years immediately preceding the fiscal year in which such NEO’s employment terminates.

In addition, while employed by ITC and for a period of two years after any termination of employment without Cause by ITC (other than due to their disability) or for Good Reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with ITC’s business and not to encourage ITC’s employees to terminate their employment with ITC. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

All NEOs except Mr. Welch are subject to a cutback of any payments or benefits that would otherwise be considered excess parachute payments under Section 280G of the Internal Revenue Code. Mr. Welch is subject to a modified cutback provision which provides that excess parachute payments will be cut back to the “safe harbor amount,” but only if such a reduction would put him in a better after-tax position absent such a reduction and after taking into account the applicable 20% excise tax on such excess parachute payments.

The value of the benefits to be provided to the NEOs that are based on or otherwise related to the merger (whether solely by reason of the consummation of the merger on a “single-trigger” basis or upon a qualifying termination of employment following the merger on a “double-trigger” basis) are detailed in the table below. For purpose of making the calculations in the table, it is assumed that the termination occurs on July 15, 2013. The actual amounts payable to the NEOs, if any, are dependent on the circumstances prevailing at the time of the merger and any termination of employment and could differ substantially from the amounts set out below.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity (2)	Pension/NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Total
Mr. Welch	$5,457,852	$2,980,247		$272,279	$8,710,378
Mr. Bready	$1,995,839	$1,432,448	$52,233	$59,878	$3,540,398
Ms. Blair	$2,213,788	$517,965		$60,508	$2,792,261
Mr. Jipping	$2,000,974	$460,127		$60,780	$2,521,881
Mr. Oginsky	$1,352,619	$258,657		$59,223	$1,670,499

(1)	For each NEO, cash severance represents two times his or her current salary, two times his or her three year average bonus (2010, 2011 and 2012) and a pro rata bonus for 2013 (assuming actual performance at target). All severance calculations assume a July 15, 2013 closing date for the merger and a qualifying termination of employment on such date. The cash severance for each executive is a double-trigger arrangement.
(2)	Outstanding restricted shares and stock options under the LTIP will vest in connection with the merger on a single-trigger basis.
(3)	Represents benefits for Mr. Bready under ITC’s ESRP, which provides for vesting on a single-trigger basis.
(4)	Includes (a) postretirement medical and dental benefits following a qualifying termination of $218,234 for Mr. Welch and $569,018 for Ms. Blair; (b) two years of benefit continuation following a qualifying termination valued at $29,045 for Mr. Welch, $34,878 for Mr. Bready, $35,508 for Ms. Blair, $35,780 for Mr. Jipping and $34,223 for Mr. Oginsky; and (c) two years of outplacement services for all executives, valued at a total of $25,000 for each executive. All of these benefits are double-trigger arrangements.

Regulatory Approvals

To complete the separation, the distribution and the merger, there are filings, notices and waiting periods required in order for ITC and Entergy to obtain required authorizations, approvals and/or consents from a number of federal and state public utilities, antitrust and other regulatory authorities. The filings ITC and Entergy have made are described below and ITC and Entergy are not otherwise currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties’ consummation of the merger.

FERC

The transactions are conditioned on obtaining the following approvals, authorizations, acceptances and declaration of the FERC under the FPA:

•

all approvals necessary under Section 203 of the FPA for the disposition of or change in control over FERC jurisdictional facilities and the merger or consolidation of FERC jurisdictional facilities with another entity;

•

authorization under Section 204 of the FPA, to the extent necessary, for the issuance of securities or incurrence of indebtedness by the Utility Operating Companies and/or the TransCo Subs in connection with consummation of the transactions;

•

all approvals and acceptances under Section 205 of the FPA requested by ITC in connection with consummation of the transactions, including rates which are not suspended or subject to hearing or refund, and such other approvals and acceptances under Section 205 of the FPA requested by Entergy and its subsidiaries in connection with consummation of the transactions, to the extent necessary;

•

approvals by FERC of the distribution interconnection agreement, the generation interconnection agreement, the transition services agreements, other ancillary agreements and any other agreements, where required, establishing future business relationship between ITC and Entergy or any of their respective subsidiaries;

•

confirmation to ITC of the continuing independence of ITC’s existing operating companies and the full independence of the TransCo Subs (once under ITC ownership) following the completion of the transactions; and

•

a declaration by FERC that Section 305(a) of the FPA, which prohibits “the making or paying of any dividends of [a] public utility from funds properly included in capital accounts,” is not implicated by the transactions because the concerns underlying section 305(a) of the FPA are not present in the circumstances of the transactions.

On September 24, 2012, ITC and Entergy filed a joint application with the FERC seeking all necessary approvals under Sections 203 and 205 of the FPA and the necessary declaration under Section 305(a) of the FPA. On June 20, 2013, the FERC issued an order authorizing the transactions under Section 203 of the FPA, and also issued a declaration that Section 305(a) of the FPA is not implicated by the transactions because the concerns underlying Section 305(a) of the FPA are not present in the transactions. The FERC order also stated that the exchange trust election will not undermine or interfere with the independence of ITC. The FERC order rejected, without prejudice, the request to extend by six months the deadline for new employees of ITC to dispose of their Entergy common stock.

The FERC issued a separate order on June 20, 2013, addressing the rate formula proposed by ITC in the September 24, 2012 application, as well as certain ancillary agreements also submitted for FERC’s approval with the application. In that order, the FERC summarily approved certain aspects of ITC’s rate proposal, e.g., the 12.38 percent return on equity, a capital structure of 60 percent equity/40 percent debt, and use of a forward-looking formula rate. However, the FERC found that other aspects of the rate proposal raised issues of material fact that cannot be resolved based on the record before the FERC, and thus ordered hearing and settlement judge procedures. The FERC also approved the distribution interconnection agreement and the generation interconnection agreement submitted with the application, but included the transition services agreements and certain other ancillary agreements in the ordered hearing and settlement judge procedures. The FERC consolidated the issues set for hearing and settlement judge procedures with two other Section 205 proceedings related to the transactions: (1) a proposed ratemaking treatment for certain pension and post-retirement welfare plan costs that relate to the Entergy employees that will become employees of ITC; and (2) the “Attachment O” formula rate templates filed by ESI, on behalf of the Utility Operating Companies, on February 15, 2013, which includes the basis for the initial charges to be collected by the new operating subsidiaries of ITC post-closing, as well as the rates proposed to apply under the MISO Tariff in the event the transactions fail to close and Entergy retains its transmission assets.

On October 31, 2012, ITC subsidiaries and Entergy subsidiaries filed applications with the FERC seeking the necessary authorizations under Section 204 of the FPA. On May 16, 2013, the FERC issued orders pursuant to Section 204 of the FPA authorizing the issuance of securities or incurrence of indebtedness by the Utility Operating Companies and/or the TransCo Subs in connection with the consummation of the transactions. The orders were conditioned on FERC’s ultimate approval of the application of Entergy, ITC, and MISO under Sections 203 and 205 of the FPA in connection with the transactions. One of the orders temporarily modifies the existing short-term debt issuance authorization of the Utility Operating Companies and is effective as of the date of the order and terminates on October 31, 2013, the date on which the Utility Operating Companies’ existing short-term debt issuance authorization will expire. The Utility Operating Companies will apply in the normal course for renewal of their existing short-term debt issuance authorization for an additional term beyond October 31, 2013, including, as necessary, authorization beyond October 31, 2013, to provide credit support in the form of guarantees of borrowings by the TransCo Subs during the transactions. The order authorizing the issuance of securities or incurrence of indebtedness by the TransCo Subs in connection with the consummation of the transactions is effective as of the date of the order and ends on the earlier of two years from the date of the order or the date on which the TransCo Subs Financing is refinanced by ITC subsidiaries.

Public Utility Commissions

The Utility Operating Companies, ITC and certain other related parties have submitted applications for approval of the separation, distribution and merger to each of the Utility Operating Companies’ respective retail regulators, as well as made filings out of an abundance of caution with the Missouri Public Service Commission although it is not a retail regulator of Entergy Arkansas or any other Utility Operating Company. The requirements of the retail regulators are discussed below. In all of the jurisdictions, the primary issue will be the effect the proposed transactions will have on the public interest. ITC will not seek recovery of any acquisition premium or “goodwill” attributed to the transactions. In each retail jurisdiction other than Missouri, the Utility Operating Companies and ITC have in their rebuttal testimony offered certain commitments for consideration should the retail regulators deem it appropriate to impose conditions on the approval of the transaction, including a commitment to mitigate certain impacts to customer rates for a period of at least five years. These commitments have not been accepted and may change as the regulatory proceedings evolve.

Louisiana

On September 5, 2012, Entergy Gulf States Louisiana, Entergy Louisiana, ITC and certain other related parties filed a joint application with the LPSC that seeks approval of the planned transactions, including the issuance of a regulatory accounting order, the establishment of a cost recovery mechanism for post-transaction billings from ITC and applicable subsidiaries, and for other related regulatory approvals and relief. Approval is sought pursuant to an applicable Commission Order that provides that any utility subject to the jurisdiction of the LPSC cannot sell, assign, lease, transfer the whole or any part of its system without prior full disclosure of the plan, and without prior official action of approval or official action of non-opposition by the LPSC. Additionally, the application also cites other Louisiana statutes and LPSC orders applicable to the approvals sought by the parties.

The applicable Commission Order sets forth 18 criteria that are to be used in determining whether the public interest standard has been met:

(1) Whether the transfer is in the public interest; (2) Whether the purchaser is ready, willing and able to continue providing safe, reliable and adequate service to the utility’s ratepayers; (3) Whether the transfer will maintain or improve the financial condition of the resulting public utility or common carrier; (4) Whether the proposed transfer will maintain or improve the quality of service to public utility or common carrier ratepayers; (5) Whether the transfer will provide net benefits to ratepayers in both the short term and the long term and provide a ratemaking method that will ensure, to the fullest extent possible, that ratepayers will receive the forecasted short and long term benefit; (6) Whether the transfer will adversely affect competition; (7) Whether the transfer will maintain or improve the quality of management of the resulting public utility or common carrier doing business in the State; (8) Whether the transfer will be fair and reasonable to the affected public utility or common carrier employees; (9) Whether the transfer would be fair and reasonable to the majority of all affected public utility or common carrier shareholders; (10) Whether the transfer will be beneficial on an overall basis to State and local economies and to the communities in the area served by the public utility or common carrier; (11) Whether the transfer will preserve the jurisdiction of the Commission and the ability of the Commission to effectively regulate and audit the public utility’s or common carrier’s operations in the State; (12) Whether conditions are necessary to prevent adverse consequences which may result from the transfer; (13) The history of compliance or noncompliance that the proposed acquiring entity or principals or affiliates have had with regulatory authorities in this State or other jurisdictions; (14) Whether the acquiring entity, persons, or corporations have the financial ability to operate the public utility or common carrier system and maintain or upgrade the quality of the physical system; (15) Whether any repairs and/or improvements are required and the ability of the acquiring entity to make those repairs and/or improvements; (16) The ability of the acquiring entity to obtain all necessary health, safety, and other permits; (17) The manner of financing the transfer and any impact that may have on encumbering the assets of the entity and the potential impact on rates; and (18) Whether there are any conditions which should be attached to the proposed acquisition.

As part of the filing, Entergy Louisiana and Entergy Gulf States Louisiana presented evidence to address the presumption contained in the 2002 LPSC Order No. U-25965-A (Corrected) (that a TransCo structure is “presumptively not in the public interest” and related findings).

The LPSC or a party might argue that Affiliate Interest Condition No. 5 to LPSC Order No. U-19904 (May 19, 1993) (Appendix 3) applies to certain intermediate transaction steps between Entergy affiliates that occur during the Entergy corporate reorganization. See the section titled “—Transaction Timeline” for a description of the Entergy corporate reorganization. It is Entergy’s position, however, that Condition No. 5 does not apply to those intermediate transaction steps. If the condition is held to apply, however, Entergy has asked that the condition be waived. The hearing on the application was held before the administrative law judge in July, 2013.

City of New Orleans

On September 12, 2012, Entergy New Orleans, Entergy Louisiana, ITC, and certain other related parties filed a joint application with the City Council that seeks approval of the planned transactions, including the issuance of a regulatory accounting order, the establishment of a cost recovery mechanism for post-transaction billings from ITC Holdings Corp. and applicable subsidiaries, and for other related regulatory approvals and relief. The City Council will review the proposed transactions to determine whether they are in the public interest pursuant to an applicable Council Resolution that provides that any utility subject to the jurisdiction of the City Council cannot sell, assign, lease, or transfer the whole or any part of its system without prior full disclosure of the plan, and without prior official action of approval or official action of non-opposition by the City Council. A June 28, 2013 Order modified the procedural schedule with an evidentiary hearing scheduled to commence on August 27, 2013 and certification of the record to the City Council no later than September 6, 2013.

Arkansas

On September 28, 2012, Entergy Arkansas, ITC and certain other related parties filed a joint application with the APSC that seeks approval of the planned transactions, which includes a request for the transfer of certificate rights, issuance of a regulatory accounting order, and for other related regulatory approvals and relief. APSC approval of the transactions is sought pursuant to the Arkansas Code, which provides that no organization, reorganization, sale, lease, rental or transfer of control of electric transmission facilities shall be had or given effect without the written approval of the APSC. Additionally, the application cites other statutory provisions and APSC orders applicable to the approvals sought by the parties.

APSC approval will be conditioned on whether the proposed transactions are consistent with the public interest. The Arkansas “public interest” standard requires: “No plan of organization or reorganization shall be approved by the commission unless it shall be established by the applicant for approval that the plan is consistent with the public interest.” Arkansas Code 23-3-101(b)(2). If the APSC finds that the proposed action is consistent with the public interest, it shall give its consent and approval in writing. Arkansas Code 23-3-102(b)(2). In reaching its determination on whether to approve of a public utility’s application to sell, acquire, lease, or rent any public utility plant or property, “the commission shall take into consideration the reasonable value of the property, plant, equipment, or securities of the utility to be acquired or merged.” Arkansas Code 23-3-102(b)(3). The APSC canceled the July 9 hearing and issued Order No. 14 requiring the parties to reach a mutually agreeable schedule based upon the terms as set forth in the order.

Mississippi

On October 5, 2012, Entergy Mississippi, ITC and certain other related parties filed a joint application that seeks approval of the transactions, which includes a request for the transfer of certificate rights, and for approval of certain cost deferral treatment, and for other related regulatory approvals and relief.

The MPSC will review the proposed transactions under the Mississippi Code as well as the MPSC’s applicable Public Utilities Rules of Practice and Procedure, which require, among other things, a showing that the proposed transactions are consistent with the public interest and that ITC is fit and able to perform public utility services and to comply with all rules, regulations and requirements of the MPSC.

The proposed transaction must also be in good faith, and when a transaction involves facilities included in the rate base of a public utility, the MPSC shall include, as a prerequisite to its finding that the transaction is consistent with the public interest, a finding that, upon the consummation of the proposed transaction: (i)(a) the native load customers of the public utility will continue to have a first priority to the use and/or benefit of such facilities, or (b) any loss of such first priority by native load customers to the use and/or benefit of such facilities is not contrary to the public interest; and (ii) any native load customers served by any transmission facilities shall be served on the same basis as before the transaction. Mississippi Code § 77-3-23. The MPSC has established a procedural schedule that reflects a hearing commencing in August 2013, and a final order issuing by September 2013.

Texas

On February 19, 2013, Entergy Texas, ITC and certain other related parties filed a joint application with the Public Utility Commission of Texas for a finding that the transactions are in the public interest under Texas law. The application includes a request for the transfer of certificate rights, and for approval of certain cost-recovery mechanisms, and for other related regulatory approvals and relief. In making its determination of whether the transactions are in the public interest, factors that the PUCT will consider include whether the transactions will adversely affect the reliability, availability, or cost of service of the utility. Sections of the Texas Utilities Code that might apply include Sections 39.262/39.915 (Change of Control), Section 37.154 (Certificate of Convenience and Necessity Transfer) and Section 14.101 (Sale, Transfer, Merger). Under Texas law, the PUCT must complete its review of the transaction within 180 days of filing. The hearing on the application was held before administrative law judges (“ALJs”) in May 2013. On July 8, 2013, the ALJs issued a Proposal for Decision that recommended the denial of the joint application. The ALJs further recommended that if the PUCT approved the joint application, that the PUCT impose certain conditions on Entergy Texas and ITC. Exceptions to the Proposal for Decision were filed in July 2013, and the PUCT is expected to rule on the joint application in August 2013.

On February 22, 2013, Entergy Texas filed with the PUCT a request for certain rate relief related to recovery of costs for transmission service following the close of the transaction. A hearing on this matter is scheduled to occur before the ALJs in December 2013.

Missouri

Because Entergy Arkansas also owns limited transmission facilities in Missouri, on February 14, 2013, Entergy Arkansas, ITC and certain other related parties filed out of an abundance of caution a joint application with the MoPSC related to the transaction despite that the MoPSC is not a retail regulator of Entergy Arkansas. The joint application referenced, in part, Missouri Revised Statute 393.190.1, which prevents electric corporations from selling, consolidating, disposing of, or otherwise encumbering systems that are necessary or useful in performing the corporation’s duties to the public in Missouri without the MoPSC’s approval. The joint application noted that Entergy Arkansas does not have any retail customers in Missouri or use its limited facilities in the state to serve the general public in Missouri. Further, the joint application explained that the parties pursued the filing and sought a determination that the transaction is not detrimental to the public interest out of an abundance of caution.

The hearing before the MoPSC took place in June 2013 and post-hearing briefs were filed in July 2013. It is anticipated that the matter will be submitted to the Commission in August 2013.

HSR

The merger is subject to the requirements of the Hart-Scott-Rodino (HSR) Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be completed until required information has been furnished to the DOJ and the FTC, and until certain waiting periods have been terminated or have expired. The expiration or earlier termination of any HSR Act waiting period would not preclude the DOJ or the FTC from challenging the merger on antitrust grounds or from seeking to preliminarily or permanently enjoin the proposed merger. Neither ITC nor Entergy believes that the merger will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. If the merger is not completed within twelve (12) months after the expiration or earlier termination of the applicable HSR Act waiting period, ITC and Entergy will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the merger could be completed.

ITC and Entergy filed the requisite notification and report forms with the DOJ and the FTC on December 14, 2012. The waiting period under the HSR Act expired on January 14, 2013.

NRC

Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended, and 10 CFR 50.80, Entergy Operations, Inc. submitted a license transfer application (“LTA”) on September 27, 2012 seeking the consent of the Nuclear Regulatory Commission (“NRC”) to various direct and indirect transfers of control of the NRC nuclear facility licenses currently held by certain of the Utility Operating Companies and certain related entities, in connection with the Entergy corporate reorganization. See the section titled “—Transaction Timeline” for a description of the Entergy corporate reorganization. The LTA also seeks NRC approval pursuant to 10 CFR 50.92 of conforming license amendments for certain of the Utility Operating Companies to the extent necessary to conform the licenses to reflect the proposed transfers. In order to satisfy a condition in the license for River Bend Station Unit 1 (Entergy Gulf States Louisiana), the LTA also provides a required notice to the NRC regarding the proposed transfer of facilities for the production, transmission or distribution of electricity having a depreciated book value exceeding one percent of Entergy Gulf States Louisiana’s net utility plant, as recorded on its book of account.

The NRC initially reviewed the LTA to assure that it contained the required information for NRC to conduct its review, and on November 5, 2012, the NRC staff issued a letter notifying Entergy Operations, Inc. that the LTA had been accepted for review. On January 3, 2013 and January 11, 2013, the NRC published Notices in the Federal Register regarding the proposed license transfers and offered the opportunity for interested persons to submit written comments to or request a public hearing based upon a material issue of fact or law that must be raised in order for such a request to be granted. The NRC has completed its review and documented its findings in a safety evaluation. On May 3, 2013, NRC issued Orders approving the proposed direct and indirect transfers of licenses planned in connection with the Entergy corporate reorganization. The Orders also approve license amendments which will be issued when the transfer actions are completed. Once all other required regulatory approvals are received, Entergy Operations Inc. must provide notice to the NRC one business day prior to closing. The approval Orders are effective for one year until May 2, 2014, but such date may be extended upon written application and good cause shown.

Accounting Treatment of the Merger

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected primarily by exchanging equity interests, such as the merger, the entity that issues the equity interests (ITC in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

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The relative voting rights of ITC after the merger. In this case, it is expected that, immediately following the merger, Entergy shareholders (and, if applicable, the exchange trust) will collectively hold approximately 50.1% of ITC’s common stock on a “fully diluted basis,” and ITC shareholders will collectively hold approximately 49.9% of ITC’s common stock on a “fully diluted basis” (subject to adjustment in limited circumstances as provided in the merger agreement and excluding any ITC equity awards issued to employees of Entergy’s Transmission Business who become employees of TransCo). In no event will Entergy shareholders (and, if applicable, the exchange trust) hold less than 50.1% of the outstanding common stock of ITC immediately after the merger.

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The composition of the governing body of ITC after the merger. In this case, the composition of the ITC board of directors following the merger will be comprised of the members of the ITC board of directors immediately prior to the completion of the merger, plus two additional directors appointed at the sole discretion of ITC’s nominating/corporate governance committee, as described under “—Board of Directors and Management of ITC Following the Merger.”

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The composition of the senior management of ITC after the merger. In this case, ITC’s senior management following the merger will be the same as ITC’s current senior management team, with the addition of certain management personnel as described under “—Board of Directors and Management of the ITC Following the Merger.”

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The terms of the exchange of equity interests. In this case, ITC is paying a premium over the precombination fair value of assets acquired and liabilities assumed of Entergy’s Transmission Business by issuing common stock to Entergy shareholders in excess of the precombination fair value.

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The entity whose relative size (measured in, for example, assets, revenues or earnings) is larger than the other entity in the business combination. In this case, ITC is the larger company in the merger based on total assets as of September 30, 2012 and revenues and earnings as of December 31, 2011.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, ITC has concluded that it is the accounting acquirer in the merger. Although majority voting rights may be retained by former Entergy shareholders, ASC 805 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which is weighed more heavily than another. ITC’s conclusion is based primarily upon the following facts: (1) there will be no significant immediate change in the composition of ITC’s board of directors after the merger, (2) ITC’s senior management prior to the merger will continue to be the senior management of the combined business after the merger, (3) ITC is issuing its equity interests as consideration for the merger and its voting rights are expected to continue to be widely held, (4) ITC is paying a premium for Entergy’s equity interests in the Entergy’s Transmission Business and (5) ITC is larger in relative size than the Entergy’s Transmission Business. Accordingly, ITC will apply acquisition accounting to the assets and liabilities of TransCo upon completion of the merger.

Federal Securities Law Consequences; Resale Restrictions

ITC common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Entergy shareholder who may be deemed to be an “affiliate” of ITC for purposes of Rule 145 under the Securities Act.

In connection with the distribution, Entergy may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

No Appraisal or Dissenters’ Rights

Shareholders of ITC, Merger Sub and Entergy and TransCo common unit holders will not be entitled to exercise appraisal rights or to demand payment for their shares in connection with the transactions.

New York Stock Exchange Listing

ITC common stock is currently listed on the NYSE under the symbol “ITC.” In the merger agreement, ITC agreed to use its reasonable best efforts to cause the shares of ITC common stock to be issued in connection with the merger to be listed on the NYSE as of the effective time of the merger. After the merger, shares of ITC common stock, as the combined company, will continue to trade on the NYSE under the same symbol “ITC.”

ITC’s Dividend Policy and $700 Million Recapitalization

The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. As a holding company with no business operations, ITC’s material assets consist primarily of the common stock or ownership interests in its subsidiaries and cash. ITC’s material cash inflows are only from dividends and other payments received from time to time from its subsidiaries and the proceeds from the sale of debt and equity securities. ITC may not be able to access cash generated by its subsidiaries in order to pay dividends to its shareholders. The ability of ITC’s subsidiaries to make dividend and other payments to ITC is subject to the availability of funds after taking into account the ITC subsidiaries’ funding requirements, the terms of the ITC subsidiaries’ indebtedness, the regulations of the FERC under the FPA, and applicable state laws. The debt agreements to which ITC or its regulated operating subsidiaries is a party contain financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities. Further, each of ITC’s subsidiaries is legally distinct from ITC and has no obligation, contingent or otherwise, to make funds available to ITC.

The ITC board of directors intends to adjust the dividend rate from time to time, subject to prevailing business conditions, applicable restrictions on dividend payments, the availability of capital resources and ITC’s investment opportunities.

In connection with the transactions, ITC expects to effectuate a $700 million recapitalization, which may take the form of a one-time special dividend to ITC’s pre-merger shareholders, a repurchase of ITC common stock from the ITC shareholders or a combination of a one-time special dividend and a share repurchase. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Following the date of the merger agreement and prior to the effective time of the merger, ITC will not pay any dividends with respect to any of its capital stock other than (i) quarterly cash dividends not to exceed the amounts set forth on ITC’s confidential disclosure letter for 2012 and 2013, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice, (ii) dividends payable by a wholly owned subsidiary of ITC to ITC or another wholly owned subsidiary and (iii) a one-time special dividend in accordance with the merger agreement.

THE FINANCINGS

In conjunction with the transactions, each of Entergy and TransCo and each TransCo Sub, subject to specified limitations and restrictions set forth in the separation agreement, will use its reasonable best efforts to consummate certain financing transactions described below. For more detail on the contractual obligations of Entergy, TransCo and ITC with respect to the financings, see “The Separation Agreement—The Financings.”

Entergy Exchangeable Debt

At least fourteen days prior to the debt exchange, Entergy will issue debt to one or more unrelated creditors or one or more unrelated creditors will purchase existing Entergy corporate debt, in each case, such debt referred to as Entergy exchangeable debt. Any new debt issued as Entergy exchangeable debt will be on terms and conditions reasonably acceptable to Entergy in its good faith commercial judgment. As described below, assuming that the desired private letter ruling from the IRS with respect to the financings is obtained, the amount of Entergy exchangeable debt to be issued or purchased is expected to be $575 million, but in any case will be of equal aggregate principal amount as the TransCo debt securities.

Issuance of TransCo Debt Securities

In partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo in the Entergy contribution, TransCo will issue to Entergy debt of TransCo, referred to as TransCo debt securities, in an aggregate principal amount, when combined with the TransCo Subs Financing, of $1.775 billion (as may be adjusted pursuant to the merger agreement), referred to as the transaction maximum principal amount. It is currently expected that the aggregate principal amount of the TransCo debt securities will be $575 million, but in any case will be of equal aggregate principal amount as the Entergy exchangeable debt.

The Debt Exchange

At the time of the separation, it is expected that Entergy will effect an exchange with the holders of the Entergy exchangeable debt for the TransCo debt securities previously issued to Entergy. In the exchange (should the exchange occur), the unrelated creditor or creditors that hold the Entergy exchangeable debt will receive the TransCo debt securities and Entergy will receive the Entergy exchangeable debt. As noted above, TransCo will issue the TransCo debt securities to Entergy in partial consideration for the equity interests of the TransCo Subs contributed by Entergy to TransCo in the TransCo contribution. Neither TransCo nor any of the TransCo Subs will receive any net proceeds from the issuance of the TransCo debt securities or the debt exchange. Entergy expects that the net proceeds it receives from the issuance of any issued Entergy exchangeable debt will be used to reduce outstanding Entergy or Utility Operating Company debt and to redeem the Utility Operating Companies’ outstanding preferred equity interests.

Working Capital Facility

At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy. TransCo will not draw down on the working capital facility without the consent of ITC.

TransCo Subs Financing

Entergy will use its reasonable best efforts to cause the TransCo Subs to arrange a 366-day bridge facility, referred to as the TransCo Subs Financing, based on a targeted capital structure for each TransCo Sub of 40% debt and 60% equity (provided that if the desired private letter ruling from the IRS with respect to the financings cannot be obtained without adjusting the principal amount of the TransCo Subs Financing, then the parties will have the right to increase or decrease the principal amount of the TransCo Subs Financing to an amount equal to the aggregate tax basis of the transmission assets). It is expected that the after the merger the TransCo Subs will issue first mortgage bonds to refinance the bridge facility. Assuming the desired private letter ruling from the IRS with respect to the financings is obtained, the aggregate amount of the TransCo Subs Financing is expected to be $1.2 billion. Simultaneously with or immediately after the TransCo Subs Financing, each Utility Operating Company will transfer its respective transmission assets and liabilities to its respective TransCo Sub and, as part of the consideration for such transfer, each Utility Operating Company will receive the net proceeds of the respective TransCo Sub Financing. Neither TransCo nor any of the TransCo Subs will retain any proceeds from the TransCo Subs Financing. Entergy expects that the proceeds it receives from each TransCo Sub in the Utility Operating Company contribution will be used to reduce outstanding Utility Operating Company debt.

TransCo Maximum Principal Amount

The separation agreement provides that the aggregate principal amount to be incurred in the TransCo debt securities issuance by TransCo and the TransCo Subs Financing by all TransCo Subs will be equal to $1.775 billion, as may be adjusted pursuant to the merger agreement.

Summary

It is expected that immediately prior to the merger with ITC, TransCo will have approximately $575 million of unsecured debt outstanding (i.e., the TransCo debt securities) and the TransCo Subs will have approximately $1.2 billion of debt outstanding (i.e., the TransCo Subs Financing). Neither TransCo nor any of the TransCo Subs will retain any net proceeds from the TransCo debt securities or the TransCo Subs Financing. Entergy will use the net proceeds from the financings, plus approximately $100 million from general corporate sources, to redeem approximately $300 million of the Utility Operating Companies’ outstanding preferred equity interests and to repay approximately $1.577 billion of historic debt of Entergy or of the Utility Operating Companies.

ITC Recapitalization

Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend payable to pre-merger ITC shareholders, (ii) effect a share repurchase of ITC common stock, or (iii) undertake a combination of a one-time special dividend and share repurchase of ITC common stock. The aggregate amount payable to ITC shareholders in connection with a one-time special dividend or share repurchase or a combination of both will not exceed $700 million. Such transactions are expected to be funded by debt securities issued by ITC prior to the merger. The decision regarding the form of the recapitalization remains in the sole discretion of the ITC board of directors and will be made closer to the closing of the merger.

Existing ITC Debt

Immediately following completion of the merger, ITC’s debt financing arrangements existing immediately prior to the closing of the merger will remain in place (subject to any permitted refinancing or repayment thereof by ITC). For information on ITC’s existing debt see ITC’s Annual Report on Form 10-K, for the year ended December 31, 2012 incorporated by reference into this prospectus. After giving effect to the merger and incurrence of debt related thereto, ITC would have had total outstanding consolidated debt on its balance sheet of approximately $5.9 billion as of March 31, 2013.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement (as amended by Amendment No. 1 and Amendment No. 2 to the merger agreement). This summary is qualified in its entirety by the merger agreement and Amendment No. 1 and Amendment No. 2 to the merger agreement, each of which is incorporated by reference to Exhibit 2.1 of the registration statement on Form S-4/S-1 filed by TransCo of which this prospectus forms a part. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement (as amended by Amendment No. 1 and Amendment No. 2 to the merger agreement) and not by this summary or any other information included in this prospectus. You are urged to read the merger agreement (as amended by Amendment No. 1 and Amendment No. 2 to the merger agreement) carefully and in its entirety. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk of one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not necessarily reflected in the merger agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Each of Entergy, TransCo and ITC acknowledges that, notwithstanding the inclusion of the foregoing general disclaimer, it is responsible for considering whether additional public disclosure of material information regarding material contractual provisions are required to make statements in this prospectus not misleading. Additional information about Entergy, ITC, TransCo or Entergy’s Transmission Business can be found elsewhere in this prospectus. See also “Where You Can Find More Information; Incorporation By Reference.”

Initial Issuance of TransCo Common Units

In partial consideration for the assets of Entergy’s Transmission Business transferred from Entergy to TransCo, as further described in “The Separation Agreement,” TransCo will issue and deliver to Entergy a number of TransCo common units equal to the sum of:

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the number obtained by (i) multiplying 1.0040080160326 by the number of ITC shares of common stock outstanding on a fully diluted basis as of the closing date of the merger, as estimated by ITC and Entergy on the estimation date, less (ii) the number of TransCo common units outstanding immediately prior to such calculation (which are estimated to be approximately 1,000); plus

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the number obtained by dividing the aggregate disqualified share number by 49.9% (provided that the number of TransCo common units issued will not exceed an amount that would reduce the transaction maximum principal amount by more than $100 million).

The number of TransCo common units to be issued to Entergy will not be less than that number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger.

The Distribution

The merger agreement provides that Entergy may elect, in its sole discretion, to effect the distribution in the form of either (i) a dividend of TransCo common units to Entergy shareholders on a pro rata basis, referred to as a spin-off, (ii) an offer by Entergy to exchange TransCo common units for currently outstanding shares of Entergy’s common stock, referred to as a split-off exchange offer, and, if Entergy continues to hold TransCo common units after the completion of such exchange offer, a subsequent pro rata dividend of the remaining

TransCo common units effected immediately following the completion of the exchange offer, referred to as a clean-up spin-off or (iii) a combination of a spin-off and a split-off exchange offer. Entergy must advise ITC of the form of the distribution at least thirty (30) business days before the anticipated date of the closing.

ITC and Entergy are both entitled to delay the date of distribution for up to 20 calendar days, in consultation with its financial advisors, to take into account any then existing market conditions and the ability to market the ITC financing and/or the financings.

ITC Recapitalization

Prior to the merger, ITC may, in its sole discretion, elect to (i) declare a one-time special dividend to the ITC shareholders, (ii) effect a repurchase of ITC common stock from the ITC shareholders or (iii) undertake a combination of a one-time special dividend and a share repurchase, in each case up to an aggregate amount of $700 million. In the event the ITC recapitalization includes a one-time special dividend to the ITC shareholders, ITC shall take all action necessary to prohibit ITC’s Dividend Reinvestment Plan from reinvesting, on behalf of any participants, the proceeds of any such one-time special dividend in ITC common stock, through purchase or otherwise, after the closing of the merger.

The Merger

Pursuant to the merger agreement and in accordance with Delaware law, immediately following the distribution, Merger Sub will merge with and into TransCo. As a result of the merger, the separate corporate existence of Merger Sub will cease and TransCo will continue as the surviving entity and will be a wholly owned direct subsidiary of ITC.

At the time of the merger, the TransCo common units distributed in connection with the distribution will automatically convert into the right to receive ITC common stock on a one-for-one basis and a right to receive cash in lieu of any fractional shares of ITC common stock.

TransCo’s certificate of formation as in effect immediately prior to the merger will be the certificate of formation of the surviving entity immediately following the merger and Merger Sub’s limited liability company agreement as in effect immediately prior to the merger will be the limited liability company agreement of the surviving entity immediately following the merger.

The Closing and the Effective Time

The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions specified in the merger agreement, as described under “—Conditions to the Merger”, unless otherwise agreed to by ITC and Entergy.

The merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as the parties may agree, referred to as the effective time of the merger.

The Merger Consideration

The merger agreement provides that each TransCo common unit issued and outstanding immediately before the effective time of the merger, with the exception of any TransCo common units owned by ITC, Merger Sub or TransCo will automatically convert at the effective time of the merger into the right to receive one fully paid and nonassessable share of ITC common stock. Any TransCo common unit that is owned, directly or indirectly, by ITC or Merger Sub or held by TransCo, immediately prior to the effective time of the merger, will be automatically cancelled at the effective time of the merger.

Distribution of Merger Consideration; Treatment of Fractional Shares

Prior to or at the effective time of the merger, ITC will deposit with the exchange agent evidence in book entry form representing the shares of ITC common stock for the benefit of the Entergy shareholders entitled to receive TransCo common units in the distribution. Each Entergy shareholder will be entitled to receive the number of whole shares of ITC common stock (in lieu of the TransCo common units otherwise distributable to that shareholder) that the shareholder has the right to receive pursuant to the merger agreement. Shortly following the merger, subject to receipt of letters of transmittal, the exchange agent will distribute these shares of ITC common stock to those persons. No fractional shares of ITC common stock will be issued in the merger to holders of fractional TransCo common units. Instead, within 30 business days following the effective time of the merger, the exchange agent will aggregate all fractional shares of ITC common stock and sell them on behalf of those Entergy shareholders who otherwise would be entitled to receive a fractional share of ITC common stock. Those Entergy shareholders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales.

Board of Directors of ITC and Management Appointees Following the Merger

ITC has agreed to take all necessary corporate actions to cause, at the effective time of the merger, there to be at least two vacancies on the ITC board of directors. Such vacancies will be filled immediately upon the completion of the merger with two directors nominated by ITC’s nominating/corporate governance committee. Prior to closing, the nominating/corporate governance committee will engage an executive search firm to assist in identifying the two candidates and Entergy will be entitled to offer to the nominating/corporate governance committee suggestions on candidates to fill the two vacancies. Among other qualifications, nominees are expected to have transmission industry knowledge and familiarity with the region in which Entergy operates. Any decision with respect to Entergy’s candidates will be made solely by ITC’s nominating/corporate governance committee. Any candidate must both (i) qualify as an independent director for purposes of the rules of the NYSE, Rule 10A-3 of the Exchange Act, and FERC independence requirements and (ii) possess a knowledge and understanding of the transmission industry or electric utility industry and the service territory of the Entergy’s Transmission Business.

The merger agreement also provides that ITC and TransCo will take all necessary action to appoint certain specified individuals to management positions at ITC or TransCo as of the effective time of the merger.

Post-Merger Operations

For three years from the effective time of the merger:

•

TransCo will have a regional headquarters in Jackson, Mississippi, as well as a regional presence for the TransCo Subs within the five-state region in which Entergy’s Transmission Business principally operates; and

•

ITC intends to provide charitable contributions and other community support within the communities in which Entergy’s Transmission Business operates, at a level comparable in the aggregate to the levels currently provided by ITC in its other service territories.

Exchange Trust

Entergy may elect, by written notice to ITC delivered at least 30 business days prior to the closing, to retain up to that number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger, which TransCo common units will convert to shares of ITC common stock at the closing of the merger. At the closing, such shares will be contributed by Entergy to a Delaware trust. Entergy will not control the trust or the shares held by it, other than the right to cause the shares to be distributed through an exchange offer for outstanding shares of Entergy common stock within six months after the closing; provided, however, if at the end of such period no exchange offer has been effectuated in which all such shares has been distributed to the shareholders of Entergy, the shares will be distributed pro rata to the shareholders of Entergy. Such shares may not be otherwise transferred and the trustee will vote the shares in the same proportion as all voting securities of ITC that actually vote on a matter are voted. Entergy will be deemed not to have elected to retain the TransCo common units, if (i) after discussions with FERC and each party’s legal advisors, a reasonable determination is made by either party that it would reasonably be expected to result in a determination that any of ITC and its affiliates will not be deemed independent by FERC, (ii) FERC does not expressly approve the transactions contemplated by the foregoing or (iii) Entergy is unable to obtain a ruling from the IRS that the implementation of the trust will not affect the distribution being a wholly tax-free exchange, it would otherwise be inconsistent with the IRS rulings requested by Entergy regarding the tax-free treatment of certain aspects of the transactions or unreasonably delay its receipt, or cause the tax opinion from counsel to be obtained by Entergy regarding the tax-free nature of the transactions not to be delivered.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties that Entergy made to ITC, on the one hand, and ITC made to Entergy, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for the benefit of the other parties to the merger agreement and are qualified by certain sections of the materials filed with the SEC by ITC or Entergy, as applicable, after January 1, 2009 and prior to the date of the merger agreement and by information in confidential disclosure letters that each of ITC and Entergy provided in connection with signing the merger agreement. The confidential disclosure letters contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, many of those representations and warranties may not be accurate or complete as of any specified date and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders. The representations and warranties were used for the purpose of allocating risk between Entergy and ITC rather than establishing matters of fact. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Each of Entergy, TransCo and ITC acknowledges that, notwithstanding the inclusion of the foregoing general disclaimer, it is responsible for considering whether additional public disclosure of material information regarding material contractual provisions is required to make statements in this prospectus not misleading. Additional information about Entergy, ITC, TransCo or Entergy’s Transmission Business can be found elsewhere in this prospectus. See the section titled “Where You Can Find More Information; Incorporation By Reference.”

With certain limited exceptions, the representations and warranties contained in the merger agreement will not survive the closing of the merger or a termination of the merger agreement.

Each of ITC and Entergy has made various representations and warranties to the other party in the merger agreement regarding, among other things:

•	due organization, good standing and corporate power;

•	authority to enter into and perform the merger agreement and the other transaction agreements;

•	capital structure/capitalization and rights with respect to equity interests;

•

absence of conflicts with or violations of organizational documents, laws, contracts or permits as a result of the execution and delivery of the merger agreement and other transaction agreements or the completion of the transactions contemplated thereby;

•	required regulatory filings and consents and approvals of governmental entities;

•	financial information;

•	disclosure controls and procedures and internal control over financial reporting;

•	conduct of business in the ordinary course and the absence of certain changes that would result in a material adverse effect, as described below, on the party making the representation;

•	accuracy of information supplied for use in this prospectus and other filings made with the SEC or any other governmental authorities in connection with the transactions;

•	absence of litigation;

•	compliance with laws and possession of and compliance with permits;

•	material contracts, including validity and compliance with material contracts;

•	employee benefits and labor matters;

•	title to assets;

•	environmental matters;

•	tax matters;

•	regulatory matters (including regulatory proceedings and required reports);

•	intellectual property;

•	insurance;

•	the absence of undisclosed broker’s and finder’s fees; and

•	real property.

Entergy has also made certain representations and warranties to ITC relating to the sufficiency of the acquired transmission assets and transmission land rights.

ITC has also made representations and warranties to Entergy relating to filings with the SEC, the required vote of ITC shareholders to approve the merger proposals and the receipt of fairness opinions from ITC’s financial advisors in connection with the transactions.

Many representations and warranties in the merger agreement are subject to knowledge or materiality qualifications or are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect), and each party’s closing condition relating to the accuracy of representation and warranties is generally subject to a “material adverse effect” standard.

For the purposes of the merger agreement, a “material adverse effect,” referred to as either an ITC MAE with respect to ITC or a Transmission Business MAE with respect to Entergy’s Transmission Business, means: any event, change, effect, development, state of circumstance, condition or occurrence that is materially adverse to the assets, liabilities, business, financial condition or results of operations of ITC and its subsidiaries, as a whole, or Entergy’s Transmission Business, as the case may be, or the ability of a party to consummate the transactions. The determination of an ITC MAE or a Transmission Business MAE will not take into account any of the following events, changes, effects, developments, state of facts, circumstances, conditions or occurrences:

•

generally affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industries in which the parties and their subsidiaries operate generally or in any specific jurisdiction or geographical area, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

•

resulting from or arising out of any event, change or development resulting from or arising out of the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

•

resulting from or arising out of any event, change or development resulting from or arising out of in international, national, regional, state or local electric transmission or distribution systems or increases or decreases in planned spending with respect thereto, unless, with respect to ITC, to the extent resulting from a material reduction in authorized return of equity for ITC or any of its subsidiaries, and with respect to both Entergy and ITC, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

•	resulting from or arising out of the announcement or the existence of the merger agreement or the separation agreement or the consummation of the transactions;

•	resulting from or arising out of any action taken at the written request of the other party;

•

resulting from or arising out of changes in GAAP or accounting standards or regulatory accounting requirements applicable to United States utility organizations generally or interpretations thereof after the date of the merger agreement, except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

•

resulting from or arising out of weather-related or other force majeure events or the outbreak of hostilities or acts of war or terrorism (other than physical damage rendering transmission assets to be transferred to TransCo physically unusable), except to the extent that ITC and its subsidiaries (taken as a whole) or Entergy’s Transmission Business (taken as a whole), as applicable, is disproportionately affected as compared to other participants in the electricity transmission industry;

•

resulting from or arising out of failure to meet internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position or budgets (provided that the facts and circumstances underlying such failure may be taken into account); and

•	resulting from or arising out of any reduction in credit ratings to the extent attributable to the expected consummation of the transactions.

A Transmission Business MAE will be deemed to have occurred in the event that any applicable federal, state or local regulatory agencies or commissions takes any action indicating that upon the purchase and operation of Entergy’s Transmission Business, ITC or its affiliates (i) shall no longer be deemed independent by FERC or (ii) shall be subject to regulation by any state or local commission (other than to the extent any such regulation relates to customary electric transmission franchise or siting matters within the jurisdiction of such agency or commission).

Conduct of Entergy’s Transmission Business Pending the Closing

The merger agreement generally provides that, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided for in the merger agreement, set forth in Entergy’s confidential disclosure letter or consented to in writing by ITC, Entergy and its subsidiaries are required to conduct Entergy’s Transmission Business in the ordinary course of business, consistent with past practice and good utility practice and use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain in effect all existing transmission permits, (iii) maintain all material assets to be transferred in accordance with good utility practice, (iv) preserve relationships with governmental authorities, key employees to be included in the transfer, customers and suppliers and others having significant business dealings with them and (v) comply in all material respects with all applicable laws and transmission permits.

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, (a) neither Entergy nor any of its subsidiaries will take any action or cause any action to be taken that (i) could cause the transactions to fail to qualify for the intended tax-free treatment, (ii) would result in failure to obtain the IRS rulings or that could cause any of the information or representations made in the documents related to the IRS rulings or the tax opinion to be untrue and (b) neither Entergy nor any members of the Entergy group will be a party to any transaction (or arrangement, negotiations or discussions with bankers with respect to a public offering, in each case within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 regarding a transaction or series of transactions) as a result of which ITC or TransCo would merge or consolidate with any person or any person would acquire any ITC or TransCo capital stock.

In addition, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided in the merger agreement or other transaction agreements, set forth in Entergy’s confidential disclosure letter, required by law or with the prior written consent of ITC (which consent will not be unreasonably withheld, conditioned or delayed), Entergy:

•

will not permit TransCo or any TransCo Sub to declare or pay any dividends or other distributions or enter into any agreement with respect to the voting of its capital stock or limited liability company membership interests or purchase or otherwise acquire any TransCo equity;

•

will not, and will not permit any of its subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any TransCo equity or limited liability company membership interests of any TransCo Sub or issue or authorize or propose the issuance of any TransCo securities in respect of, in lieu of or in substitution for shares of the capital stock or limited liability company membership interests of TransCo or any TransCo Sub;

•

will not, and will not permit any of its subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber (or authorize any such action) any assets that are (or would otherwise be) transmission assets, including the capital stock of any subsidiaries, except for specified exceptions, including dispositions in amounts less than $10 million in the aggregate in any consecutive 12-month period;

•

except in connection with any transaction solely between TransCo and any TransCo Sub or between any TransCo Subs and except for other specified exceptions, will not, and will not permit any of its subsidiaries to, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets that are (or would otherwise be) transmission assets, if (i) the amount exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period or (ii) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay or prevent the satisfaction of the closing conditions related to regulatory approvals;

•

will not, and will not permit any of its subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any indebtedness, other than liabilities that would be excluded liabilities under the separation agreement and indebtedness pursuant to the financings;

•

will not, and will not permit any of its subsidiaries to, adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TransCo or the TransCo Subs, or enter into a letter of intent or agreement in principle with respect to such action, other than the transactions;

•

will not, and will not permit any of its subsidiaries to, with respect to the transmission assets or Entergy’s Transmission Business, (i) make any material change in its accounting or tax reporting principles, methods or policies, except as required by a change in GAAP or FERC accounting requirements, (ii) make, change or revoke any material tax election or method of accounting on which tax reporting is based, (iii) settle or compromise any material tax claim or tax liability, or enter into any material tax closing agreements, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax or (v) amend any material tax return, subject to specified qualifications;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable law, except as necessary to produce the audited financial statements of Entergy’s Transmission Business to be delivered to ITC pursuant to the merger agreement;

•

will not, and will not permit any of its subsidiaries to, adopt, amend or terminate any transmission benefit plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of, grant any severance or termination pay or equity based compensation to, or loan or advance any money or other property to TransCo employees, except for specified exceptions, including in the ordinary course of business consistent with past practice as applicable generally to Entergy group employees in the relevant jurisdictions;

•

except as required by law or any collective bargaining agreement or obligation, will not, and will not permit any of its subsidiaries to, amend, modify, terminate, grant any waiver under or give any consent with respect to, or enter into any agreement to do so, material contracts relating to Entergy’s Transmission Business or enter into any contract that would be such a material contract, with the exception of any single contracts entered into by Entergy and its subsidiaries, in the ordinary course of business consistent with past practice and with a value not exceeding $10 million;

•

will not, and will not permit any of its subsidiaries that are engaged in Entergy’s Transmission Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any governmental authorities in respect of the operations of Entergy’s Transmission Businesses (other than any settlements, which are governed as provided in the bullet point below), except (i) as required by law to obtain or renew transmission permits or agreements in the ordinary course of business consistent with past practice or (ii) as may be related to taxes that would not be a transmission liability;

•

will not, and will not permit any of its subsidiaries to, pay, waive, release or settle any legal proceedings that would be a liability of Entergy’s Transmission Business or would restrict the operation of Entergy’s Transmission Business, in each case generally except for payments or settlements (i) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, are paid in full by Entergy prior to the separation and only involve monetary damages or (ii) that have become due and payable prior to the date of the merger agreement (such exceptions do not apply to any proceedings related to the transactions);

•

(a) will, and will cause its subsidiaries to, to the extent permitted by applicable law and on a reasonable basis, (i) discuss with ITC any material change in regulated transmission rates or charges, standards of service or regulatory accounting with respect to Entergy’s Transmission Business or (ii) consult with ITC prior to making any filing, or any amendment, or effecting any agreement, commitment, arrangement or consent with respect to such matters (other than filings to implement rate changes in accordance with existing formula rates or any formula rate that governs the recovery of transmission costs at retail) and (b) will not make, or permit any subsidiary to make, any filing to change its transmission rates on file with FERC or any other commission that would, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE, except for discussions or consultation with respect to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any actions concerning pass-through charges or transmission charges in accordance with existing formula rates or (iii) making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with respect to ordinary course changes in Entergy’s or its subsidiaries’ regulated transmission rates or charges, standards of service or regulatory accounting with respect to Entergy’s Transmission Business;

•

will, and will cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels with respect to the transmission assets as in effect on the date of the merger agreement;

•

will not, and will cause its subsidiaries not to, commit to any capital expenditure for which TransCo or any of its subsidiaries would be liable following the closing that is not specifically set forth in Entergy’s confidential disclosure letter or that together with any other capital expenditures so incurred is in excess of $100 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any assets of Entergy’s Transmission Business;

•

will, and will cause its subsidiaries to, use reasonable best efforts to make capital expenditures in accordance with the capital expenditures budget set forth in Entergy’s confidential disclosure letter;

•

will not, and will not permit any of TransCo or the TransCo Subs to, amend or otherwise change its or their (as applicable) organizational documents, except as expressly required by the merger agreement or permitted under the separation agreement;

•

will not, and will not permit any of its subsidiaries to, enter into or amend any contract or take any other action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions, including any contract or action inconsistent with the receipt of all necessary approvals from regulatory authorities to allow Entergy’s Transmission Business to become a member of an acceptable RTO, as defined below;

•

will cause a certain system agreement of Entergy to be amended, and seek FERC approval of such amendment, so that such agreement does not apply to ITC and its affiliates or Entergy’s Transmission Businesses, does not direct transmission functions to be performed by Entergy employees or business units and otherwise does not conflict with the FERC independence provisions applicable to ITC and its affiliates, except that the system agreement, as amended, may retain such provisions as may be necessary to allocate costs among the Entergy subsidiaries in relation to Entergy’s Transmission Business; and

•	will not, and will not permit any of its subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Entergy also agrees that, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, Entergy will use reasonable best efforts to take all actions necessary to obtain any necessary regulatory approvals to effect, prior to the closing, the migration of Entergy’s Transmission Business to a regional transmission organization that satisfies specified criteria set forth in Entergy’s confidential disclosure letter, referred to as an acceptable RTO, and to keep ITC informed of the status of such migration, including any material communications with any governmental authority. Entergy will consult with ITC with respect to any proposal, condition or limitation that arises in such proceedings that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its subsidiaries or ITC and any of its other affiliates after the closing which impact was not expressly contemplated in Entergy’s confidential disclosure letter and will not take any such action without ITC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). If ITC does not grant such consent and Entergy determines it is necessary or appropriate to take such action, the parties will negotiate for a period of 30 calendar days to reach a mutually agreeable resolution. If no such resolution is obtained, Entergy may take such action and ITC’s only recourse will be to terminate the merger agreement.

Conduct of ITC Pending the Closing

The merger agreement generally provides that, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided for in the merger agreement, set forth in ITC’s confidential disclosure letter or consented to in writing by Entergy, ITC and its subsidiaries are required to conduct its operations in the ordinary course of business, consistent with past practice and good utility practice and will use commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect existing permits, to maintain rights and franchises, to maintain all material assets, to preserve their relationships with governmental authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all applicable laws and permits.

From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, (a) neither ITC nor any of its subsidiaries will take any action or cause any action to be taken that could cause the transactions to fail to qualify for the intended tax-free treatment, (b) neither ITC nor any of its affiliates will be a party to any transaction (or arrangement, negotiations or discussions with bankers with respect to a public offering, in each case within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 regarding a transaction or series of transactions) as a result of which ITC or TransCo would merge or consolidate with any person or any person would acquire ITC or TransCo capital stock and (c) neither ITC nor any of its subsidiaries will acquire or own, directly or indirectly, any Entergy common stock.

In addition, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, except as expressly provided in the merger agreement or other transaction agreements, set forth in ITC’s confidential disclosure letter, required by law, or with the prior written consent of Entergy (which consent will not be unreasonably withheld, conditioned or delayed), ITC:

•	will not amend or otherwise change its organizational documents, except as expressly contemplated by the merger agreement;

•

will not declare or pay any dividends or other distributions, other than (i) quarterly cash dividends not to exceed the amounts set forth in ITC’s confidential disclosure letter, declared and paid in the ordinary course and consistent with past practice, (ii) dividends payable by a wholly owned subsidiary of ITC to ITC or another wholly owned subsidiary and (iii) a one-time special dividend in accordance with the merger agreement;

•

will not enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any ITC equity interests (other than in connection with a share repurchase in accordance with the merger agreement, ITC’s dividend reinvestment plan, or repurchases required under ITC’s articles of incorporation with respect to certain market participants);

•

will not, and will not permit any of its subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any ITC equity interests or issue or authorize or propose the issuance of any shares of ITC securities in respect of, in lieu of or in substitution for shares of the capital stock of ITC or any of its subsidiaries, other than specified exceptions, including in connection with the exercise of currently outstanding stock options and equity awards under existing ITC benefit plans or other grants of stock options and equity awards under existing such plans made in the ordinary course consistent with past practice;

•

will not, and will not permit any of its subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber (or authorize any such action) any assets, including the capital stock of any subsidiaries, except for specified exceptions, including dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

•

except in connection with any transaction solely between ITC and any ITC subsidiaries or between any ITC subsidiaries and except for other specified exceptions, will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets, if (i) the amount exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period or (ii) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay or prevent the satisfaction of the closing conditions related to regulatory approvals;

•

will not, and will not permit any of its subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness, other than for specified exceptions, including indebtedness repaid or incurred in the ordinary course of business consistent with past practice and indebtedness incurred in connection with the financings;

•

will not, with respect to ITC, adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ITC or enter into a letter of intent or agreement in principle with respect to such action, other than the transactions;

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable law;

•

will not, and will not permit any of its subsidiaries to, adopt, amend or terminate any ITC benefit plan or increase the salaries, wage rates, target bonus opportunities or equity based compensation of any of its directors, officers or employees, except for specified exceptions, including as applicable generally to ITC directors, officers or employees in the relevant jurisdictions;

•

except as required by law or any collective bargaining agreement or obligation and for other specified exceptions, will not, and will not permit any of its subsidiaries to, amend, modify, terminate, grant any waiver under or give any consent with respect to, or enter into any agreement to do so, material contracts of ITC or enter into any contract that would be such a material contract, with the exception of any single contracts entered into by ITC and its subsidiaries, in the ordinary course of business consistent with past practice and with a value not exceeding $10 million;

•

will not, and will not permit any of its subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (i) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, (ii) that have become due and payable prior to the date of the merger agreement, or (iii) in connection with regulatory proceedings before any governmental authorities (such exceptions do not apply to any proceedings related to the transactions);

•

will not, and will not permit any of its subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any governmental authorities in respect of the operations of their businesses (other than any settlements, which are governed as provided in the bullet point above), except as required by law to obtain or renew permits or agreements in the ordinary course of business consistent with past practice;

•

(a) will, and will cause its subsidiaries to, to the extent permitted by applicable law and on a reasonable basis, (i) discuss with Entergy any material change in regulated transmission rates or charges, standards of service or regulatory accounting or (ii) consult with Entergy prior to making any material filing, or any amendment thereto, with FERC, or effecting any agreement, commitment, arrangement or consent with respect thereto (other than filings to implement rate changes in accordance with existing formula rates) and (b) will not, and not permit any subsidiary to, make any filing to change its transmission rates on file with FERC or any other commission that would, individually or in the aggregate, reasonably be expected to have an ITC MAE, except for such provisions that do not require ITC or any of its subsidiaries to consult or discuss with Entergy prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any actions concerning pass-through charges or transmission charges in accordance with existing formula rates or (iii) making any filing, or any amendment, or effecting any agreement, commitment, arrangement or consent with respect to ordinary course changes in ITC’s or its subsidiaries’ regulated transmission rates or charges, standards of service or regulatory accounting;

•

will, and will cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels as in effect on the date of the merger agreement;

•

will not, and will not permit any of its subsidiaries to, enter into or amend any contract or take any other action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Antitrust Matters

The merger agreement generally provides that Entergy and ITC will file all required notifications under the HSR Act with the FTC and the DOJ. The parties made such filings on December 14, 2012. Each party has agreed, subject to certain limitations, to use its reasonable best efforts to obtain early termination of any waiting period under the HSR Act and supply each other, the FTC and the DOJ with any information reasonably required in connection with such filings. The waiting period under the HSR Act expired on January 14, 2013.

Efforts to Close

Subject to the terms of the separation agreement, the merger agreement generally provides that Entergy and ITC will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to carry out the intent and purpose of the merger agreement and to consummate the transactions, including using reasonable best efforts to file any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any governmental authority necessary or advisable to consummate the transactions, obtain each required approval, consent, ratification, permission and waiver of authorization from governmental authorities and parties to any material contractual obligations, cooperate with and provide notice to each other and lift any restraint, injunction or other legal bar to the transactions.

Reasonable best efforts in connection with seeking regulatory approval will not require:

•

Entergy or any of its subsidiaries to accept any term or condition of any regulatory approval that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of TransCo and its subsidiaries or the Utility Operating Companies, referred to as an Entergy burdensome condition. For purposes of determining whether an Entergy burdensome condition exists, the Utility Operating Companies will be considered to be a consolidated group of entities the size and scale of TransCo and its subsidiaries;

•

ITC or any of its subsidiaries to accept any term or condition of any regulatory approval that would reasonably be expected to (i) with respect to state regulatory approvals, have a material and adverse impact (for purposes of determining any such material and adverse impact, any impact on ITC and its subsidiaries will be deemed to be an impact on TransCo and its subsidiaries) on the value, financial condition or credit quality of TransCo and its subsidiaries, taken as a whole, relative to the value, financial condition or credit quality of TransCo and its subsidiaries, taken as a whole, if no such terms to the regulatory approvals were agreed, accepted, imposed or ordered or (ii) with respect to FERC approvals, result in a return on equity, target capital structure, formula rate structure and other rate elements for TransCo and the TransCo Subs that, when taken as a whole, would be materially less favorable to TransCo and its subsidiaries than those requested in the applications filed seeking such approval; or

•

ITC or any of its subsidiaries to accept any term or condition of any regulatory approval that would reasonably be expected to result in a determination that ITC or any of its affiliates will not be deemed independent by FERC or will be subject to regulation by any state or local agency or commission (other than to the extent any such regulation relates to customary electric transmission facility franchise or siting matters within the jurisdiction of such agency or commission), in combination with the bullet above, each referred to as an ITC burdensome condition.

In addition, the merger agreement provides that (i) ITC and its subsidiaries will not, without Entergy’s prior written consent, agree with any governmental entity or other person to any term or condition to any regulatory approval that would adversely impact Entergy or any of its subsidiaries after the closing of the merger and (ii) Entergy and its subsidiaries will not, without ITC’s prior written consent, agree with any governmental entity or other person to any term or condition to any regulatory approval that would adversely impact ITC or any of its subsidiaries (including TransCo and the TransCo Subs) after the closing of the merger.

The merger agreement provides that any costs incurred to comply with the terms and conditions of regulatory approvals, which are not sufficiently significant enough to result in an Entergy burdensome condition or an ITC burdensome condition, will be shared equally by the Entergy and its affiliates and ITC and its affiliates.

The merger agreement also generally provides that, subject to the terms of the separation agreement, Entergy, TransCo and ITC will, and will cause their subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the ITC financing and the financings and use their respective commercially reasonable efforts to cause their representatives to cooperate in connection with such financings.

Shareholders Meeting

ITC agreed, as promptly as practicable following Entergy’s delivery of audited financial statements with respect to Entergy’s Transmission Business and SEC’s confirmation that it has no further comments regarding the proxy statement/prospectus it delivered to ITC’s shareholders in connection with the transactions, to establish a record date for, duly call, give notice of, convene and hold a special meeting of the ITC shareholders for the purpose of voting to approve the merger agreement, a proposal to amend ITC’s amended and restated articles of incorporation to increase the number of authorized shares of ITC common stock to effectuate the merger and a proposal to approve the issuance of ITC common stock pursuant to the merger agreement (such proposals being collectively referred to as the merger proposals). At a special meeting of ITC shareholders held on April 16, 2013, ITC shareholders approved the merger proposals.

No Solicitation by ITC and Change of ITC Board of Directors Recommendation

The merger agreement contains detailed provisions restricting ITC’s ability to seek an alternative transaction. ITC agrees that ITC and its subsidiaries and their respective officers, directors and employees will not, and ITC will use its reasonably best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any ITC takeover proposal (as defined below);

•	furnish any nonpublic information regarding ITC or any of its subsidiaries to any person (other than Entergy) in connection with or in response to an ITC takeover proposal;

•	engage or participate in any discussions or negotiations with any person (other than Entergy) with respect to any ITC takeover proposal;

•	approve, endorse or recommend any ITC takeover proposal; or

•	enter into any letter of intent, agreement in principle or other agreement providing for any ITC takeover transaction, as defined below.

The merger agreement does not prevent ITC or ITC’s board of directors from, prior to the receipt of the ITC shareholder approval of the merger proposals, providing nonpublic information pursuant to a confidentiality agreement or participating in discussions or negotiations with any person in response to an unsolicited, bona fide written ITC takeover proposal that the ITC board of directors concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably likely to lead to an ITC superior proposal, as defined below. However, ITC or ITC’s board of directors may take such action only if:

•

the ITC board of directors concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the exercise by the board of its duties under applicable laws;

•	such ITC takeover proposal did not result from a material breach of the non-solicitation covenant described in this section; and

•

ITC gives Entergy prompt notice, no later than 24 hours after its receipt of any ITC takeover proposal, or any first request for nonpublic information in connection with an ITC takeover proposal, and keeps Entergy informed in all material respects on a prompt basis with respect to any change to the status or material terms of any such ITC takeover proposal (and in no event later than 24 hours following any such change).

In addition, prior to the receipt of the ITC shareholder approval of the merger proposals, ITC may take and disclose to the ITC shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any ITC takeover proposal.

An “ITC takeover proposal” means any bona fide offer, inquiry, proposal or indication of interest received from a third party relating to any ITC takeover transaction.

An “ITC takeover transaction” means any transaction or series of related transactions involving:

•

any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving ITC other than the transactions contemplated by the merger agreement and the other transaction agreements;

•

any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of any class of equity securities of ITC;

•	any direct or indirect acquisition of any businesses or of assets that constitute 15% or more of the consolidated net revenues, net income or assets of ITC and its subsidiaries, taken as a whole; or

•	any liquidation or dissolution of ITC or any of its subsidiaries.

An “ITC superior proposal” means an ITC takeover proposal to acquire at least a majority of the outstanding equity securities or assets of ITC on terms that the ITC board of directors determines, in good faith, after consultation with ITC’s outside legal counsel and ITC’s financial advisor, is more favorable, from a financial point of view, to ITC shareholders than the transactions contemplated by the merger agreement and the other transaction agreements (including any proposed modifications to such transactions committed to in writing by Entergy) and reasonably likely to be consummated, taking into account all factors deemed relevant by the ITC board of directors.

The merger agreement also generally provides that the ITC board of directors or any of its committees will not take the following actions, each referred to as an ITC change of recommendation:

•

withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify the ITC recommendation to vote for the merger proposals in a manner adverse to Entergy;

•

make public statements in connection with the special meeting of ITC shareholders or the merger agreement, the other transaction agreements or the transactions that are inconsistent with the ITC recommendation to vote for the merger proposals;

•	approve, adopt or recommend any ITC takeover proposal; or

•	fail to reaffirm or re-publish the ITC recommendation to vote for the merger proposals within 10 business days of a request by Entergy to take such action.

The ITC board of directors and the ITC committees are also restricted from approving, adopting or recommending (or publicly proposing to do so) a merger agreement, letter of intent, asset purchase agreement, option agreement or other similar contract (other than a confidentiality agreement entered into with respect to an ITC takeover proposal) or any tender offer in connection with any ITC takeover proposal.

Notwithstanding the foregoing restrictions, the ITC board of directors may at any time prior to the receipt of the ITC shareholder approval of the merger proposals make an ITC change of recommendation and terminate the merger agreement, pursuant to the terms of the merger agreement, if:

•	an ITC takeover proposal is made by a third party, and such offer is not withdrawn;

•	the ITC board of directors determines in good faith after consultation with its financial advisors that such offer constitutes an ITC superior proposal;

•

the ITC board of directors determines, following consultation with outside legal counsel, that the failure to make an ITC change of recommendation or to terminate the merger agreement would be reasonably likely to be inconsistent with the exercise of its duties under applicable laws; and

•

the ITC board of directors provides Entergy with five business days prior written notice of its intent to make an ITC change of recommendation and, if requested by Entergy, negotiates in good faith with Entergy during such five business day period regarding revisions to the merger agreement proposed by Entergy.

No Solicitation by Entergy

The merger agreement generally provides that Entergy and its subsidiaries and their respective officers, directors and employees will not, and Entergy will use its reasonably best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries, proposals or offers from any person relating to,

•	furnish any nonpublic information to any person (other than ITC) regarding,

•	engage or participate in any discussions or negotiations with any person (other than ITC) with respect to,

•	approve, endorse or recommend any action relating to, or

•	enter into any letter of intent, agreement in principle or other agreement providing for,

in each case, any purchase, transfer or other disposition of all or any part of Entergy’s Transmission Business, any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution, or similar transaction involving Entergy’s Transmission Business, or the sale of all or any part of the assets of the Entergy’s Transmission Business (other than assets sold by Entergy in accordance with the provisions described above in “—Conduct of Entergy’s Transmission Business Pending the Closing.”)

Stock Exchange Listing

ITC will use its reasonable best efforts to cause the shares of ITC common stock to be issued in connection with the merger to be listed on the NYSE as of the effective time of the merger.

Non-Opposition

After the rate construct is initially set in the FERC approval of the transactions, and for a period of five years after the closing date, Entergy agrees that it will not (and will cause its affiliates not to), oppose, contest, challenge or file any complaint before FERC or the state regulatory commissions approving the transactions regarding, or take (publicly or otherwise) any position with any third person adverse to, such rate construct, unless (i) required by a governmental authority pursuant to applicable law, (ii) unanimously directed by the Entergy Regional State Committee or (iii) requested in writing by an act of the commissioners of any state regulatory commission that regulates Entergy’s subsidiaries as a public utility.

The merger agreement also provides that after the rate construct is initially set in the FERC approval of the transactions, and for a period of five years after the closing date, Entergy will not (and will cause its affiliates not to) publicly oppose, contest or challenge, with any third person, the plan of TransCo or ITC, approved by the acceptable RTO of which Entergy’s Transmission Business will become a member, for anticipated capital expenditures that are included in the capital expenditure plan as described in the ITC confidential disclosure letter (unless TransCo or ITC departs from such plan in any material respect), and recovery thereon, through such rate construct, unless and to the extent (i) required by a governmental authority pursuant to applicable law, (ii) such plan is opposed by all of the members of the Entergy Regional State Committee or (iii) requested in writing by an act of the commissioners of any state regulatory commission that regulates Entergy’s subsidiaries as a public utility.

ITC Guarantee

In the merger agreement, ITC has guaranteed to Entergy the payment and performance obligations of TransCo or its subsidiaries under the separation agreement and the ancillary agreements following the effective time of the merger.

Alternative Transaction Structure

ITC and Entergy may mutually agree that an alternative transaction structure is preferable with respect to certain aspects of the transactions described in this prospectus. Upon such agreement, ITC and Entergy will work together in good faith to negotiate a definitive transaction agreement that reflects such mutually agreed alternative structure. In addition, in the event that any particular state regulatory approval is not obtained (or not obtainable on terms and conditions acceptable to ITC and Entergy as contemplated by the merger agreement), ITC and Entergy agree to reasonably cooperate in good faith in the consideration and implementation of alternative structures.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants with certain exceptions specified in the merger agreement relating to:

•	public announcements regarding the transactions;

•	access to the other party’s books and record;

•	cooperation among the parties relating to SEC filings; and

•

submission by Entergy of a request for IRS rulings regarding the tax-free nature of certain aspects of the transactions and Entergy and TransCo using reasonable best efforts to obtain such IRS rulings and a tax opinion from counsel regarding the tax-free nature of the transactions.

Entergy obtained IRS rulings regarding the tax-free nature of certain aspects of the transaction on May 31, 2013. Entergy expects to request additional IRS rulings regarding certain other aspects of the transactions, including the exchange trust exchange offer and mandatory exchange trust distribution.

Conditions to the Merger

The obligations of each of the parties to effect the closing of the merger are subject to the satisfaction or waiver of a number of conditions, including those described below. Each of the conditions is for the sole benefit of the relevant party and does not give rise to or create any duty on the part of either party to waive or not waive any such condition.

Mutual Conditions. The obligations of Entergy, TransCo, Merger Sub and ITC to effect the merger are subject to the satisfaction (or waiver by all parties) of the following conditions:

•	the absence of any temporary restraining orders or injunctions that would prevent the consummation of the merger or the transactions;

•	the occurrence of the transfer of Entergy’s Transmission Business to TransCo and the distribution in accordance with the terms of the separation agreement;

•	the approval of the merger proposals by ITC shareholders at the special meeting;

•	the authorization for listing on the NYSE of the ITC common stock to be issued pursuant to the merger agreement;

•	the effectiveness of the registration statement of which this prospectus is part and any registration statements filed by TransCo, as applicable;

•	the expiration of any offer period or notice period related to a split-off exchange offer or spin-off, as the case may be;

•	the absence of any temporary restraining order, injunction or other order issued in connection with any of the required regulatory approvals that would impose an ITC burdensome condition;

•	the receipt by Entergy of all necessary approvals from state and federal regulatory authorities to allow Entergy’s Transmission Business to become a member of an acceptable RTO; and

•	the completion of the financings pursuant to the separation agreement.

ITC Conditions. The obligation of each of ITC and Merger Sub to effect the merger is further subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of ITC and Merger Sub and may be waived by ITC):

•

performance by Entergy and TransCo, in all material respects, of their respective obligations and compliance with all covenants required by the merger agreement and the other transaction agreements to be performed on or before the closing;

•	the accuracy of Entergy’s representations and warranties set forth in the merger agreement, generally both when made and at the time of the closing, subject to certain specified materiality standards;

•	the absence of any Transmission Business MAE having occurred from the date of the merger agreement through the closing date;

•	Entergy will have delivered to ITC an officer’s certificate to the effect that each of the conditions set forth in the three bullet points immediately above are satisfied;

•	the receipt of a written tax opinion from Simpson Thacher & Bartlett LLP, stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the receipt of the IRS rulings, requested by Entergy, regarding the tax-free treatment of certain aspects of the transactions;

•

the absence of any changes in, revocation of, or amendment to the IRS rulings or change in law that, in the reasonable judgment of ITC, has a materially adverse impact on ITC or TransCo, and the tax opinion from counsel to be obtained by Entergy regarding the tax-free nature of certain aspects of the transactions being in form and substance reasonably acceptable to ITC;

•

the receipt of the required regulatory approvals, including approval of FERC, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Missouri Public Service Commission, the Public Utility Commission of Texas and the Council for the City of New Orleans, as well as the expiration of the applicable waiting period under the HSR Act, and such approvals will have become final orders which do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an ITC burdensome condition, as defined above;

•	the completion of the ITC financing and the one-time special dividend, share repurchase or both, as the case may be, pursuant to the terms of the merger agreement;

•

in the event that the integration of the Utility Operating Companies into an acceptable RTO has not been fully completed as of the closing date, arrangements reasonably acceptable to ITC will have been made such that neither ITC nor any of its affiliates (including TransCo and the TransCo Subs) would be responsible for performing generator dispatch, for economics or market operations, following the consummation of the merger; and

•	the execution by Entergy, TransCo or any affiliate of Entergy who is a party to the ancillary agreements of each of the ancillary agreements.

Entergy Conditions. The obligation of each of Entergy and TransCo to effect the merger is further subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Entergy and TransCo and may be waived by Entergy):

•

performance of ITC and Merger Sub in all material respects, of their respective obligations and compliance with all covenants required by the merger agreement and the other transaction agreements to be performed on or before the closing;

•

the accuracy of the representations and warranties of ITC set forth in the merger agreement, generally both when made and at the time of the closing, subject to certain specified materiality standards;

•	the absence of any ITC MAE having occurred from the date of the merger agreement through the closing date;

•	ITC will have delivered to Entergy an officer’s certificate to the effect that each of the conditions set forth in the three bullet points immediately above are satisfied;

•

the Entergy board of directors will have received an opinion from a nationally recognized solvency valuation firm, that, after giving effect to the transactions (including the anticipated financings), the transactions will not leave TransCo “insolvent” or otherwise unable to pay its obligations as they come due;

•

Entergy will have received the IRS rulings to be requested by Entergy regarding the tax-free treatment of certain aspects of the transactions and tax opinions from counsel; provided that Entergy will not be permitted to avoid closing as a result of any failure of Entergy to receive favorable IRS rulings or tax opinion with respect to the tax-free treatment of its debt exchange or the exchange trust arrangements;

•

the absence of any change in, revocation of, or amendment to the IRS rulings or change in law that could, in the reasonable judgment of counsel to Entergy, affect the validity of the IRS rulings in a manner that is materially adverse to Entergy;

•

the receipt of the required regulatory approvals, including approval of the FERC, the Nuclear Regulatory Commission, the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Mississippi Public Service Commission, the Public Utility Commission of Texas and the City Council for the City of New Orleans, as well as the expiration of the applicable waiting period under the HSR Act, and such approvals will have become final orders which do not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an Entergy burdensome condition or an ITC burdensome condition; and

•	the execution by ITC of each of the ancillary agreements to which it is a party.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing date:

•	by the mutual written consent of ITC and Entergy;

•	by either Entergy or ITC if:

•

the merger has not been completed by June 30, 2013, referred to as the outside date, which date may be extended up to six months by Entergy or ITC in circumstances where all the closing conditions except specified closing conditions have been satisfied (or are capable of being satisfied by such date);

•

the transactions are enjoined or prohibited, or if a final non-appealable order has been entered into that prohibits any material component of the transactions or would impose an ITC burdensome condition, unless the action is due to the failure of the party seeking to terminate pursuant to this provision to perform the covenants described under “—Antitrust Matters” and “—Efforts to Close”;

•	the ITC shareholder meeting regarding the merger proposals has been concluded and the ITC shareholders did not approve the merger proposals;

•

upon breach or failure to perform by the other party in any material respect of any of its representations, warranties, covenants or other agreements contained in the merger agreement or the separation agreement, which gives rise to the failure of a joint condition or a condition of the other party in the merger agreement or a condition in the separation agreement and such breach or failure to perform cannot be or has not been cured prior to the earlier of 60 days after written notice of such breach or failure to perform or the outside date;

•	by ITC if:

•

at any time prior to obtaining the ITC shareholder approval of the merger proposals, in order to enter into a written definitive agreement for an ITC superior proposal, if ITC has complied with its obligations in the merger agreement regarding an ITC change of recommendation and ITC pays to Entergy the termination fee described below;

•

Entergy takes any action, without the prior written consent of ITC, with respect to any proposal, condition or limitation that arises in a proceeding with a governmental authority in connection with obtaining the necessary regulatory approvals to effect the migration of Entergy’s Transmission Business to an acceptable RTO, that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its subsidiaries or ITC or any of its other affiliates after the closing and which impact was not expressly contemplated in Entergy’s disclosure letter;

•	by Entergy if:

•

ITC or any of its subsidiaries, representatives or affiliates willfully breaches in any material respect any of their non-solicitation obligations described under “—No Solicitation by ITC and Change of ITC Board of Directors Recommendation” and such breach cannot or has not been cured prior to the earlier of 10 days after written notice of such breach and the outside date;

•	if there has been an ITC change of recommendation; or

•

any law makes the completion of the transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or any governmental authority takes any action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions or imposing an Entergy burdensome condition and such action becomes final and non-appealable, unless the action is due to the failure of Entergy to perform the covenants described under “—Antitrust Matters” and “—Efforts to Close”.

Termination Fee

ITC has agreed to pay Entergy a termination fee of $113,570,800 in the event that the merger agreement is terminated:

•	by Entergy if there has been an ITC change of recommendation;

•

by ITC, at any time prior to obtaining the ITC shareholder approval of the merger proposals, in order to enter into a written definitive agreement for an ITC superior proposal, if ITC has complied with its obligations in the merger agreement regarding an ITC change of recommendation; or

•

by Entergy if ITC or any of its subsidiaries, representatives or affiliates willfully breach in any material respect any of their non-solicitation obligations described under “—No Solicitation by ITC and Change of ITC Board of Directors Recommendation”, or by ITC or Entergy if the ITC shareholder meeting regarding the merger proposals has been concluded and the ITC shareholders did not approve the merger proposals; and, in either case, prior to any such termination any third party has made an ITC takeover proposal which has been publicly announced or disclosed and not publicly withdrawn or abandoned by such third party at least five business days prior to the ITC shareholders meeting and ITC has entered into an agreement to consummate or has consummated an ITC takeover transaction within 12 months of any such termination. For purposes of this provision only, “ITC takeover transaction” has the same meaning as defined under “—No Solicitation by ITC and Change of ITC Board of Directors Recommendation” above, except that “15% or more” is changed to “more than 50%”.

Fees and Expenses

The merger agreement generally provides that all fees and expenses incurred by a party in connection with the transactions will be paid by the party incurring such fees or expenses, with certain exception, including:

•

Entergy and its subsidiaries and ITC and its affiliates will share equally any costs incurred to comply with the terms and conditions of regulatory approvals, which are not sufficiently significant to result in an Entergy burdensome condition or an ITC burdensome condition;

•

Entergy and ITC will share equally any required filing fee in respect of any notice submitted under the HSR Act and the fees and expenses of printers used by Entergy and ITC in connection with the preparation of filings with the SEC;

•

Entergy will bear or reimburse ITC for all reasonable costs and expenses incurred in connection with the exchange trust transactions (see “—Exchange Trust”), including the reasonable fees and expenses of counsel of ITC;

•

TransCo and the TransCo Subs will pay all underwriters or lenders fees and expenses incurred by TransCo and the TransCo Subs in connection with the financings (excluding any legal, underwriting or other fees and expenses of Entergy) and such fees and expenses will be transmission liabilities transferred under the separation agreement. However, all initial fees and expenses incurred or payable prior to the effective time of the merger with respect to the TransCo Subs’ 366-day bridge facility will be borne by TransCo prior to the effective time of the merger (out of cash not included in the transmission assets) or by Entergy and will be deemed to be an excluded liability under the separation agreement;

•

any fees and expenses (i) paid in connection with amendments or consents for indebtedness of Entergy and its affiliates that are reasonably necessary to effectuate the financings described under “The Financings” will be the obligation of Entergy and (ii) paid in connection with amendments or consents for indebtedness of ITC and its affiliates (excluding TransCo and its affiliates) that are reasonably necessary to effectuate the financings described under “The Financings” will be the obligation of ITC; and

•

in any action to enforce any provisions of the merger agreement, or where any provision of the merger agreement is validly asserted as a defense, the successful party will be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and other available remedy.

Survival of Representations, Warranties and Agreements

In general, the representations and warranties contained in the merger agreement will not survive the closing of the merger, except the covenants that by their terms are to be performed in whole or part after the closing and a limited number of representations and warranties survive until the first anniversary of the closing. The representations and warranties which survive include (i) Entergy’s representations and warranties concerning the rate base amount of Entergy’s Transmission Business as of December 31, 2010 and Entergy’s title to the transmission assets and the sufficiency of such transmission assets to operate Entergy’s Transmission Business and (ii) Entergy’s and ITC’s representations and warranties concerning the accuracy of the information they provided each other for inclusion in their filings relating to the transactions with the SEC and other governmental authorities, compliance with law of Entergy’s and ITC’s filings with governmental authorities after the date of the merger agreement, and payment by Entergy and ITC of broker’s or finder’s fees in connection with the transactions. ITC’s unconditional and irrevocable guarantee relating to payment and prompt performance of any post-closing obligations of TransCo or the TransCo Subs, will survive the closing indefinitely. See “—ITC Guarantee.”

Amendment and Waiver

The merger agreement may be amended by the parties in writing. Any waiver of a provision of the merger agreement must be in writing and signed by the party against whom the waiver is to be effective.

Specific Performance

In addition to any other remedy that may be available to them, including monetary damages, the parties agree that the parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement is governed by and will be constructed in accordance with the laws of the State of Delaware.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the separation agreement (as amended by Amendment No. 1 to the separation agreement). This summary is qualified in its entirety by the separation agreement and Amendment No. 1 to the separation agreement, each of which is incorporated by reference to Exhibit 2.2 of the registration statement on Form S-4/S-1 filed by TransCo of which this prospectus forms a part. The rights and obligations of the parties are governed by the express terms and conditions of the separation agreement (as amended by Amendment No. 1 to the separation agreement) and not by this summary or any other information included in this prospectus. You are urged to read the separation agreement (as amended by Amendment No. 1 to the separation agreement) carefully and in its entirety.

Timing of the Transactions Contemplated by the Separation Agreement

The internal restructuring will occur before the distribution, which will occur immediately before the closing of the merger. See “The Merger Agreement—The Distribution.”

The Separation

Transfer of Assets

Subject to the terms and conditions of the separation agreement, Entergy and certain of its subsidiaries will sell, assign, transfer, convey and deliver to TransCo or one or more TransCo Subs, all of Entergy’s and its applicable subsidiaries’ right, title and interest in the assets of Entergy’s Transmission Business, referred to as the transmission assets, including with certain exceptions:

•	transmission line facilities operating at or above 69 kV together with related facilities;

•	transmission substation facilities directly used for or exclusively in support of transmission;

•

structures, equipment, facilities and other assets, other than interests in real property that are located at a substation where three or more separate transmission lines running from outside of such substation are interconnected within such substation and are used in support of both transmission and distribution functions within such substation;

•	transmission land rights and certain specified real property rights;

•	transmission control facilities and transmission control systems, including certain rights of use, which include a royalty-free license to use certain software and applications;

•	certain real property and all the buildings, fixtures, structures and improvements erected or located on such real property;

•	the rights and interests of the Utility Operating Companies under certain leases related to certain leased premises;

•

all of the office equipment (including personal computers), furnishings and other tangible assets located at any TransCo real property, on certain leased premises, the transmission control facilities and allocated according to a schedule;

•

all the office equipment (including personal computers), furnishings and other tangible assets and all the machinery, equipment, tools and vehicles, in each case as used in the operation of the transmission assets and allocated according to a schedule;

•	permits (excluding franchises) granted to Entergy or any of its subsidiaries that are primarily used or held for use in Entergy’s Transmission Business;

•

rights to causes of action, lawsuits, judgments, claims, counterclaims and demands of Entergy, its affiliates, TransCo or any of the TransCo Subs that relate to the transmission assets or transmission liabilities;

•

inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are primarily used or held for primary use in Entergy’s Transmission Business;

•

licenses of intellectual property rights held by Entergy or its subsidiaries exclusively used in Entergy’s Transmission Business as of the separation time and a royalty free license to use all other intellectual property rights owned or licensed by Entergy and its subsidiaries that are used in Entergy’s Transmission Business;

•	warranties pertaining to the transmission assets;

•

rights or interests related to Entergy’s Transmission Business under any contract that is also related to another business function of Entergy or its subsidiaries, referred to as a multifunction contract;

•	any contracts not involving real property rights that are primarily related to Entergy’s Transmission Business;

•	contracts that permit third parties to attach facilities to transmission lines;

•	collective bargaining agreements governing the terms and conditions of employment for the TransCo employees;

•

business records primarily related to the transmission assets or transmission liabilities, including with respect to TransCo employees and subject to any applicable collective bargaining obligations, employment and personnel records of TransCo employees, including performance reviews in respect of the period while employed by TransCo or a TransCo Sub, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of the closing of the merger;

•	goodwill of the transmission assets;

•	right to enforce confidentiality provisions related to confidential information of Entergy’s Transmission Business and rights to enforce the assignment provisions of any contract;

•	a copy of any database containing records related to transmission land rights, TransCo real property or transferred leased premises;

•

franchises related exclusively to Entergy’s Transmission Business and, subject to certain limitations, any rights under any franchises that do not exclusively relate to Entergy’s Transmission Business;

•	rights of TransCo and TransCo Subs under the separation agreement and the merger agreement or any ancillary agreement;

•

cash, plus the interest accrued, equal to the sum of (i) all customer deposits held by Entergy and its subsidiaries, excluding TransCo and the TransCo Subs, related to the provision of transmission service, construction of transmission or any provision under Entergy’s Open Access Transmission Tariff, (ii) all customer payments exclusively for transmission assets or services, or the pro rata portion that is not for distribution assets or service; and transmission customer payments for specific customer funded projects (other than that portion specifically for the tax gross up component) and (iii) accounts payable relating to the construction or investment in the transmission assets at the effective time of the merger, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses; together referred to as transactional cash;

•

cash in an amount equal to any unpaid interest on the Entergy exchangeable debt that is accrued on or before the effective time of the merger but not paid until after the effective time of the merger; and

•

any and all other assets owned or held immediately prior to the separation time by Entergy or any of its subsidiaries that are exclusively used in, held for use or future use in or related to, Entergy’s Transmission Business, that are not part of the excluded assets.

The separation agreement also identifies specific assets that will not be transferred to TransCo or the TransCo Subs as part of the separation, including:

•

fiber optic communication lines and microwave communications systems, including related equipment and facilities, located on the transmission line facilities and owned or leased by Entergy or its affiliates;

•	meters and instrument transformers exclusively for metering;

•

all cash and cash equivalents, bank or other deposit accounts, accounts receivable and any income, sales, payroll or other tax receivables of Entergy and its affiliates, other than the transactional cash;

•	certain intellectual property rights;

•

any compensation, payment or other relief related to a condemnation or taking by eminent domain of any transmission asset in an action settled, consented to or finally adjudicated prior to the separation time;

•	customer payments that are exclusively for distribution assets or services, or the pro-rata portion that is not for transmission assets or service;

•	transmission customer payments specifically for the tax gross up component for specific customer funded projects;

•	employment and personnel records of (i) employees that are not TransCo employees and (ii) TransCo employees the transfer of which is prohibited by collective bargaining obligations;

•

all rights to insurance policies or practices of Entergy and its affiliates, any refunds paid or payable in connection with the cancellation or discontinuance of any such polices or practices, and any claims made under such policies;

•	all equipment and facilities exclusively used for the movement of electricity to customers and having the nominal voltages below 69kV;

•

rights to causes of action, lawsuits, judgments, claims, counterclaims or demands against a party other than ITC or its affiliates not relating to the transmission assets or Entergy’s Transmission Business;

•	certain financial and tax records and working papers of Entergy’s auditors;

•	Federal Communications Commission licenses;

•	other than rights to enforce certain confidentiality provisions, records relating to the potential separation of Entergy’s Transmission Business and merger with ITC;

•	all permits of Entergy or its affiliates other than those permits primarily used or held for use in Entergy’s Transmission Business;

•

any and all assets that are expressly specified by the separation agreement or any ancillary agreement as assets to be retained by Entergy or any of its subsidiaries, with the exception of TransCo and the TransCo Subs;

•	assets exclusively used, held for exclusive use in, or exclusively related to, businesses of Entergy other than Entergy’s Transmission Business; and

•	assets listed on certain schedules to the separation agreement.

Assumption of Liabilities

At the same time as the transfer of the transmission assets to TransCo or one or more TransCo Subs, with certain exceptions, TransCo or one or more TransCo Subs will assume, perform and fulfill when due and, to the extent applicable, comply with certain liabilities of Entergy’s Transmission Business described below and certain other liabilities described in the schedules to the separation agreement. Entergy’s Transmission Business liabilities, referred to as the transmission liabilities, which TransCo will assume include, with certain exceptions:

•	fifty percent (50%) of any sales or transfer taxes applicable to the transactions;

•	liabilities, with respect to Entergy’s Transmission Business and the transmission assets, relating to loss of life or injury to persons due to exposure to asbestos on or after the separation;

•

environmental liabilities, with respect to Entergy’s Transmission Business, relating to any violation or alleged violation of environmental laws and wetland mitigation arising from the permits primarily used or held for use in Entergy’s Transmission Business;

•	liabilities, with respect to Entergy’s Transmission Business, for the off-site disposal, storage, transport, discharge or release of hazardous materials on or after the separation time;

•

subject to certain exceptions, with respect to real property subject to the transmission land rights and transmission assets located thereon, liabilities caused by release or exposure to hazardous materials and investigation and/or remediation of hazardous materials released;

•	liabilities that arise under the TransCo contracts and the assigned portions of any multifunction contract, any franchise, or any other contract that is assigned to TransCo or a TransCo Sub;

•	liabilities related to the taxes applicable to the transmission assets with respect to any period beginning after the effective time of the merger;

•	liabilities related to the TransCo debt securities and TransCo Subs Financing;

•	liabilities related to leases for the transmission assets;

•	transmission credits;

•	customer deposits related to the provision of transmission service, construction of transmission or any provision under Entergy’s Open Access Transmission Tariff;

•

accounts payable related to the construction or investment in the transmission assets as of the effective time of the merger, excluding any accounts payable in respect of expenses, including operating and maintenance and general and administrative expenses; and

•

liabilities of TransCo and the TransCo Subs to the extent arising primarily out of, primarily relating to or otherwise primarily in respect of, the ownership or use of the transmission assets or the operation or the conduct of Entergy’s Transmission Business, whether before, at or after the separation time.

The separation agreement also identifies specific liabilities that will not be assumed by TransCo or the TransCo Subs as part of the separation, including the following liabilities:

•	fifty percent (50%) of any sales or transfer taxes applicable to the transactions;

•	certain environmental liabilities relating to, arising out of, resulting from, or otherwise in respect of, assets or activities outside of the operation or conduct of Entergy’s Transmission Business;

•	liabilities related to the taxes applicable to the transmission assets with respect to any period ending on or before the effective time of the merger;

•

liabilities under intercompany accounts between TransCo or a TransCo Sub, on the one hand, and Entergy or any of its subsidiaries (excluding TransCo and the TransCo Subs), on the other hand, and liabilities that may arise in connection with settlement, satisfaction, cancellation, termination or extinguishment of such accounts in connection with the separation;

•	liabilities for indebtedness other than as incurred in connection with the financings, provided that certain interest and costs and expenses will be excluded liabilities;

•	current liabilities of Entergy and its affiliates, other than the assumed accounts payable and customer deposits to the extent they are current liabilities;

•

liabilities under any contract for the provision of services or otherwise that would cause ITC, TransCo or their applicable subsidiaries to be considered a customer of electricity transmission service or electricity market participant under FERC rules or regulation, except as necessary to operate the transmission assets prior to TransCo’s full Regional Transmission Organization membership and operation with respect to the transmission assets;

•

liabilities arising pursuant to environmental law, with respect to (i) Entergy’s Transmission Business, for the off-site disposal, storage, transport, discharge or release of hazardous materials prior to the separation time and (ii) assets and properties no longer used in Entergy’s Transmission Business as of the separation time to the extent that such assets and properties are not transferred to TransCo;

•

with respect to transmission assets located on real property not subject to the transmission land rights, liabilities caused by release of, or exposure to, hazardous materials prior to the separation time and investigation and/or remediation of hazardous materials released prior to the separation time;

•

with respect to real property subject to the transmission land rights at which assets and operations of Entergy or any of its subsidiaries (excluding TransCo and the TransCo Subs) will remain after the separation time, liabilities and investigation and/or remediation due to release of hazardous materials by any such entity after the separation time;

•	liabilities listed on a schedule to the separation agreement; and

•

liabilities that are expressly contemplated by the separation agreement or any ancillary agreements as liabilities retained or assumed by Entergy or any of Entergy’s subsidiaries (excluding TransCo and the TransCo Subs), and all liabilities of such entities under the separation agreement or any of the ancillary agreements.

Third Party Consents

As promptly as practicable after the signing of the separation agreement and for a period of two (2) years following the closing, the parties will cooperate and each use reasonable best efforts to transfer or reissue to TransCo or a TransCo Sub all the permits related to Entergy’s Transmission Business and to obtain all consents and governmental approvals required to consummate the transfer of the transmission assets and liabilities. Entergy and its subsidiaries (excluding TransCo and the TransCo Subs) are not required to obtain any consents related to any easement, servitude, license, right of way, permit or similar right affecting, or otherwise related to, any transmission land rights (except as described on a schedule to the separation agreement), including substation real estate, real estate owned by other utility companies, consents from land owners that own a significant amount of transmission land rights, government transmission land right consents and railroad rights of way. Furthermore, no party is required to make any material payments, incur a material liability or grant any material accommodation to any third party to obtain any such consents or approvals.

Deferred Assets; Subsequent Transfers

If the transfer of any transmission assets or excluded assets requires any consents or approvals which have not been obtained at the separation time, the transfer of such asset, with the exception of certain transmission land rights, will automatically be deferred. The party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset until the asset is transferred. During such time, the parties will use reasonable best efforts to make arrangement to place the party entitled to such asset in the same position as if the asset had been transferred earlier. However, no such arrangement will be considered to have caused any closing condition related to the transfer of such deferred asset to have been satisfied unless TransCo would, without being in breach of applicable law or contract, still be able to own, operate or use the transmission assets in all material respects in the manner owned and operated by Entergy prior to the separation date. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the separation agreement and/or applicable ancillary agreement. The parties may elect to have such deferred assets immediately transferred if the required consent or approval is immaterial and the party electing to effect the transfer agrees to assume any related liability, or if the election is joint, then the liabilities will be shared evenly. The obligations related to the transfer of deferred assets will terminate on the second anniversary of the closing.

For a period of five (5) years after the closing, (i) Entergy will transfer to ITC (a) any transmission assets that Entergy acquires or constructs after the closing or (b) any of Entergy’s assets that are reclassified as transmission assets due to future system modifications, and (ii) ITC will transfer to Entergy any assets in ITC’s service territory that are reclassified as distribution assets due to future system modifications. Each party will use reasonable best efforts to obtain any consents or approvals from governmental authorities necessary to consummate the transactions contemplated by the foregoing. If the transferred assets have a net book value of less than $10 million, the price the receiving party will pay to the transferring party for the transferred assets will be equal to the net book value. If the transferred assets have a net book value of $10 million or greater, Entergy and ITC shall mutually agree upon the price for the transferred assets.

Franchises

Entergy and certain of its subsidiaries have been granted certain franchises, concessions or similar permits from governmental authorities that generally provide for the right to distribute, sell and supply electricity within a governmental authority’s boundaries (and the right to erect, operate and maintain its facilities there for such purposes), referred to as franchises. Any franchise that does not relate solely to Entergy’s Transmission Business will be partially assigned by Entergy and/or its subsidiaries to TransCo and/or a TransCo Sub. If any franchise cannot be partially assigned, from the date of the separation agreement until two (2) years after the closing, Entergy, ITC, TransCo and the TransCo Subs will use reasonable best efforts to obtain replacement franchises or similar permits for TransCo or the applicable TransCo Sub. The replacement franchises or permits are not conditions to the separation.

Multifunction Contracts

Entergy will use commercially reasonable efforts to separate and cause TransCo or the applicable TransCo Sub to enter into new agreements with the counterparties to any multifunction contract prior to the separation and if unable to enter into a new agreement, Entergy will partially assign the multifunction contract to TransCo if it is assignable, and if unable to partially assign such contracts, Entergy will use commercially reasonable efforts to provide for alternative arrangements to provide TransCo or the applicable TransCo Sub with the benefit of such contracts as though they had been partially assigned.

Allocation Matters

In connection with the migration of Entergy’s Transmission Business to a regional transmission organization, certain operating and other systems will require new configurations or new systems. The parties have agreed that the costs and expenses of such configurations or to implement such new systems will be paid by the applicable Utility Operating Company. At the effective time of the merger, each Utility Operating Company will transfer as part of the transfer of specified transmission assets and liabilities the operating and other systems so that, after taking into account the ancillary agreements entered into in connection with the separation agreement, TransCo is capable of operating Entergy’s Transmission Business. After the separation, any costs incurred in connection with the operation of Entergy’s Transmission Business on a stand alone basis (i.e., after the expiration of the applicable ancillary agreement) will be borne by TransCo or the applicable TransCo Sub.

Non-Solicitation

ITC, TransCo and Entergy are restricted from soliciting or employing specified current and former employees for a period of twenty-four (24) months after the closing, subject to specified exceptions.

Termination of Intercompany Agreements

Effective as of the distribution date, Entergy and TransCo will terminate all contracts between Entergy and its subsidiaries (excluding TransCo and the TransCo Subs), on the one hand, and TransCo and the TransCo Subs, on the other hand (except any contract to which any person other than the parties to the separation agreement or their affiliates are party, the merger agreement, separation agreement and the ancillary agreements and any contract expressly contemplated thereby or contemplated to survive thereby). All loans between Entergy and its subsidiaries, on the one hand, and TransCo and its subsidiaries, on the other hand, likewise will be terminated before the distribution date.

Taxes

The separation agreement contains certain additional covenants related to obtaining the IRS rulings, stating that the transactions will qualify for the intended tax-free treatment and preserving the tax treatment of the transactions. Provisions related to indemnification for tax provisions are described below in “—Mutual Releases; Indemnification—Indemnification.”

Except to the extent provided for in the agreements governing the transactions, none of ITC, TransCo or any ITC affiliate will undertake any of the following activities for period beginning with the date of the separation agreement and ending two years and one day after the distribution date:

(a) enter into or be a party to any transaction (or arrangement, negotiations or discussions with bankers with respect to a public offering, in each case within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 regarding a transaction or series of transactions) as a result of which (i) ITC or TransCo would merge or consolidate with any person or (ii) any person would acquire or have the right to acquire any ITC or TransCo capital stock;

(b) cause or permit any merger or consolidation of TransCo with or into any person;

(c) cause or permit the liquidation, dissolution or partial liquidation of ITC or TransCo;

(d) sell or transfer more than 60% of the fair market value of the transmission assets that were transferred to TransCo under the separation agreement;

(e) redeem, repurchase, or otherwise reacquire (directly or through an ITC affiliate) any ITC or TransCo capital stock, except for specified exceptions in the ordinary course in connection with the exercise or vesting of certain ITC, TransCo or ITC affiliate equity-based awards or pursuant to the ITC dividend reinvestment plan;

(f) issue any ITC or TransCo capital stock or any equity interest in an ITC affiliate, except for specified exceptions regarding (i) certain options or stock provided to employees, consultants, independent contractors or directors in connection with the performance of services; (ii) shares acquired by a retirement plan of Entergy or TransCo; and (iii) shares issued pursuant to a pro rata stock split with respect to all shareholders of ITC Common Stock provided, however, that ITC, TransCo and an ITC affiliate may not issue any such options or shares described in clause (i) above to any person if such person is a controlling shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(3)) or a ten percent (10%) shareholder (within the meaning of Treasury Regulation Section 1.355-7(h)(14)) of ITC or TransCo immediately after the merger;

(g) amend its certificate of incorporation (or other organizational documents) or take any recapitalization action that would affect the relative voting rights of the separate classes of ITC common stock or TransCo stock;

(h) make certain modifications, repurchases, defeasances, satisfactions or discharges to the TransCo Securities, other than in accordance with their terms;

(i) take any action that could (or fail or omit to take any action the failure or omission of which could) result in TransCo ceasing to be actively engaged in the active conduct of a trade or business;

(j) (A) take (or permit any ITC affiliate to take) any action that could reasonably be expected to cause or permit one or more persons (including persons acting in concert) to be treated under applicable tax rules as acquiring a fifty percent (50%) or greater interest in TransCo or (B) fail or omit to take (or permit any ITC or TransCo affiliate to fail or omit to take) any action where ITC or any ITC affiliate (or any of their respective officers or directors) has actual knowledge that the failure or omission to take such action would reasonably be expected to cause or permit one or more persons (including persons acting in concert) to be treated under applicable tax rules as acquiring a fifty percent (50%) or greater interest in TransCo; or

(k) (A) take (or permit any ITC affiliate to take) certain actions that could reasonably be expected to cause the transactions to fail to qualify for certain aspects of the intended tax-free treatment or (B) fail or omit to take (or permit any ITC or TransCo affiliate to fail or omit to take) certain actions where ITC or any ITC affiliate (or any of their respective officers or directors) has actual knowledge that the failure or omission to take such action would reasonably be expected to cause the transactions to fail to qualify for certain aspects of the intended tax-free treatment.

Notwithstanding anything to the contrary in the separation agreement, ITC, TransCo and any ITC affiliate may engage in any of the foregoing prohibited acts if ITC first obtains a tax opinion (reasonably satisfactory to Entergy) stating that the applicable entity’s engagement in such prohibited act will not cause the transactions to fail to qualify for certain aspects of the intended tax-free treatment. As described below under “—Mutual Releases; Indemnification—Indemnification,” regardless of whether ITC obtains a tax opinion with respect to any prohibited act, ITC will be obligated to indemnify Entergy and certain parties related to Entergy against all losses related to any tax liability resulting from a breach by ITC, TransCo, or any ITC affiliate of the foregoing covenants.

Guarantees

ITC has agreed to use its commercially reasonable efforts to novate, assign or replace certain Entergy guarantees entered into in the course of the conduct of Entergy’s Transmission Business with an ITC guarantor or an affiliate of ITC as guarantor in order to release Entergy and its affiliates from any liability related to such Entergy guarantees. If prior to the closing the parties are unable to novate, assign or replace any such Entergy guarantees, after the closing ITC will continue to use commercially reasonable efforts to novate, assign or replace such Entergy guarantees with a TransCo guarantor or an affiliate of TransCo as guarantor and will indemnify, defend and hold harmless Entergy and its affiliates against, and reimburse Entergy and its affiliates for, any losses of Entergy and its affiliates incurred because any such Entergy guarantee is called upon and Entergy or its affiliate is required to make any material payment under any such Entergy guarantee. ITC’s commercially reasonable efforts do not require ITC to take any action that would be reasonably expected to expose it, TransCo or any of the TransCo Subs to any material incremental expenses or losses of benefits.

Resignations

At or prior to the distribution date, Entergy will cause each employee and director of Entergy and its subsidiaries who will not be employed by TransCo or a TransCo Sub to resign, effective no later than the distribution date, from all boards of directors or similar governing bodies of TransCo or the TransCo Subs, and from all positions as officers of TransCo or TransCo Subs.

The Financings

The separation agreement provides that, prior to the distribution, Entergy, TransCo and the TransCo Subs will enter a series of financings transactions. The following paragraphs summarize the provisions of the separation agreement related to those financings.

Exchangeable Debt Financing

Entergy has agreed, subject to certain limitations and restrictions, to use its reasonable best efforts to issue new debt to unrelated creditors. In lieu of issuing new debt, the debt exchange may be effectuated with existing

Entergy debt purchased by unrelated creditors, such purchased debt or such newly issued debt referred to as the Entergy exchangeable debt. Any new debt issued as Entergy exchangeable debt will be on terms and conditions reasonably acceptable to Entergy in its good faith commercial judgment.

Issuance of TransCo Debt Securities

Pursuant to the separation agreement and in partial consideration for all of the equity interests in each TransCo Sub, referred to as the Entergy contribution, TransCo will issue to Entergy (in addition to TransCo common units) senior securities of TransCo, referred to as TransCo debt securities, in an aggregate principal amount equal to (i) $1.775 billion (as may be adjusted pursuant to the merger agreement), referred to as the transaction maximum principal amount, less (ii) the principal amount of the TransCo Subs Financing, described below. The terms, conditions and form of the TransCo debt securities will be at the then prevailing market terms for similar capital market issuances by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, with minimum stated maturity terms necessary to ensure the treatment of the TransCo debt securities as “securities” for U.S. federal income tax purposes, to be mutually determined by Entergy and ITC using their respective commercially reasonable judgment. Entergy and ITC will jointly appoint the lead underwriter/placement agent with respect to the financing of the Entergy exchangeable debt and the TransCo securities.

Debt Exchange

At the time of the separation, Entergy will be permitted to exchange the Entergy exchangeable debt for the TransCo debt securities.

Working Capital Facility

At the request of ITC, Entergy will use its reasonable best efforts to cause TransCo to arrange a working capital revolving credit facility in a principal amount mutually determined by ITC and Entergy. The terms and conditions of the working capital facility will be at then prevailing market terms for similar working capital facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC each using its respective commercially reasonable judgment. TransCo will not draw down on the working capital facility prior to the effective time of the merger without the consent of ITC.

TransCo Subs Financing

Entergy will use its reasonable best efforts to cause the TransCo Subs to arrange a 366-day bridge facility, referred to as the TransCo Subs Financing, based on the targeted capital structure for each TransCo Sub approved by FERC, intended to be 40% debt and 60% equity (provided that if the desired private letter ruling from the IRS with respect to the financings cannot be obtained without increasing or decreasing the principal amount of the TransCo Subs Financing, then the parties to the separation agreement will have the right to increase the principal amount of the TransCo Subs Financing up to, or reduce the principal amount of the TransCo Subs Financing to, an amount equal to the aggregate tax basis of the transmission assets). Subject to the discussion under the heading “—Control of Financings” below, the TransCo Subs Financing will be at the then prevailing market terms for similar bridge facilities by companies of a size and with a credit rating or profile similar to TransCo’s credit rating or profile, as mutually determined by Entergy and ITC, each using their respective commercially reasonable judgment. Entergy and ITC shall jointly appoint the lead arranger(s) with respect to the TransCo Subs Financing.

TransCo Maximum Principal Amount

Entergy and ITC have agreed to use commercially reasonable efforts to cause the aggregate principal amount to be incurred in the TransCo debt securities issuance and the TransCo Subs Financing to equal $1.775 billion, as may be adjusted pursuant to the merger agreement.

Control of Financings

ITC and Entergy have agreed to meet from time to time to discuss strategy and timing for seeking proposals from reputable lenders and/or underwriters to provide, arrange and/or underwrite the financings. Entergy and ITC will jointly solicit proposals from reputable financing sources in order to arrange the financings in a timely manner and will select from among the proposals received one or more which they reasonably mutually determine to be the most favorable in the aggregate. Entergy and ITC shall jointly conduct negotiations regarding the financings. Entergy and ITC have agreed to use all commercially reasonable efforts to finalize all documentation with respect to the financings in a timely manner in order to effect the closing as promptly as practicable. ITC will not be obligated to accept or execute and TransCo will not, without the consent of ITC, accept or execute, documentation related to any of the financings where (i) the terms or provisions of such financings would cause its incurrence or assumption by ITC in or as a result of the merger to be prohibited by or cause (with or without notice or the lapse of time) a default under the existing credit agreements or indentures of ITC or its subsidiaries (provided that ITC will use reasonable best efforts to seek any consents or waivers with respect to such defaults) or (ii) the aggregate effect of any covenants and other terms and conditions of the financings (other than the interest rate) would be materially adverse to ITC and each of its affiliates, including TransCo and the TransCo Subs (after giving effect to the merger).

Conditions to the Separation

The obligations of Entergy to effect the separation pursuant to the separation agreement are subject to fulfillment (or waiver by Entergy) at or prior to the separation date of the conditions that:

•

each of the conditions to Entergy’s obligation to effect the closing of the transactions contemplated by the merger agreement, as described in “The Merger Agreement—Conditions to the Merger,” have been satisfied or waived (other than conditions that, by their nature, are to be satisfied between the separation time and closing or contemporaneously with closing);

•

ITC shall have irrevocably confirmed to Entergy that each condition to ITC’s obligation to effect the closing of the transactions contemplated by the merger agreement, as described in “The Merger Agreement—Conditions to the Merger,” have been satisfied or waived (other than conditions that, by their nature, are to be satisfied between the separation time and closing or contemporaneously with closing); and

•

the financings will have been completed in accordance with and subject to the terms of the separation agreement, and the sum of the principal amount of the TransCo debt securities issued to Entergy and the TransCo Subs Financing principal amount is at least equal to the $1.775 billion, subjected to specified adjustments pursuant to the merger agreement.

Additional Covenants

Each of Entergy and TransCo have undertaken specified covenants in the separation agreement restricting the conduct of their respective businesses and committing them to take specified actions. You are urged to read carefully the sections of the separation agreement entitled “Confidentiality; Access to Information” and “Additional Agreements.” The more significant of these covenants include:

•

confidentiality and access to information agreements with respect to and access by each party to confidential information (including making witnesses available) in the possession or control of the other party;

•	the use of Entergy trademarks after the closing; and

•	the removal of tangible transmission assets located at any facilities of Entergy or any of Entergy’s subsidiaries (excluding TransCo and the TransCo Subs).

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Subject to specified exceptions, TransCo on the one hand and Entergy, the Utility Operating Companies and ESI, on the other hand, agreed to release TransCo, Entergy and their respective subsidiaries, shareholders (excluding Entergy shareholders), directors, partners, managers, managing members, officers, agents or employees, from any and all liabilities, whether arising under any contract or by operation of law or otherwise, including in connection with the transactions and all other activities to implement the separation:

•	existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the effective time of the merger; or

•	arising from any conditions existing or alleged to have existed on or before the effective time of the merger.

The mutual release is subject to specified exceptions set forth in the separation agreement, including with respect to:

•

any right or obligation that is assumed, transferred, assigned or allocated to TransCo or to Entergy or their respective subsidiaries in accordance with, or any other liability of any of them under, the separation agreement, the merger agreement or any ancillary agreement;

•	any liability, with certain exceptions, the release of which would result in the release of any person other than TransCo, Entergy or their respective subsidiaries; and

•

any indemnification to which a director, officer, manager, employee or agent of Entergy, TransCo or any of their subsidiaries is entitled, if such individual was entitled to a right of indemnification under the organizational documents of TransCo or any of its subsidiaries or pursuant to a contract.

Indemnification

Except as otherwise provided in the merger agreement or any ancillary agreement, ITC and TransCo, on a joint and several basis, agreed to indemnify Entergy against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses relating to any of the following, whether arising before or after the effective time of the merger:

•	the transmission liabilities assumed by TransCo;

•	any breach by ITC, TransCo or a TransCo Sub of any obligations under the separation agreement or the ancillary agreements after the effective time of the merger; and

•	any breach by ITC or any of its affiliates of any covenant or inaccuracy of any representation and warranty made by ITC that survives the closing under the merger agreement.

Except as otherwise provided in the merger agreement or any ancillary agreement, Entergy has agreed to indemnify ITC and TransCo from and against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses relating to any of the following, whether arising before or after the effective time of the merger:

•	the liabilities retained by Entergy or any Entergy subsidiary (excluding TransCo, the TransCo Subs and the Utility Operating Companies);

•	any breach, by Entergy or any Entergy subsidiary (excluding TransCo and the TransCo Subs) of any obligations under the separation agreement or the ancillary agreements after the separation time; and

•	any breach by Entergy or any of its affiliates of any covenant or inaccuracy of any representation and warranty made by Entergy that survives the closing under the merger agreement.

Except as otherwise provided in the merger agreement or any ancillary agreement, each of the Utility Operating Companies will indemnify TransCo and ITC against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses relating to any of the following, whether arising before or after the effective time of the merger:

•	the excluded liabilities retained by such Utility Operating Company; and

•	any breach by such Utility Operating Company of any obligations to be performed pursuant to the separation agreement or any ancillary agreement.

The indemnification provisions set forth above and in the separation agreement will not apply to indemnification claims relating to taxes, which are covered separately in the separation agreement and are described below:

•

From and after the closing, Entergy agrees to indemnify TransCo, the TransCo Subs, ITC (from and after the separation time), and all present or past shareholders, directors, partners, managers, managing members, officers, agents or employees of TransCo or the TransCo Subs, against all losses whether arising before or after the separation date, related to any:

•	tax liability of Entergy and its subsidiaries, with the exception of TransCo and its subsidiaries provided there is a final determination with respect to such tax liability; or

•	pre-distribution tax liability of TransCo or any of its subsidiaries provided there is a final determination with respect to such tax liability; or

•

tax liability for 50% of any sales or transfer taxes applicable to the transactions or relating to any transmission assets with respect to any period ending on or before the effective time of the merger, provided there is a final determination with respect to such tax liability; or

•	tax liability resulting from a breach by Entergy of certain covenants under the separation agreement.

•

ITC will indemnify Entergy, subsidiaries of Entergy, and all current or past shareholders, directors, partners, managers, managing members, officers, agents or employees of Entergy or subsidiaries of Entergy (excluding any shareholder of Entergy) against all losses related to any:

•

tax liability for 50% of any sales or transfer taxes applicable to the transactions or relating to any transmission assets with respect to any period beginning after the effective time of the merger, provided there is a final determination with respect to such tax liability; or

•

any tax liability resulting from a breach by ITC, TransCo or any ITC affiliate of its obligation not to take certain prohibited acts (regardless of whether ITC obtains a tax opinion with respect to such prohibited act) provided there is a final determination with respect to such tax liability.

Any liability that is subject to indemnification or contribution pursuant to the separation agreement will be net of any proceeds received by the indemnitee from any third party for indemnification for such liability, referred to as third-party proceeds, and will be determined on a net-tax basis. An indemnitee must use commercially reasonable efforts to seek to collect or recover any third party proceeds in connection with any liability for which the indemnitee seeks indemnification or contribution.

Survival

The ability to make a claim for indemnification related to the breach or inaccuracy of any representation and warranty made by ITC or Entergy will terminate after the end of the applicable survival period under the terms of the merger agreement as described in “The Merger Agreement—Survival of Representations, Warranties and Agreements.” In the event that notice of any claim for indemnification related to the breach or inaccuracy of any representation and warranty made by ITC or Entergy is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim will survive until such time as such claim is finally resolved. For the purpose of the abovementioned indemnification provisions of the separation agreement, the determination of whether any representation or warranty is inaccurate, and the determination of the amount of losses, liabilities, damages, penalties, judgments, assessments, costs and expenses arising therefrom, will be made without regard of any exceptions and qualifiers related to materiality within the representation or warranty at issue.

Baskets and Caps

ITC and TransCo’s obligation to indemnify the Entergy indemnitees for losses related to a breach or inaccuracy of any representation and warranty made by ITC that survives the closing pursuant to the merger agreement and Entergy’s obligation to indemnify TransCo and each of the TransCo Subs for losses related to a breach or inaccuracy of any representation and warranty made by Entergy that survives the closing pursuant to the merger agreement are subject to certain limitations. No indemnification will be made by ITC and TransCo, on the one hand, or Entergy, on the other hand, with respect to any claim unless the losses relating to the claim or series of related claims are greater than $250,000. If the losses are greater than $250,000 then such amounts are considered in the calculation of whether an $18,930,000 threshold has been met. Once the $18,930,000 threshold has been met, then at such point, ITC and TransCo or Entergy, as the case may be, will be liable for the amount of such losses in excess of $18,930,000. With respect to breaches or inaccuracies related to representations and warranties, ITC and TransCo’s or Entergy’s, as the case may be, obligations, in the aggregate, will not be greater than $757,000,000.

Termination

Prior to the closing, the separation agreement will terminate without any further action upon termination of the merger agreement. In the event of such termination, no party will have any further liability to the other party, except as provided in the merger agreement.

Insurance

Prior to the effective time of the merger, the transmission assets will continue to be covered by insurance policies of Entergy and its subsidiaries.

Following the effective time of the merger, TransCo will no longer be an insured party under Entergy insurance policies. TransCo, however, will have the right to access occurrence-based coverage (to the extent such coverage exists) for claims asserted after the effective time of the merger but arising out of an occurrence prior to the effective time of the merger. Entergy will maintain directors’ and officers’ liability and fiduciary liability insurance coverage for no less than six (6) years following the effective time of the merger.

ADDITIONAL MATERIAL AGREEMENTS

The following is a summary of the material provisions of the employee matters agreement, generator interconnection agreement, the distribution-transmission interconnection agreement, the exchange trust agreement and the registration rights agreement. This summary is qualified in its entirety by reference to the complete text of each of these agreements, which are incorporated by reference to Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, of the registration statement on Form S-4/S-1 filed by TransCo of which this prospectus forms a part. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary or any other information included in this prospectus. You are urged to read the agreements carefully and in their entirety.

Employee Matters Agreement

Entergy, ITC and TransCo have entered into the employee matters agreement, as it may be amended from time to time, that, among other things, allocates to Entergy and ITC (and their respective affiliates) pre-closing liabilities in respect of employees transferring to TransCo (including liabilities in respect of Entergy employee benefit plans) and establishes certain required treatment of those employees by ITC after the closing, including ITC’s assumption of Entergy’s collective bargaining agreements covering employees represented by third party unions.

Identification of Transferring Employees

Only active employees will become employees of TransCo. Transferring employees, referred to as TransCo Employees, will comprise:

•	employees primarily employed in Entergy’s Transmission Business;

•	a certain number of employees who are employed in both Entergy’s Transmission Business and Entergy’s electricity distribution business; and

•	a certain number of employees who provide administrative services to both Entergy’s Transmission Business and Entergy’s electricity distribution business.

Employees meeting the criteria above who are on a leave of absence at the time of the closing will become TransCo Employees only if and when they return to active employment within six months after closing (or such longer period as may be required by law). TransCo Employees will first become employees of TransCo and its subsidiaries immediately before the closing.

The parties have established an integration team with an equal number of Entergy and ITC employees to facilitate the identification of TransCo Employees. The integration team will work in good faith to resolve any dispute regarding the identity of TransCo Employees with a goal of providing TransCo with sufficient operational and management employees (together with existing employees of ITC) to operate and manage Entergy’s Transmission Business on a reasonable basis and Entergy with sufficient operational and management employees to operate and manage its remaining business on a reasonable basis. To the extent the integration team is unable to agree on the identity of TransCo Employees by June 4, 2013 (or if earlier, thirty (30) days prior to the anticipated distribution date), the respective chief human resources officers of Entergy and ITC will act in good faith to resolve such disagreement not later than the closing date and, if they are unable to so agree, the chief human resources officer of Entergy will, in good faith and in accordance with the principles set forth in the employee matters agreement, make the final determination. In any event, the identification of TransCo Employees will be made subject to any applicable collective bargaining obligations, if any, and applicable laws.

Allocation of Liabilities In General

In general, ITC will assume as of the separation time all liabilities in respect of TransCo Employees for the period both before and after the closing. Entergy will retain all other liabilities (including all liabilities in respect of former employees and those employees who are not transferring to TransCo). Entergy and ITC will cause TransCo continue to maintain, assume and honor (even where otherwise inconsistent with the terms of the employee matters agreement) all obligations under Entergy collective bargaining agreements to the extent they apply to TransCo Employees.

Service Crediting

TransCo Employees generally will be credited at ITC for all of their pre-closing service at Entergy. For at least 36 months after closing, ITC will provide nonunion employees with substantially comparable cash compensation opportunities and benefits with a substantially comparable aggregate value (exclusive of nonqualified deferred compensation and equity compensation benefits) and with a substantially comparable value for each benefit kind. Severance benefits for that 36-month period will not be less than a specified level.

Pension/401(k) Benefits

No qualified defined benefit pension plan assets or liabilities will be transferred from Entergy to TransCo or ITC. ITC will establish or maintain a qualified defined benefit pension plan as of the closing date for each TransCo Employee that is substantially identical to the terms of the Entergy qualified defined benefit pension plan in which the respective TransCo Employee participated before the closing and that credits service with Entergy before the closing for all purposes, including early retirement subsidy eligibility. However, the Entergy plan will remain liable for payment of the benefits attributable to pre-closing service, which benefit will be made fully vested by Entergy as of the date the TransCo Employees cease to be employed by Entergy; the ITC plan will determine the pension benefit based on the combined Entergy/ITC service of TransCo Employees, but the benefit actually payable under the ITC plan will be reduced by the value of the benefit payable under the Entergy plan in respect of such employee’s pre-closing service.

The 401(k) plan accounts of TransCo Employees at Entergy will be transferred to the ITC 401(k) plan. Entergy will cause each TransCo Employee’s 401(k) account balance to be fully vested as of the date the TransCo Employees cease to be employed by Entergy. Subject to any applicable fiduciary duty constraints, any Entergy or ITC common stock that is transferred to the ITC 401(k) plan will not be made subject to divestiture for at least 6 months after closing (or up to 12 months if approved by the FERC).

Welfare Benefit Plans

TransCo Employees will begin participation in ITC welfare benefit plans effective as of the closing date. Entergy generally will retain liability for medical claims incurred before the closing date, and ITC generally will assume liability for claims incurred on and after the closing date. ITC will assume the health and dependent care flexible spending account plan obligations of TransCo Employees, and net account balances will be transferred from the Entergy flexible spending account plan to the ITC flexible spending account plan. ITC will assume and honor accrued but unused vacation time and other paid time off benefits attributable to pre-closing service at Entergy. However, ITC may require that any carry-over amounts in excess of what could have been carried over under the applicable ITC vacation plan be used by March 31 of the year following closing.

ITC will assume Entergy’s retiree welfare benefit obligations to TransCo Employees, including those of TransCo Employees already eligible for benefits as of closing. A proportional amount of Entergy’s existing funding of those benefits will be transferred from the relevant Entergy trust to an ITC trust, and those assets may be used only to provide retiree welfare benefits to TransCo Employees. ITC may not amend or terminate the retiree benefits for TransCo Employees until the later of the third anniversary of the closing or the exhaustion of the transferred assets held in ITC’s trust.

Nonqualified Deferred Compensation Plans

ITC will assume liabilities under Entergy’s nonqualified deferred compensation plans for the three participants in those plans presently identified as TransCo Employees and ITC will establish or maintain nonqualified deferred compensation plans to perform, pay and discharge such liabilities when they become due. Entergy will otherwise retain nonqualified deferred compensation plan liabilities. There will be no transfer of assets from Entergy’s nonqualified deferred compensation plans to ITC’s nonqualified deferred compensation plans. For purposes of determining when the Entergy plan benefit becomes payable, service at ITC will be treated as service at Entergy, such that the closing will not represent a distributable event under the Entergy plans for TransCo Employees.

Equity Incentive Awards

Entergy equity incentive awards (stock options, restricted stock and restricted stock units) held by TransCo Employees will be converted into ITC awards that have the same intrinsic value immediately after the closing (based on ITC common stock value) as they had immediately before the closing (based on Entergy common stock value). The substitute ITC awards will continue to vest and be exercisable on the same basis as applied at Entergy before the closing (treating ITC service as service for Entergy). The treatment of equity incentive awards held by individuals who are not TransCo Employees is not addressed in the employee matters agreement. Entergy has determined, however, that the number of shares subject to such awards (and, as applicable, the option exercise price) will be adjusted in a manner intended to preserve their intrinsic value; such awards will continue to be denominated exclusively in Entergy common stock, though the total shareholder return performance metric applicable to performance units issued under Entergy’s long-term incentive programs will be proportionately weighted to reflect ITC performance for the portion of the otherwise applicable performance period that occurs after closing of the merger.

Annual and Long-Term Incentive Bonuses

Entergy will pay out at closing to TransCo Employees, in lieu of their annual and long-term incentive bonuses for any then pending performance periods, such bonuses at the target level of performance, pro-rated for the applicable portion of the performance period ending on the closing date. The treatment of bonuses held by individuals who are not TransCo Employees is not addressed in the employee matters agreement; bonuses held by such employees will be payable on their otherwise applicable schedule, and post-closing performance of ITC will be taken into account as applicable in an equitable way in determining the extent of performance achievement.

Miscellaneous

The indemnification and dispute resolution procedures in the employee matters agreement are generally consistent with those under the separation agreement. As noted above, however, there are special dispute procedures for the identification of TransCo Employees. The employee matters agreement is governed by Delaware law.

Generator Interconnection Agreement

In connection with the separation agreement, the TransCo Subs, the Utility Operating Companies and MISO will enter into generator interconnection agreements, referred to as the generator interconnection agreements, effective as of the separation date. These three-party agreements will govern the direct interconnection and operation of the Utility Operating Companies electricity generating assets to the TransCo Subs transmission system.

The term of the generator interconnection agreements will be for 20 years unless otherwise terminated by one of the parties as specified in the agreements (subject to notice and approval of the FERC). Unless terminated under the agreements, the generator interconnection agreements shall be automatically renewed for each successive one-year period after the expiration of the initial term.

Distribution-Transmission Interconnection Agreement

In connection with the separation agreement, each TransCo Sub will enter a distribution-transmission interconnection agreement with each Utility Operating Company whose distribution system is connected with its transmission system, referred to as the distribution-transmission interconnection agreement, effective as of the separation date. Each distribution-transmission interconnection agreement will provide for the continued interconnection of the Utility Operating Companies distribution system with the TransCo Subs transmission system and will define the continuing rights, responsibilities and obligations of the parties with respect to the use of certain of their own and the other party’s properties, assets and facilities. Under each distribution-transmission interconnection agreement, each TransCo Sub will agree to provide the applicable Utility Operating Company with interconnection service at the existing system interconnection points, and the parties will have mutual responsibility for maintaining their interconnection in accordance with good utility practice as well as any applicable federal or state standards.

The initial term of the distribution-transmission interconnection agreement will be twenty years with one-year automatic renewals thereafter, in each case unless otherwise terminated by one of the parties as specified in the agreement (subject to notice and FERC approval).

Agreements Related to the Exchange Trust and Exchange Offer

Pursuant to the terms of the merger agreement, Entergy may elect, at least thirty (30) business days prior to the closing to retain up to the number of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger that otherwise would have been distributed in the distribution, such election is referred to as the exchange trust election. If Entergy makes an exchange trust election, and subject to the conditions in the merger agreement, Entergy, TransCo, ITC and a trustee will enter into a trust agreement, referred to as the exchange trust agreement. At the same time the exchange trust agreement is entered into, Entergy, ITC and the trustee will enter into a registration rights agreement. The following discussion summarizes the material provisions of the forms of exchange trust agreement and the registration rights agreement.

Exchange Trust Agreement

Under the terms of the exchange trust agreement, at the time of the distribution, Entergy will transfer an amount of TransCo common units that would convert in the merger to up to 4.9999% of the total number of shares of ITC common stock outstanding immediately following the consummation of the merger to an irrevocable Delaware trust, referred to as the exchange trust. The TransCo common units transferred to the exchange trust will not be distributed to Entergy shareholders in the distribution and, at the closing, will convert into ITC common stock in the merger. After the transfer, the trustee of the exchange trust will own and hold unconditionally all right, title and interest in and to the TransCo common units transferred to the trust, and subsequently in and to the ITC common stock, for the benefit of Entergy and Entergy shareholders; provided, however, in no event will the ITC common stock held by the exchange trust be transferred to Entergy. Each Entergy shareholder’s beneficial interest in the exchange trust is equal to and indivisible from such shareholder’s pro rata ownership of shares of common stock of Entergy. Shares of Entergy common stock held by Entergy or any of its subsidiaries have no beneficial interest in the exchange trust. Entergy shareholders will have no right to enforce any provision of the exchange trust agreement.

Dividends

The trust will receive any dividends ITC pays on its shares of ITC common stock with respect to the ITC common stock held by the trust. The trustee will elect, in its sole discretion, to either donate the proceeds of any such dividends to a qualified charity selected by the trustee or to distribute the proceeds of any such dividends to Entergy shareholders in connection with any exchange trust exchange offer or exchange trust distribution.

Transferability of Beneficial Interest

Entergy shareholders will not be able to assign, sell or otherwise transfer or divide their beneficial interest in the exchange trust. When an Entergy shareholder sells or otherwise transfers its shares of Entergy common stock, the shares of Entergy common stock will automatically carry with them the seller’s beneficial interest in the exchange trust. Entergy will not be able to assign, sell or otherwise transfer or divide its beneficial interest in the exchange trust.

Duration of Exchange Trust

The exchange trust terminates on the date on which all exchange trust shares have been exchanged or distributed to Entergy shareholders, as described below.

Voting Rights

The trustee will vote all TransCo common units or ITC common stock held in the exchange trust with respect to all matters to come before holders of TransCo common units or ITC shareholders at any meeting of holders of TransCo common units or ITC shareholders in the same proportion as all other TransCo common units or ITC common stock are voted. The trustee will not enter into any other voting agreement with any other party. Entergy and its affiliates will not take any actions to directly influence any vote of holders of TransCo common units or ITC common stock that occurs as long as the trust holds any TransCo common units or ITC common stock.

Release of Shares

The trustee will not distribute, sell or otherwise transfer the ITC common stock held by the trust except in connection with an exchange trust exchange offer or in connection with the distribution of shares held by the exchange trust to Entergy’s shareholders, each as provided by and subject to the conditions in the exchange trust agreement or the registration rights agreement. ITC will not record on its books any such distribution, sale or transfer that is not permitted below. In no event will the trustee deliver or return the ITC common stock held by the exchange trust to Entergy or any of its affiliates, except to an affiliate who otherwise receives shares as an Entergy shareholder. The trustee will release the shares in the following circumstances only:

•

Exchange Trust Exchange Offer. Upon written notice from Entergy, the trustee will use reasonable best efforts to promptly commence an exchange offer wherein the trustee will accept all Entergy common stock validly tendered in exchange for the corresponding number of ITC common stock under the exchange ratio established pursuant to irrevocable terms contained in the exchange trust agreement at the time it is entered into, subject to certain conditions specified in the exchange trust agreement.

•

Mandatory Exchange Trust Distribution of ITC Common Stock. If any ITC common stock remains in the trust on the 20th business day prior to the completion of the trust period, which is six months after the date of the distribution of TransCo common units to Entergy shareholders in the distribution, the trustee will effectuate a distribution. Each Entergy shareholder of record on the record date will receive a pro rata share of the remaining ITC common stock held by the exchange trust in such distribution. The record date will be the first business day that is 10 days prior to the end of the trust period. However, Entergy has sole discretion to determine an earlier record date and distribution date, provided that the record date is on a day the NYSE is open for trading and between 20 business days and 10 calendar days prior to the end of the trust period. In addition, Entergy must provide 10 days’ notice between the declaration of the record date and the record date.

•

Distribution of ITC Common Stock Prior to a Merger Event. In the event ITC or Entergy merges into a non-wholly owned subsidiary and ITC or Entergy, as applicable, is not the surviving entity in such merger or enters into any other transaction where ITC or Entergy, as applicable, ceases to exist for U.S. federal income tax purposes, the trustee will take all necessary action to facilitate a distribution to Entergy’s shareholders of any remaining ITC common stock held by the exchange trust at least one day prior to ITC or Entergy, as applicable, effectuating such merger or other transaction. Each Entergy shareholder will receive a pro rata share of the remaining ITC common stock in such distribution.

Limitation on M&A Events

During the trust period, the trustee will be prohibited from participating in any tender offer for ITC common stock by ITC or any third party.

No Right to Tendered Shares

The trustee will deliver to Entergy any shares of Entergy common stock that are tendered in an exchange trust exchange offer.

Expenses and Indemnification

Entergy will reimburse ITC for all documented fees or expenses reasonably paid or incurred by ITC in connection with the exchange trust agreement. With certain exceptions, Entergy will indemnify ITC from and against any liabilities to which ITC becomes subject by reason of its participation in an exchange trust exchange offer or a distribution of shares held by the exchange trust, except to the extent such liability was caused by ITC’s gross negligence or willful misconduct, or a breach of agreement.

Registration Rights Agreement

The shares of ITC common stock held by the exchange trust after the separation may be deemed “restricted securities” as defined in Securities Act Rule 144. Accordingly, Entergy and the exchange trust will not be able to participate in an exchange trust exchange offer or trust distribution pursuant to their obligations under the trust exchange arrangement without registration under the Securities Act (assuming, with respect to the trust distribution, an exemption from the registration requirements under the Securities Act is unavailable). At the same time the exchange trust agreement is entered into, ITC will enter into a registration rights agreement with Entergy and the trustee under which, at the request of Entergy, ITC will use its reasonable best efforts to register the shares of ITC common stock that are held by the exchange trust in connection with any exchange trust exchange offer (or the trust distribution, if necessary) under the Securities Act. As long as the exchange trust holds any shares of ITC common stock and until one exchange trust exchange offer has been completed, Entergy can request registration in connection with an exchange trust exchange offer.

The rights under the registration rights agreement will terminate once the exchange trust no longer holds any shares of ITC common stock. ITC has agreed to cooperate in these registrations and related offerings. Entergy will pay all reasonable and documented expenses payable in connection with such registrations.

In addition, ITC will indemnify each of Entergy and the trustee from and against any liabilities to which either Entergy or the trustee, as the case may be, becomes subject and which arise out of any alleged material misstatement or omission in any registration statement (including the prospectus contained therein), or information statement filed with the SEC pursuant to the registration rights agreement or any communications filed with the SEC in connection with such documents, except for any such material misstatement or omission included in information relating to Entergy or the trustee, as the case may be, that was furnished to ITC by or on behalf of Entergy or the trustee. Correspondingly, Entergy will indemnify ITC from and against any liabilities to which ITC becomes subject and which arise out of any alleged material misstatement or omission in any registration statement (including the prospectus contained therein) or information statement filed with the SEC pursuant to the registration rights agreement or any communications filed with the SEC in connection with such documents, provided that such material misstatement or omission was included in information relating to Entergy that was furnished to ITC by or on behalf of Entergy.

OTHER AGREEMENTS

In addition to the agreements described above, Entergy, ITC and/or their respective affiliates will also enter into other agreements in connection with the consummation of the transaction, which are described below.

Transition Services Agreements

In connection with the separation agreement, the TransCo Subs and the Utility Operating Companies and ESI will enter into two transition services agreements, referred to as the transition services agreements, each effective as of the separation date. In order to facilitate the transition of Entergy’s Transmission Business to TransCo (which, after the merger, will be a wholly owned subsidiary of ITC), under these agreements each party will provide the other party, on a cost basis, with specified services for a limited time following the completion of the merger. The services to be provided under the transition services agreements include the following: field support services, engineering support services, site access services and corporate support services.

The transition services agreements also address certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of and access to each other’s records, confidentiality and proprietary rights.

The initial term of each transition services agreement will be for a period of one year after the date of the agreement, unless earlier terminated as provided in the agreement. Each of the service recipients will have the option of extending the services (or as provided therein, a portion of the services) twice for a period of up to six months (with a maximum one year extension) by providing three months prior notice.

Each of the service recipients will generally be able to terminate any services provided by giving two months prior notice to the other party.

The parties to these agreements generally agree to indemnify each other and each other’s related parties from claims related to the receipt of these services.

Software / IP License Agreement

On the separation date, ESI, each Utility Operating Company and each of their respective TransCo Subs will enter into a software/IP license agreement, under which each Utility Operating Company will grant to its respective TransCo Sub an irrevocable license to use (i) the computer programs, software and applications owned by Entergy or its subsidiaries that are used (but not exclusively used) in the operation of the systems and equipment necessary for the operation and control of the transmission line facilities and transmission substation facilities and (ii) certain intellectual property rights owned by Entergy or its subsidiaries that are used (but not exclusively used) in Entergy’s Transmission Business, in each case as of the separation time. Each TransCo Sub, as licensee, may sublicense its rights under the software/IP license agreement to its affiliates; contractors, distributors and suppliers performing services solely for the purposes of performing such services for the applicable TransCo Sub or its affiliates; any joint venture in which such TransCo Sub has a 50% or more interest. The software/IP license agreement will be effective prior to the closing of the merger.

Pole Attachment Agreement for Electric Distribution Facilities

The pole attachment agreement for electric distribution facilities, referred to as the distribution attachment agreement, provides for the attachment of Entergy-owned distribution facilities to and upon certain ITC poles, towers, substations and other multi-use transmission structures in Entergy’s service territory, including those transferred to ITC as a result of the transactions contemplated by the separation agreement and merger agreement. The distribution attachment agreement also provides for the over-building of ITC transmission facilities upon Entergy distribution structures and rights of way.

The distribution attachment agreement will be effective as of the separation date and will continue for an initial term of twenty (20) years thereafter, and will then continue automatically thereafter unless a party delivers notice of intent to terminate at least eight (8) years before that party’s proposed date of termination. Either party may terminate the distribution attachment agreement upon the other party’s failure to cure any breach of any material condition therein, including failure to make any required payment, failure to grant access to the other party’s facilities, failure to provide required information or data, a party’s abandonment of its work or its facilities, a party’s bankruptcy or insolvency, or a party’s assignment of the distribution attachment agreement in a manner inconsistent with its terms.

The distribution attachment agreement (i) recognizes Entergy’s reserved license and right to continue to attach its existing distribution facilities to and upon those multi-use transmission structures to which those facilities are currently attached and those multi-use transmission structures existing on the separation date and capable of accepting distribution attachments and (ii) grants a license and the right to make new distribution attachments to new multi-use transmission structures in Entergy’s service territory constructed after the separation date. With respect to its reserved license to continue to attach to existing structures, Entergy will not be assessed a license fee for the duration of the term of the distribution attachment agreement. With respect to any newly granted licenses, Entergy will not be assessed a license attachment fee unless and until ITC has a rate for such fee on file at FERC. In either case, each party is generally responsible for the costs of maintaining, replacing or improving its own facilities.

The distribution attachment agreement also establishes a process by which ITC may request to over-build transmission upon existing distribution structure rights of way. After any such over-build, Entergy will retain a reserved license for the continued attachment of its facilities to any resulting new transmission structures.

The Transmission Structure Attachment Agreement for Telecommunications Facilities

The transmission structure attachment agreement for telecommunications facilities, referred to as the telecommunications attachment agreement, provides for the continued and future attachment of Entergy-owned telecommunications facilities to and upon certain ITC poles, towers, substations and other transmission structures in Entergy’s service territory, including those transferred to ITC as a result of the transactions contemplated by the separation agreement and merger agreement. The telecommunications attachment agreement also provides ITC the right to use certain capacity on the Entergy telecommunications system and receive related support services (referred to as the designated telecommunications services) for purposes of supporting the transmission business acquired from Entergy.

The telecommunications attachment agreement will be effective as of the separation date and will continue for an initial term of twenty (20) years thereafter, and will then continue automatically thereafter unless a party delivers notice of intent to terminate at least eight (8) years before that party’s proposed date of termination. Either party may terminate the telecommunications attachment agreement upon the other party’s failure to cure any breach of any material condition therein, including failure to provide any required information or data, a party’s abandonment of its work or its facilities, a party’s bankruptcy or insolvency, or a party’s assignment of the telecommunications attachment agreement in a manner inconsistent with its terms.

DESCRIPTION OF CAPITAL STOCK OF ITC AND THE COMBINED COMPANY

The following is a summary of the material terms of ITC’s capital stock and the provisions of ITC’s amended and restated articles of incorporation and third amended and restated bylaws. It also summarizes relevant provisions of the MBCA. Since the terms of ITC’s articles of incorporation and bylaws and the MBCA are more detailed than the general information provided below, all shareholders are urged to read the actual provisions of those documents and the MBCA. The following summary of ITC’s capital stock is subject in all respects to the MBCA, ITC’s articles of incorporation and ITC’s bylaws. For information on how to obtain a copy of ITC’s articles of incorporation and bylaws, see “Where You Can Find More Information; Incorporation by Reference.” After the merger, ITC’s articles of incorporation and bylaws will remain unchanged except for, to the extent authorized by the ITC shareholders at the special meeting, an increase in the number of authorized shares of common stock, and ITC’s articles of incorporation (as so amended) and bylaws will be the articles of incorporation and bylaws of the combined company.

General

As of the date of this prospectus, ITC’s authorized capital stock consisted of:

•	100,000,000 shares of common stock, without par value; and

•	10,000,000 shares of preferred stock, without par value.

ITC will file an amendment to its amended and restated articles of incorporation to increase the number of authorized shares of ITC common stock to 300,000,000. ITC shareholders previously approved such amendment at the special meeting of ITC shareholders. As of [—], 2013, there were approximately [—] shares of ITC common stock outstanding and no shares of preferred stock outstanding, and approximately [—] holders of record of ITC common stock.

Common Stock

All shares of ITC common stock to be outstanding upon consummation of the merger will be validly issued, fully paid and nonassessable.

Voting Rights

Each holder of ITC common stock, including holders of ITC common stock subject to restricted stock awards, is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors, subject to the restrictions on market participants described below. Holders of ITC common stock have no cumulative voting rights in the election of directors.

Dividends

Holders of ITC common stock, including holders of ITC common stock subject to restricted stock awards, are entitled to receive dividends or other distributions declared by the ITC board of directors. The right of the ITC board of directors to declare dividends is subject to the right of any holders of ITC’s preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the MBCA of sufficient funds to pay dividends. ITC has not issued any shares of preferred stock. The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. As a holding company with no business operations, ITC’s material assets consist primarily of the stock and membership interests in ITC’s regulated operating subsidiaries (International Transmission Company, Michigan Electric Transmission Company, ITC Midwest LLC and ITC Great Plains, LLC) and any other subsidiaries ITC may have and cash on hand. ITC’s only sources of cash to pay dividends to ITC shareholders are dividends and other payments received by ITC from time to time from ITC’s regulated operating subsidiaries and any other subsidiaries ITC may have and the proceeds raised from the sale of ITC’s debt and equity securities. Each of ITC’s regulated operating subsidiaries, however, is legally distinct from ITC and has no obligation, contingent or otherwise, to make funds available to ITC for the payment of dividends to ITC shareholders or otherwise. The ability of each of ITC’s regulated operating subsidiaries and any other subsidiaries ITC may have to pay dividends and make other payments to ITC is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA. The debt agreements to which ITC or its regulated operating subsidiaries is a party contain numerous financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities.

Liquidation Rights

If ITC is dissolved, the holders of ITC common stock will share ratably in the distribution of all assets that remain after ITC pays all of its liabilities and satisfies its obligations to the holders of any of ITC’s preferred stock, to the extent that any preferred stock is authorized and issued.

Preemptive and Other Rights

Holders of ITC common stock have no preemptive rights to purchase or subscribe for any stock or other securities of ITC and, other than as described below, there are no conversion rights or redemption or sinking fund provisions with respect to ITC common stock.

Restrictions on Ownership by Market Participants

ITC’s articles of incorporation include the following restrictions on issuance to, and ownership and voting of ITC’s capital stock by, “market participants,” as defined below, which are provisions to ensure that ITC’s regulated operating subsidiaries (International Transmission Company, Michigan Electric Transmission Company, ITC Midwest LLC and ITC Great Plains, LLC) remain “independent” transmission companies eligible for favorable regulatory treatment, consistent with FERC orders.

•

ITC is restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its “group” (as defined in the SEC’s beneficial ownership rules), to beneficially own 5% or more of any class or series of ITC capital stock, provided that ITC may issue shares in excess of 5% to underwriters or initial purchasers in underwritten offerings or private placements approved by the ITC board of directors. In addition, this restriction will not preclude settlement of any transfer that occurs on the NYSE (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade).

•

If a market participant, together with its group members, beneficially owns 5% or more of any class or series of ITC capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

•

ITC has the right to redeem shares of ITC capital stock beneficially owned by a market participant (or its group members) if that market participant, together with its group members, beneficially owns 5% or more of any class or series of ITC capital stock so that the market participant, together with its group members, ceases to beneficially own 5% or more of that class or series.

Prior to redeeming any shares, ITC will be required to give at least 45 days’ written notice to the holder of the shares. Prior to the redemption date, the shareholder may sell any shares that would otherwise be redeemed to avoid redemption of those shares. The redemption price for any shares redeemed will be the fair market value of the shares, as determined by the ITC board of directors in good faith. If ITC shares of common stock are listed on the NYSE (or another national securities exchange or automated inter-dealer quotation system), the fair market value will be equal to the lesser of (x) the volume weighted average price for the shares over the 10 most recent trading days immediately prior to the delivery of the redemption notice and (y) the volume weighted average price for the shares over the 10 trading days immediately prior to the date the shares are redeemed. Shares of ITC common stock are currently listed on the NYSE.

A “market participant” has the meaning given to that term by the FERC and includes:

•

an entity that, either directly or through an affiliate, sells or brokers electric energy, or provides ancillary services to ITC’s regulated operating subsidiaries or MISO or SPP (unless the FERC finds that the entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of the regulated operating subsidiary or MISO or SPP); or

•

any other entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITC’s regulated operating subsidiaries or MISO or SPP.

An affiliate, for these purposes, includes any person that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of such specified company.

A determination by the ITC board of directors, acting in good faith, that a person or entity is a market participant will be binding on all ITC shareholders. In determining whether any shares of capital stock are beneficially owned by a market participant, or its group members, the ITC board of directors may rely solely on ITC’s stock transfer records, public filings with the SEC on Schedule 13G or Schedule 13D by beneficial owners of ITC common stock and on the declarations described below.

Certain Shareholders Required to Certify as to Market Participant Relationships

ITC’s articles of incorporation permit, and require if ITC requests, the following persons or entities to make certain declarations to ITC:

•

any person or entity that, together with its group members, acquires beneficial ownership of 5% or more of any class or series of capital stock of ITC and which has made a filing with the SEC under Regulation 13D-G in respect of such beneficial ownership; or

•

any person or entity (other than a depositary institution or broker-dealer who is not a beneficial owner for purposes of Regulation 13D-G) that is a record holder of 5% or more of any class or series of capital stock of ITC.

The declaration must be delivered to ITC within 10 days of any request and must include the following information:

•	the number of shares of ITC capital stock beneficially owned by such person or entity, together with its group members, together with the name of the record holders of such shares; and

•

a certification by such person or entity that neither it nor its group members is a market participant (or, in lieu of such certification, the shareholder may deliver a certified list of all of such person’s or entity’s activities and investments related to the sale, marketing, trading, brokering or distribution of electric energy or provision of ancillary services to ITC’s regulated operating subsidiaries or to MISO or SPP, as applicable).

Any person, entity or group that fails to deliver the declaration when requested by ITC to do so will be deemed to be a market participant for purposes of the voting restrictions and redemption provisions described above, unless that person, entity or group subsequently delivers the required declaration to ITC and the ITC board of directors determines that such person, entity or group is not a market participant.

Preferred Stock

ITC’s articles of incorporation authorize the ITC board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which ITC’s common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by ITC shareholders. The ITC board of directors is authorized to determine, with respect to any series of preferred stock, the terms and rights of that series including:

•	the number of shares of the series;

•	the designation of the series;

•	the rights with respect to dividends, if any, of the series;

•	the conversion and redemption rights, if any, of the series;

•	the rights of holders of the series upon liquidation, dissolution or winding up of ITC, or in the event of any merger, consolidation or sale of assets;

•	the terms of any sinking fund, redemption, repurchase or purchase account, if any, to be provided for shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the series; and

•	the voting rights, if any, of the holders of the series.

Provisions That May Discourage Takeovers

The MBCA and ITC’s articles of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. These provisions could protect the continuity of the ITC board of directors and management and possibly deprive ITC shareholders of an opportunity to sell their shares of ITC common stock at prices higher than the prevailing market prices. The following description is subject in its entirety to applicable provisions of the MBCA and ITC’s articles of incorporation and bylaws.

Availability of Authorized but Unissued Shares

Under the terms of ITC’s articles of incorporation, the ITC board of directors may issue shares of authorized common stock without ITC shareholder approval. However, the listing requirements of the NYSE, which would apply so long as ITC’s common stock is listed on the NYSE, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. If the ITC board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of ITC by means of a merger, tender offer, proxy contest or otherwise.

Issuance of Preferred Stock

In addition, the ITC board of directors could issue shares of preferred stock having voting rights that adversely affect the voting power of holders of ITC common stock, which could have the effect of delaying, deferring or impeding a change in control of ITC. Authorized but unissued shares of common stock (as described above) or preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of ITC, including dilution through a shareholder rights plan of the type commonly known as a “poison pill,” which the ITC board of directors could adopt without a shareholder vote.

No Cumulative Voting

Under the MBCA, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. ITC’s articles of incorporation do not provide for cumulative voting.

Limitation on Calling Special Meetings of Shareholders

The MBCA allows the ITC board of directors or officers, directors or shareholders authorized in ITC’s bylaws to call special meetings of shareholders. ITC’s bylaws provide that a special meeting may be called by the ITC board of directors, the chairperson of the ITC board of directors (if the office is filled) or ITC’s president, and shall be called by ITC’s president or corporate secretary at the written request of ITC shareholders holding a majority of the outstanding shares of ITC common stock entitled to vote at the proposed special meeting. Business to be transacted at a special meeting is limited by ITC’s bylaws to the purpose or purposes stated in the notice of the meeting.

Action Without Meeting of Shareholders

Any action required or permitted by the MBCA to be taken at a meeting of ITC shareholders, directors or a committee of directors may be taken without a meeting, without prior notice and without a vote, if all of the ITC shareholders, directors or committee members entitled to vote consent to such action in writing, or to the extent permitted by the MBCA, by electronic transmission, before or after the action is taken.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

ITC’s bylaws provide that ITC shareholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of ITC shareholders must provide timely notice of their proposal in writing to the ITC corporate secretary. Generally, to be timely, a shareholder’s notice must be received by the ITC corporate secretary at ITC’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting or, in the case of a special meeting, the date of the special meeting. ITC’s bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede ITC shareholders’ ability to bring matters before an annual or special meeting of shareholders or make nominations for directors at an annual or special meeting of shareholders.

Business Combinations and Change of Control

The MBCA contains statutes which regulate business combinations and changes in control of Michigan corporations.

Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two thirds of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other shareholders in the open market, through private transactions or acquired through a tender offer.

As permitted by Chapter 7A of the MBCA, ITC’s articles of incorporation provide that ITC is not governed by the provisions of that Chapter. In order for ITC to become subject to the provisions of Chapter 7A, ITC’s shareholders would have to vote affirmatively to amend ITC’s articles of incorporation.

Amendment of the Articles of Incorporation

ITC’s articles of incorporation provide that they may be amended in the manner prescribed by the MBCA.

Amendment of the Bylaws

Under ITC’s bylaws, ITC’s bylaws may be amended, altered, or repealed, in whole or in part, by the shareholders or by the ITC board of directors at any meeting duly held.

Listing

After the merger, shares of ITC common stock will continue to trade on the NYSE under the symbol “ITC.”

Limitation on Liability and Indemnification of Officers and Directors

As permitted by the MBCA, ITC’s articles of incorporation and bylaws generally limit the personal liability of ITC’s directors to ITC and ITC’s shareholders for breach of their fiduciary duty and require ITC to indemnify ITC’s directors and officers to the fullest extent permitted by the MBCA. Specifically, ITC’s bylaws require ITC to indemnify its directors and officers against expenses (including actual and reasonable attorneys’ fees), judgments (other than in an action by or in the right of ITC), penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of ITC or, while serving as a director or officer, is or was serving at the request of ITC as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by, and in accordance with the procedures and requirements specified in, the MBCA. ITC’s bylaws also provide that indemnification is a contractual right between ITC and the officer or director, which may not be adversely affected by a repeal of the indemnification provisions of ITC’s bylaws.

The MBCA and ITC’s bylaws authorize ITC to purchase and maintain insurance from a third party insurer on behalf of a person who is or was a director, officer, employee or agent of ITC or who is or was serving at the request of ITC as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not ITC would have the power to indemnify him or her under ITC’s bylaws or Michigan law. ITC maintains a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and provides that the insurer will pay on behalf of ITC for those losses for which ITC has lawfully indemnified the directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the provisions described above or otherwise, ITC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for ITC common stock.

DESCRIPTION OF TRANSCO COMMON UNITS

The following summary of the material terms of the TransCo common units and the material provisions of TransCo’s amended and restated limited liability company agreement, referred to as the TransCo operating agreement, in each case which will be in effect upon the consummation of the distribution, but does not purport to describe all of the terms thereof.

TransCo Common Units

TransCo’s capital structure consists of one class of common units representing limited liability company interests in TransCo. All TransCo common units are identical with each other in every respect. Currently, there are 1,000 common units issued, all of which are held by Entergy, the sole member of TransCo prior to the distribution. In connection with the separation, distribution and merger, TransCo will issue a number of additional TransCo common units to Entergy, such number not to be less than the number which will be necessary for the Entergy shareholders (and, if applicable, the exchange trust) immediately prior to the merger to constitute the holders of at least 50.1% of the outstanding ITC common stock immediately following the merger. In the distribution, Entergy will distribute 100% of the TransCo common units (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election, as more fully described in “The Transactions—Exchange Trust”) to Entergy shareholders through a combination of an exchange offer followed by a spin-off distribution. In the exchange offer, Entergy will offer its shareholders the option to exchange all or a portion of their shares of Entergy common stock for up to [—] TransCo common units. In the spin-off, immediately following the consummation of the exchange offer, Entergy will distribute the remaining TransCo common units owned by Entergy (excluding any TransCo common units to be contributed to the exchange trust in the event Entergy makes the exchange trust election) on a pro rata basis to Entergy shareholders whose shares of Entergy common stock (other than Entergy restricted common stock) remain outstanding after consummation of the exchange offer.

Upon consummation of the exchange offer, the TransCo common units will be delivered to the exchange offer agent, who will hold such shares for the benefit of Entergy shareholders as described above. In the merger, the TransCo common units held by the exchange offer agent will be converted into ITC common stock. Following the merger, and the conversion of the TransCo common units into ITC common stock, the exchange offer agent will distribute shares of ITC common stock and cash in lieu of fractional share interests to Entergy shareholders who validly tendered their shares in the exchange offer and to the holders of record of Entergy common stock for the pro rata spin-off distribution. Entergy shareholders will not physically receive any TransCo common units. For additional information, see the section titled “The Transactions—The Separation and Distribution.”

General

Upon consummation of the distribution, all of the outstanding TransCo common units will be duly issued. No holder of TransCo common units will be entitled to preemptive, redemption or conversion rights.

Voting Rights

Generally, TransCo’s board of managers has broad powers to conduct TransCo’s business and affairs without approval or voting of the members, except for matters expressly reserved under the TransCo operating agreement or under the Delaware Limited Liability Company Act (the “Delaware LLC Act”) to the members for decision. Whenever member approval is required for any action, either by the terms of the TransCo operating agreement or under the Delaware LLC Act, the general rule is that the affirmative vote of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units will be required. Under the TransCo operating agreement, members are entitled to vote upon all matters upon which members have the right to vote under the TransCo operating agreement or pursuant to the Delaware LLC Act, ratably in proportion to such member’s respective percentage interest in TransCo. A member’s percentage interest is the quotient obtained by dividing (i) the number of TransCo units held by the member by (ii) the total number of outstanding TransCo common units. Matters requiring an act of the members include: electing managers to the board of managers, approving certain mergers or consolidations of TransCo or certain sales, exchanges or dispositions of substantially all of TransCo’s assets (as more fully described below under “—TransCo Operating Agreement—Merger, Sale or Other Disposition of Assets”), approving any dissolution of TransCo and amending the TransCo operating agreement.

Should Entergy make the exchange trust election, pursuant to the exchange trust agreement, the trustee will vote all TransCo common units held in the exchange trust with respect to all matters to come before holders of TransCo common units at any meeting of holders of TransCo common units in the same proportion as all other TransCo common units are voted. For additional information, see “Additional Material Agreements—Agreements Related to the Exchange Trust and Exchange Offer—Exchange Trust Agreement.”

Dividend and Distribution Rights

The TransCo board of managers shall, in its sole discretion and at any time, declare and pay distributions with respect to the TransCo common units to the members from assets lawfully available for such distribution as determined by the board of managers. Distributions shall be distributed to the members in proportion to their percentage interest in TransCo.

Liquidation Rights

Upon TransCo’s dissolution, liquidation or winding up, TransCo’s assets shall be distributed in accordance with Section 18-804 of the Delaware LLC Act as follows: (i) to creditors in satisfaction of liabilities of the limited liability company; (ii) to members and former members in satisfaction of liabilities for distributions under Section 18-601 and Section 18-604 of the Delaware LLC Act; and (iii) to members first for the return of their contributions to TransCo and second respecting their limited liability company interests in TransCo, in the proportions to their percentage interest in TransCo.

Trading Market

There currently is no trading market for the TransCo common units, and no such trading market will be established in the future.

TransCo Operating Agreement

Organization; Purpose

TransCo was formed on December 2, 2011, under the Delaware LLC Act. TransCo is permitted to engage in any activity that a limited liability company formed under Delaware law may lawfully conduct.

Agreement to be Bound by Operating Agreement; Power of Attorney

Any person who (i) receives TransCo common units pursuant to the distribution (including TransCo common units held by the exchange offer agent for the account of such person under the terms of the merger agreement) or (ii) purchases or otherwise lawfully acquires any TransCo common units will be admitted as a member to TransCo and become bound by the terms of the TransCo operating agreement. Pursuant to the TransCo operating agreement, each member and each person who acquires TransCo common units from a member grants to persons specifically authorized by the board of managers a power of attorney to, among other things, execute and file documents (i) required for TransCo’s qualification, continuance or dissolution, (ii) related to the admission, withdrawal, removal or substitution of members in accordance with the TransCo operating agreement, (iii) related to the determination of rights, preferences or privileges of any class or series of TransCo securities, or (iv) related to a merger, consolidation or conversion of TransCo, including the merger with ITC.

Board of Managers

The TransCo operating agreement provides that, subject to matters which are expressly reserved under the TransCo operating agreement or the Delaware LLC Act to the members for decision, the business and affairs of TransCo shall be managed by the board of managers. The TransCo operating agreement provides that at the time of the distribution, the initial board of managers will consist of three individuals. Each manager will be elected annually by the affirmative vote of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units, and will serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. Managers may be removed at any time, with or without cause, by action of a majority of the board of managers. Any vacancy on the board of managers, including a vacancy caused by any such removal, will be filled by a majority of the remaining managers.

Indemnification and Exculpation

The TransCo operating agreement eliminates the personal liability of its managers and Entergy and Entergy’s officers, directors, employees, affiliates, representatives or agents, and TransCo’s officers, employees, representatives and agents (each, referred to as a covered person) to TransCo, its members or managers or any other person for any act or omission (relating to TransCo, its property or the conduct of its business and affairs, the TransCo operating agreement or any related document or any transaction contemplated thereby) taken or omitted by the covered person in good faith in the reasonable belief that such act or omission was not contrary to the best interests of TransCo and is within the scope of the authority granted to the covered person by the TransCo operating agreement, provided that such act or omission does not constitute fraud, willful misconduct or gross negligence.

To the fullest extent permitted by the Delaware LLC Act, the TransCo operating agreement requires that TransCo indemnify covered persons from and against any and all losses arising from claims in which the covered person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a covered person or which relates to or arises out of TransCo or its property, business or affairs. A covered person shall not be entitled to indemnification under the operating agreement with respect to (i) any claim with respect to which such covered person has been adjudged in a final, non-appealable order, by a court of competent jurisdiction to have engaged in fraud, willful misconduct or gross negligence or (ii) any claim initiated by such covered person unless such claim (A) was brought to enforce such covered person’s rights to indemnification hereunder or (B) was authorized or consented to by the board of managers. Expenses incurred in defending any claim by any covered person shall be paid by TransCo in advance of the final disposition of such claim upon receipt by TransCo of an undertaking by or on behalf of such covered person to repay such amount if it shall be ultimately determined that such covered person is not entitled to be indemnified by TransCo as authorized by the TransCo operating agreement.

Capital Contributions

Except with the approval of the board of managers, members are not required or permitted to make additional capital contributions to TransCo, except as described below under “—Limited Liability.”

Limited Liability

The Delaware LLC Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional TransCo Common Units

The TransCo operating agreement authorizes TransCo to issue additional TransCo common units at any time for the consideration and on the terms and conditions the board of managers determines, without the approval of the members.

Amendment of the Operating Agreement

The TransCo operating agreement may be amended only if approved by the board of managers and the affirmative vote of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units.

Merger, Sale or Other Disposition of Assets

The board of managers is generally prohibited from selling, exchanging or otherwise disposing of all or substantially all of TransCo’s assets in a single transaction or a series of related transactions, or merging or consolidating TransCo without the prior approval of members holding TransCo common units representing 50.1% or more of the outstanding TransCo common units; provided, that nothing in the TransCo operating agreement shall affect the validity and effectiveness of any action, agreement or consent of the board of managers, TransCo or Entergy, as the sole member of TransCo, prior to the distribution date, including, without limitation, the consent previously provided by Entergy, as the sole member of TransCo in connection with the merger with ITC or the other transactions contemplated by the merger agreement or the separation agreement and the other agreements and documents contemplated thereby.

The members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion, a sale of all or substantially all of the assets of TransCo or TransCo’s subsidiaries, or any other transaction or event.

Termination and Dissolution

TransCo will continue as a limited liability company until terminated under the TransCo operating agreement. TransCo will dissolve upon (i) a vote by the board of managers for dissolution and approval of such vote by the members or (ii) a judicial dissolution of the company under Section 18-802 of the Delaware LLC Act.

Election to be Treated as a Corporation

When the TransCo operating agreement described above takes effect, TransCo shall elect to be treated as a corporation for federal income tax purposes.

COMPARISON OF RIGHTS OF SHAREHOLDERS BEFORE AND AFTER THE MERGER

ITC is incorporated in the State of Michigan and the rights of ITC shareholders are governed by Michigan law and by ITC’s amended and restated articles of incorporation, as amended, and third amended and restated bylaws. Entergy is incorporated in the State of Delaware and the rights of Entergy shareholders are governed by Delaware law and by Entergy’s restated certificate of incorporation and bylaws. After the merger, shareholders of Entergy will also become shareholders of ITC, and their rights as such will be governed by Michigan law and ITC’s articles of incorporation and bylaws.

The following is a summary of the material differences between the rights of ITC shareholders and the rights of Entergy shareholders. Although ITC and Entergy believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of ITC shareholders and Entergy shareholders, and it is qualified in its entirety by reference to Michigan law, Delaware law, and the various documents of ITC and Entergy referenced in this summary. You should carefully read this entire prospectus and the other documents referenced in this prospectus for a more complete understanding of the differences between being a shareholder of ITC and being a shareholder of Entergy. Copies of the respective companies’ constituent documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information; Incorporation By Reference.”

ITC	Entergy

Authorized and Outstanding Capital Stock

The authorized capital stock of ITC currently is (1) 100,000,000 shares of common stock, without par value, and (2) 10,000,000 shares of preferred stock, without par value. ITC will file an amendment to ITC’s articles of incorporation to increase the number of authorized shares of ITC common stock to 300,000,000. ITC shareholders previously approved such amendment at the special meeting of ITC shareholders.

ITC’s articles of incorporation provide that the relative rights, preferences and limitations of preferred stock may be determined by the board of directors.

As of [—], 2013, there were approximately [—] shares of ITC common stock outstanding and no shares of preferred stock outstanding, and approximately [—] holders of record of ITC common stock.

The authorized capital stock of Entergy currently is 500,000,000 shares of common stock, par value $0.01 per share.

As of [—], 2013, there were approximately [—] shares of Entergy common stock outstanding and approximately [—] holders of record of Entergy common stock.

Dividends

Michigan law permits a corporation to pay dividends subject to certain limitations. A corporation may not make a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the	Delaware law permits a corporation to pay dividends out of surplus, which is the excess of net assets of the corporation over capital, or, if the corporation does not have adequate surplus, out of net profits for the current or immediately preceding fiscal year, unless such payment will reduce capital below the capital of any classes of shares having a preference upon distribution of assets.

ITC	Entergy

preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The declaration and payment of dividends is subject to the discretion of the ITC board of directors and depends on various factors, including ITC’s net income, financial condition, cash requirements, future prospects and other factors deemed relevant by the ITC board of directors. As a holding company with no business operations, ITC’s material assets consist primarily of the common stock or ownership interests in its subsidiaries and cash. ITC’s material cash inflows are only from dividends and other payments received from time to time from its subsidiaries and the proceeds raised from the sale of debt and equity securities. The ability of ITC’s subsidiaries to make dividend and other payments to ITC is subject to the availability of funds after taking into account the ITC subsidiaries’ funding requirements, the terms of the ITC subsidiaries’ indebtedness, the regulations of the FERC under the FPA, and applicable state laws. The debt agreements to which ITC or its regulated operating subsidiaries is a party contain numerous financial covenants that could limit ITC’s ability to pay dividends, as well as covenants that prohibit ITC from paying dividends if ITC is in default under its revolving credit facilities. Further, each of ITC’s subsidiaries is legally distinct from ITC and has no obligation, contingent or otherwise, to make funds available to ITC. For more information on ITC’s dividend policy, see “The Transactions—ITC’s Dividend Policy and $700 Million Recapitalization.”

The declaration and payment of dividends is subject to the discretion of the Entergy board of directors and depends on various factors, including Entergy’s earnings, financial strength, and future investment opportunities. Entergy is a holding company with no material assets other than the stock of its subsidiaries. Accordingly, all of its operations are conducted by its subsidiaries. Entergy’s ability to pay dividends on its common stock depends on the payment to it of dividends or distributions by its subsidiaries. The payments of dividends or distributions to Entergy by its subsidiaries in turn depend on their results of operations and cash flows and other items affecting retained earnings, and on any applicable legal, regulatory, or contractual limitations on the subsidiaries’ ability to pay such dividends or distributions. Provisions in the organizational documents, indentures for debt issuances, and other agreements of certain of Entergy’s subsidiaries restrict the payment of cash dividends to Entergy.

Voting Rights

Under Michigan law, an action to be taken by the vote of shareholders is authorized by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote on the action, unless the MBCA or the articles of incorporation of the corporation specify a different voting requirement. Under the MBCA, abstaining or submitting a ballot marked abstain is not considered a vote cast on the action.

Each holder of ITC common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors, subject to the restrictions on market participants described below. Holders of ITC common stock have no cumulative voting rights in the election of directors.

Under Delaware law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the shareholders, unless the DGCL, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement.

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If a market participant, together with its group members, beneficially owns 5% or more of any class or series of ITC capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

A “market participant” has the meaning given to that term by the FERC and includes an entity that sells or brokers electric energy, or provides ancillary services to ITC’s regulated operating subsidiaries or MISO or SPP (unless the FERC finds that the entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of the regulated operating subsidiary or MISO or SPP), or any other entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITC’s regulated operating subsidiaries or MISO or SPP.

Number of Directors; Election; Classified Board; Removal; Vacancies

Number of Directors. Under Michigan law, the minimum number of directors a corporation may have is one.

ITC’s bylaws provide that the total number of ITC directors will be not less than two and not more than ten, as determined by the ITC board of directors from time to time. ITC currently has ten directors.

The merger agreement provides that ITC will take all necessary corporate action to cause there to be, at the effective time of the merger, at least two vacancies on the ITC board of directors (either through resignations of existing directors, by increasing the size of the board or a combination thereof), which vacancies will be filled immediately after the effective time of the merger with two independent directors nominated by ITC’s nominating/corporate governance committee (after engaging an executive search firm to assist the nominating/corporate governance committee in identifying two such candidates). See the section entitled “The Transactions—Board of Directors and Management of ITC Following the Merger.”

Election. ITC’s board members are elected by plurality voting, meaning that the number of director nominees equal to the number of board seats subject to the election who receive the greatest number of votes are elected.

Classified Board. ITC does not have a classified board.

Removal. The MBCA provides that, unless otherwise provided in the articles of incorporation, directors may

Number of Directors. Under Delaware law, the minimum number of directors a corporation may have is one.

Entergy’s certificate of incorporation provides that the total number of Entergy directors will be not less than nine and not more than nineteen, as determined by the Entergy board of directors from time to time. Entergy currently has 11 directors.

Election. Each Entergy board member is elected by the vote of a majority of the votes cast for such director (excluding abstentions) at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees for any election of directors nominated (i) by the board of directors, (ii) any shareholder or (iii) a combination of nominees by the board of directors and any shareholder exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present will be elected.

Classified Board. Entergy does not have a classified board.

Removal. Delaware law provides that directors may be removed with or without cause by holders of a majority of the shares which would be entitled to vote at an election, unless the board is classified.

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be removed with or without cause by affirmative vote of a majority of the shares entitled to vote at an election.

ITC’s articles of incorporation do not provide for a different voting requirement.

Vacancies. Under Michigan law, unless otherwise limited by the articles of incorporation, vacancies and newly created directorships may be filled by the shareholders, the board of directors, or a majority of directors remaining in office, although less than a quorum.

ITC’s articles of incorporation do not provide for any limitations.

Entergy’s certificate of incorporation does not provide for a different voting requirement.

Vacancies. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board of directors as constituted immediately prior to the increase, the Delaware Court of Chancery may, upon application of shareholders holding at least ten percent of the total number of shares outstanding having the right to vote for directors, order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

Entergy’s bylaws provide that vacancies or newly created directorships on the Entergy board of directors may be filled by a majority of the remaining directors (excluding any director elected by any class or series of preferred stock) though less than a quorum of the board, or by a majority of the votes cast in the election of directors at a meeting of shareholders.

Shareholder Action by Written Consent

Under Michigan law, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. The articles of incorporation may provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if a consent in writing, which sets forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.

Entergy’s certificate of incorporation permits shareholders to take action by written consent signed by the holders of not less than the greater of (a) a majority of the outstanding stock of Entergy entitled to vote thereon and (b) that number of shares of stock

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ITC’s articles of incorporation do not currently modify the unanimity standard under Michigan law.	of Entergy that would be required to take such action at a special or annual meeting of shareholders where holders of all outstanding shares of Entergy were present, setting forth the action to be taken.

Special Meetings of Shareholders

Under the MBCA, special meetings of shareholders may be called by the board of directors or by the officers, directors or shareholders as may be authorized in the bylaws. In addition, upon application of the holders of not less than 10% of all shares entitled to vote at a meeting, the circuit court may upon a special showing of good cause, order a special meeting.

ITC’s bylaws provide that special meetings may be called by the board of directors, the chairperson of the board of directors (if the office is filled) or the president and shall be called by the president or corporate secretary at the written request of shareholders holding a majority of the outstanding shares of stock of ITC entitled to vote.

Under the DGCL, special meetings of shareholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws.

Entergy’s certificate of incorporation provides that special meetings may be called by the board of directors, the chairman of the board of directors, the person, if any, designated by the board of directors as the chief executive officer, a majority of the members of the entire executive committee of the board of directors, if there shall be one, or by the holders of not less than a majority of the outstanding shares of Entergy entitled to vote at the special meeting.

Amendments to Articles or Certificate of Incorporation

Under the MBCA, an amendment to ITC’s articles of incorporation, other than certain types of immaterial amendments specified in the MBCA, must be proposed by the board of directors and approved by (unless the articles provide for a higher voting requirement) the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and, if any class or series of shares is entitled to vote on the amendment as a class, the approval of a majority of the outstanding shares of that class or series.

ITC’s articles of incorporation do not require a higher vote.

Under the DGCL, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

Entergy’s certificate of incorporation does not require a higher vote.

Amendments to Bylaws

Under Michigan law, the shareholders or the board of directors may amend or repeal the bylaws or adopt new bylaws unless the articles of incorporation or bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw shall not be altered or repealed by the board.

ITC’s bylaws may be amended, altered, or repealed, in whole or in part, by the shareholders or by the board of directors at any meeting duly held in accordance with the bylaws, provided that notice of the meeting includes

Under Delaware law, shareholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The shareholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

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notice of the proposed amendment, alteration, or repeal. ITC’s articles of incorporation and bylaws do not contain any restrictions on adopting, altering or repealing any bylaws.	Entergy’s bylaws may be altered, amended or repealed, and new bylaws may be adopted, by a majority of the shareholders entitled to vote or by a majority of the board of directors at any meeting duly held, provided notice of the proposed amendment shall have been given.

Notice of Shareholder Nominations and Proposals

The MBCA provides that a corporation’s bylaws may establish reasonable procedures for the submission of proposals to the corporation in advance of a shareholders meeting. ITC’s bylaws provide that any shareholder who was a shareholder of record both at the time of giving of notice and at the time of the shareholders meeting, who is entitled to vote at the meeting and who timely complies with the specified notice provisions, may nominate persons for election to the board of directors or bring other matters before the meeting if the shareholder attends the meeting (personally or by qualified representative) and makes the nomination(s) or brings such other matter(s) before the meeting.

For annual meetings, to be timely, the notice must be given to ITC’s corporate secretary not earlier than 120 days and not later than 90 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date or if ITC did not hold an annual meeting in the preceding fiscal year, notice to be timely must be so delivered not earlier than 120 days and not later than 90 days prior to such annual meeting, or, if later, the tenth day following the day on which a public announcement of the date of such meeting is first made.

For special meetings, to be timely, the notice must be given to ITC’s corporate secretary not earlier than 120 days and not later than 90 days prior to such special meeting, or, if later, the tenth day following the day on which a public announcement of the date of the special meeting is first made.

If the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if given to ITC’s corporate secretary not later than ten days

Entergy’s bylaws provide that any shareholder who was a shareholder of record both at the time of giving of notice and on the record date for the determination of shareholders entitled to vote for the election of directors and who complies with the specified notice procedures may nominate persons for election to the board of directors at any annual or special meeting of the shareholders, if the shareholder provides timely notice.

Entergy’s bylaws further provide that a shareholder may bring other business before the annual meeting of shareholders, if the shareholder provides timely notice.

For shareholders seeking to bring business before or to nominate persons for election to the board of directors at an annual meeting, to be timely, the notice must be given to the secretary of Entergy not earlier than 85 days and not later than 60 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made.

For shareholders seeking to nominate persons for election to the board of directors at a special meeting, to be timely, the notice must be given to the secretary of Entergy not later than the close of business on the tenth day following the earlier of the date on which notice or public disclosure of the date of the special meeting was given or made.

The notice must contain specific information concerning the person to be nominated or the business proposed, as well as specific information concerning the shareholder making the nomination or proposal.

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following the day on which such public announcement is first made.

The notice must contain specific information concerning the person to be nominated or the business proposed, as well as specific information concerning the shareholder making the nomination or proposal.

Limitation of Personal Liability of Directors and Officers

Under Michigan law, a corporation may adopt a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except liability for the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a declaration of a share dividend or distribution to shareholders contrary to the restrictions of the MBCA and any restrictions contained in the corporation’s articles of incorporation for which the director voted for or concurred in; (iv) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts, obligations, and liabilities of the corporation for which the director voted for or concurred in; (v) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the MBCA; or (vi) an intentional violation of criminal law.

ITC’s articles of incorporation include such a provision and further provide that ITC directors’ liability shall be limited to the fullest extent permitted by the MBCA if the relevant MBCA provision is amended to authorize further limitation of liability. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation on personal liability existing at the time of such repeal or modification.

Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability for the following: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Entergy’s certificate of incorporation provides that, to the fullest extent authorized by Delaware law, a director of Entergy shall not be liable to Entergy or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation on personal liability existing at the time of such repeal or modification.

Indemnification of Directors and Officers

Under the MBCA, a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the	Delaware law permits a corporation to indemnify a person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was an officer, director, employee or agent of the corporation, or serves or served, at the request of the corporation, as director or officer of another entity. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or

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corporation as a director, officer, partner, trustee, employee, or agent of another entity, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, the corporation has the power to indemnify to the same extent except that indemnification may not be made if the person has been found liable to the corporation unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, in which case indemnification may be made but only to the extent of reasonable expenses incurred. A corporation may pay or reimburse reasonable expenses in advance of final disposition if the person furnishes the corporation a written undertaking to repay the advance if it is determined that he or she did not meet the applicable standard of conduct, if any, required for indemnification. A provision in the articles of incorporation, bylaws, board resolution or agreement making indemnification mandatory shall also make the advancement of expenses mandatory unless the provision specifically provides otherwise. The MBCA also provides that to the extent the corporation has a provision in its articles of incorporation eliminating or limiting liability of directors to the corporation and its shareholders, as ITC does, the corporation may indemnify a director without a determination that the director met the required standard of conduct unless one of the statutory exceptions to the limitation on liability applies.

ITC’s articles of incorporation and bylaws provide that ITC shall indemnify directors and officers to the maximum extent permitted by the MBCA. ITC’s bylaws also require that ITC shall advance expenses to directors and officers as provided in the MBCA. Indemnification rights continue for a person who has ceased to be a director or officer and shall inure to the benefit of their heirs, executors, and administrators.

settlements, as well as for expenses, in the context of actions other than derivative actions, if such person acted in good faith and reasonably believed that such person’s actions were in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful.

Indemnification against expenses incurred by a director or officer in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. A corporation may also indemnify a person made or threatened to be made a party to any threatened, pending or completed derivative action because such person was serving as a director, officer, employee or agent of the corporation, or was serving in such capacity in another entity at the request of the corporation, for expenses actually and reasonably incurred by such person in connection with the defense or settlement of such derivative action, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of such derivative suits, the corporation may not make any indemnification if such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery (or other court in which the action was brought) determines that such person is fairly and reasonably entitled to indemnity for such expenses that the relevant court deems proper.

Under Delaware law, a corporation may advance expenses incurred in defending any action as long as the person agrees to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

Entergy’s certificate of incorporation provides that Entergy shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL and such right to indemnification shall continue as to a person who has ceased to be a director or officer of Entergy, provided, however, that, except for proceedings to enforce rights to indemnification, Entergy shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the board of directors.

Entergy’s bylaws provide that Entergy shall indemnify any person who was or is a party or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed

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action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Entergy by reason) of the fact that he is or was a director or officer of Entergy, or is or was a director or officer of Entergy serving at the request of Entergy as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the maximum extent permitted by the DGCL.

Entergy’s bylaws provide that Entergy shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Entergy to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Entergy, or is or was a director or officer of Entergy serving at the request of Entergy as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Entergy; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Entergy unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Transfer Restrictions

ITC is restricted from issuing shares and recording any transfer of shares if the issuance or transfer would cause any “market participant,” either individually or together with members of its “group” (as defined in the SEC’s beneficial ownership rules), to beneficially own 5% or more of any class or series of ITC capital stock. This restriction does not preclude the settlement of transfers that occur on the NYSE (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade), but such transferred shares remain subject to all of the provisions and limitations relating to market participants contained in the articles of incorporation. Nor does the restriction apply to the	Entergy’s common stock is not subject to any transfer restrictions.

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issuance of shares or recording any transfer of shares to an investment banking institution, in its capacity as an underwriter or initial purchaser of a public offering or private placement, respectively, of shares of capital stock of the corporation if such offering or placement has been approved by the board of directors.

A “market participant” has the meaning given to that term by the FERC as previously described in this prospectus.

Shareholder Rights Plans

ITC does not currently have a shareholder rights plan.	Entergy does not currently have a shareholder rights plan.

Voting on Mergers; Transactions with Interested Shareholders; Control Share Acquisitions

Voting on Mergers and Similar Transactions. The MBCA generally requires (i) the affirmative vote of a majority of a constituent corporation’s outstanding shares entitled to vote, unless the articles of incorporation or the board’s authorizing resolutions require a greater vote, and (ii) if a class or series is entitled to vote on the plan as a class, the affirmative vote of the holders of a majority of the outstanding shares of the class or series, to authorize a:

•      plan of merger;

•      plan of share exchange;

•      dissolution; or

•      disposition of all or substantially all of its assets.

However, unless the articles of incorporation require otherwise or the merger is an “upside down merger,” no shareholder vote is required of a corporation surviving a merger if the corporation’s articles of incorporation are not amended by the merger and each share of stock of the corporation will be an identical share of the surviving corporation after the merger. An “upside down merger” is a merger, such as the one between ITC, Merger Sub and TransCo, in which the securities to be issued or delivered in the merger are or may be converted into shares of the acquiring corporation’s common stock and the number of the acquiring corporation’s common shares to be issued or delivered, plus those initially issuable upon conversion or exchange of any other securities to be issued or delivered, will exceed 100% of the number of its common shares outstanding immediately prior to the acquisition plus the number of its common shares, if any, initially issuable upon conversion or exchange of any other securities then outstanding. In addition, no

Voting on Mergers. Under Delaware law, after adoption of a resolution by the board of directors, the affirmative vote of a majority of the outstanding stock entitled to vote is required for:

•      mergers;

•      consolidations;

•      dissolutions and revocations of dissolutions; and

•      sales of substantially all of the assets of the corporation.

However, unless the certificate of incorporation requires otherwise, no vote will be required in connection with a merger where either:

•      the corporation’s certificate of incorporation is not amended, the shares of stock of the corporation remain outstanding and the common stock of the corporation to be issued in the merger plus the common stock initially issuable upon conversion of any other shares to be issued under the merger does not exceed 20% of the previously outstanding common stock; or

•      the merger is with a wholly-owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger.

Entergy’s certificate of incorporation does not require a greater proportion than a majority affirmative vote to approve a merger.

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shareholder vote is required for the acquiring corporation in a share exchange.

ITC’s articles of incorporation do not require a greater proportion than a majority affirmative vote to approve a plan of merger.

Transactions with Interested Shareholders. Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two thirds of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested shareholder, certain reclassifications and recapitalizations disproportionately favorable to such shareholder, and the adoption of a plan of liquidation or dissolution in which such a shareholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other shareholders in the open market, through private transactions or through a tender offer.

As permitted by Chapter 7A, ITC’s articles of incorporation provide that ITC is not governed by the provisions of that Chapter. In order for ITC to become subject to the provisions of Chapter 7A, ITC’s shareholders would have to vote affirmatively to amend ITC’s articles of incorporation.

Transactions with Interested Shareholders. Subject to specific exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested shareholder” (each term as defined below) for a period of three years after the date that the person became an interested shareholder, unless: (1) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) the person became an interested shareholder on or after the time the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting of the shareholders and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

For purposes of the DGCL, “business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to various exceptions, in general, an “interested shareholder” is a person who, together with such person’s affiliates and associates, owns, or within 3 years did own, 15% or more of the corporation’s outstanding voting stock.

Entergy has not opted out of the protections of Section 203 of the DGCL.

Appraisal Rights

The MBCA generally provides that a shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, certain corporate actions on which shareholders are entitled to vote, including mergers, share exchanges, sales of all or substantially all of a corporation’s assets and certain articles amendments. However, a shareholder will generally not have dissenters’ rights if the corporation’s shares are traded on a national securities exchange, such as the NYSE, on the record date, or if shareholders receive in the transaction cash or shares that are listed on a national securities exchange on the effective date of the transaction. As a result, ITC shareholders will not have dissenters’ rights under the MBCA.

Under the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•      with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

ITC	Entergy

•      with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the shareholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•      to shareholders of the corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger and if some other conditions are met.

Entergy’s certificate of incorporation does not deviate from the above.

Derivative Actions

The MBCA provides that a shareholder may not commence or maintain a derivative proceeding unless the shareholder meets all of the following criteria: (i) the shareholder was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time; (ii) the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation; and (iii) the shareholder continues to be a shareholder until the time of judgment, unless the failure to continue to be a shareholder is the result of corporate action in which the former shareholder did not acquiesce and the derivative proceeding was commenced prior to the termination of the former shareholder’s status as a shareholder. In addition, a shareholder may not commence a derivative proceeding until such shareholder has made a written demand upon the corporation to take suitable action and 90 days have expired from the date the demand was made unless the shareholder has earlier been notified that the demand has been rejected by the corporation or unless irreparable injury to the corporation would result by waiting for the expiration of the 90-day period.	Under Delaware Law, Entergy shareholders may bring derivative actions on behalf of, and for the benefit of, Entergy. The plaintiff in a derivative action on behalf of Entergy either must be or have been a shareholder of Entergy at the time of the transaction regarding which the shareholder complains or must be a shareholder who became a shareholder by operation of law thereafter. A shareholder may not sue derivatively on behalf of Entergy unless the shareholder first makes a demand on Entergy that it bring suit and the demand is refused, unless it is shown that making such a demand would have been a futile act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

Material U.S. Federal Income Tax Consequences to U.S. Holders of Entergy Common Stock of the Separation, Distribution, Merger, Exchange Trust Exchange Offer, and Mandatory Exchange Trust Distribution

The following discussion summarizes the material U.S. federal income tax consequences of the separation, distribution, merger, exchange trust exchange offer, mandatory exchange trust distribution and related transactions to certain beneficial owners of Entergy common stock that hold their Entergy common stock as a capital asset for tax purposes. This discussion is based on the Code, the Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (“IRS”), and all other applicable authorities as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The material U.S. federal income tax consequences associated with the exchange trust exchange offer and mandatory exchange trust distribution will only be applicable in the event Entergy makes the exchange trust election.

For purposes of this summary, a “U.S. holder” means any beneficial owner that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust that (1) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (2) was in existence on August 20, 1996, and has properly elected under applicable Treasury regulations to be treated as a U.S. person; and any person or entity otherwise subject to U.S. federal income tax on a net income basis in respect of Entergy common stock. For the avoidance of doubt, non-U.S. individuals and non-U.S. corporations that are subject to U.S. federal income tax on a net income basis in respect of Entergy common stock, including by virtue of holding their common stock in connection with, as applicable, a U.S. trade or business or a U.S. permanent establishment, are treated as U.S. holders for purposes of this summary.

This discussion does not address the U.S. federal income tax consequences of the separation, distribution, merger, exchange trust exchange offer, mandatory exchange trust distribution and related transactions to a beneficial owner of Entergy common stock that is not a U.S. holder. In addition, this discussion does not address the tax consequences of these transactions under applicable U.S. federal estate, gift or alternative minimum tax laws, or any state, local, foreign or other laws.

This summary is of a general nature and does not purport to deal with all tax considerations that may be relevant to persons in special tax situations, including but not limited to:

•	tax-exempt entities;

•	foreign entities;

•	foreign trusts and estates and beneficiaries thereof;

•	holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, or holders of employee stock options;

•	insurance companies;

•	financial institutions;

•	dealers or traders in securities;

•	holders who hold their shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated transaction,” “constructive sale” or other risk-reduction transaction;

•	mutual funds and exchange traded funds;

•	partnerships or other pass-through entities for U.S. federal income tax purposes, and investors in such entities;

•	U.S. holders that are non-U.S. corporations and subject to the potential application of the “branch profits” tax; or

•	U.S. holders whose functional currency is not the U.S. dollar.

Entergy shareholders should consult their own tax advisors concerning the tax consequences of the separation, the distribution, the merger, an exchange trust exchange offer, a mandatory exchange trust distribution and related transactions to them, including the application of U.S. federal, state, local, foreign and other tax laws in light of their particular circumstances.

IRS Private Letter Rulings and Closing Tax Opinions Regarding the Separation, Distribution, Merger, Exchange Trust Exchange Offer, Mandatory Exchange Trust Distribution and Related Transactions

The separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution and related transactions are conditioned upon Entergy’s receipt of the IRS rulings and an opinion of Cooley LLP, counsel to Entergy, that the transactions will qualify as tax-free to Entergy, TransCo and the shareholders of Entergy. Although a private letter ruling from the IRS generally is binding on the IRS, the IRS has a no-ruling policy on some requirements for a tax-free section 355 transaction. The parties will rely solely on the opinion of counsel for comfort that the requirements subject to the no-ruling policy are satisfied. The opinion of Entergy’s counsel will rely on the favorable IRS rulings with respect to the issues for which rulings have been or will be requested. Entergy obtained IRS rulings regarding the tax-free nature of certain aspects of the transaction on May 31, 2013. Entergy expects to request additional IRS rulings regarding certain other aspects of the transactions, including the exchange trust exchange offer and mandatory exchange trust distribution.

The merger is also conditioned on the receipt by ITC of an opinion from Simpson Thacher & Bartlett LLP, counsel to ITC, and the receipt by Entergy of an opinion from Cooley LLP that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

The May 31, 2013 IRS rulings are, and the opinions of ITC’s and Entergy’s counsel and any additional IRS rulings will be, based on, among other things, certain representations and assumptions as to factual matters made by Entergy, TransCo, ITC and Merger Sub, including, in the case of the IRS rulings and the opinion of Entergy’s counsel, assumptions concerning section 355(e) of the Code (discussed below). The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of IRS rulings or the opinions. None of Entergy, TransCo, ITC and Merger Sub are currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions requested or reached in the IRS rulings or the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the May 31, 2013 IRS rulings are, and the opinions of ITC’s and Entergy’s counsel and any additional IRS rulings will be, based on law that is current at the time such rulings or opinions are issued, and cannot be relied on if such current law changes with retroactive effect.

The Separation, Distribution, Exchange Trust Exchange Offer, and Mandatory Exchange Trust Distribution

In addition to the opinion of Entergy’s counsel upon which the completion of the merger is conditioned, in connection with the effectiveness of the registration statement of which this document is a part, Cooley LLP is rendering its opinion to the effect that the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution, taken together, will qualify under sections 368(a) and 355 of the Code and as to certain related tax consequences. This opinion (i) relies on the May 31, 2013 IRS rulings, (ii) assumes that the IRS will rule favorably on the additional issues for which rulings are expected to be sought, and (iii) is based on representations and assumptions as to factual matters made by Entergy, TransCo, ITC and Merger Sub and on current law.

1. Material Federal Income Tax Consequences to Entergy

As addressed in part in the May 31, 2013 IRS rulings, and as set forth in the opinion of Cooley LLP that is issued in connection with the effectiveness of the registration statement of which this document is a part, which opinion is attached to such registration statement, Entergy will recognize no material amount of income, gain or loss as a result of the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution. However, Entergy may recognize income, gain of loss as a result of certain intercompany transactions. Entergy will not recognize income gain, loss or deduction as a result of exchange of the TransCo debt securities for the Entergy securities.

2. Material Federal Income Tax Consequences to Entergy Shareholders

As addressed in part in the May 31, 2013 IRS rulings, and as set forth in the opinion of Cooley LLP that is issued in connection with the effectiveness of the registration statement of which this document is a part, which opinion is attached to such registration statement, the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution will have the following tax consequences to Entergy shareholders who receive TransCo common units (in the distribution) or ITC common stock (in an exchange trust exchange offer or a mandatory exchange trust distribution):

•

no gain or loss will be recognized by, and no amount included in the income of, Entergy shareholders upon the receipt of TransCo common units in the distribution, or ITC common stock in an exchange trust exchange offer or a mandatory exchange trust distribution (except with respect to cash received in lieu of fractional shares of ITC common stock, as described below);

•

the tax basis of the TransCo common units issued to an Entergy shareholder in a spin-off or of ITC common stock received in a mandatory exchange trust distribution (including fractional shares of ITC common stock for which cash is received) will be determined by allocating the tax basis of such shareholder in the shares of Entergy common stock with respect to which TransCo common units or shares of ITC common stock are received between such shares of Entergy common stock and the TransCo common units or ITC common stock in proportion to the relative fair market value of each; the tax basis of the TransCo common units issued to an Entergy shareholder in a split-off exchange offer, and of the ITC common stock received by the Entergy shareholders in an exchange trust exchange offer (including fractional shares of ITC common stock for which cash is received) will equal the tax basis of the shares of Entergy common stock exchanged therefor;

•

the holding period of the TransCo common units or ITC common stock received by an Entergy shareholder will include the holding period of the shares of Entergy common stock with respect to which the TransCo common units or ITC common stock was received;

•

gain or loss will be recognized by Entergy shareholders who receive cash instead of fractional shares of ITC common stock equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of ITC common stock are treated (pursuant to the preceding bullet) as having been held for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation;

•

cash, if any, received by an Entergy shareholder in addition to the shares of ITC common stock in an exchange trust exchange offer (other than cash received instead of fractional shares, as discussed above), will, if the holder has sufficiently decreased its actual and constructive percentage ownership of Entergy common stock in the exchange, be treated as gain recognized by the Entergy shareholder in an amount equal to the lesser of (1) the amount of cash received, and (2) the excess of the fair market value of the shares of ITC common stock received over the shareholder’s tax basis in the surrendered shares of Entergy common stock. If the holder has not sufficiently decreased its actual and constructive percentage ownership of Entergy in the exchange, the amount of gain recognized, as determined above, will be treated as (1) a dividend to the extent of the shareholder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then (2) as capital gain from exchange of property. Regardless of whether the cash is subject to tax, and whether it is taxed as capital gain or dividend, the shareholder’s tax basis in the shares of ITC common stock received will be (1) decreased by the amount of cash received by the shareholder, and (2) increased by the amount of gain and dividend income recognized by the shareholder; and

•

the amount of cash, if any, that is distributed in addition to the shares of ITC common stock in a mandatory exchange trust distribution to a holder of Entergy common stock (other than cash distributed instead of fractional shares, as discussed above), will be taxed (1) as a dividend to the extent of the holder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of Entergy common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of Entergy common stock), and finally (3) as capital gain with respect to the remaining value. The shareholder’s tax basis in the shares of Entergy common stock will be (1) decreased by the amount of cash received by the shareholder, and (2) increased by the amount of gain and dividend income recognized by the shareholder, in each case before such tax basis is allocated between such shareholder’s shares of Entergy common stock and ITC common stock.

3. Material Federal Income Tax Consequences to Entergy and Entergy Shareholders if the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Exchange Trust Distribution Were Taxable

If the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution were to fail to qualify for U.S. federal income tax purposes as a tax-free section 355 transaction, then:

•

the consolidated group of which Entergy is the common parent would recognize gain equal to the excess of the fair market value of the assets transferred to TransCo plus liabilities assumed by TransCo over Entergy’s tax basis in such assets;

•

each holder that receives TransCo common units in a spin-off, or ITC common stock (and cash, if any) in a mandatory exchange trust distribution, will be treated as if the holder received a taxable distribution equal to the fair market value of the TransCo common units or ITC common stock (and cash, if any) received; this amount will be taxed (1) as a dividend to the extent of the holder’s pro rata share of Entergy’s current and accumulated earnings and profits as determined under U.S. federal income tax principles (including earnings and profits attributable to the after-tax gain to Entergy described in the immediately preceding bullet point), then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of Entergy common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of Entergy common stock), and finally (3) as capital gain with respect to the remaining value;

•

the exchange of Entergy common stock for TransCo common units in a split-off exchange offer, and the exchange of Entergy common stock for ITC common stock (and cash, if any) in an exchange trust exchange offer would each be a taxable exchange, and each holder that participated in the exchange would be treated as if Entergy redeemed its common stock from such holder. In that case, each such holder would generally recognize capital gain or loss equal to the difference between the fair market value of the TransCo common units or ITC common stock (and cash, if any) received and the holder’s tax basis in the shares of Entergy common stock exchanged therefor, unless the holder has not sufficiently decreased its actual and constructive percentage ownership of Entergy common stock as a result of the exchange; in that case, redemption would be considered to be essentially equivalent to a dividend, and the holder would be treated as having received a taxable distribution equal to the fair market value of the TransCo common units or ITC common stock (and cash, if any) received, which would be taxed as described in the immediately preceding bullet point; and

•

an individual holder would generally be subject to U.S. federal income tax at the prevailing tax rate that applies to long-term capital gains (assuming holding period and other requirements are met) with respect to the portion of the transactions that are treated as a capital gain, subject to exceptions for certain short-term positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates; if the holder is treated as having received a corporate distribution and not a capital gain, “qualified dividends” are also subject to U.S. federal income tax at the prevailing tax rate that applies to long-term capital gains (assuming holding period and other requirements are met).

4. Material Federal Income Tax Consequences to Entergy and Entergy Shareholders if the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Exchange Trust Distribution Were Subject to Section 355(e)

The separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution would be taxable to Entergy (but not to the Entergy shareholders, assuming the other requirements in sections 355 and 368 of the Code are satisfied) pursuant to section 355(e) of the Code if 50% or more (by vote or value) of Entergy common stock or TransCo common units were treated as acquired directly or indirectly (including, without limitation, through acquisitions of ITC common stock after the merger) by certain persons as part of a plan or series of related transactions that included these transactions. Because Entergy shareholders will be treated as owning more than 50% of ITC’s common stock following the merger, the merger, by itself, will not cause the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution to be taxable to Entergy under section 355(e) of the Code. In connection with the opinion of Entergy’s tax counsel, Entergy and TransCo have represented that the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution are not part of any plan or series of related transactions pursuant to which one or more persons will acquire, directly or indirectly, a 50% or greater interest in Entergy or TransCo. However, if the IRS were to determine that other acquisitions of Entergy common stock, TransCo common units or ITC common stock, as the case may be, either before or after the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution and the merger, were part of a plan or series of related transactions that included the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution for purposes of section 355(e) of the Code, Entergy could be required to recognize gain under section 355(e) of the Code. In such case, Entergy would recognize taxable gain as if it had sold the TransCo common units distributed to Entergy shareholders in the distribution, and the shares of ITC common stock distributed to Entergy shareholders in an exchange trust exchange offer and a mandatory exchange trust distribution, for an amount equal to the fair market value of such common units and shares of stock, respectively, and this would likely produce substantial income tax liabilities to Entergy. The process for determining whether a change in control prohibited under the foregoing rules has occurred is complex and inherently factual.

5. Indemnification Obligations of Entergy and ITC if the Separation, Distribution, Exchange Trust Exchange Offer and Mandatory Exchange Trust Distribution Were Taxable

Under the separation agreement, ITC and its affiliates must indemnify Entergy against certain tax-related losses (e.g., increased taxes, penalties and interest required to be paid by Entergy) resulting from the failure of the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution to qualify under section 355 (including section 355(e)) of the Code to the extent that such failure is attributable to certain actions or omissions of ITC or its affiliates, other than actions or omissions taken in reliance on a covenant, representation or warranty by Entergy described in the separation agreement that was breached or incorrect. If ITC or its affiliates are required to indemnify Entergy in the event of a taxable transaction, this indemnification obligation would be substantial and could have a material adverse effect on ITC.

If Entergy recognizes gain on the separation, distribution, exchange trust exchange offer and mandatory exchange trust distribution attributable solely to Entergy’s breach of any representation and/or covenant described in the separation agreement, Entergy may not be indemnified. Except as described above, Entergy may not be indemnified under the separation agreement with respect to any gain recognized in the transactions. To the extent that ITC has any liability for any taxes of Entergy, TransCo or any of their affiliates with respect to the transactions that do not result from actions or omissions for which ITC and its affiliates are liable as described above, Entergy must indemnify ITC for such tax-related losses.

6. Information Reporting and Backup Withholding

Holders of at least 5% (by vote or value) of the total outstanding shares of Entergy common stock and holders of Entergy securities who have a tax basis in the Entergy securities of at least $1 million, who receive TransCo common units in the distribution or ITC common stock in an exchange trust exchange offer or a mandatory exchange trust distribution, must attach to their U.S. federal income tax return for the year in which the distribution, exchange trust exchange offer or mandatory exchange trust distribution occur a detailed statement setting forth the data appropriate to show the applicability of section 355 of the Code to the distribution, exchange trust exchange offer, or mandatory exchange trust distribution. Entergy and/or ITC will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non-corporate holders of shares of Entergy common stock that receive ITC common stock in an exchange trust exchange offer or a trust distribution may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of ITC common stock. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holder following the completion of the merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

The Merger

In addition to the opinions of ITC’s and Entergy’s counsel upon which the completion of the merger is conditioned, in connection with the effectiveness of the registration statement of which this document is a part, each of Simpson Thacher & Bartlett LLP and Cooley LLP is rendering its respective opinion to the effect that the merger will qualify as a reorganization within the meaning of section 368(a) of the Code and as to certain related tax consequences. Such opinions are based on representations and assumptions as to factual matters made by Entergy, TransCo, ITC and Merger Sub and on current law.

1. Material Federal Income Tax Consequences to TransCo

As addressed in part in the May 31, 2013 IRS rulings, and as set forth in the opinions of Simpson Thacher & Bartlett LLP and Cooley LLP that are issued in connection with the effectiveness of the registration statement of which this document is a part, which opinions are attached to such registration statement, TransCo will recognize no gain or loss, and include no amount in income, as a result of the merger.

2. Material Federal Income Tax Consequences to TransCo Common Unit Holders

As addressed in part in the May 31, 2013 IRS rulings, and as set forth in the opinions of Simpson Thacher & Bartlett LLP and Cooley LLP that are issued in connection with the effectiveness of the registration statement of which this document is a part, which opinions are attached to such registration statement, the transactions will have the following tax consequences to holders of TransCo common units who receive ITC common stock in the merger:

•

no gain or loss will be recognized by, and no amount will be included in the income of, holders of TransCo common units upon the receipt of ITC common stock in the merger (except with respect to cash received in lieu of fractional shares of ITC common stock, as described below);

•

the tax basis of ITC common stock received by a TransCo common unit holder in the merger (including fractional shares for which cash is received) will equal the tax basis of the TransCo common units exchanged therefor;

•

the holding period of the ITC common stock received by a TransCo common unit holder in the merger will include the holding period of the TransCo common units with respect to which the ITC common stock was received; and

•

gain or loss will be recognized by TransCo common unit holders who receive cash instead of fractional shares of ITC common stock in the merger equal to the difference between the amount of cash received and their tax basis in their fractional shares of ITC common stock. The character of such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of ITC common stock are treated as having been held (pursuant to the preceding bullet) for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation.

3. Material Federal Income Tax Consequences to TransCo and TransCo Common Unit Holders if the Merger Were Taxable

If the merger were taxable, TransCo common unit holders would recognize taxable gain or loss on their receipt of ITC common stock in the merger.

•

An individual holder would generally be subject to U.S. federal income tax at the prevailing tax rate that applies to long-term capital gains (assuming holding period and other requirements are met) with respect to the portion of the transactions that are treated as a capital gain, subject to exceptions for certain short-term positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates.

4. Indemnification Obligations of Entergy and ITC if the Merger Were Taxable

Under the separation agreement, ITC and its affiliates must indemnify Entergy against certain tax-related losses (e.g., increased taxes, penalties and interest required to be paid by Entergy) resulting from the failure of the merger to qualify as a reorganization under section 368(a) of the Code to the extent that such failure is attributable to certain actions or omissions of ITC or its affiliates, other than actions or omissions taken in reliance on a covenant, representation or warranty by Entergy described in the separation agreement that was breached or incorrect. If ITC or its affiliates are required to indemnify Entergy in the event of a taxable transaction, this indemnification obligation would be substantial and could have a material adverse effect on ITC.

5. Information Reporting and Backup Withholding

Holders of at least 1% (by vote or value) of the total outstanding units of the TransCo, who receive shares of ITC common stock in the merger, must attach to their U.S. federal income tax return for the year in which the merger occurs a detailed statement setting forth the data appropriate to show the applicability of section 368 of the Code to the merger. Entergy and/or ITC will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non-corporate holders of shares of Entergy common stock that receive ITC common stock in the merger may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of ITC common stock. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holder following the completion of the merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

SECURITY OWNERSHIP OF ITC COMMON STOCK

The following table sets forth certain information regarding the ownership of ITC common stock as of July 15, 2013 except as otherwise indicated, by:

•	each current ITC director;

•

each of the persons named in ITC’s 2012 Definitive Proxy Statement on Schedule 14A, incorporated herein by reference, in the Summary Compensation Table under the heading “Compensation of Executive Officers and Directors;”

•	all current ITC directors and executive officers as a group; and

•	each person who is known by ITC to own beneficially 5% or more of ITC’s outstanding shares of common stock.

The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on July 15, 2013 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Joseph L. Welch	1,049,117	2.00%
Cameron M. Bready	81,551	*
Linda H. Blair	231,851	*
Jon E. Jipping	168,364	*
Daniel J. Oginsky	88,944	*
Christopher H. Franklin	1,789	*
Edward G. Jepsen	60,055	*
William J. Museler	7,604	*
Hazel R. O’Leary	7,604	*
Thomas G. Stephens	536	*
G. Bennett Stewart, III	8,968	*
Lee C. Stewart	9,883	*
J.C. Watts, Jr .	1,789	*
All current directors and executive officers as a group (13 persons)	1,718,055	3.28%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron (2)	4,931,905	9.40%
FMR LLC (3)	4,079,241	7.78%
BlackRock, Inc. (4)	3,568,073	6.80%

*	Less than one percent

(1)	Includes restricted shares subject to forfeiture to ITC under certain circumstances, shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to September 13, 2013 and shares pledged by the holder as security for loans, as set forth below:

Name	Restricted Shares	Option Shares	Shares Pledged As Security
Joseph L. Welch	62,367	454,314	—
Cameron M. Bready	23,566	53,696	—
Linda H. Blair	10,793	181,075	—
Jon E. Jipping	9,337	141,657	—
Daniel J. Oginsky	5,596	54,985	—
Christopher H. Franklin	1,789	—	—
Edward G. Jepsen	2,439	—	—
William J. Museler	2,439	—	—
Hazel R. O’Leary	2,439	—	—
Thomas G. Stephens	536	—	—
G. Bennett Stewart, III	2,439	—	—
Lee C. Stewart	2,439	—	—
J.C. Watts, Jr .	1,789	—	—
All directors and executive officers as a group	127,968	885,727	—

(2)	Based on information contained in a Schedule 13G/A filed on February 14, 2013, with information as of December 31, 2012, Baron Capital Group, Inc., or BCG, and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 4,649,305 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,931,905 shares. BAMCO has shared voting power with respect to 4,175,709 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,458,309 shares. BCM has shared voting power with respect to 473,596 shares, as well as shared dispositive power with respect to and beneficial ownership of 473,596 shares. Baron Capital Group, Inc. has shared voting power with respect to 4,649,305 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,931,905 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(3)	Based on information contained in a Schedule 13G filed on February 14, 2013, with information as of December 31, 2012. FMR LLC states that it has sole voting power over 567,471 shares and sole dispositive power over 4,079,241 shares directly or through various entities over which it has control. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Based on information contained in a Schedule 13G/A filed on February 6, 2013, with information as of December 31, 2012. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

LEGAL MATTERS

The validity of the TransCo common units offered hereby with respect to the transactions are being passed upon for TransCo by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the issuance of common stock by ITC pursuant to the merger agreement has been passed upon for ITC by Dykema Gossett PLLC. Cooley LLP will provide to Entergy legal opinions regarding certain federal income tax matters relating to the distribution and the merger. Simpson Thacher & Bartlett LLP will provide to ITC a legal opinion regarding certain federal income tax matters relating to the merger.

EXPERTS

The consolidated financial statements and the related financial statement schedule of ITC Holdings Corp., incorporated in this prospectus by reference from ITC’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of ITC Holdings Corp.’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Entergy Corporation, incorporated in this prospectus by reference from Entergy’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Entergy Corporation’s and its subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Transmission Business of Entergy Corporation and Subsidiaries as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Mid South TransCo LLC as of December 31, 2012 and 2011, and for the year ended December 31, 2012, and the period December 2, 2011 through December 31, 2011, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

TransCo has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act, of which this Prospectus—Offer to Exchange forms a part, to register with the SEC the TransCo common units to be delivered in this exchange offer to shareholders whose shares of Entergy common stock are accepted for exchange and distributed to shareholders in the subsequent pro rata spin-off distribution. Entergy will also file a Tender Offer Statement on Schedule TO with the SEC with respect to this exchange offer. This Prospectus—Offer to Exchange constitutes Entergy’s offer to exchange, in addition to being a prospectus of TransCo.

ITC will file a post-effective amendment to the registration statement on Form S-4 to register the issuance of shares of its common stock that will be issued in the merger. This Prospectus—Offer to Exchange will also constitute a prospectus of ITC.

This prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Entergy and TransCo, reference is made to the registration statement and its exhibits.

You may read and copy all or any portion of the registration statement filed by TransCo at the offices of the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, that contains reports, proxy and prospectuses and other information regarding registrants, such as Entergy and ITC, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about Entergy at www.Entergy.com and about ITC at www.itc-holdings.com. Entergy’s and ITC’s website addresses are provided as an inactive textual reference only. Information contained on Entergy’s and ITC’s website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document.

The SEC allows certain information to be “incorporated by reference” into this prospectus. The information incorporated by reference is considered a part of this prospectus, except for any information superseded by information contained directly in this prospectus or by information contained in documents filed with or furnished to the SEC by Entergy or ITC after the date of this prospectus that is incorporated by reference in this prospectus. This means that Entergy and ITC can disclose important information to you by referring to another document filed separately with the SEC.

This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Entergy, ITC and their respective business and financial condition.

Entergy:

Entergy SEC Filings (SEC File Number 001-11299)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2012
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2013
Definitive Proxy Statement on Schedule 14A	Filed March 27, 2013
Current Reports on Form 8-K or 8-K/A	Filed May 9, 2013, May 20, 2013, June 20, 2013, June 27, 2013, July 1, 2013

ITC:

ITC SEC Filings (SEC File Number 001-32576)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2012
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2013
Definitive Proxy Statement on Schedule 14A	Filed April 5, 2013
Current Reports on Form 8-K or 8-K/A	Filed January 23, 2013, January 31, 2013, February 15, 2013, February 19, 2013, March 11, 2013, April 8, 2013, April 12, 2013, April 16, 2013, April 18, 2013, May 20, 2013, June 3, 2013, June 21, 2013, June 26, 2013, June 28, 2013, July 1, 2013, July 3, 2013, July 15, 2013

In addition, this prospectus also incorporates by reference additional documents that Entergy and ITC may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date that shares are accepted pursuant to this exchange offer (or the date that this exchange offer is terminated). These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

This prospectus does not, however, incorporate by reference any documents or portions thereof that not are deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Entergy’s or ITC’s Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Entergy’s documents incorporated by reference are available without charge upon request to the information agent at the following address and telephone numbers:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone (for banks and brokerage firms): (800) 662-5200

Telephone (for all other callers): (800) 607-0088

ITC’s documents incorporated by reference are available from ITC without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You can obtain documents incorporated by reference in this prospectus from the SEC’s website or from ITC’s website as described above or by requesting them in writing or by telephone from ITC at the following address and telephone number:

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Attention: Investor Relations

Telephone: (248) 946-3000

If you would like to request documents, please do so by [—], 2013 to ensure timely delivery.

Entergy, TransCo and ITC have not authorized anyone to give any information or make any representation about this exchange offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in Entergy’s, ITC’s or Entergy’s Transmission Business’s affairs since the date of this prospectus. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

Indicative exchange ratios will be made available at http://[—] by 4:30 p.m., New York City time, on each day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The final exchange ratio will be available both by contacting the information agent at the toll-free number provided on the back cover of the prospectus, by press release issued by Entergy and at http://[—] no later than 9:00 a.m., New York City time, on the second to last trading day prior to the expiration date. During the period of the valuation dates, when the per-share values of Entergy common stock and per-unit values of TransCo common units are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share and per-unit values which will equal (i) on the first valuation date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and (iii) on the third valuation date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first valuation date and with the actual daily VWAP on the second valuation date.

INDEX TO FINANCIAL STATEMENTS

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

AND MID SOUTH TRANSCO LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of

Directors of Entergy Corporation and Subsidiaries

We have audited the accompanying combined balance sheets of the Transmission Business of Entergy Corporation and Subsidiaries (the “Business”) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the Business is comprised of the assets and liabilities, and certain revenues and expenses, attributable to the transmission business of Entergy Corporation and Subsidiaries (“Entergy”). The combined financial statements also include revenue and expense allocations from Entergy. These combined financial statements are not indicative of the financial position, results of operations and cash flows that would have existed had the Business operated as a separate entity for the three years in the period ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

March 29, 2013

DEFINITIONS

Abbreviation or Acronym	Term
AFUDC	Allowance for Funds Used During Construction
APSC	Arkansas Public Service Commission
ASU	Accounting Standards Update issued by the FASB
City Council or Council	Council of the City of New Orleans, Louisiana
Entergy	Entergy Corporation and its direct and indirect subsidiaries
Entergy Corporation	Entergy Corporation, a Delaware corporation
Entergy Gulf States, Inc.	Predecessor company for financial reporting purposes to Entergy Gulf States Louisiana that included the assets and business operations of both Entergy Gulf States Louisiana and Entergy Texas
Entergy Gulf States Louisiana	Entergy Gulf States Louisiana, L.L.C., a company formally created as part of the jurisdictional separation of Entergy Gulf States, Inc. and the successor company to Entergy Gulf States, Inc. for financial reporting purposes. The term is also used to refer to the Louisiana jurisdictional business of Entergy Gulf States, Inc., as the context requires.
Entergy Services	Entergy Services, Inc., a wholly owned subsidiary that provides management, technical, advisory, operating, and administrative services to Entergy’s subsidiaries.
Entergy Texas	Entergy Texas, Inc., a company formally created as part of the jurisdictional separation of Entergy Gulf States, Inc. The term is also used to refer to the Texas jurisdictional business of Entergy Gulf States, Inc., as the context requires.
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
IRS	Internal Revenue Service
ISO	Independent System Operator
kV	Kilovolt
LPSC	Louisiana Public Service Commission
MISO	Midcontinent Independent System Operator, Inc. (formerly known as Midwest Independent Transmission System Operator, Inc.), a regional transmission organization
MPSC	Mississippi Public Service Commission
PUCT	Public Utility Commission of Texas
RTO	Regional transmission organization
SEC	Securities and Exchange Commission
Utility	Entergy’s business segment that generates, transmits, distributes, and sells electric power, with a small amount of natural gas distribution

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED BALANCE SHEETS

ASSETS

	(Amounts in thousands)
	December 31,
	2012	2011
Current Assets
Cash and cash equivalents	$1,237	$1,256
Accounts receivable, net	25,222	22,287
Materials and supplies—at average cost	38,071	28,372
Accumulated deferred income taxes	27,126	—

Total Current Assets	91,656	51,915
Property, Plant and Equipment
Utility plant in service	5,730,897	5,318,334
Construction work in progress	249,964	265,710

Total Property, Plant and Equipment	5,980,861	5,584,044
Less—Accumulated depreciation and amortization	(2,016,825)	(1,917,657)

Property, Plant and Equipment—Net	3,964,036	3,666,387
Regulatory and Other Assets
Regulatory asset for income taxes	172,580	166,468
Other regulatory assets	129,393	80,876
Other assets	51,337	49,758

Total Other Assets	353,310	297,102

TOTAL ASSETS	$4,409,002	$4,015,404

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED BALANCE SHEETS

LIABILITIES AND EQUITY

	(Amounts in thousands)
	December 31,
	2012	2011
Current Liabilities
Accounts payable	$56,288	$62,156
Customer deposits	5,840	6,211
Taxes accrued	31,637	28,910
Pension and other postretirement liabilities	186	1,006
Other current liabilities	5,800	1,373

Total Current Liabilities	99,751	99,656
Non-Current liabilities
Accumulated deferred income taxes and taxes accrued	1,046,575	860,265
Accumulated deferred investment tax credits	16,884	17,805
Regulatory liabilities	67,585	58,899
Pension and other postretirement liabilities	131,039	96,896
Other non-current liabilities	29,143	19,418

Total Non-Current Liabilities	1,291,226	1,053,283

Total Liabilities	1,390,977	1,152,939
Equity
Net parent investment	3,022,214	2,865,008
Accumulated other comprehensive loss	(4,189)	(2,543)

Total Equity	3,018,025	2,862,465

TOTAL LIABILITIES AND EQUITY	$4,409,002	$4,015,404

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF INCOME

	(Amounts in thousands)
	For the Years Ended December 31,
	2012	2011	2010
Operating Revenues	$639,961	$652,792	$631,742
Operating Expenses
Operation and maintenance:
Operation expenses	169,050	171,465	163,200
Maintenance expenses	44,853	47,464	48,913
Taxes other than income taxes	49,286	45,751	42,052
Depreciation and amortization	147,384	132,302	127,738

Total Operating Expenses	410,573	396,982	381,903

Operating income	229,388	255,810	249,839
Other Income
Allowance for equity funds used during construction	10,754	15,122	8,388
Miscellaneous other income (expense)—net	1,480	1,599	(1,459)

	12,234	16,721	6,929

Interest Expense
Interest expense	84,671	71,516	83,995
Allowance for borrowed funds used during construction	(5,505)	(8,269)	(4,954)

Total Interest Expense	79,166	63,247	79,041

Income before Income Taxes	162,456	209,284	177,727
Income taxes	51,707	74,460	67,166

NET INCOME	$110,749	$134,824	$110,561

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	(Amounts in thousands)
	For the Years Ended December 31,
	2012	2011	2010
Net income	$110,749	$134,824	$110,561
Other comprehensive income (loss)
Pension and other postretirement liabilities (net of tax of $948, $717, and ($224))	(1,646)	(841)	447

Total other comprehensive income (loss)	(1,646)	(841)	447

TOTAL COMPREHENSIVE INCOME	$109,103	$133,983	$111,008

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	(Amounts in thousands)
	For the Years Ended December 31,
	2012	2011	2010
Operating Activities
Net income	$110,749	$134,824	$110,561
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	147,384	132,302	127,738
Deferred income taxes, investment tax credits, and non-current taxes accrued	158,313	57,400	26,948
Allowance for equity funds used during construction	(10,754)	(15,122)	(8,388)
Changes in working capital:
Receivables	(2,935)	5,510	(1,817)
Accounts payable	(5,868)	(15,657)	31,045
Taxes accrued	2,727	2,503	2,458
Other working capital accounts	(5,643)	1,492	(84)
Change in regulatory assets	(54,629)	(51,586)	16,195
Change in pension and other postretirement liabilities	33,323	44,634	(15,474)
Change in other long-term liabilities	9,725	(46,194)	(38,531)
Other assets and liabilities	5,189	(11,862)	28,011

Net cash flow provided by (used in) operating activities	387,581	238,244	278,662
Investing Activities
Construction/capital expenditures	(434,057)	(415,621)	(377,781)

Net cash flow used in investing activities	(434,057)	(415,621)	(377,781)
Financing Activities
Contribution from Parent, net	46,457	177,385	99,421

Net cash flow provided by financing activities	46,457	177,385	99,421
Net increase (decrease) in cash and cash equivalents	(19)	8	302
Cash and cash equivalents at beginning of period	1,256	1,248	946

Cash and cash equivalents at end of period	$1,237	$1,256	$1,248
Supplemental Disclosure of Cash Flow Information
Interest paid (considered remitted to Parent in the period recorded)	$84,671	$71,516	$83,995
Current income taxes paid (considered remitted to Parent in the period recorded)	$2,202	$17,060	$40,218

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF EQUITY

	(Amounts in thousands)
	For the Years Ended December 31,
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2009	$2,342,817	$(2,149)	$2,340,668
Net income	110,561	—	110,561
Pension and other postretirement liabilities	—	447	447
Transactions with parent—net	99,421	—	99,421

Balance at December 31, 2010	2,552,799	(1,702)	2,551,097
Net income	134,824	—	134,824
Pension and other postretirement liabilities	—	(841)	(841)
Transactions with parent—net	177,385	—	177,385

Balance at December 31, 2011	2,865,008	(2,543)	2,862,465
Net income	110,749	—	110,749
Pension and other postretirement liabilities	—	(1,646)	(1,646)
Transactions with parent—net	46,457	—	46,457

Balance at December 31, 2012	$3,022,214	$(4,189)	$3,018,025

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

Background

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business (“Entergy Transmission” or the “Business”) and merge it with a newly formed subsidiary of ITC Holdings Corp, (ITC). The Business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•	Entergy Arkansas, Inc. (“Entergy Arkansas”),

•	Entergy Gulf States Louisiana, L.L.C. (“Entergy Gulf States Louisiana”),

•	Entergy Louisiana, LLC (“Entergy Louisiana”),

•	Entergy Mississippi, Inc. (“Entergy Mississippi”),

•	Entergy New Orleans, Inc. (“Entergy New Orleans”), and

•	Entergy Texas, Inc. (“Entergy Texas”).

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute the Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, and to spin-off TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s state and local regulators, the FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for the Business, and the Business was not operated, as a stand-alone company for the periods presented. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise the Business. The Business’s financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had the Business operated as an independent stand-alone company for the three years ended December 31, 2012.

The accompanying combined financial statements include assets and liabilities that are specifically attributable to the Business, and revenues and costs directly related to the operations and maintenance of the Business. The Business also receives services and support functions from Entergy. The Business’s operations are dependent on Entergy’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics.

Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between the Business and Entergy’s non-transmission operations.

Costs were primarily allocated based on either the Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs. Interest expense was calculated using a methodology that allocated to the Business financing costs from Entergy in proportion to the Business’s share of utility plant assets. The Business believes this method of allocating interest expense produces reasonable results because funding utility plant investments is a significant factor in determining the amount of debt outstanding at Entergy’s Utility operating companies. Taxes other than income for the Business consist of ad valorem and payroll taxes. Ad valorem taxes accrued were allocated based on net plant balances because these tax obligations are primarily property based. Payroll taxes were allocated to the Business based on payroll and incentive dollars allocated to the Business. Depreciation and AFUDC were identified based on actual depreciation and AFUDC recorded for identified transmission assets. For 2012, 2011, and 2010, revenues were either specifically identified with the Business for Utility customers who were charged transmission-specific rates or were allocated to the Business for Utility customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to the Business from total Entergy Utility revenue based on the underlying transmission-specific proportion of the Utility operating companies’ cost of service. Management believes that these allocation methodologies are appropriate and reasonable.

Entergy has provided the necessary capital to finance the Business’s operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, the Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to the Business since inception has been accounted for as capital contributions from Entergy and all cash remittances from the Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with the Business, but interest expense was allocated as described above. For all periods presented, the Business had net positive operating cash flow, which has been accounted for as distributions to Entergy.

The combined financial statements and the related financial statement disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods.

2. SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Significant accounting policies

Use of Estimates—The preparation of the combined financial statements in accordance with US GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the estimates. In addition to these estimates, see Note 1 for a discussion of the estimates used and methodologies employed to derive the Business’s historical financial statements.

Accounting for the Effects of Regulation—The Business is a rate-regulated enterprise with rates that meet three criteria specified in accounting standards. The Business has rates that (i) are approved by a body (its regulators) empowered to set rates that bind customers; (ii) are cost-based; and (iii) can be charged to and collected from customers. Because the Business meets each of these criteria, it records regulatory assets or regulatory liabilities to reflect future cost recoveries or credits, respectively, that it has a right or potential obligation to pass through to its customers. Regulatory assets represent capitalized costs that would otherwise be charged to expense that are probable of being recovered in future revenue based on the rate actions of the Business’s regulators. Regulatory liabilities represent amounts collected in rates to cover costs that are expected to be incurred in the future and are liabilities until such time as the costs are incurred.

Revenues—Entergy’s Utility operating companies transmit electric power primarily to retail customers in Arkansas, Louisiana, Mississippi, and Texas. The Business recognizes revenue from electric power sales when Entergy delivers the power to customers. Revenue is recorded from sales under rates implemented subject to refund less estimated amounts accrued for probable refunds when it is probable that revenues will be refunded to customers based upon the status of the rate proceeding as of the date the financial statements are prepared. Revenues were either specifically identified with the Business or allocated to the Business based on the methodology discussed in Note 1.

Property, Plant and Equipment—Property, plant, and equipment is stated at original cost and primarily consists of transmission station equipment, towers, poles, and lines. Depreciation is computed on the straight-line basis at rates based on the applicable estimated service lives. Depreciation rates on average depreciable property for the Business’s property, plant, and equipment approximated 2.20% in 2012, 2.15% in 2011, and 2.11% in 2010. The portion of depreciation expense related to asset removal costs is added to regulatory liabilities and removal costs incurred are deducted from regulatory liabilities. The original cost of plant retired or removed, less salvage, is charged to accumulated depreciation. Normal maintenance, repairs, and minor replacement costs are charged to operating expenses. Construction expenditures included in accounts payable are $15.8 million at December 31, 2012, and $22.2 million at December 31, 2011. Substantially all of the Business’s property, plant, and equipment is subject to the Utility operating companies’ mortgage liens.

Removal costs—In accordance with ratemaking treatment and as required by regulatory accounting standards, the depreciation provisions for the Business include a component for removal costs that are not asset retirement obligations under US GAAP. The Business has recorded the following regulatory assets or liabilities to reflect the difference between incurred removal costs and estimated removal costs recovered in rates:

	(In thousands)
	December 31,
	2012	2011
Regulatory Assets
Entergy Mississippi	$4,096	$1,536
Entergy Texas	—	493

Total	$4,096	$2,029

Regulatory Liabilities
Entergy Arkansas	$19,908	$21,187
Entergy Gulf States Louisiana	13,777	10,831
Entergy Louisiana	30,626	26,346
Entergy New Orleans	529	535
Entergy Texas	2,745	—

Total	$67,585	$58,899

See Note 3 for further information on removal costs.

Allowance for Funds Used During Construction (“AFUDC”)—AFUDC represents the approximate net composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction by the Business. AFUDC increases both the plant balance and earnings and is realized in cash through depreciation provisions included in the rates charged to customers. The average rates for AFUDC are as follows:

	2012	2011	2010
Debt Weighted Percentage	2.89%	3.00%	3.17%
Equity Weighted Percentage	5.29%	5.34%	5.16%

Contributions in Aid of Construction—Third parties reimburse the Business for all or a portion of expenditures for certain transmission capital projects. The Business collects a contribution in aid of construction from the third party for the cost of the facilities and offsets the contribution against the plant investment recorded to property, plant and equipment. If a tax gross-up applies, the Business recognizes the gross-up as income as construction progresses.

Income Taxes—The Business does not file a tax return and is included in Entergy’s consolidated tax return. The income tax provision included in the Business’s financial statements is calculated based on a separate return methodology as if the Business was a separate taxpayer.

Deferred income taxes are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of various assets and liabilities using the tax rates expected to be in effect for the year in which the differences are expected to reverse.

The Business does not maintain income taxes payable to/from Entergy and deems that the annual current tax balances will be settled immediately with the legal tax-paying entities in the respective jurisdictions. These deemed settlements are reflected as changes in net parent investment. Accrued taxes on the balance sheet represent accrued payroll and ad valorem taxes.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period in which the tax or rate was enacted.

Investment tax credits are deferred and amortized based upon the average useful life of the related property, in accordance with ratemaking treatment.

Taxes Imposed on Revenue-Producing Transactions—Governmental authorities assess taxes that are both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, including, but not limited to, sales, use, value-added, and some excise taxes. The Business presents these taxes on a net basis, excluding them from revenues, unless required to report them differently by a regulatory authority.

Share-Based Payment—Entergy grants stock options and restricted stock to key employees, including certain of the Business’s employees, which is described more fully in Note 8 to the financial statements. The Business accounts for stock options and restricted stock using the fair value-based method. Awards under Entergy’s plans vest over three years.

Fair Values—The estimated fair values of the Business’s financial instruments held in pension and postretirement benefit plans are determined using bid prices and market quotes. Considerable judgment is required in developing the estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts that the Business could realize in a current market exchange. The carrying amounts of current assets and liabilities approximate fair value.

Cash and Cash Equivalents—The Business considers all unrestricted highly-liquid temporary investments with an original maturity of three months or less at the date of purchase to be cash equivalents, including cash and special deposits. Cash and cash equivalents on the balance sheet represent bank accounts specifically identifiable with the Business and special deposits held by the Business to construct transmission improvements for customers.

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. No impairments were recorded during the periods covered by these financial statements.

Goodwill—The Business has goodwill recorded relating to Entergy’s acquisition of Gulf States Utilities Company in 1993. The goodwill was allocated to the Business based on the estimated fair values of the Business and Entergy’s Utility business at the time of the acquisition. Goodwill is not subject to amortization, but is instead tested annually for impairment and whenever facts or circumstances indicate that the carrying amounts may not be recoverable. Fair value valuation techniques such as discounted future cash flows and estimates of market-based valuation multiples are used for these assessments. To date our analysis shows that no impairment exists, nor does management believe there is material risk of impairment in the near term. There were no events subsequent to 2012 that indicated impairment of the goodwill. Goodwill of $38 million is included in other assets on the Business’s combined balance sheet for both periods presented.

Subsequent Events

The Business evaluated subsequent events through March 29, 2013, the date the financial statements were available to be issued.

New Accounting Pronouncements

The accounting standard-setting process, including projects between the FASB and the International Accounting Standards Board (IASB) to converge US GAAP and International Financial Reporting Standards (IFRSs), is ongoing and the FASB and the IASB are each currently working on several projects that have not yet resulted in final pronouncements. Final pronouncements that result from these projects could have a material effect on the Business’s future net income, financial position, or cash flows.

3. RATE AND REGULATORY MATTERS

Regulatory Asset for Income Taxes

Accounting standards for income taxes provide that a regulatory asset be recorded if it is probable that the currently determinable future increase in regulatory income tax expense will be recovered from customers through future rates. The primary source of the Business’s regulatory asset for income taxes is book depreciation of AFUDC equity that has been capitalized to property, plant and equipment but for which there is no corresponding tax basis. AFUDC equity is a component of property, plant and equipment that is included in rate base when the plant is placed in service.

Other Regulatory Assets and Liabilities

The following tables summarize the regulatory asset and liability balances at December 31, 2012 and 2011:

Other Regulatory Assets

	(In thousands)
	2012	2011
Pensions and postretirement benefits—(Note 7) (1)	$101,097	$78,420
Removal costs—recovered through depreciation rates—(Note 2) (1)	4,096	2,029
Deferred MISO costs (2)	23,369	—
Other regulatory assets	831	427

TOTAL	$129,393	$80,876

(1)	Does not earn a return on investment but the pensions and postretirement benefits regulatory asset is offset by related liabilities.
(2)	The FERC, LPSC, and City Council approved the deferral for future recovery of the costs incurred related to the transition and implementation of joining the MISO RTO.

Other Regulatory Liabilities

	(In thousands)
	2012	2011
Removal costs—accumulated through depreciation rates (Note 2)	$67,585	$58,899
TOTAL	$67,585	$58,899

Regulatory Rate Proceedings

The Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to the Business are affected by the regulatory proceedings that affect the Utility operating companies’ rates and resulting revenues. The Utility’s rate proceedings and cost recoveries included the Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year. The Business has recorded provisions for the estimated outcome of these proceedings.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs. In September 2012, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2012, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2013 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled and on February 14, 2013, the settlement judge recommended that settlement judge proceedings continue.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $8 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011 five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled and on February 21, 2013, the settlement judge recommended that settlement judge proceedings continue.

Retail Rate Proceedings

The following chart summarizes the authorized returns on common equity incorporated in the Utility operating companies’ retail base rates effective as of December 31, 2012:

Company	Authorized Return on Common Equity
Entergy Arkansas	10.2%
Entergy Gulf States Louisiana	9.9% – 11.4%
Entergy Louisiana	9.45% – 11.05%
Entergy Mississippi	9.88% – 12.01%
Entergy New Orleans	10.7% – 11.5%
Entergy Texas	9.8%

Filings with the APSC

In September 2009, Entergy Arkansas filed with the APSC for a general change in rates, charges, and tariffs. In June 2010 the APSC approved a settlement and subsequent compliance tariffs that provide for a $63.7 million rate increase, effective for bills rendered for the first billing cycle of July 2010. The settlement provides for a 10.2% return on common equity.

In March 2013, Entergy Arkansas filed with the APSC for a general change in rates, charges, and tariffs. Entergy Arkansas requested a $174 million base rate increase that would become effective by January 2014, including $49 million of revenue being transferred from collection in riders to base rates. The filing requests a 10.4% return on common equity. The APSC Staff has requested a procedural schedule that includes hearings in the proceeding beginning in October 2013.

Formula Rate Plan Filings with the LPSC

Entergy Gulf States Louisiana

In October 2009 the LPSC approved a settlement that resolved Entergy Gulf States Louisiana’s 2007 test year filing and provided for a formula rate plan for the 2008, 2009, and 2010 test years. 10.65% is the target midpoint return on equity for the formula rate plan, with an earnings bandwidth of +/- 75 basis points (9.90% – 11.40%). Entergy Gulf States Louisiana, effective with the November 2009 billing cycle, reset its rates to achieve a 10.65% return on equity for the 2008 test year. The rate reset, a $44.3 million increase that includes a $36.9 million cost of service adjustment, plus $7.4 million net for increased capacity costs and a base rate reclassification, was implemented for the November 2009 billing cycle, and the rate reset was subject to refund pending review of the 2008 test year filing that was made in October 2009. In May 2010, Entergy Gulf States Louisiana and the LPSC staff submitted a joint report on the 2008 test year filing and requested that the LPSC accept the report, which resulted in a $0.8 million reduction in rates effective in the June 2010 billing cycle and a $0.5 million refund. At its May 19, 2010 meeting, the LPSC accepted the joint report.

In May 2010, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2009 test year. The filing reflected a 10.25% return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. In August 2010, Entergy Gulf States Louisiana made a revised 2009 test year filing. The revised filing reflected a 10.12% earned return on common equity, which is within the allowed earnings bandwidth resulting in no cost of service adjustment. Entergy Gulf States Louisiana and the LPSC staff subsequently submitted a joint report on the 2009 test year filing and the LPSC approved the joint report in January 2011.

In May 2011, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2010 test year. The filing reflected an 11.11% earned return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. Entergy Gulf States Louisiana and the LPSC Staff subsequently filed a joint report that also stated that no cost of service rate change is necessary under the formula rate plan, and the LPSC approved it in October 2011.

In November 2011 the LPSC approved a one-year extension of Entergy Gulf States Louisiana’s formula rate plan. In May 2012, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected an 11.94% earned return on common equity, which is above the earnings bandwidth and would indicate a $6.5 million cost of service rate change was necessary under the formula rate plan. Subsequently, in August 2012, Entergy Gulf States Louisiana submitted a revised filing that reflected an earned return on common equity of 11.86% indicating a $5.7 million cost of service rate decrease is necessary under the formula rate plan. The rate reduction was implemented, subject to refund, effective for bills rendered the first billing cycle of September 2012. The 2011 test year filings remain subject to LPSC review.

In connection with its decision to extend the formula rate plan to the 2011 test year, the LPSC required that a base rate case be filed by Entergy Gulf States Louisiana, and the required filing was made on February 15, 2013. Recognizing that the final structure of Entergy Gulf States Louisiana’s transmission business has not been determined, the filing presents two alternative scenarios for the LPSC to establish the appropriate level of rates for Entergy Gulf States Louisiana. Under its primary request, Entergy Gulf States Louisiana assumes that it has completed integration into MISO and that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has occurred, and therefore rates implemented under that scenario would not apply to the Business. Under the alternative request contained in its filing, Entergy Gulf States Louisiana assumes that it has completed integration into MISO, but that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has not occurred (the MISO-Only Scenario). Under the MISO-Only Scenario, Entergy Gulf States Louisiana requests:

•	authorization to increase the revenue it collects from customers by approximately $24 million;

•	an authorized return on common equity of 10.4%;

•	authorization to increase depreciation rates embedded in the proposed revenue requirement; and,

•

authorization to implement a three-year formula rate plan with a midpoint return on common equity of 10.4%, plus or minus 75 basis points (the deadband), that would provide a means for the annual re-setting of rates (commencing with calendar year 2013 as its first test year), that would include a mechanism to recover incremental transmission revenue requirement on the basis of a forward-looking test year as compared to the initial base year of 2014 with an annual true-up, that would retain the primary aspects of the prior formula rate plan, including a 60% to customers/40% to Entergy Gulf States Louisiana sharing mechanism for earnings outside the deadband, and a capacity rider mechanism that would permit recovery of incremental capacity additions approved by the LPSC.

Entergy Louisiana

In October 2009 the LPSC approved a settlement that resolved Entergy Louisiana’s 2006 and 2007 test year filings and provided for a new formula rate plan for the 2008, 2009, and 2010 test years. 10.25% is the target midpoint return on equity for the formula rate plan, with an earnings bandwidth of +/- 80 basis points (9.45% – 11.05%).

Entergy Louisiana was permitted, effective with the November 2009 billing cycle, to reset its rates to achieve a 10.25% return on equity for the 2008 test year. The rate reset, a $2.5 million increase that included a $16.3 million cost of service adjustment less a $13.8 million net reduction for decreased capacity costs and a base rate reclassification, was implemented for the November 2009 billing cycle, and the rate reset was subject to refund pending review of the 2008 test year filing that was made in October 2009. In April 2010, Entergy Louisiana and the LPSC staff submitted a joint report on the 2008 test year filing and requested that the LPSC accept the report, which resulted in a $0.1 million reduction in rates effective in the May 2010 billing cycle and a $0.1 million refund. At its April 21, 2010 meeting, the LPSC accepted the joint report.

In May 2010, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2009 test year. The filing reflected a 10.82% return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. In August 2010, Entergy Louisiana made a revised 2009 test year formula rate plan filing. The revised filing reflected a 10.82% earned return on common equity, which is within the allowed earnings bandwidth resulting in no cost of service adjustment. The rates reflected in the revised filing became effective beginning with the first billing cycle of September 2010. Entergy Louisiana and the LPSC staff subsequently submitted a joint report on the 2009 test year filing consistent with these terms and the LPSC approved the joint report in December 2010.

In May 2011, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2010 test year. The filing reflected an 11.07% earned return on common equity, which is just outside of the allowed earnings bandwidth and results in no cost of service rate change under the formula rate plan. Entergy Louisiana and the LPSC Staff subsequently filed a joint report that reflects an 11.07% earned return and results in no cost of service rate change under the formula rate plan, and the LPSC approved the joint report in October 2011.

In November 2011 the LPSC approved a one-year extension of Entergy Louisiana’s current formula rate plan. In May 2012, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected a 9.63% earned return on common equity, which is within the earnings bandwidth and results in no cost of service rate change under the formula rate plan. In August 2012, Entergy Louisiana submitted a revised filing that reflects an earned return on common equity of 10.38%, which is still within the earnings bandwidth, resulting in no cost of service rate change. The 2011 test year filings remain subject to LPSC review.

In connection with its decision to extend the formula rate plan to the 2011 test year, the LPSC required that a base rate case be filed by Entergy Louisiana, and the required filing was made on February 15, 2013. Recognizing that the final structure of Entergy Louisiana’s transmission business has not been determined, the filing presents two alternative scenarios for the LPSC to establish the appropriate level of rates for Entergy Louisiana. Under its primary request, Entergy Louisiana assumes that it has completed integration into MISO and that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has occurred, and therefore rates implemented under that scenario would not apply to the Business. Under the alternative request contained in its filing, Entergy Louisiana assumes that it has completed integration into MISO, but that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has not occurred (the MISO-Only Scenario). Under the MISO-Only Scenario, Entergy Louisiana requests:

•	authorization to increase the revenue it collects from customers by approximately $145 million;

•	an authorized return on common equity of 10.4%;

•	authorization to increase depreciation rates embedded in the proposed revenue requirement; and,

•

authorization to implement a three-year formula rate plan with a midpoint return on common equity of 10.4%, plus or minus 75 basis points (the deadband), that would provide a means for the annual re-setting of rates (commencing with calendar year 2013 as its first test year), that would include a mechanism to recover incremental transmission revenue requirement on the basis of a forward-looking test year as compared to the initial base year of 2014 with an annual true-up, that would retain the primary aspects of the prior formula rate plan, including a 60% to customers/40% to Entergy Louisiana sharing mechanism for earnings outside the deadband, and a capacity rider mechanism that would permit recovery of incremental capacity additions approved by the LPSC.

Formula Rate Plan Filings with the MPSC

In September 2009, Entergy Mississippi filed with the MPSC proposed modifications to its formula rate plan rider. In March 2010 the MPSC issued an order: (1) providing the opportunity for a reset of Entergy Mississippi’s return on common equity to a point within the formula rate plan bandwidth and eliminating the 50/50 sharing that had been in the plan, (2) modifying the performance measurement process, and (3) replacing the revenue change limit of two percent of revenues, which was subject to a $14.5 million revenue adjustment cap, with a limit of four percent of revenues, although any adjustment above two percent requires a hearing before the MPSC. The MPSC did not approve Entergy Mississippi’s request to use a projected test year for its annual scheduled formula rate plan filing and, therefore, Entergy Mississippi will continue to use a historical test year for its annual evaluation reports under the plan.

In March 2010, Entergy Mississippi submitted its 2009 test year filing, its first annual filing under the new formula rate plan rider. In June 2010 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2011, Entergy Mississippi submitted its formula rate plan 2010 test year filing. The filing reflected an earned return on common equity of 10.65% for the test year, which is within the earnings bandwidth and resulted in no change in rates. In November 2011 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2012, Entergy Mississippi submitted its formula rate plan 2011 test year filing. The filing shows an earned return on common equity of 10.92% for the test year, which is within the earnings bandwidth and results in no change in rates. In February 2013 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2013, Entergy Mississippi submitted its formula rate plan 2012 test year filing. The filing requests a $36.3 million revenue increase to reset Entergy Mississippi’s return on common equity to 10.55%, which is a point within the formula rate plan bandwidth. The formula rate plan calls for new rates to be implemented in June 2013 (or in July 2013 if any part of the filing is disputed by the Mississippi Public Utilities Staff). The filing is currently subject to MPSC review.

Formula Rate Plan Filings with the City Council

In April 2009 the City Council approved a new three-year formula rate plan for Entergy New Orleans, with terms including an 11.1% benchmark electric return on common equity (ROE) with a +/- 40 basis point bandwidth. Earnings outside the bandwidth reset to the midpoint benchmark ROE, with rates changing on a prospective basis depending on whether Entergy New Orleans is over- or under-earning.

In May 2010, Entergy New Orleans filed its electric formula rate plan evaluation report. The filing requested a $12.8 million electric base revenue decrease. Entergy New Orleans and the City Council’s Advisors reached a settlement that resulted in an $18.0 million electric base revenue decrease effective with the October 2010 billing cycle. The City Council approved the settlement in November 2010.

In May 2011, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2010 test year. The filings requested a $6.5 million electric rate decrease. Entergy New Orleans and the City Council’s Advisors reached a settlement that results in an $8.5 million incremental electric rate decrease. The City Council approved the settlement in September 2011. The new rates were effective with the first billing cycle of October 2011.

In May 2012, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2011 test year. The filing requests a $3.0 million electric base revenue increase. Subsequent adjustments agreed upon with the City Council Advisors indicate a $4.9 million electric base revenue increase as necessary under the formula rate plan. As part of the original filing, Entergy New Orleans is also requesting to increase annual funding for its storm reserve by approximately $5.7 million for the next five years. On September 26, 2012, Entergy New Orleans made a filing with the City Council that implemented the $4.9 million electric formula rate plan rate increase. The new rates were effective with the first billing cycle in October 2012. The new rates have not affected the net amount of Entergy New Orleans’s operating revenues. In October 2012 the City Council approved a procedural schedule to resolve disputed items that includes a hearing in April 2013. The rates implemented in October 2012 are subject to retroactive adjustments depending on the outcome of the proceeding. The City Council has not yet acted on Entergy New Orleans’s request for an increase in storm reserve funding. Entergy New Orleans’s formula rate plan ended with the 2011 test year and has not yet been extended.

Filings with the PUCT and Texas Cities

2009 Rate Case

In December 2009, Entergy Texas filed a rate case requesting a $198.7 million increase reflecting an 11.5% return on common equity based on an adjusted June 2009 test year. Beginning in May 2010, Entergy Texas implemented a $17.5 million interim rate increase, subject to refund. The parties filed a settlement in August 2010 intended to resolve the rate case proceeding. The settlement provides for a $59 million base rate increase for electricity usage beginning August 15, 2010, with an additional increase of $9 million for bills rendered beginning May 2, 2011. The settlement stipulates an authorized return on equity of 10.125%. The PUCT approved the settlement in December 2010.

2011 Rate Case

In November 2011, Entergy Texas filed a rate case requesting a $112 million base rate increase reflecting a 10.6% return on common equity based on an adjusted June 2011 test year. On April 3, 2012 the PUCT Staff filed direct testimony recommending a base rate increase of $66 million and a 9.6% return on common equity. The PUCT Staff, however, subsequently filed a statement of position in the proceeding indicating that it was still evaluating the position it will ultimately take in the case regarding the Entergy Texas’s recovery of purchased power capacity costs and Entergy Texas’s proposal to defer its MISO transition expenses. On April 13, 2012, Entergy Texas filed rebuttal testimony indicating a revised request for a $105 million base rate increase. A hearing was held in late-April through early-May 2012.

In September 2012 the PUCT issued an order approving a $28 million rate increase, effective July 2012. The order includes a finding that “a return on common equity (ROE) of 9.80 percent will allow Entergy Texas a reasonable opportunity to earn a reasonable return on invested capital.” The order also provides for increases in depreciation rates and the annual storm reserve accrual. The order also excluded from rate recovery capitalized financially-based incentive compensation and included $1.6 million of MISO transition expense in base rates. Entergy Texas filed a motion for rehearing regarding several issues in the PUCT’s order on October 4, 2012. Several other parties have also filed motions for rehearing of the PUCT’s order. The PUCT subsequently denied rehearing of substantive issues. Several parties, including Entergy Texas, have appealed the PUCT’s order to the Travis County District Court.

4. TRANSACTIONS WITH AFFILIATES

The Business receives management, administrative, accounting, legal, engineering, and other services from Entergy Services, which is a wholly-owned subsidiary of Entergy. The Business’s expenses for such services were $116.0 million in 2012, $117.8 million in 2011, and $116.7 million in 2010; and are reported in operation and maintenance expenses. These costs are allocated to the Business based on the actual costs incurred by Entergy Services and to the extent that the activities related to or benefited the Business, whether directly or indirectly. Management believes that the cost allocations are reasonable for the services provided.

The Business’s operations are bundled with Entergy Utility’s production and distribution operations. As described in Notes 1 and 2 to the financial statements, the majority of Entergy’s customers are billed collectively for services that include all functions. With the exception of certain wholesale transmission customers, customer billings are not segregated between the Utility’s functions. Likewise, no intercompany billings exist between the Business and the Utility’s other functions. Refer to Note 1 to the financial statements for a description of the revenue allocation process used in these combined financial statements.

Entergy uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, it is assumed that cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, it is assumed that the Business’s cash disbursements were funded through Entergy’s cash accounts as costs were incurred.

5. PROPERTY, PLANT AND EQUIPMENT

The components of utility plant in service at December 31, 2012 and 2011 are as follows:

	(In thousands)
	2012	2011
Land and land rights	$313,692	$278,348
Structures and improvements	150,945	147,101
Station equipment	2,326,750	2,159,238
Towers, poles and fixtures	1,569,839	1,458,833
Conductors, conduits and devices	1,122,215	1,053,360
Other	247,456	221,454

Total utility plant in service	$5,730,897	$5,318,334

Additions to utility plant in service and construction work in progress during 2012 and 2011 were primarily for projects to upgrade or replace existing transmission plant to improve the reliability of the transmission system. Certain transmission projects at Entergy Arkansas have been granted an incentive to include construction work in progress balances in rate base, and AFUDC has not been accrued on those projects.

6. INCOME TAXES

Each Utility operating company’s activity was used to compute income taxes on a separate return basis as if each entity had been a separate legal entity and taxpayer in each of the respective jurisdictions. As a result, tax transactions that would not have occurred had the Business been a separate entity have been eliminated in the preparation of these financial statements.

Components of the income tax provision were as follows:

	(In thousands)
	2012	2011	2010
Current:
Federal	$—	$11,162	$34,783
State	2,202	5,898	5,435

Total	2,202	17,060	40,218
Deferred and non-current—net	50,376	58,575	28,099
Investment tax credit adjustments—net	(871)	(1,175)	(1,151)

Total income tax provision	$51,707	$74,460	$67,166

The effective tax rate varied from the statutory federal income tax rate due to differences between the book and tax treatment of various transactions as follows:

	(In thousands)
	2012	2011	2010
Net income	$110,749	$134,824	$110,561
Income taxes	51,707	74,460	67,166

Income before income taxes	$162,456	$209,284	$177,727

Computed at statutory rate (35%)	$56,860	$73,249	$62,204
Increases (reductions) in tax resulting from:
State income taxes net of federal income tax effect	6,371	5,024	5,207
Regulatory differences—utility plant items	2,970	3,026	4,142
Allowance for equity funds used during construction	(3,763)	(5,293)	(2,936)
Amortization of investment tax credits	(871)	(1,175)	(1,151)
Flow-through/permanent differences	(466)	(374)	(302)
Provision for uncertain tax positions	(9,394)	—	—
Other—net	—	3	2

Total income taxes as reported	51,707	74,460	67,166

Effective income tax rate	31.8%	35.6%	37.8%

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of the Business, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period in which the tax or rate was enacted. There are no valuation allowances recorded on the Business’s deferred tax assets.

Deferred income tax assets (liabilities) consisted of the following at December 31:

	(In thousands)
	2012	2011
Deferred tax liabilities:
Plant-related basis differences—net	$(992,488)	$(801,131)
Regulatory assets	(79,244)	(68,186)
Other	(2,777)	(1,937)

Total	$(1,074,509)	$(871,254)

Deferred tax assets:
Regulatory liabilities	$4,651	$4,353
Accumulated deferred investment tax credit	6,533	6,887
Pension-related items	12,942	9,912
Net operating loss carryforwards	36,365	5,535
Other	48	26

Total	60,539	26,713

Noncurrent accrued taxes (including unrecognized tax benefits)	(5,479)	(15,724)

Accumulated deferred income taxes and taxes accrued	$(1,019,449)	$(860,265)

The Business’s estimated tax attribute carryovers and their expiration dates as of December 31, 2012 are as follows:

Carryover Description	Carryover Amount	Year(s) of Expiration
Federal net operating losses	$ 81 million	2028-2032
State net operating losses	$149 million	2013-2027

As a result of the accounting for uncertain tax positions, the amount of the deferred tax assets reflected in the financial statements, as well as the attribute carryovers in the table above, are less than the amount of the tax effect of the federal and state net operating loss carryovers, tax credit carryovers, and other tax attributes that would be reflected on income tax returns.

Unrecognized Tax Benefits

Accounting standards establish a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. If a tax deduction is taken on a tax return, but does not meet the more-likely-than-not recognition threshold, an increase in income tax liability above what is payable on the tax return is required to be recorded. A reconciliation of the Business’s beginning and ending amount of unrecognized tax benefits is as follows:

	(In thousands)
	2012	2011	2010
Gross balance at January 1	$15,724	$17,472	$11,898
Additions based on tax positions related to the current year	—	—	6,765
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	(851)	(1,748)	(1,191)
Settlements	(9,394)	—	—
Lapse of statute of limitations	—	—	—

Gross balance at December 31	$5,479	$15,724	$17,472

Substantially all of the unrecognized tax benefits would lower the effective tax rate if recognized. Interest and penalties, if any, related to unrecognized tax benefits are accrued in income tax expense. The Business made no accrual for the possible payment of interest and penalties in 2012, 2011, and 2010.

Income Tax Audits

Entergy’s Utility operating companies file U.S. federal and various state income tax returns. The IRS and substantially all state taxing authorities’ examinations are completed for years before 2005. Entergy regularly negotiates with the IRS to achieve settlements and believes the provisions recorded in its financial statements are sufficient to address these issues. The outcome of Entergy’s potential audit issues could result in changes to the amounts of unrecognized tax benefits.

In the third quarter 2008, Entergy Louisiana and Entergy Gulf States Louisiana received funds from the Louisiana Utilities Restoration Corporation (“LURC”). These receipts from LURC were from the proceeds of a Louisiana Act 55 financing of the costs incurred to restore service following Hurricane Katrina and Hurricane Rita. In June 2012, Entergy effectively settled the tax treatment of the receipt of these funds, which resulted in an income tax benefit of $9.4 million for the Business, which includes the effect of reversing liabilities for uncertain tax positions. Under the terms of an LPSC-approved settlement related to the Louisiana Act 55 financings, the Business recorded a $6.2 million regulatory charge to operating revenues with a corresponding regulatory liability to reflect its obligation to customers with respect to the settlement.

7. RETIREMENT, OTHER POSTRETIREMENT BENEFITS, AND DEFINED CONTRIBUTION PLANS

Qualified Pension Plans and Other Postretirement Benefit Plans

Substantially all employees of the Business currently participate in one of two qualified pension plans that are sponsored by Entergy: “Entergy Corporation Retirement Plan for Non-Bargaining Employees” and “Entergy Corporation Retirement Plan for Bargaining Employees.” The pension plans are noncontributory and provide pension benefits that are based on employees’ credited service and compensation during the final years before retirement. Entergy’s defined benefit pension plans’ assets and liabilities are combined with those related to other Entergy businesses. Similarly, Entergy manages its postretirement benefit plans on a combined basis with claims data and liability information related to the Business aggregated and combined with other Entergy businesses.

Assets, liabilities, and pension and other postretirement costs for current employees are calculated by employee. No assets or liabilities are reflected on the Business’s combined balance sheets for retired employees. Expenses for retired employees are identified and allocated based on an analysis of the Business’s portion of other payroll-related costs. Management believes this methodology is a reasonable basis of allocation. The assets, liabilities, and costs associated with the retirement and postretirement plans discussed below are reflective of current, identified employees accounted for on a multiple employer plan basis. The total pension and other postretirement benefit expenses included in the combined income statements for 2012, 2011, and 2010 are $20.5 million, $9.9 million and $9.5 million, respectively.

The assets of the two qualified pension plans are held in a master trust established by Entergy. Each pension plan has an undivided beneficial interest in each of the investment accounts of the master trust that is maintained by a trustee. Use of the master trust permits the commingling of the trust assets of the Entergy pension plans for investment and administrative purposes. Although assets are commingled in the master trust, the trustee maintains supporting records for the purpose of allocating the equity in net earnings (loss) and the administrative expenses of the investment accounts to the various participating pension plans. The fair value of the trust assets is determined by the trustee and certain investment managers. The trustee calculates a daily earnings factor, including realized and unrealized gains or losses, collected and accrued income, and administrative expenses, and allocates earnings to each plan in the master trust on a pro rata basis.

Further, within each pension plan, the record of each Entergy company’s beneficial interest in the plan assets is maintained by the plan’s actuary and is updated quarterly. Assets are increased for investment income and contributions, and decreased for benefit payments. A plan’s investment net income/(loss) (i.e. interest and dividends, realized gains and losses and expenses) is allocated to the companies participating in that plan based on the value of assets for each company at the beginning of the quarter adjusted for contributions and benefit payments made during the quarter.

Entergy funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed-income securities, interest in a money market fund, and insurance contracts. Entergy’s pension costs for its Utility operating companies are recovered from customers as a component of their cost of service.

Components of Qualified Net Pension Cost and Other Amounts Recognized as a Regulatory Asset

Total 2012, 2011, and 2010 qualified pension costs and amounts recognized as a regulatory asset, including amounts capitalized, included the following components:

	(In thousands)
	2012	2011	2010
Net periodic pension cost:
Service cost—benefits earned during the period	$6,632	$5,581	$4,895
Interest cost on projected benefit obligation	8,748	7,382	8,334
Expected return on assets	(10,205)	(8,991)	(8,517)
Amortization of prior service cost	47	56	56
Recognized net loss	3,994	1,819	2,692

Net periodic pension costs	$9,216	$5,847	$7,460

Other changes in plan assets and benefit obligations recognized as a regulatory asset
Arising this period:
Net (gain)/loss	$21,800	$38,380	$(15,275)
Amounts reclassified from regulatory asset to net periodic pension cost in the current year:
Amortization of prior service cost	(47)	(56)	(56)
Amortization of net loss	(3,994)	(1,819)	(2,692)

Total	17,759	36,505	(18,023)

Total recognized as net periodic pension cost, regulatory asset	$26,975	$42,352	$(10,563)

Estimated amortization amounts from regulatory asset to net periodic cost in the following year
Prior service cost	$11	$47	$56
Net loss	$6,106	$4,605	$1,819

Qualified Pension Obligations, Plan Assets, Funded Status, Amounts Recognized in the Balance Sheet as of December 31, 2012 and 2011

	(In thousands)
	2012	2011
Change in Projected Benefit Obligation (PBO)
Balance at beginning of year	$171,774	$132,075
Service cost	6,632	5,581
Interest cost	8,748	7,382
Actuarial (gain)/loss	28,433	27,232
Benefits paid	(496)	(496)

Balance at end of year	$215,091	$171,774

Change in Plan Assets
Fair value of assets at beginning of year	$106,193	$102,945
Actual return on plan assets	16,837	(2,157)
Employer contributions	4,523	5,901
Benefits paid	(496)	(496)

Fair value of assets at end of year	$127,057	$106,193

Funded status	(88,034)	(65,581)

Amount recognized in the balance sheet
Non-current liabilities	(88,034)	(65,581)

Amount recognized as a regulatory asset
Prior service cost	11	58
Net loss	88,263	70,455

Total	$88,274	$70,513

Other Postretirement Benefits

Entergy also currently provides health care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits if they reach retirement age and meet certain eligibility requirements while still working for Entergy. The Business uses a December 31 measurement date for the postretirement benefit plans.

Effective January 1, 1993, Entergy adopted an accounting standard requiring a change from a cash method to an accrual method of accounting for postretirement benefits other than pensions. Entergy Arkansas, Entergy Mississippi, Entergy New Orleans, and Entergy Texas have received regulatory approval to recover accrued other postretirement benefit costs through rates. The LPSC ordered Entergy Gulf States Louisiana and Entergy Louisiana to continue the use of the pay-as-you-go method for ratemaking purposes for postretirement benefits other than pensions. The LPSC retains the flexibility, however, to examine individual company’s accounting for other postretirement benefits to determine if special exceptions to this order are warranted. Pursuant to regulatory directives, Entergy Arkansas, Entergy Mississippi, Entergy New Orleans and Entergy Texas contribute the other postretirement benefit costs collected in rates into external trusts.

Trust assets contributed by participating Entergy companies are in three bank-administered trusts, established by Entergy Corporation and maintained by a trustee. Each participating company holds a beneficial interest in the trusts’ assets. The assets in the master trusts are commingled for investment and administrative purposes. Although assets are commingled, the trustee maintains supporting records for the purpose of allocating the beneficial interest in net earnings/(losses) and the administrative expenses of the investment accounts to the various participating plans and participating companies. Beneficial interest in an investment account’s net income/(loss) is comprised of interest and dividends, realized and unrealized gains and losses, and expenses. Beneficial interest from these investments is allocated monthly to the plans and participating companies based on their portion of net assets in the pooled accounts.

Components of Net Other Postretirement Benefit Cost and Other Amounts Recognized as a Regulatory Asset and/or Accumulated Other Comprehensive Income (AOCI)

Total 2012, 2011, and 2010 other postretirement benefit costs, including amounts capitalized and amounts recognized as a regulatory asset and/or other comprehensive income, included the following components:

	(In thousands)
	2012	2011	2010
Other post retirement costs:
Service cost—benefits earned during the period	$3,551	$2,812	$2,420
Interest cost on APBO	1,858	1,532	1,527
Expected return on assets	(530)	(430)	(384)
Amortization of transition obligation	35	35	38
Amortization of prior service credit	(59)	(59)	(77)
Recognized net loss	845	574	481

Net other postretirement benefit cost	$5,700	$4,464	$4,005

Other changes in plan assets and benefit obligations recognized as a regulatory asset and /or AOCI (before tax)
Arising this period:
Prior service credit for period	$—	$—	$(490)
Net (gain)/loss	6,286	4,674	(128)
Amounts reclassified from regulatory asset and /or AOCI to net periodic benefit cost in the current year:
Amortization of transition obligation	(35)	(35)	(38)
Amortization of prior service credit	59	59	77
Amortization of net loss	(845)	(574)	(481)

Total	$5,465	$4,124	$(1,060)

Total recognized as net periodic benefit cost, regulatory asset, and/or AOCI (before tax)	$11,165	$8,588	$2,945

Estimated amortization amounts from regulatory asset and/or AOCI to net periodic benefit cost in the following year
Transition obligation	$—	$35	$35
Prior service credit	$(59)	$(59)	$(59)
Net loss	$1,200	$845	$574

Other Postretirement Benefit Obligations, Plan Assets, Funded Status, and Amounts Not Yet Recognized and Recognized in the Balance Sheet as of December 31, 2012 and 2011

	(In thousands)
	December 31,
	2012	2011
Change in APBO
Balance at beginning of year	$36,511	$27,955
Service cost	3,551	2,812
Interest cost	1,858	1,532
Actuarial (gain)/loss	6,442	4,364
Benefits paid	(89)	(152)

Balance at end of year	$48,273	$36,511

Change in Plan Assets
Fair value of assets at beginning of year	$6,264	$5,662
Actual return on plan assets	686	120
Employer contributions	649	634
Benefits paid	(89)	(152)

Fair value of assets at end of year	$7,510	$6,264

Funded status	$(40,763)	$(30,247)

Amounts recognized in the balance sheet
Current liabilities	(186)	(165)
Non-current liabilities	(40,577)	(30,082)

Total funded status	(40,763)	(30,247)

Amounts recognized as a regulatory asset (before tax)
Transition obligation	$—	$26
Prior service credit	(132)	(168)
Net loss	11,527	8,667

Total	$11,395	$8,525

Amounts recognized as AOCI (before tax)
Transition obligation	$—	$9
Prior service credit	(93)	(115)
Net loss	7,699	5,118

Total	$7,606	$5,012

Non-Qualified Pension Plans

Entergy also sponsors non-qualified, non-contributory defined benefit pension plans that provide benefits to certain key employees. The Business recognized net periodic pension cost related to these plans of $0.1 million in 2012, 2011, and 2010. The projected benefit obligation was $1.4 million and $1.1 million as of December 31, 2012 and 2011, respectively. The accumulated benefit obligation was $1.1 million and $0.9 million as of December 31, 2012 and 2011, respectively.

The Business’s non-qualified, non-current pension liability at December 31, 2012 and 2011 was $1.4 million and $1 million, respectively; and its current liability was $0.1 million at December 31, 2011. There was no non-qualified, current pension liability at December 31, 2012. The unamortized transition obligation, prior service cost and net loss are recognized in regulatory assets ($0.8 million and $0.5 million at December 31, 2012 and 2011, respectively).

Accounting for Pension and Other Postretirement Benefits

Accounting standards require an employer to recognize in its balance sheet the funded status of its benefit plans. This is measured as the difference between plan assets at fair value and the benefit obligation. The Business uses a December 31 measurement date for its pension and other postretirement plans. Employers are to record previously unrecognized gains and losses, prior service costs, and any remaining transition asset or obligation (that resulted from adopting prior pension and other postretirement benefits accounting standards) as comprehensive income and/or as a regulatory asset reflective of the recovery mechanism for pension and other postretirement benefit costs in the Utility’s jurisdictions. Entergy Gulf States Louisiana and Entergy Louisiana recover other postretirement benefit costs on a pay as you go basis and record the unrecognized prior service cost, gains and losses, and transition obligation for its other postretirement benefit obligation as other comprehensive income. Accounting standards also require that changes in the funded status be recorded as other comprehensive income and/or a regulatory asset in the period in which the changes occur.

With regard to pension and other postretirement costs, the Business calculates the expected return on pension and other postretirement benefit plan assets by multiplying the long-term expected rate of return on assets by the market-related value (MRV) of plan assets. The Business determines the MRV of pension plan assets by calculating a value that uses a 20-quarter phase-in of the difference between actual and expected returns. For other postretirement benefit plan assets the Business uses fair value when determining MRV.

Qualified Pension and Other Postretirement Plans’ Assets

The Plan Administrator’s trust asset investment strategy is to invest the assets in a manner whereby long- term earnings on the assets (plus cash contributions) provide adequate funding for retiree benefit payments. The mix of assets is based on an optimization study that identifies asset allocation targets in order to achieve the maximum return for an acceptable level of risk, while minimizing the expected contributions and pension and postretirement expense.

In the optimization studies, the Plan Administrator formulates assumptions about characteristics, such as expected asset class investment returns, volatility (risk), and correlation coefficients among the various asset classes. The future market assumptions used in the optimization study are determined by examining historical market characteristics of the various asset classes, and making adjustments to reflect future conditions expected to prevail over the study period. Target asset allocations adjust dynamically based on the funded status of the pension plans. The following targets and ranges were established to produce an acceptable, economically efficient plan to manage around the targets. The target asset allocation range below for pension shows the ranges within which the allocation may adjust based on funded status, with the expectation that the allocation to fixed income securities will increase as the pension funded status increases. The target and range asset allocation for postretirement assets reflects changes made in 2012 as recommended in the latest optimization study.

Entergy’s qualified pension and postretirement weighted-average asset allocations by asset category at December 31, 2012 and 2011 and the target asset allocation and ranges are as follows:

Pension Asset Allocation	Target	Range	Actual 2012	Actual 2011
Domestic Equity Securities	45%	34% to 53%	44%	44%
International Equity Securities	20%	16% to 24%	20%	18%
Fixed Income Securities	35%	31% to 41%	35%	37%
Other	0%	0% to 10%	1%	1%

	Non-Taxable				Taxable
Postretirement Asset Allocation	Target	Range	2012	2011	Target	Range	2012	2011
Domestic Equity Securities	39%	34% to 44%	38%	39%	39%	34% to 44%	39%	35%
International Equity Securities	26%	21% to 31%	28%	15%	26%	21% to 31%	27%	0%
Fixed Income Securities	35%	30% to 40%	34%	46%	35%	30% to 40%	34%	64%
Other	0%	0% to 5%	0%	0%	0%	0% to 5%	0%	1%

In determining its expected long-term rate of return on plan assets used in the calculation of benefit plan costs, Entergy reviews past performance, current and expected future asset allocations, and capital market assumptions of its investment consultant and investment managers.

The expected long-term rate of return for the qualified pension plans’ assets is based primarily on the geometric average of the historical annual performance of a representative portfolio weighted by the target asset allocation defined in the table above, along with other indications of expected return on current assets and expected return available for reinvestment. The time period reflected is a long dated period spanning several decades.

The expected long-term rate of return for the non-taxable postretirement trust assets is determined using the same methodology described above for pension assets, but the asset allocation specific to the non-taxable postretirement assets is used.

For the taxable postretirement trust assets, the investment allocation includes tax-exempt fixed income securities. This asset allocation in combination with the same methodology employed to determine the expected return for other trust assets (as described above), with a modification to reflect applicable taxes, is used to produce the expected long-term rate of return for taxable postretirement trust assets.

Concentrations of Credit Risk

Entergy’s investment guidelines mandate the avoidance of risk concentrations. Types of concentrations specified to be avoided include, but are not limited to, investment concentrations in a single entity, type of industry, foreign country, geographic area and individual security issuance. As of December 31, 2012 all investment managers and assets were materially in compliance with the approved investment guidelines, therefore there were no significant concentrations (defined as greater than 10 percent of plan assets) of risk in Entergy’s pension and other postretirement benefit plan assets.

The Plan Administrator’s trust asset investment strategy is to invest the assets in a manner whereby long- term earnings on the assets (plus cash contributions) provide adequate funding for retiree benefit payments. The mix of assets is based on an optimization study that identifies asset allocation targets in order to achieve the maximum return for an acceptable level of risk, while minimizing the expected contributions and pension and postretirement expense.

Fair Value Measurements

Accounting standards provide the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy are described below:

•

Level 1—Level 1 inputs are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access at the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2—Level 2 inputs are inputs other than quoted prices included in Level 1 that are, either directly or indirectly, observable for the asset or liability at the measurement date. Assets are valued based on prices derived by an independent party that uses inputs such as benchmark yields, reported trades, broker/dealer quotes, and issuer spreads. Prices are reviewed and can be challenged with the independent parties and/or overridden if it is believed such would be more reflective of fair value. Level 2 inputs include the following:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; or

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If an asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3—Level 3 refers to securities valued based on significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables set forth by level within the fair value hierarchy, measured at fair value on a recurring basis at December 31, 2012, and December 31, 2011, a summary of the investments held in the master trusts for Entergy’s qualified pension and other postretirement plans in which the Business participates.

Qualified Pension Trust

	(In thousands)
2012	Level 1		Level 2		Level 3	Total
Equity securities:
Corporate stocks:
Preferred	$861	(b)	$5,906	(a)	$—	$6,767
Common	787,132	(b)	—		—	787,132
Common collective trusts	—		1,620,315	(c)	—	1,620,315
Fixed income securities:
U.S. Government securities	161,593	(b)	150,068	(a)	—	311,661
Corporate debt instruments	—		429,813	(a)	—	429,813
Registered investment companies	50,029	(d)	483,509	(e)	—	533,538
Other	—		111,001	(f)	—	111,001
Other:
Insurance company general account (unallocated contracts)	—		36,252	(g)	—	36,252

Total investments	$999,615		$2,836,864		$—	$3,836,479

Cash						571
Other pending transactions						4,594
Less: Other postretirement assets included in total investments						(8,784)

Total fair value of qualified pension assets						$3,832,860

	(In thousands)
2011	Level 1		Level 2		Level 3	Total
Equity securities:
Corporate stocks:
Preferred	$3,738	(b)	$8,014	(a)	$—	$11,752
Common	1,010,491	(b)	—		—	1,010,491
Common collective trusts	—		1,074,178	(c)	—	1,074,178
Fixed income securities:
U.S. Government securities	142,509	(b)	157,737	(a)	—	300,246
Corporate debt instruments	—		380,558	(a)	—	380,558
Registered investment companies	53,323	(d)	444,275	(e)	—	497,598
Other	—		101,674	(f)	—	101,674
Other:
Insurance company general account (unallocated contracts)	—		34,696	(g)	—	34,696

Total investments	$1,210,061		$2,201,132		$—	$3,411,193

Cash						75
Other pending transactions						(9,238)
Less: Other postretirement assets included in total Investments						(2,114)

Total fair value of qualified pension assets						$3,399,916

Other Postretirement Trusts

	(In thousands)
2012	Level 1		Level 2		Level 3	Total
Equity securities:
Common collective trust	$—		$314,478	(c)	$—	$314,478
Fixed income securities:
U.S. Government securities	36,392	(b)	43,398	(a)	—	79,790
Corporate debt instruments	—		42,163	(a)	—	42,163
Registered investment companies	3,229	(d)	—		—	3,229
Other	—		39,846	(f)	—	39,846

Total investments	$39,621		$439,885		$—	$479,506

Other pending transactions						158
Plus: Other postretirement assets included in the investments of the qualified pension trust						$8,784

Total fair value of other postretirement assets						$488,448

	(In thousands)
2011	Level 1		Level 2		Level 3	Total
Equity securities:
Common collective trust	$—		$208,812	(c)	$—	$208,812
Fixed income securities:
U.S. Government securities	42,577	(b)	57,151	(a)	—	99,728
Corporate debt instruments	—		42,807	(a)	—	42,807
Registered investment companies	4,659	(d)	—		—	4,659
Other	—		69,287	(f)	—	69,287

Total investments	$47,236		$378,057		$—	$425,293

Other pending transactions						(235)
Plus: Other postretirement assets included in the investments of the qualified pension trust						2,114

Total fair value of other postretirement assets						$427,172

(1)	Certain preferred stocks and fixed income debt securities (corporate, government, and securitized) are stated at fair value as determined by broker quotes.
(2)	Common stocks, treasury notes and bonds, and certain preferred stocks and fixed income debt securities are stated at fair value determined by quoted market prices.
(3)	The common collective trusts hold investments in accordance with stated objectives. The investment strategy of the trusts is to capture the growth potential of equity markets by replicating the performance of a specified index. Net asset value per share of the common collective trusts estimate fair value.
(4)	The registered investment company is a money market mutual fund with a stable net asset value of one dollar per share.
(5)	The registered investment company holds investments in domestic and international bond markets and estimates fair value using net asset value per share.
(6)	The other remaining assets are U.S. municipal and foreign government bonds stated at fair value as determined by broker quotes.
(7)	The unallocated insurance contract investments are recorded at contract value, which approximates fair value. The contract value represents contributions made under the contract, plus interest, less funds used to pay benefits and contract expenses, and less distributions to the master trust.

Accumulated Pension Benefit Obligation

The accumulated benefit obligation for the Business’s qualified pension plans was $171.2 million and $136.8 million at December 31, 2012 and 2011, respectively.

Estimated Future Benefit Payments

Based upon the assumptions used to measure the Business’s qualified pension and other postretirement benefit obligations at December 31, 2012, and including pension and other postretirement benefits attributable to estimated future employee service, the Business expects that benefits to be paid and the Medicare Part D subsidies to be received over the next ten years for the Business will be as follows:

	Estimated Future Benefits Payments
	Qualified Pension	Non-Qualified Pension	Other Postretirement (before Medicare Subsidy)	Estimated Future Medicare Subsidy Receipts
	(In thousands)
Year(s)
2013	$1,422	$2	$297	$29
2014	$2,342	$5	$537	$55
2015	$3,338	$4	$795	$83
2016	$4,624	$4	$1,091	$118
2017	$6,083	$21	$1,406	$156
2018 – 2022	$36,484	$266	$12,193	$1,491

Contributions

The Business currently expects to contribute approximately $4.3 million to qualified pension plans and approximately $0.8 million to other postretirement plans in 2013.

Actuarial Assumptions

The significant actuarial assumptions used in determining the pension PBO and the other postretirement benefit APBO as of December 31, 2012, and 2011 were as follows:

	2012	2011
Weighted-average discount rate:
Qualified pension	4.31%-4.39%	5.10%
Other postretirement	4.36%	5.10%
Non-qualified pension	3.37%	4.40%
Weighted-average rate of increase in future compensation levels	4.23%	4.23%

The significant actuarial assumptions used in determining the net periodic pension and other postretirement benefit costs for 2012, 2011, and 2010 were as follows:

	2012	2011	2010
Weighted-average discount rate:
Qualified pension	5.10%	5.60%	6.10%-6.20%
Other postretirement	5.10%	5.50%	6.10%
Non-qualified pension	4.40%	4.90%	5.40%
Weighted-average rate of increase in future compensation levels	4.23%	4.23%	4.23%
Expected long-term rate of return on plan assets:
Pension assets	8.50%	8.50%	8.50%
Other postretirement non-taxable assets	8.50%	7.75%	7.75%
Other postretirement taxable assets	6.50%	5.50%	5.50%

The Business’s other postretirement benefit transition obligations were amortized over 20 years ending in 2012.

The assumed health care cost trend rate used in measuring the Business’s December 31, 2012 APBO was 7.50% for pre-65 retirees and 7.25% for post-65 retirees for 2013, gradually decreasing each successive year until it reaches 4.75% in 2022 and beyond for both pre-65 and post-65 retirees. The assumed health care cost trend rate used in measuring the Business’s 2012 Net Other Postretirement Benefit Cost was 7.75% for pre-65 retirees and 7.50% for post-65 retirees for 2012, gradually decreasing each successive year until it reaches 4.75% in 2022 and beyond for both pre-65 and post-65 retirees. A one percentage point change in the assumed health care cost trend rate for 2012 would have the following effects:

	1 Percentage Point Increase		1 Percentage Point Decrease
2012	Impact on the APBO	Impact on the sum of service costs and interest cost	Impact on the APBO	Impact on the sum of service costs and interest cost
		Increase /(Decrease) (In thousands)
	$9,427	$1,181	$(7,392)	$(909)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The Act introduces a prescription drug benefit cost under Medicare (Part D), which started in 2006, as well as a federal subsidy to employers who provide a retiree prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

The actuarially estimated effect of future Medicare subsidies reduced the December 31, 2012 and 2011 Accumulated Postretirement Benefit Obligation by $9 million and $8 million, respectively, and reduced the 2012, 2011, and 2010 other postretirement benefit cost by $1.3 million, $1.1 million, and $0.9 million, respectively.

Defined Contribution Plans

Entergy sponsors the Savings Plan of Entergy Corporation and Subsidiaries (System Savings Plan). The System Savings Plan is a defined contribution plan covering eligible employees of Entergy and its subsidiaries. The employing Entergy subsidiary makes matching contributions for all non-bargaining and certain bargaining employees to the System Savings Plan in an amount equal to 70% of the participants’ basic contributions, up to 6% of their eligible earnings per pay period. The 70% match is allocated to investments as directed by the employee.

Contributions to defined contribution plans attributable to the Business were $2.3 million for 2012 and $1.5 million for 2011 and 2010.

8. SHARE-BASED COMPENSATION

Certain employees of the Business participate in Entergy’s stock-based compensation plans, including its stock option grants. Unless otherwise noted, the following disclosures represent the portion of the Entergy Corporation stock-based compensation plan liabilities and expenses maintained by Entergy Corporation in which the Business’s employees participated. All share-based awards granted under the Entergy stock-based compensation plans related to Entergy Corporation common stock. As such, all related equity account balances are reflected in Entergy Corporation’s consolidated statements of changes in equity and comprehensive income and have not been reflected in the Business’s financial statements. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Business would have experienced as an independent, publicly traded company for the periods presented. For purposes of these combined financial statements, all stock-based compensation plans and related costs are reflected in net parent investment because these costs were settled by Entergy.

Stock Options

Stock options are granted at exercise prices that equal the closing market price of Entergy Corporation common stock on the date of grant. Generally, stock options granted will become exercisable in equal amounts on each of the first three anniversaries of the date of grant. Unless they are forfeited previously under the terms of the grant, options expire ten years after the date of the grant if they are not exercised.

The following table includes financial information for stock options granted for the benefit of the Business for each of the years presented. The figures in the following table, and in all other tables and values in this note, reflect only employees of the Business, unless otherwise noted. The Business also recorded overhead costs derived from the allocation of stock-based compensation of shared employees of $1.5 million, $0.6 million, and $0.1 million in 2012, 2011, and 2010 respectively.

	(In thousands)
	2012	2011	2010
Compensation expense included in combined net income	$61	$230	$504
Tax benefit recognized in combined net income	$23	$89	$194
Compensation cost capitalized as part of fixed assets	$34	$113	$299

The fair value of the stock option grants is determined by considering factors such as lack of marketability, stock retention requirements, and regulatory restrictions on exercisability. The stock option weighted-average assumptions used in determining the fair values are as follows:

	2012	2011	2010
Stock price volatility	25.11%	24.25%	25.73%
Expected term in years	6.55%	6.64	5.46
Risk-free interest rate	1.22%	2.70%	2.57%
Dividend yield	4.50%	4.20%	3.74%
Dividend payment per share	$3.32	$3.32	$3.24

Stock price volatility is calculated based upon the weekly public stock price volatility of Entergy Corporation common stock over the last four to five years. The expected term of the options is based upon historical option exercises and the weighted average life of options when exercised and the estimated weighted average life of all vested but unexercised options. In 2008, Entergy implemented stock ownership guidelines for its senior executive officers. These guidelines require an executive officer to own shares of Entergy common stock equal to a specified multiple of his or her salary. Until an executive officer achieves this ownership position the executive officer is required to retain 75% of the after-tax net profit upon exercise of the option to be held in Entergy Corporation common stock. The reduction in fair value of the stock options due to this restriction is based upon an estimate of the call option value of the reinvested gain discounted to present value over the applicable reinvestment period.

A summary of stock option activity for stock options granted to the Business’s employees for the years ended December 31, 2012, 2011, and 2010, and changes during the years are presented below. This table reflects the most recent estimates of stock options granted to the Business’s employees:

	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Contractual Life
Options outstanding as of January 1, 2012	202,754	$74.14
Options granted	7,500	71.30
Options exercised	(40,323)	42.30

Options outstanding as of December 31, 2012	169,931	81.57	$—	4.19 years

Options exercisable as of December 31, 2012	155,296	82.34	—	3.81 years
Weighted-average grant-date fair value of options granted during 2012	9.42

The weighted-average grant-date fair value of options granted during the year was $11.48 for 2011 and $11.95 for 2010. The total intrinsic value of stock options exercised was $1.1 million during 2012, $1.1 million during 2011, and $0.2 million during 2010. The intrinsic value, which has no effect on net income, of the stock options exercised is calculated by the difference in Entergy Corporation’s common stock price on the date of exercise and the exercise price of the stock options granted. Because Entergy’s year-end stock price is less than the weighted average exercise price, the aggregate intrinsic value of outstanding stock options held by the Business’s employees at December 31, 2012 was zero. The intrinsic value of “in the money” stock options held by the Business’s employees is $0.3 million as of December 31, 2012. The Business recognizes compensation cost over the vesting period of the options based on their grant-date fair value. The total fair value of options held by the Business’s employees that vested was approximately $0.1 million during 2012, $0.3 million during 2011, and $0.4 million during 2010.

The following table summarizes information about stock options outstanding as of December 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	As of 12/31/2012	Weighted-Avg. Remaining Contractual Life- Yrs.	Weighted-Avg. Exercise Price	Number Exercisable as of 12/31/2012	Weighted-Avg. Exercise Price
$37 – $50.99	14,301	0.1	$44.45	14,301	$44.45
$51 – $64.99	9,518	1.2	$58.60	9,518	$58.60
$65 – $78.99	72,809	3.4	$72.33	58,174	$72.04
$79 – $91.99	32,303	4.1	$91.82	32,303	$91.82
$92 – $108.20	41,000	5.1	$108.20	41,000	$108.20

$37 – $108.20	169,931	3.3	$81.57	155,296	$82.34

Stock-based compensation cost related to non-vested stock options outstanding as of December 31, 2012 not yet recognized is approximately $0.2 million and is expected to be recognized on a weighted-average period of 1.6 years.

Restricted Stock Awards

In January 2012, the Business granted 13,350 restricted stock awards under the 2011 Equity Ownership and Long-term Cash Incentive Plan for the benefit of the Business. The grants were made effective as of January 26, 2012 and were valued at $71.30 per share, which was the closing price of Entergy’s common stock on that date. One-third of the restricted stock awards will vest upon each anniversary of the grant date and are expensed ratably over the three year vesting period. Shares of restricted stock have the same dividend and voting rights as other common stock and are considered issued and outstanding shares of Entergy upon vesting.

The following table includes financial information for restricted stock for the twelve months ended December 31, for each of the years presented:

	(In thousands)
	2012	2011
Compensation expense included in net income	$379	$75
Tax benefit recognized in net income	145	29
Compensation cost capitalized as part of fixed assets	67	13

9. COMMITMENTS AND CONTINGENCIES

Contingent Obligations

The Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, and other risks. Exposure to such risks is periodically evaluated and provisions are provided for those matters where a loss is considered probable and reasonably estimable in accordance with US GAAP. The adequacy of loss provisions can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the combined financial statements.

The Business is involved in a number of legal, regulatory, labor-related, and tax proceedings before various courts, regulatory commissions, and governmental agencies in the ordinary course of business. While management is unable to predict the outcome of such proceedings, management does not believe that the ultimate resolution of these matters will have a material effect on the Business’s results of operations, cash flows, or financial condition. We discuss regulatory proceedings in Note 3 to the financial statements.

Conventional Property Insurance

Entergy’s conventional property insurance program provides coverage of up to $400 million on an Entergy system-wide basis for all operational perils (direct physical loss or damage due to machinery breakdown, electrical failure, fire, lightning, hail, or explosion) on an “each and every loss” basis; up to $400 million in coverage for certain natural perils (direct physical loss or damage due to earthquake, tsunami, and flood) on an annual aggregate basis; up to $125 million for certain other natural perils (direct physical loss or damage due to a named windstorm and associated storm surge) on an annual aggregate basis; and up to $400 million in coverage for all other natural perils not previously stated (direct physical loss or damage due to a tornado, ice storm, or any other natural peril except named windstorm and associated storm surge, earthquake, tsunami, and flood) on an “each and every loss” basis. The coverage is subject to a $40 million self-insured retention per occurrence for the natural perils of named windstorm and associated storm surge, earthquake, flood, and tsunami; and a $20 million self-insured retention per occurrence for operational perils and all other natural perils not previously stated, which includes tornado and ice storm, but excludes named windstorm and associated storm surge, earthquake, tsunami, and flood.

Transmission substations over $5 million in value are covered property under Entergy’s conventional property insurance, while above-ground transmission lines, poles, and towers are excluded. Entergy also purchases $300 million in terrorism insurance coverage for its conventional property. The Terrorism Risk Insurance Reauthorization Act of 2007 created a government program that provides for up to $100 billion in coverage in excess of existing coverage for a terrorist event.

Leases

As of December 31, 2012, the Business had noncancelable operating leases for buildings and fleets of vehicles, specifically attributed to the Business, with minimum lease payments as follows:

(In thousands)
2013	$4,053
2014	3,881
2015	3,116
2016	2,534
2017 and thereafter	4,551

Total minimum rentals	$18,135

Total rental expenses for all leases amounted to $16.6 million in 2012, $18.1 million in 2011, and $17.2 million in 2010. Rental expense includes an allocation for shared property.

10. BUSINESS SEGMENT INFORMATION

Reportable segments are identified based on the criteria set forth by the FASB regarding disclosures about segments of an enterprise. Reportable segments are determined based primarily on the regulatory environment of operations, geography, and the business activities performed to earn revenues and incur expenses. During the periods presented herein, the Business operated solely as one reportable business segment. The Business is managed on an integrated basis. Historically, Entergy has viewed its Utility operations as one business segment; therefore this presentation is consistent with the historical presentation of Entergy’s reportable segments.

Geographic Areas

For the years ended December 31, 2012, 2011, and 2010, the Business generated no revenue from outside of the United States. As of December 31, 2012 and 2011 the business had no long-lived assets located outside of the United States.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED)

ASSETS

	(Amounts in thousands)
	March 31, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$1,231	$1,237
Accounts receivable, net	29,240	25,222
Materials and supplies—at average cost	37,468	38,071
Accumulated deferred income taxes	17,491	21,126

Total Current Assets	85,430	91,656
Property, Plant and Equipment
Utility plant in service	5,795,601	5,730,897
Construction work in progress	273,606	249,964

Total Property, Plant and Equipment	6,069,207	5,980,861
Less—Accumulated depreciation and amortization	(2,052,356)	(2,016,825)

Property, Plant and Equipment—Net	4,016,851	3,964,036
Regulatory and Other Assets
Regulatory asset for income taxes	173,827	172,580
Other regulatory assets	131,141	129,393
Other assets	48,719	51,337

Total Other Assets	353,687	353,310

TOTAL ASSETS	$4,455,968	$4,409,002

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND EQUITY

	(Amounts in thousands)
	March 31, 2013	December 31, 2012
Current Liabilities
Accounts payable	$53,912	$56,288
Customer deposits	6,194	5,840
Taxes accrued	20,455	31,637
Pension and other postretirement liabilities	186	186
Other current liabilities	2,556	5,800

Total Current Liabilities	83,303	99,751
Non-Current liabilities
Accumulated deferred income taxes and taxes accrued	1,050,956	1,046,575
Accumulated deferred investment tax credits	16,680	16,884
Regulatory liabilities	69,687	67,585
Pension and other postretirement liabilities	133,707	131,039
Other non-current liabilities	34,399	29,143

Total Non-Current Liabilities	1,305,429	1,291,226

Total Liabilities	1,388,732	1,390,977
Equity
Net parent investment	3,071,364	3,022,214
Accumulated other comprehensive loss	(4,128)	(4,189)

Total Equity	3,067,236	3,018,025

TOTAL LIABILITIES AND EQUITY	$4,455,968	$4,409,002

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF INCOME

(UNAUDITED)

	(Amounts in thousands)
	for the Three Months Ended March 31,
	2013	2012
Operating Revenues	$156,195	$150,087
Operating Expenses
Operating and maintenance:
Operation expenses	36,047	40,230
Maintenance expenses	8,819	10,476
Taxes other than income taxes	13,363	12,510
Depreciation and amortization	44,357	36,200

Total Operating Expenses	102,586	99,416

Operating income	53,609	50,671
Other Income
Allowance for equity funds used during construction	2,757	3,011
Miscellaneous other income—net	434	46

Total Other Income	3,191	3,057

Interest Expense
Interest expense	21,820	21,327
Allowance for borrowed funds used during construction	(1,471)	(1,567)

Total Interest Expense	20,349	19,760

Income before Income Taxes	36,451	33,968
Income taxes	13,446	11,690

NET INCOME	$23,005	$22,278

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	(Amounts in thousands)
	for the Three Months Ended March 31,
	2013	2012
Net Income	$23,005	$22,278
Other comprehensive income
Pension and other postretirement liabilities (net of tax of $51) and $37))	61	36
Total other comprehensive income	61	36

TOTAL COMPREHENSIVE INCOME	$23,066	$22,314

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	(Amounts in thousands)
	For the Three Months Ended March 31,
	2013	2012
Operating Activities
Net income	$23,005	$22,278
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	44,357	36,200
Deferred income taxes, investment tax credits, and non-current taxes accrued	13,812	33,477
Allowance for equity funds used during construction	(2,757)	(3,011)
Changes in working capital:
Receivables	(4,018)	(3,829)
Accounts payable	(2,376)	(5,069)
Taxes accrued	(11,182)	(9,500)
Other working capital accounts	(2,287)	(2,135)
Change in regulatory assets	(2,995)	(1,676)
Change in pension and other postretirement liabilities	2,668	1,506
Change in other non-current liabilities	5,256	4,950
Other assets and liabilities	1,844	1,612

Net cash flow provided by operating activities	65,327	74,803
Investing Activities
Construction/capital expenditures	(91,478)	(100,187)

Net cash flow used in investing activities	(91,478)	(100,187)
Financing Activities
Contribution from Parent, net	26,145	25,367

Net cash flow provided by financing activities	26,145	25,367
Net decrease in cash and cash equivalents	(6)	(17)
Cash and cash equivalents at beginning of period	1,237	1,256

Cash and cash equivalents at end of period	$1,231	$1,239

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

CONDENSED COMBINED STATEMENTS OF EQUITY

(UNAUDITED)

	(Amounts in Thousands)
	For the Three Months Ended March 31, 2013 and 2012
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2011	$2,865,008	$(2,543)	$2,862,465
Net income	22,278	—	22,278
Pension and other postretirement liabilities	—	36	36
Transactions with parent—net	25,367	—	25,367

Balance at March 31, 2012	$2,912,653	$(2,507)	$2,910,146

Balance at December 31, 2012	$3,022,214	$(4,189)	$3,018,025
Net income	23,005	—	23,005
Pension and other postretirement liabilities	—	61	61
Transactions with parent—net	26,145	—	26,145

Balance at March 31, 2013	$3,071,364	$(4,128)	$3,067,236

See notes to the condensed combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1.	BACKGROUND AND BASIS OF PRESENTATION

Background

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business (“Entergy Transmission” or the “Business”) and merge it with a newly formed subsidiary of ITC Holdings Corp. (ITC). The Business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•	Entergy Arkansas, Inc. (“Entergy Arkansas”),

•	Entergy Gulf States Louisiana, L.L.C. (“Entergy Gulf States Louisiana”),

•	Entergy Louisiana, LLC (“Entergy Louisiana”),

•	Entergy Mississippi, Inc. (“Entergy Mississippi”),

•	Entergy New Orleans, Inc. (“Entergy New Orleans”), and

•	Entergy Texas, Inc. (“Entergy Texas”).

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute the Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, and to spin off TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s local and state regulators, the FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for the Business, and the Business was not operated, as a stand-alone company for the periods presented. The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise the Business, applied consistently with those used in the preparation of the audited combined financial statements as of December, 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010. The Business’s unaudited condensed combined financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had the Business operated as an independent stand-alone company for the three months ended March 31, 2013 and 2012.

The accompanying unaudited condensed combined financial statements include assets and liabilities that are specifically attributable to the Business, and revenues and costs directly related to the operations and maintenance of the Business. The Business also receives services and support functions from Entergy. The Business’s operations are dependent on Entergy’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics.

Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between the Business and Entergy’s non-transmission operations. Costs were primarily allocated based on either the Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs. Interest expense was calculated using a methodology that allocated to the Business financing costs from Entergy in proportion to the Business’s share of utility plant assets. The Business believes this method of allocating interest expense produces reasonable results because funding utility plant investments is a significant factor in determining the amount of debt outstanding at Entergy’s Utility operating companies. Taxes other than income taxes for the Business consist of ad valorem and payroll taxes. Ad valorem taxes accrued were allocated based on net plant balances because these tax obligations are primarily property based. Payroll taxes were allocated to the Business based on payroll and incentive dollars allocated to the Business. Depreciation and AFUDC were identified based on actual depreciation and AFUDC recorded for identified transmission assets. For the three months ended March 31, 2013 and 2012 revenues were either specifically identified with the Business for Utility customers who were charged transmission-specific rates or were allocated to the Business for Utility customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to the Business from total Entergy Utility revenue based on the underlying transmission-specific proportion of the Utility operating companies’ cost of service. Management believes that these allocation methodologies are appropriate and reasonable.

Entergy has provided the necessary capital to finance the Business’s operations. Net parent investment on the unaudited condensed combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, the Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to the Business since inception has been accounted for as capital contributions from Entergy and all cash remittances from the Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with the Business, but interest expense was allocated as described above. For all periods presented, the Business had net positive operating cash flow, which has been accounted for as distributions to Entergy.

The unaudited condensed combined financial statements and the related financial statement disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods. The Business is subject to seasonal fluctuations, however, with the peak periods occurring during the third quarter. The results for the interim periods presented should not be used as a basis for estimating results of operations for a full year.

2.	RATE AND REGULATORY MATTERS

Regulatory Asset for Income Taxes

Accounting standards for income taxes provide that a regulatory asset be recorded if it is probable that the currently determinable future increase in regulatory income tax expense will be recovered from customers through future rates. The primary source of the Business’s regulatory asset for income taxes is book depreciation of AFUDC equity that has been capitalized to property, plant and equipment but for which there is no corresponding tax basis. AFUDC equity is a component of property, plant and equipment that is included in rate base when the plant is placed in service.

Regulatory Rate Proceedings

The Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to the Business are affected by the regulatory proceedings that affect the Utility operating companies’ rates and resulting revenues. The Utility’s rate proceedings and cost recoveries included the Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year. The Business has recorded provisions for the estimated outcome of these proceedings.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs. In September 2012, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2012, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2013 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled and on February 14, 2013, the settlement judge recommended that settlement judge proceedings continue.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $8 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011 five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled and on February 21, 2013, the settlement judge recommended that settlement judge proceedings continue.

Retail Rate Proceedings

The following are the rate proceedings regarding the Utility operating companies’ retail base rates that are ongoing as of March 31, 2013:

Filings with the APSC

In March 2013, Entergy Arkansas filed with the APSC for a general change in rates, charges, and tariffs. Entergy Arkansas requested a $174 million rate increase that would become effective by January 2014, including $49 million of revenue being transferred from collection in riders to base rates. The filing requests a 10.4% return on common equity. The APSC Staff has requested a procedural schedule that includes hearings in the proceeding beginning in October 2013.

Formula Rate Plan Filings with the LPSC

Entergy Gulf States Louisiana

In May 2012, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected an 11.94% earned return on common equity, which is above the earnings bandwidth and would indicate a $6.5 million cost of service rate change was necessary under the formula rate plan. Subsequently, in August 2012, Entergy Gulf States Louisiana submitted a revised filing that reflected an earned return on common equity of 11.86% indicating a $5.7 million cost of service rate decrease is necessary under the formula rate plan. The rate reduction was implemented, subject to refund, effective for bills rendered the first billing cycle of September 2012. The 2011 test year filings, as revised, were approved by the LPSC in February 2013.

Entergy Gulf States Louisiana filed a base rate case on February 15, 2013. Recognizing that the final structure of Entergy Gulf States Louisiana’s transmission business has not been determined, the filing presents two alternative scenarios for the LPSC to establish the appropriate level of rates for Entergy Gulf States

Louisiana. Under its primary request, Entergy Gulf States Louisiana assumes that it has completed integration into MISO and that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has occurred, and therefore rates implemented under that scenario would not apply to the Business. Under the alternative request contained in its filing, Entergy Gulf States Louisiana assumes that it has completed integration into MISO, but that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has not occurred (the MISO-Only Scenario). Under the MISO-Only Scenario, Entergy Gulf States Louisiana requests:

•	authorization to increase the revenue it collects from customers by approximately $24 million;

•	an authorized return on common equity of 10.4%;

•	authorization to increase depreciation rates embedded in the proposed revenue requirement; and,

•

authorization to implement a three-year formula rate plan with a midpoint return on common equity of 10.4%, plus or minus 75 basis points (the deadband), that would provide a means for the annual re-setting of rates (commencing with calendar year 2013 as its first test year), that would include a mechanism to recover incremental transmission revenue requirement on the basis of a forward-looking test year as compared to the initial base year of 2014 with an annual true-up, that would retain the primary aspects of the prior formula rate plan, including a 60% to customers/40% to Entergy Gulf States Louisiana sharing mechanism for earnings outside the deadband, and a capacity rider mechanism that would permit recovery of incremental capacity additions approved by the LPSC.

In April 2013 the LPSC established a procedural schedule providing for hearings in November 2013, with an LPSC decision expected by February 2014.

Entergy Louisiana

In May 2012, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected a 9.63% earned return on common equity, which is within the earnings bandwidth and results in no cost of service rate change under the formula rate plan. In August 2012, Entergy Louisiana submitted a revised filing that reflects an earned return on common equity of 10.38%, which is still within the earnings bandwidth, resulting in no cost of service rate change. The 2011 test year filings, as revised, were approved by the LPSC in April 2013.

Entergy Louisiana filed a base rate case on February 15, 2013. Recognizing that the final structure of Entergy Louisiana’s transmission business has not been determined, the filing presents two alternative scenarios for the LPSC to establish the appropriate level of rates for Entergy Louisiana. Under its primary request, Entergy Louisiana assumes that it has completed integration into MISO and that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has occurred, and therefore rates implemented under that scenario would not apply to the Business. Under the alternative request contained in its filing, Entergy Louisiana assumes that it has completed integration into MISO, but that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has not occurred (the MISO-Only Scenario). Under the MISO-Only Scenario, Entergy Louisiana requests:

•	authorization to increase the revenue it collects from customers by approximately $145 million;

•	an authorized return on common equity of 10.4%;

•	authorization to increase depreciation rates embedded in the proposed revenue requirement; and,

•

authorization to implement a three-year formula rate plan with a midpoint return on common equity of 10.4%, plus or minus 75 basis points (the deadband), that would provide a means for the annual re-setting of rates (commencing with calendar year 2013 as its first test year), that would include a mechanism to recover incremental transmission revenue requirement on the basis of a forward-looking test year as compared to the initial base year of 2014 with an annual true-up, that would retain the primary aspects of the prior formula rate plan, including a 60% to customers/40% to Entergy Louisiana sharing mechanism for earnings outside the deadband, and a capacity rider mechanism that would permit recovery of incremental capacity additions approved by the LPSC.

In April 2013 the LPSC established a procedural schedule providing for hearings in November 2013, with an LPSC decision expected by February 2014.

Formula Rate Plan Filings with the MPSC

In March 2013, Entergy Mississippi submitted its formula rate plan 2012 test year filing. The filing requests a $36.3 million revenue increase to reset Entergy Mississippi’s return on common equity to 10.55%, which is a point within the formula rate plan bandwidth. The formula rate plan calls for new rates to be implemented in June 2013 (or in July 2013 if any part of the filing is disputed by the Mississippi Public Utilities Staff). The filing is currently subject to MPSC review. A scheduling order was filed in April 2013 setting a hearing for July 2, 2013, with a final order to be issued on or before July 15, 2013 and revised rate adjustments to begin billing on July 28, 2013.

Filings with the City Council

Entergy New Orleans

In May 2012, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2011 test year. The filing requests a $3.0 million electric base revenue increase. Subsequent adjustments agreed upon with the City Council Advisors indicate a $4.9 million electric base revenue increase as necessary under the formula rate plan. As part of the original filing, Entergy New Orleans is also requesting to increase annual funding for its storm reserve by approximately $5.7 million for the next five years. On September 26, 2012, Entergy New Orleans made a filing with the City Council that implemented the $4.9 million electric formula rate plan rate increase. The new rates were effective with the first billing cycle in October 2012. The new rates have not affected the net amount of Entergy New Orleans’s operating revenues. The City Council approved a procedural schedule to resolve disputed items that includes a hearing in June 2013. The rates implemented in October 2012 are subject to retroactive adjustments depending on the outcome of the proceeding. The City Council has not yet acted on Entergy New Orleans’s request for an increase in storm reserve funding. Entergy New Orleans’s formula rate plan ended with the 2011 test year and has not yet been extended.

Entergy Louisiana

In March 2013, Entergy Louisiana filed a rate case for the Algiers area, which is in New Orleans and is regulated by the City Council. Entergy Louisiana is requesting a rate increase of $13 million over three years, including a 10.4% return on common equity and a formula rate plan mechanism identical to its LPSC request. New rates are currently expected to become effective in second quarter 2014.

Filings with the PUCT and Texas Cities

2011 Rate Case

In November 2011, Entergy Texas filed a rate case requesting a $112 million base rate increase reflecting a 10.6% return on common equity based on an adjusted June 2011 test year. On April 3, 2012 the PUCT Staff filed direct testimony recommending a base rate increase of $66 million and a 9.6% return on common equity. The PUCT Staff, however, subsequently filed a statement of position in the proceeding indicating that it was still evaluating the position it will ultimately take in the case regarding Entergy Texas’s recovery of purchased power capacity costs and Entergy Texas’s proposal to defer its MISO transition expenses. On April 13, 2012, Entergy Texas filed rebuttal testimony indicating a revised request for a $105 million base rate increase. A hearing was held in late-April through early-May 2012.

In September 2012 the PUCT issued an order approving a $28 million rate increase, effective July 2012. The order includes a finding that “a return on common equity (ROE) of 9.80 percent will allow Entergy Texas a reasonable opportunity to earn a reasonable return on invested capital.” The order also provides for increases in depreciation rates and the annual storm reserve accrual. The order also excluded from rate recovery capitalized financially-based incentive compensation and included $1.6 million of MISO transition expense in base rates. Entergy Texas filed a motion for rehearing regarding several issues in the PUCT’s order on October 4, 2012. Several other parties have also filed motions for rehearing of the PUCT’s order. The PUCT subsequently denied rehearing of substantive issues. Several parties, including Entergy Texas, have appealed the PUCT’s order to the Travis County District Court.

3.	TRANSACTIONS WITH AFFILIATES

The Business receives management, administrative, accounting, legal, engineering, and other services from Entergy Services, which is a wholly-owned subsidiary of Entergy. The Business’s expenses for such services were $22.6 million and $27.0 million for the three months ended March 31, 2013 and 2012, respectively. Such expenses are reported in operation and maintenance expenses. These costs are allocated to the Business based on the actual costs incurred by Entergy Services and to the extent that the activities related to or benefited the Business, whether directly or indirectly. Management believes that the cost allocations are reasonable for the services provided.

The Business’s operations are bundled with Entergy Utility’s production and distribution operations. As described in Note 1 to the unaudited condensed combined financial statements, the majority of Entergy’s customers are billed collectively for services that include all functions. With the exception of certain wholesale transmission customers, customer billings are not segregated between the Utility’s functions. Likewise, no intercompany billings exist between the Business and the Utility’s other functions. Refer to Note 1 to the unaudited condensed combined financial statements for a description of the revenue allocation process used in these unaudited condensed combined financial statements.

Entergy uses a centralized approach for cash management and to finance its operations. During the periods covered by these unaudited condensed combined financial statements, cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, the Business’s cash disbursements were funded through Entergy’s cash accounts as costs were incurred.

4.	RETIREMENT, OTHER POSTRETIREMENT BENEFITS, AND DEFINED CONTRIBUTION PLANS

Components of Net Pension Cost

Total first quarter 2013 and 2012 qualified pension cost, including amounts capitalized, included the following components:

	For the Three Months Ended March 31,
	2013	2012
	(In thousands)
Service cost—benefits earned during the period	$1,912	$1,658
Interest cost on projected benefit obligation	2,315	2,189
Expected return on assets	(2,762)	(2,553)
Amortization of prior service cost	3	11
Amortization of loss	1,529	998

Net pension costs	$2,997	$2,303

Entergy Transmission recognized $34 thousand and $31 thousand in pension cost for its non-qualified pension plans in the first quarters of 2013 and 2012, respectively.

Components of Net Other Postretirement Benefit Cost

Total first quarter 2013 and 2012 other postretirement benefit cost, including amounts capitalized, included the following components:

	For the Three Months Ended March 31,
	2013	2012
	(In thousands)
Service cost—benefits earned during the period	$989	$888
Interest cost on accumulated postretirement benefit obligation (APBO)	525	463
Expected return on assets	(143)	(132)
Amortization of transition obligation	—	9
Amortization of prior service cost	(15)	(14)
Amortization of loss	300	212

Net other postretirement benefit costs	$1,656	$1,426

Employer Contributions

Based on current assumptions, Entergy Transmission expects to contribute $4.3 million to its qualified pension plans in 2013. Entergy Transmission did not make a contribution to its pension plans during the first quarter of 2013.

5.	SHARE-BASED COMPENSATION

Entergy grants stock awards, which are described more fully in Note 8 to the combined annual financial statements as of and for the three years ended December 31, 2012. Awards under Entergy’s plans generally vest over three years.

Stock Options

The following table includes financial information for stock options granted for the benefit of the Business for each of the periods presented. The Business granted 10,000 stock options during the three months ended March 31, 2013 with a weighted average fair value of $8.00. At March 31, 2013, there were 149,860 stock options outstanding with a weighted-average exercise price of $82.81. The intrinsic value, which has no effect on net income, of the outstanding stock options is calculated by the difference in the weighted average exercise price of the stock options granted and Entergy Corporation’s common stock price as of March 31, 2013. Because Entergy’s stock price was less than the weighted-average exercise price, the aggregate intrinsic value of outstanding stock options held by the Business’s employees at March 31, 2013 was zero. The intrinsic value of “in the money” stock options was $0.01 million as of March 31, 2013.

The figures in the following table, and in all other tables and values in this note, reflect only employees of the Business, unless otherwise noted. The Business also recorded overhead costs derived from the allocation of stock-based compensation of shared employees of $0.1 million and $0.4 million for the three months ended March 31, 2013, and 2012 respectively.

	For the Three Months Ended March 31,
	2013	2012
	(In thousands)
Compensation expense included in net income	$10	$16
Tax benefit recognized in net income	4	6
Compensation cost capitalized as part of fixed assets	6	9

Restricted Stock Awards

In January 2013, the Business granted 10,600 restricted stock awards under the 2011 Equity Ownership and Long-term Cash Incentive Plan for the benefit of the Business. The grants were made effective as of January 31, 2013 and were valued at $64.60 per share, which was the closing price of Entergy’s common stock on that date. One-third of the restricted stock awards will vest upon each anniversary of the grant date and are expensed ratably over the three-year vesting period. Shares of restricted stock have the same dividend and voting rights as other common stock and are considered issued and outstanding shares of Entergy upon vesting.

The following table includes financial information for restricted stock for the three months ended March 31, for each of the years presented:

	For the Three Months Ended March 31,
	2013	2012
	(In thousands)
Compensation expense included in net income	$126	$78
Tax benefit recognized in net income	48	30
Compensation cost capitalized as part of fixed assets	22	14

6.	COMMITMENTS AND CONTINGENCIES

Contingent Obligations

The Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, and other risks. Exposure to such risks is periodically evaluated and provisions are provided for those matters where a loss is considered probable and reasonably estimable in accordance with US GAAP. The adequacy of loss provisions can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the unaudited condensed combined financial statements.

The Business is involved in a number of legal, regulatory, labor-related, and tax proceedings before various courts, regulatory commissions, and governmental agencies in the ordinary course of business. While management is unable to predict the outcome of such proceedings, management does not believe that the ultimate resolution of these matters will have a material effect on the Business’s results of operations, cash flows, or financial condition. Refer to Note 2 to the unaudited condensed combined financial statements for a discussion of regulatory proceedings.

Conventional Property Insurance

Entergy’s conventional property insurance program provides coverage of up to $400 million on an Entergy system-wide basis for all operational perils (direct physical loss or damage due to machinery breakdown, electrical failure, fire, lightning, hail, or explosion) on an “each and every loss” basis; up to $400 million in coverage for certain natural perils (direct physical loss or damage due to earthquake, tsunami, and flood,) on an annual aggregate basis; up to $125 million for certain other natural perils (direct physical loss or damage due to a named windstorm and associated storm surge) on an annual aggregate basis; and up to $400 million in coverage for all other natural perils not previously stated (direct physical loss or damage due to a tornado, ice storm, or any other natural peril except named windstorm and associated storm surge, earthquake, tsunami, and flood) on an “each and every loss” basis. The coverage is subject to a $40 million self-insured retention per occurrence for the natural perils of named windstorm and associated storm surge, earthquake, flood, and tsunami; and a $20 million self-insured retention per occurrence for operational perils and all other natural perils not previously stated, which includes tornado and ice storm, but excludes named windstorm and associated storm surge, earthquake, tsunami, and flood.

Transmission substations over $5 million in value are covered property under Entergy’s conventional property insurance, while above-ground transmission lines, poles, and towers are excluded. Entergy also purchases $300 million in terrorism insurance coverage for its conventional property. The Terrorism Risk Insurance Reauthorization Act of 2007 created a government program that provides for up to $100 billion in coverage in excess of existing coverage for a terrorist event.

7.	BUSINESS SEGMENT INFORMATION

Reportable segments are identified based on the criteria set forth by the FASB regarding disclosures about segments of an enterprise. Reportable segments are determined based primarily on the regulatory environment of operations, geography, and the business activities performed to earn revenues and incur expenses. During the periods presented herein, the Business operated solely as one reportable business segment. The Business is managed on an integrated basis. Historically, Entergy has viewed its Utility operations as one business segment; therefore this presentation is consistent with the historical presentation of Entergy’s reportable segments.

Geographic Areas

For the three months ended March 31, 2013, and 2012, the Business generated no revenue from outside of the United States. As of March 31, 2013 and December 31, 2012 the business had no long-lived assets located outside of the United States.

8.	INCOME TAXES

Entergy’s Utility operating companies file U.S. federal and various state income tax returns. The IRS and substantially all state taxing authorities’ examinations are completed for years before 2005. Entergy regularly negotiates with the IRS to achieve settlements and believes the provisions recorded in its financial statements are sufficient to address these issues. The outcome of Entergy’s potential audit issues could result in changes to the amounts of unrecognized tax benefits.

In the third quarter 2008, Entergy Louisiana and Entergy Gulf States Louisiana received funds from the Louisiana Utilities Restoration Corporation (“LURC”). These receipts from LURC were from the proceeds of a Louisiana Act 55 financing of the costs incurred to restore service following Hurricane Katrina and Hurricane Rita. In June 2012, Entergy effectively settled the tax treatment of the receipt of these funds, which resulted in an income tax benefit of $9.4 million for the Business, which includes the effect of reversing liabilities for uncertain tax positions. Under the terms of an LPSC approved settlement related to the Louisiana Act 55 financings, the Business recorded a $6.2 million regulatory charge to operating revenues with a corresponding regulatory liability to reflect its obligation to customers with respect to the settlement.

9.	SUBSEQUENT EVENTS

The Business evaluated subsequent events through May 15, 2013, the date the financial statements were available to be issued.

Report of Independent Registered Accounting Firm

To the Board of Directors of

Entergy Corporation

We have audited the accompanying balance sheets of Mid South TransCo LLC (“TransCo”), a wholly-owned subsidiary of Entergy Corporation, as of December 31, 2012 and 2011, and the statements of income (loss), statements of cash flows and statements of changes in equity for the twelve months ended December 31, 2012 and the period December 2, 2011 through December 31, 2011. These financial statements are the responsibility of TransCo’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. TransCo is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of TransCo’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of TransCo as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the twelve months ended December 31, 2012 and the period December 2, 2011 through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

New Orleans, Louisiana

July 24, 2013

MID SOUTH TRANSCO LLC

BALANCE SHEETS

December 31, 2012 and 2011

	2012	2011
ASSETS
Cash and cash equivalents:
Cash	$750	$—
Temporary cash investments	10,006	1,000

Total cash and cash equivalents	10,756	1,000

TOTAL ASSETS	$10,756	$1,000

LIABILITIES AND EQUITY
Commitments and Contingencies

Member’s equity	$10,756	$1,000

TOTAL LIABILITIES AND EQUITY	$10,756	$1,000

See Notes to Financial Statements.

MID SOUTH TRANSCO LLC

STATEMENTS OF INCOME (LOSS)

For the Twelve Months Ended December 31, 2012

and the period December 2, 2011 through December 31, 2011

	2012	2011
State franchise taxes	$250	$—
Interest and investment income	6	—

NET LOSS	($244)	$—

See Notes to Financial Statements.

MID SOUTH TRANSCO LLC

STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2012

and the period December 2, 2011 through December 31, 2011

	2012	2011
	(In Thousands)
OPERATING ACTIVITIES
Net loss	($244)	$—

Net cash flow used in operating activities	(244)	—

INVESTING ACTIVITIES
Net cash flow used in investing activities	—	—

FINANCING ACTIVITIES
Equity contribution from parent	10,000	1,000

Net cash flow provided by financing activities	10,000	1,000

Net increase in cash and cash equivalents	9,756	1,000
Cash and cash equivalents at beginning of period	1,000	—

Cash and cash equivalents at end of period	$10,756	$1,000

See Notes to Financial Statements.

MID SOUTH TRANSCO LLC

STATEMENTS OF CHANGES IN EQUITY

For the Twelve Months Ended December 31, 2012

and the period December 2, 2011 through December 31, 2011

Member’s Equity
Balance at December 2, 2011	$—
Net income	—
Equity contribution from parent	1,000

Balance at December 31, 2011	1,000
Net loss	(244)
Equity contribution from parent	10,000

Balance at December 31, 2012	$10,756

See Notes to Financial Statements.

Notes to Financial Statements

Mid South TransCo LLC is a Delaware limited liability company and a wholly owned subsidiary of Entergy Corporation. Entergy Corporation caused Mid South TransCo to be formed on December 2, 2011, in order to facilitate the planned separation of Entergy’s transmission business from Entergy. Mid South TransCo has engaged in no business operations to date.

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business and merge it with a newly formed subsidiary of ITC Holdings Corp. Entergy’s transmission business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•	Entergy Arkansas, Inc.,
•	Entergy Gulf States Louisiana, L.L.C.,
•	Entergy Louisiana, LLC,
•	Entergy Mississippi, Inc.,
•	Entergy New Orleans, Inc., and
•	Entergy Texas, Inc.

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute its transmission business to Mid South TransCo and to split- or spin-off, or both, Mid South TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary regulatory approvals.

The accompanying financial statements include the accounts of Mid South TransCo and have been prepared in accordance with generally accepted accounting principles in the United States of America.

Mid South TransCo considers all unrestricted highly liquid debt instruments with an original or remaining maturity of three months or less at date of purchase to be cash equivalents.

MID SOUTH TRANSCO LLC

BALANCE SHEETS

March 31, 2013 and December 31, 2012

(unaudited)

	2013	2012
ASSETS
Cash and cash equivalents:
Cash	$750	$750
Temporary cash investments	10,008	10,006

Total cash and cash equivalents	10,758	10,756

TOTAL ASSETS	$10,758	$10,756

LIABILITIES AND EQUITY
Commitments and Contingencies

Member’s equity	$10,758	$10,756

TOTAL LIABILITIES AND EQUITY	$10,758	$10,756

See Notes to Interim Financial Statements.

MID SOUTH TRANSCO LLC

STATEMENTS OF INCOME

For the Three Months Ended March 31, 2013 and 2012

(unaudited)

	2013	2012
Interest and investment income	$2	$1

NET INCOME	$2	$1

See Notes to Interim Financial Statements.

MID SOUTH TRANSCO LLC

STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2013 and 2012

(unaudited)

	2013	2012
OPERATING ACTIVITIES
Net income	$2	$1

Net cash flow provided by operating activities	2	1

Net increase in cash and cash equivalents	2	1
Cash and cash equivalents at beginning of period	10,756	1,000

Cash and cash equivalents at end of period	$10,758	$1,001

See Notes to Interim Financial Statements.

MID SOUTH TRANSCO LLC

STATEMENTS OF CHANGES IN EQUITY

For the Three Months Ended March 31, 2013 and 2012

(unaudited)

Member’s Equity
Balance at December 31, 2011	$1,000
Net income	1

Balance at March 31, 2012	$1,001

Balance at December 31, 2012	$10,756
Net income	2

Balance at March 31, 2013	$10,758

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements

Mid South TransCo LLC is a Delaware limited liability company and a wholly owned subsidiary of Entergy Corporation. Entergy Corporation caused Mid South TransCo to be formed on December 2, 2011, in order to facilitate the planned separation of Entergy’s transmission business from Entergy. Mid South TransCo has engaged in no business operations to date.

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business and merge it with a newly formed subsidiary of ITC Holdings Corp. Entergy’s transmission business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•	Entergy Arkansas, Inc.,
•	Entergy Gulf States Louisiana, L.L.C.,
•	Entergy Louisiana, LLC,
•	Entergy Mississippi, Inc.,
•	Entergy New Orleans, Inc., and
•	Entergy Texas, Inc.

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute its transmission business to Mid South TransCo and to split- or spin-off, or both, Mid South TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary regulatory approvals.

The accompanying financial statements include the accounts of Mid South TransCo and have been prepared in accordance with generally accepted accounting principles in the United States of America.

Mid South TransCo considers all unrestricted highly liquid debt instruments with an original or remaining maturity of three months or less at date of purchase to be cash equivalents.

THE INFORMATION AGENT FOR THIS EXCHANGE OFFER IS:

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Call: (800) 662-5200

Shareholders Call Toll Free: (800) 607-0088

E-mail: info@morrowco.com

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE EXCHANGE OFFER AGENT FOR THIS OFFER IS:

[Exchange Offer Agent Logo]

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	For Eligible Institutions Only: 1-866-734-9952 For Confirmation Only Telephone: 1-855-854-1360	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120-4100

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [—], 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The TransCo operating agreement eliminates the personal liability of its managers and Entergy and Entergy’s officers, directors, employees, affiliates, representatives or agents, and TransCo’s officers, employees, representatives and agents (each, referred to as a covered person) to TransCo, its members or managers or any other person for any act or omission (relating to TransCo, its property or the conduct of its business and affairs, the TransCo operating agreement or any related document or any transaction contemplated thereby) taken or omitted by the covered person in good faith in the reasonable belief that such act or omission was not contrary to the best interests of TransCo and is within the scope of the authority granted to the covered person by the TransCo operating agreement, provided that such act or omission does not constitute fraud, willful misconduct or gross negligence.

To the fullest extent permitted by the Delaware LLC Act, the TransCo operating agreement requires that TransCo indemnify covered persons from and against any and all losses arising from claims in which the covered person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a covered person or which relates to or arises out of TransCo or its property, business or affairs. A covered person shall not be entitled to indemnification under the operating agreement with respect to (i) any claim with respect to which such covered person has been adjudged in a final, non-appealable order, by a court of competent jurisdiction to have engaged in fraud, willful misconduct or gross negligence or (ii) any claim initiated by such covered person unless such claim (A) was brought to enforce such covered person’s rights to indemnification hereunder or (B) was authorized or consented to by the board of managers. Expenses incurred in defending any claim by any covered person shall be paid by TransCo in advance of the final disposition of such claim upon receipt by TransCo of an undertaking by or on behalf of such covered person to repay such amount if it shall be ultimately determined that such covered person is not entitled to be indemnified by TransCo as authorized by the TransCo operating agreement.

Item 21.	Exhibits and Financial Statements Schedules

(a) See Exhibit Index attached hereto and incorporated herein by reference.

(b) Not applicable.

(c) Not applicable.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v)	That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, in the State of Louisiana, on the 24th day of July, 2013.

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
	Name:	Theodore H. Bunting, Jr.
	Title:	President

POWERS OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Theodore H. Bunting, Jr., Alyson M. Mount or Andrew S. Marsh, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any or all amendments to this registration statement, including post-effective amendments to this registration statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Theodore H. Bunting, Jr. Theodore H. Bunting, Jr.	President (principal executive officer), Manager	July 24, 2013

/s/ Alyson M. Mount Alyson M. Mount	Senior Vice President and Chief Accounting Officer (principal financial officer and principal accounting officer)	July 24, 2013

/s/ Steven C. McNeal Steven C. McNeal	Vice President and Treasurer	July 24, 2013

/s/ Andrew S. Marsh Andrew S. Marsh	Manager	July 24, 2013

/s/ Mark T. Savoff Mark T. Savoff	Manager	July 24, 2013

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Merger Agreement, dated as of December 4, 2011, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (incorporated by reference to Exhibit 2.1 of Entergy Corporation’s Current Report on Form 8-K filed on December 6, 2011 (File No. 1-11299)).†

2.2*	Separation Agreement, dated as of December 4, 2011, among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc. and Entergy Services, Inc. (incorporated by reference to Exhibit 2.2 of Entergy Corporation’s Current Report on Form 8-K filed on December 6, 2011 (File No. 1-11299)).†

2.3*	Amendment No. 1 to the Merger Agreement, dated as of September 21, 2012, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (incorporated by reference to Annex A to the proxy statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on January 28, 2013 (File No. 333-184073)).†

2.4*	Amendment No. 1 to the Separation Agreement, dated as of September 24, 2012, among Entergy Corporation, ITC Holdings Corp., Mid South TransCo LLC, Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc., Entergy Texas, Inc. and Entergy Services, Inc. (incorporated by reference to Annex B to the proxy statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on January 28, 2013 (File No. 333-184073)).†

2.5*	Amendment No. 2 to the Merger Agreement, dated as of January 28, 2013, among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and ITC Midsouth LLC (formerly known as Ibis Transaction Subsidiary LLC) (incorporated by reference to Annex A to the proxy statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on January 28, 2013 (File No. 333-184073)).

3.1**	Certificate of Formation of Mid South TransCo LLC.

3.2+	Form of Amended and Restated Limited Liability Company Agreement of Mid South TransCo LLC.

4.1+	Specimen Certificate of Common Units of Mid South TransCo LLC.

5.1**	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the TransCo common units to be issued by Mid South TransCo LLC.

8.1**	Form of Opinion of Cooley LLP as to certain tax matters.

8.2**	Form of Opinion of Simpson Thacher & Bartlett LLP as to certain tax matters.

10.1*	Employee Matters Agreement, dated as of December 4, 2011, by and among Entergy Corporation, Mid South TransCo LLC and ITC Holdings Corp. (incorporated by reference to Exhibit 10.1 of Entergy Corporation’s Current Report on Form 8-K filed on December 6, 2011 (File No. 1-11299)).

10.2*	Form of Generator Interconnection Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on September 24, 2012 (File No. 333-184073)).

10.3*	Form of Distribution-Transmission Interconnection Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on September 24, 2012 (File No. 333-184073)).

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Exhibit Number	Description

10.4*	Form of Exchange Trust Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on September 24, 2012 (File No. 333-184073)).

10.5*	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by ITC Holdings Corp. on September 24, 2012 (File No. 333-184073)).

21.1**	Subsidiaries of Mid South TransCo LLC.

23.1**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2**	Consent of Cooley LLP (included in Exhibit 8.1).

23.3**	Consent of Simpson Thacher & Bartlett (included in Exhibit 8.2).

23.4**	Consent of Deloitte & Touche LLP relating to the audited financial statements of the Transmission Business of Entergy Corporation and Subsidiaries.

23.5**	Consent of Deloitte & Touche LLP relating to the audited financial statements of ITC Holdings Corp.

23.6**	Consent of Deloitte & Touche LLP relating to the audited financial statements of Entergy Corporation.

23.7**	Consent of Deloitte & Touche LLP relating to the audited financial statements of Mid South TransCo LLC.

99.1+	Form of Letter of Transmittal.

99.2+	Form of Exchange and Transmittal Information Booklet.

99.3+	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4+	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5+	Form of Notice of Withdrawal of Entergy common shares.

*	Incorporated by reference.
**	Filed herewith
+	To be filed by amendment.
†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

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